Exhibit 10.28

TEJON RANCH

CONSERVATION AND

LAND USE AGREEMENT

This Tejon Ranch Conservation and Land Use Agreement (“Agreement”) is made as of this 17th day of June, 2008 (the “Effective Date”), by and among Tejon Ranch Co., a Delaware corporation and Tejon Ranchcorp, a California corporation (collectively, “TRC”), and Sierra Club, a California nonprofit public benefit corporation, National Audubon Society, Inc., a New York nonprofit corporation d.b.a. Audubon California, Natural Resources Defense Council, Inc., a New York nonprofit corporation, Endangered Habitats League, a California nonprofit public benefit corporation and Planning and Conservation League, a California nonprofit public benefit corporation (each, a “Resource Organization” and collectively, the “Resource Organizations”), and the Tejon Ranch Conservancy, a California nonprofit public benefit corporation (the “Conservancy”), with Centennial Founders, LLC, a Delaware limited liability company (“Centennial LLC”), joining in for the limited purpose of acknowledging the obligations as set forth in Sections 2.2, 8.3, 9.1(b), 9.4 and 9.6, Tejon Industrial Corp., a California corporation (“TIC Corp.”), joining in for the limited purpose of acknowledging the obligations as set forth in Sections 8.3, 9.1(d) and 9.6 and Tejon Mountain Village, LLC a Delaware limited liability company (“TMV LLC”), joining in for the limited purpose of acknowledging the obligations as set forth in Sections 2.2, 8.3, 9.1(e), 9.4 and 9.6.

RECITALS

A. The Parties to this Agreement desire to protect in perpetuity substantial and significant natural resource values of the 270,000-acre Tejon Ranch. These natural resource values include an extraordinary diversity of native species and vegetation communities, numerous special status plant and animal species, intact watersheds and landscapes supporting natural ecosystem functions and regionally significant habitat connectivity. These important natural resource values exist on Tejon Ranch because historic ranch uses, tracing back to 1843, have largely sustained a natural landscape. The objective of this Agreement is to maintain the bulk of Tejon Ranch in this unaltered condition and, as appropriate, enhance and restore natural resource values. Through a combination of dedicated conservation easements and designated project open space areas, this Agreement permanently protects approximately 178,000 acres and grants the Resource Organizations an option to purchase conservation easements over an additional 62,000 acres of Tejon Ranch, resulting in a total of approximately 240,000 acres of conserved land with provisions for public access and environmental stewardship.

B. Tejon Ranch is the largest contiguous property under single, private ownership in the State of California. It has been owned by the Tejon Ranch Co. since its incorporation in 1936. The Tejon Ranchcorp is a wholly owned subsidiary of the Tejon Ranch Co. that holds title to the lands comprising Tejon Ranch except those owned by TIC Corp., which owns the lands comprising the Tejon Industrial Complex. TRC will continue its historic ranch uses including farming, grazing, wildlife management and filming under this Agreement together with oil drilling and sand and gravel mining within defined areas all consistent with a Ranch Wide Management Plan. TRC has formed Centennial LLC to pursue development in the Centennial

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Development Area and TMV LLC to pursue development in the Tejon Mountain Village Development Area. This Agreement allows TRC to pursue development plans in defined development areas without opposition from the Resource Organizations while enabling a conservancy to preserve Tejon Ranch’s natural resource values for future generations.

C. The Conservancy has been created by the Resource Organizations as an independent, nonprofit organization to preserve, enhance and restore the native biodiversity and ecosystem values of Tejon Ranch and the Tehachapi Range for the benefit of California’s future generations. The Conservancy wishes to work with TRC to develop standards for management and restoration of the conservation lands, as well as to hold and monitor the conservation easements, and to help plan and manage public access on Tejon Ranch. Advances from TRC and Conservation Fees provided for in this Agreement ensure that the Conservancy will have the financial resources to exercise independently its rights and obligations under this Agreement.

D. The long-term conservation of Tejon Ranch has been one of the highest priorities of the Resource Organizations. This unique property lies at the confluence of four major ecological regions — the Sierra Nevada, Mojave Desert, Coastal Range and San Joaquin Valley. This Agreement follows many years of scientific analysis of conservation values on Tejon Ranch by TRC and others, including the Resource Organizations. By comprehensively addressing the entire Tejon Ranch, this Agreement avoids fragmentation of many of the environmentally sensitive areas on Tejon Ranch. The conserved lands will be managed in accordance with a comprehensive Ranch Wide Management Plan that will identify the natural resources and conservation values of the conserved lands as well as opportunities to protect, enhance and restore identified resources and values and establish best management practices for continued use of the conserved lands for existing ranch uses.

E. The Parties place a high priority on ensuring that this Agreement provides important public benefits, specifically including opportunities for the public to enjoy Tejon Ranch through well managed public access. In this Agreement, the Parties have identified the following public access opportunities – a commitment to working together with the Conservancy to establish a California state park, a realignment of 37 miles of the Pacific Crest Trail onto Tejon Ranch and other appropriate public access, including docent-led outings in Bear Trap Canyon. The Parties also expect that the Conservancy will develop and operate environmental education programs, especially to benefit underserved communities and populations.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual terms, covenants, conditions, promises and benefits contained herein, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1 Access Notice. The term “Access Notice” means a written notice delivered to Owner by the Conservancy or the Resource Organization Designee in accordance with Section 3.6(a)(i), which notice shall include (a) a detailed description of the purpose for

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entry on the Conservation Easement Area, (b) the specific portion of the Conservation Easement Area to be accessed, (c) the proposed date(s) of entry on and duration of access to the Conservation Easement Area, and (d) the number of persons who would enter on and access the Conservation Easement Area.

1.2 Acquisition Area(s). The term “Acquisition Area(s)” means the following area(s) generally depicted on the following exhibits:

(a) Bi-Centennial, Exhibit C-1;

(b) Michener Ranch, Exhibit C-2;

(c) Old Headquarters, Exhibit C-3;

(d) Tri-Centennial, Exhibit C-4; and

(e) White Wolf, Exhibit C-5.

1.3 Activity Notice. The term “Activity Notice” means a written notice delivered to Owner by the Conservancy in accordance with Section 3.8, which notice shall include (a) the proposed Conservation Activity, (b) a detailed description of the nature, scope, location and purpose of the proposed Conservation Activity (including any proposed building, structure or improvement permitted by Section 3.8(b) and proposed by the Conservancy in connection with such Conservation Activity), (c) a schedule of the work or activities to be performed or conducted on the Conservation Easement Area, and (d) a list of the names of any contractors or other parties and persons who would perform the Conservation Activity.

1.4 Adaptive Management Standard. The term “Adaptive Management Standard” is a Management Standard that permits BMPs, Conservation Activities and other actions subject to this standard consistent with the RWMP and the requirements for the RWMP set forth in Article 3, with recognition that (a) the continued economic use of the Conservation Easement Area, as a whole, will be respected, (b) over time the goal is that the native biodiversity and ecosystem values of the Conservation Easement Area will be enhanced, (c) high priority areas of particular sensitivity will be the focus of the Conservancy’s Conservation Activities, and in such areas, the Conservation Purpose would take precedence over economic uses, (d) the enhanced biological and physical condition resulting from previously approved Conservation Activities within such areas will be maintained, (e) this standard shall not be less protective of Conservation Values than the Current Stewardship Standard, and (f) Conservation Activities shall be carefully coordinated with Owner’s use of the Conservation Easement Area and then-existing leases, easements and other agreements.

1.5 Advance. The term “Advance” has the meaning set forth in Section 2.3.

1.6 Advance Amount. The term “Advance Amount” has the meaning set forth in Section 2.3.

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1.7 Advance Obligation Period. The term “Advance Obligation Period” means the period from the Effective Date through December 31, 2014, which may be extended to December 31, 2021 as provided in Section 2.5.

1.8 Adverse IRS Determination. The term “Adverse IRS Determination” has the meaning set forth in Section 2.1(d).

1.9 Affiliate. The term “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another Person. For purposes of this definition, control means the ability to direct or cause the direction of the management and policies of another Person, including, without limitation, by contract, by ownership of its voting securities or membership interests, by having the right to designate or elect members of its governing body, or otherwise. For purposes of this Agreement, a Person is Affiliated with another Person if any one or more officers, directors, employees, partners, members or shareholders of either such Person controls the other Person.

1.10 Alternate Appraisal Process. The term “Alternate Appraisal Process” has the meaning set forth in Section 6.7(b).

1.11 Alternate Easement Holder. The term “Alternate Easement Holder” means a nonprofit organization exempt from tax under Code Section 501(c)(3) that is designated under the circumstances described in Section 2.1 or Section 8.1, following consultation with TRC and the Conservancy, to act as the holder of a Conservation Easement.

1.12 Annual Funding Requirement. The term “Annual Funding Requirement” has the meaning set forth in Section 2.6(b).

1.13 Applicable Laws. The term “Applicable Laws” means any one or more present and future laws, ordinances, rules, regulations, permits, authorizations, orders and requirements, to the extent applicable to the Parties or to the Ranch or any portion thereof, whether or not in the present contemplation of the Parties, including, but not limited to, all consents or approvals (including Project Approvals) obtained from, and all rules and regulations of, and all building and zoning laws of, the Resource Agencies and all other federal, state, regional, county and municipal governments, the departments, bureaus, agencies or commissions thereof, authorities, boards of officers, any national or local board of fire underwriters, or any other body or bodies exercising similar functions, having or acquiring jurisdiction of, or which may affect or be applicable to, the Ranch or any part thereof, including, but not limited to, any subsurface area, the use thereof and of the buildings and improvements thereon.

1.14 Appraisal Instructions. The term “Appraisal Instructions” means those certain appraisal instructions, standards and limitations set forth in Exhibit O.

1.15 Best Management Practices or BMPs. The term “Best Management Practices” or “BMPs” means practices and procedures established pursuant to the RWMP that apply to the Reserved Rights, other than the Core Activities, and are (a) based on the best available scientific information, (b) feasible, both economically and technologically, (c) reasonable and practicable methods to reduce or minimize adverse impacts to natural and

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conservation resources resulting from such activities that are subject to BMPs, and (d) reasonably necessary to achieve the applicable Management Standard.

1.16 Bi-Centennial Option. The term “Bi-Centennial Option” has the meaning set forth in Section 6.1(a).

1.17 Breaching Party. The term “Breaching Party” has the meaning set forth in Section 12.3(a).

1.18 CE Conveyance Plan. The term “CE Conveyance Plan” means the Dedicated Conservation Easement conveyance plan for Linked Acreage as set forth in Section 5.2.

1.19 CEQA. The term “CEQA” means the California Environmental Quality Act (California Public Resources Code Section 21000 et seq.) and the guidelines thereunder (14 California Code of Regulations Section 15000 et seq.).

1.20 CERCLA. The term “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.).

1.21 Claims. The term “Claims” means any and all liabilities, penalties, costs, losses, damages, expenses (including, but not limited to, reasonable attorneys’ fees and experts’ fees), causes of action, claims, demands, orders, liens or judgments.

1.22 Closing Date. The term “Closing Date” means, with respect to the sale of a Purchased Conservation Easement, the date established pursuant to the terms of Section 6.2 with respect to each Acquisition Area, which date shall be on or before the Outside Closing Date.

1.23 Code. The term “Code” means the Internal Revenue Code of 1986.

1.24 Communication Plan. The term “Communication Plan” has the meaning set forth in Section 3.10(d).

1.25 Confidential Information. The term “Confidential Information” has the meaning set forth in Section 15.22.

1.26 Conservancy Board. The term “Conservancy Board” means the board of directors of the Conservancy.

1.27 Conservancy Agreements. The term “Conservancy Agreements” has the meaning set forth in Section 2.1(d).

1.28 Conservancy Documents. The term “Conservancy Documents” means the articles of incorporation attached as Exhibit K-1 and the by-laws attached as Exhibit K-2 for the Conservancy.

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1.29 Conservancy Indemnified Parties. The term “Conservancy Indemnified Parties” means, collectively, the Conservancy and its directors, officers, employees, agents, contractors, and representatives and the heirs, representatives, successors and assigns of each of them.

1.30 Conservation Activities. The term “Conservation Activities” means those activities set forth in Paragraph 3 of Exhibit M.

1.31 Conservation Easement Agreement. The term “Conservation Easement Agreement” means an instrument, in recordable form, evidencing and granting a Conservation Easement.

1.32 Conservation Easement Area. The term “Conservation Easement Area” means all of the land encumbered, or proposed to be encumbered, by a Dedicated Conservation Easement or a Purchased Conservation Easement; provided, however, “Conservation Easement Area” shall not include any Unpurchased Acquisition Area.

1.33 Conservation Easement(s). The term “Conservation Easement(s)” means and includes both Dedicated Conservation Easements and Purchased Conservation Easements.

1.34 Conservation Fee. The term “Conservation Fee” means a transfer fee as defined in California Civil Code Section 1098.

1.35 Conservation Fee Covenant. The term “Conservation Fee Covenant” means a covenant or covenants, in recordable form, which shall be prepared consistent with the Conservation Fee Principles and recorded against the Centennial, Grapevine and TMV Development Areas as provided in Section 2.2.

1.36 Conservation Fee Principles. The term “Conservation Fee Principles” means the principles set forth on Exhibit L relating to the Conservation Fee to be used to guide the preparation of the Conservation Fee Covenant.

1.37 Conservation Purpose. The term “Conservation Purpose” means to (a) ensure that the Conservation Easement Area will be retained forever in its natural, scenic, and open-space condition, (b) preserve, protect, identify and monitor in perpetuity the Conservation Values of the Conservation Easement Area, (c) prevent any activities on the Conservation Easement Area that will impair the Conservation Values of the Conservation Easement Area, and (d) following the expiration of the Initial Period, enhance and restore the Conservation Easement Area to the extent permitted by Section 3.8, all subject to and in accordance with the terms of this Agreement, including, but not limited to Sections 2.8, 2.9 and 2.10.

1.38 Conservation Values. The term “Conservation Values” means those natural resource and conservation values that are identified as being the subject of promotion, protection, maintenance, restoration, or enhancement goals and objectives in the RWMP in Section 3.1(c)(i) through 3.1(c)(vi) and including, where a Conservation Easement Agreement has been recorded, the “Conservation Values” defined therein.

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1.39 Core Activities. The term “Core Activities” means those Reserved Rights set forth in Paragraph 1(b)(1) of Exhibit M.

1.40 Cure Period. The term “Cure Period” means thirty (30) days after receipt of the Notice of Breach; provided, however, that if, by the nature of the default or breach, such cure cannot reasonably be completed within thirty (30) days after receipt of the Notice of Breach, the Breaching Party must commence such cure within such thirty (30) day period and, having so commenced, thereafter prosecute with diligence and dispatch until such default or breach is cured or such dispute is resolved.

1.41 Current Stewardship Standard. The term “Current Stewardship Standard” is a Management Standard that permits BMPs and other actions subject to this standard that preserve the Conservation Values which exist as of the Effective Date.

1.42 Dedicated Conservation Easement(s). The term “Dedicated Conservation Easement(s)” means any Conservation Easement tendered, or required to be tendered, pursuant to this Agreement encumbering the Dedicated Conservation Easement Area(s).

1.43 Dedicated Conservation Easement Area(s). The term “Dedicated Conservation Easement Area(s)” means the area(s) generally depicted on Exhibit E.

1.44 Designated Farm Areas. The term “Designated Farm Areas” means those portions of the Conservation Easement Area designated as Designated Farm Areas on Exhibit G-1.

1.45 Designated Mining Areas. The term “Designated Mining Areas” means (a) those portions of the Conservation Easement Area designated as Designated Mining Areas on Exhibit G-2, and (b) an area not exceeding 800 acres within the “Future Mining Envelope” designated on Exhibit G-2. The specific location of the 800-acre Designated Mining Area within the Future Mining Envelope shall be determined in the reasonable judgment of Owner made in consultation with the Conservancy, with primary consideration given to the location of the minerals, but also taking into account other factors, such as avoiding or reducing impacts of access and operations on Conservation Values.

1.46 Designated Oil and Gas Areas. The term “Designated Oil and Gas Areas” means those portions of the Conservation Easement Area designated as Designated Oil and Gas Areas on Exhibit G-3.

1.47 Designated Water Bank Areas. The term “Designated Water Bank Areas” means that portion of the Conservation Easement Area designated as the Designated Water Bank Areas on Exhibit G-4.

1.48 Developed. The term “Developed” means the area that is actually used for building pads, roads, active open space (such as parks and golf courses), water quality or storm water management and graded slopes, but not including areas used for buffers, fuel management zones, passive open space (such as trails), natural areas or similar uses.

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1.49 Development Area(s). The term “Development Area(s)” means the following area(s) generally depicted on Exhibit B:

(a) Bakersfield National Cemetery;

(b) Centennial;

(c) Grapevine;

(d) Tejon Industrial Complex (“TIC”);

(e) Tejon Mountain Village (“TMV”); and

(f) TRC Headquarters.

1.50 Development Milestones. The term “Development Milestones” means, with respect to the Centennial, Grapevine and TMV Development Areas, that all Project Approvals necessary to achieve the following two (2) entitlements have been Finally Granted by each of the Governmental Agencies having jurisdiction: (a) the Initial Entitlements, and (b) Final Map recordation for the final phase of the Development Area to be Developed. Specifically, the Initial Entitlements for each Development Area is Development Milestone A for that Development Area, and Final Map recordation for the final phase of the Development Area to be Developed, is Development Milestone B for that Development Area.

1.51 DGS. The term “DGS” means the State of California Department of General Services.

1.52 Disturbance Areas. The term “Disturbance Areas” means those portions of the Conservation Easement Area generally depicted on Exhibit H as Disturbance Areas, the precise boundaries of which shall conform to the boundaries depicted in Exhibits H-1 through H-8, with such minor modifications to such boundaries as Owner and the Conservancy may mutually agree.

1.53 Environmental Laws. The term “Environmental Laws” includes, but is not limited to, CERCLA, RCRA, HTA, HCL, HSA, and any other federal, state, local or administrative agency statute, ordinance, rule, regulation, order or requirement relating to pollution, protection of human health or safety, the environment or Hazardous Materials.

1.54 ESA. The term “ESA” means the Federal Endangered Species Act (16 U.S.C. §1531 et seq.).

1.55 Escrow Account. The term “Escrow Account” means the interest-bearing account established by Escrow Holder for any suspension period referenced in Section 12.4.

1.56 Escrow Holder. The term “Escrow Holder” means Chicago Title Company, 4015 Coffee Road, Bakersfield, CA 93308, Attn: Maria F. Biernat, or such other qualified escrow holder as may be mutually agreed on by the Conservancy and TRC.

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1.57 Event of Default. The term “Event of Default” has the meaning set forth in Section 12.1.

1.58 Exchange. The term “Exchange” has the meaning set forth in Section 6.12.

1.59 Exempt Transfer. The term “Exempt Transfer” means any sale or other transfer, or any agreement providing a right to the sale or transfer, of real property to: (a) any current and future entities in which either of the entities comprising TRC (or its successors) has an equity, ownership or management interest of at least ten percent (10%) and any corporation or other entity that, directly or indirectly, controls or is controlled by TRC, or that is under common control with TRC; (b) the surviving entity in any merger, consolidation or reorganization to which TRC is a party; (c) any entity which acquires all or substantially all of the outstanding capital stock or assets of TRC; or (d) any entity which is the result of a spin-off of shares or assets of TRC to the shareholders of TRC. The sale of TRC’s stock through any public or private offering or over any public exchange shall also be deemed an Exempt Transfer.

1.60 Existing Contract. The term “Existing Contract” means a contract that permits the use by a third party, or requires the use by TRC, of the Conservation Easement Area, or a portion thereof (including, but not limited to, a lease or an easement), entered into prior to the Effective Date, including any Required Extension to such contract.

1.61 Existing Surface Water Diversions. The term “Existing Surface Water Diversions” means any diversions of surface water flows naturally occurring on the Conservation Easement Area that are not New Surface Water Diversions.

1.62 Farm Area Standard. The term “Farm Area Standard” is a Management Standard that permits farming-related uses in accordance with Paragraph 1(b)(2)(B) of Exhibit M in the Designated Farm Areas, and shall permit new facilities and farm-related activities, subject only to BMPs that do not substantially adversely affect Owner’s economic use of the Designated Farm Areas for uses permitted by Paragraph 1(b)(2)(B) of Exhibit M.

1.63 Final Map. The term “Final Map” means a final subdivision map recorded in accordance with California Government Code Section 66464 et seq.

1.64 Finally Granted. The term “Finally Granted” means, with respect to any Project Approval, that such Project Approval has been given (and, if applicable, any necessary ordinance, resolution or similar legislative action granting or ratifying the giving of such approval has been adopted) and all applicable appeal periods for the filing of any administrative appeal, and statutes of limitation for the filing of any judicial challenge of such approval shall have expired and no such appeal or challenge shall have been filed, or if any administrative appeal or judicial challenge is filed, such approval shall either (a) have been upheld without modification, imposition of conditions or other change by a final decision in the final such appeal or challenge that is timely filed, or (b) upheld with modification, imposition of conditions or other change by a final decision that is subsequently relied upon to proceed with development authorized by the Project Approval as finally issued. The statute of limitations for the filing of any judicial challenge shall be deemed to be (i) one hundred eighty (180) days as to any Initial

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Entitlement, and (ii) one (1) year as to any other Project Approval, except that TRC may, in its sole discretion, by notice to the Conservancy, waive the requirement that the statute of limitations for the filing of any judicial challenge shall have expired, and designate any Project Approval that has been given as having been Finally Granted.

1.65 First Entitlement Date. The term “First Entitlement Date” means the date on which the Initial Entitlements have been Finally Granted in the first of the Centennial, Grapevine or TMV Development Areas.

1.66 Form Conservation Easement. The term “Form Conservation Easement” means that form conservation easement agreement which has been negotiated between the Parties and attached as Exhibit N.

1.67 Governmental Agencies. The term “Governmental Agencies” means any administrative or regulatory agency, board, body, bureau, commission, department, or other authority created or authorized by any federal, state, regional or local government or governmental body, including Resource Agencies.

1.68 Hazardous Materials. The term “Hazardous Materials” includes, but is not limited to, (a) material that is flammable, explosive or radioactive; (b) petroleum products, including by-products and fractions thereof; and (c) hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in CERCLA, RCRA, HTA, HSA, and in the regulations adopted and publications promulgated pursuant to them, or any other applicable Environmental Laws now in effect or enacted after the Effective Date.

1.69 HCL. The term “HCL” means the Hazardous Waste Control Law (California Health & Safety Code Section 25100 et seq.).

1.70 HSA. The term “HSA” means the Carpenter-Presley-Tanner Hazardous Substance Account Act (California Health & Safety Code Section 25300 et seq.).

1.71 HTA. The term “HTA” means the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.).

1.72 Incidental Ranch Facilities. The term “Incidental Ranch Facilities” means all facilities not otherwise described in Paragraph 1(b) of Exhibit M that are incident to a Reserved Right, including, but not limited to, squeezes, loading chutes, holding and feeding fields, corrals, barns, shop and storage buildings, sewage disposal facilities and systems, water distribution and irrigation facilities, Livestock and wildlife watering facilities (including impoundments and related water distribution facilities) and Infrastructure.

1.73 Infrastructure. The term “Infrastructure” means streets, roads and bridges; transit and transportation facilities; water supply lines and water resource systems; storm drains and sewers; wastewater lines and wastewater management systems; electric power generation facilities and transmission lines and other associated facilities; oil and gas pipelines and associated facilities; telecommunications lines and associated facilities; and other similar improvements, utilities and facilities that would serve a Project or a Potential Project, except that power generation facilities are subject to the limitations in Paragraph 2(a)(18) of Exhibit M.

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1.74 Initial Entitlements. The term “Initial Entitlements” means county approval of a specific plan (or comparable plan) following certification of environmental review pursuant to CEQA.

1.75 Initial Period. The term “Initial Period” means the period which commences on the Effective Date and expires on the date which is five (5) years thereafter.

1.76 Interim RWMP. The term “Interim RWMP” has the meaning set forth in Section 3.2.

1.77 IRS. The term “IRS” means the Internal Revenue Service.

1.78 Joint Public Statement. The term “Joint Public Statement” means that statement set forth on Exhibit U.

1.79 Linked Acreage. The term “Linked Acreage” means those areas generally depicted on Exhibit F with the precise boundaries to be determined in accordance with Section 5.3 for the tendering of Dedicated Conservation Easements upon the achievement of each applicable Development Milestone, in accordance with the provisions of Section 5.2. Specifically, the area depicted on Exhibit F as:

(a) TMV-A is linked to TMV Development Milestone A;

(b) TMV-B is linked to TMV Development Milestone B;

(c) CENT-A is linked to Centennial Development Milestone A;

(d) CENT-B is linked to Centennial Development Milestone B;

(e) GV-A is linked to Grapevine Development Milestone A; and

(f) GV-B is linked to Grapevine Development Milestone B.

1.80 Livestock. The term “Livestock” means animals typically kept on a farm or ranch, including, but not limited to, cattle, horses, sheep and goats.

1.81 Management Standard. The term “Management Standard” means the applicable standard governing the development of BMPs, Conservation Activities, and other actions as set forth in this Agreement. The Management Standards are, collectively, the Current Stewardship Standard, the Adaptive Management Standard, the Farm Area Standard, the Mining Area Standard, and the Oil and Gas Area Standard.

1.82 Map Act. The term “Map Act” means the California Subdivision Map Act (California Government Code Section 66410 et seq.), and any local ordinances adopted pursuant thereto.

1.83 Material Adverse Condition. The term “Material Adverse Condition” means a condition or circumstance relating to a portion of any Conservation Easement Area that

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is not known to the Resource Organizations or the Conservancy as of the Effective Date, but is discovered by the Resource Organizations or the Conservancy after the Effective Date, that the Resource Organization Designee or the Conservancy determines, in the exercise of reasonable judgment, would make it imprudent for the Conservancy or an Alternate Easement Holder to accept and hold a conservation easement interest over the affected area because either (a) such condition or circumstance is materially inconsistent with the Conservation Purpose sought to be attained with the Conservation Easement, or (b) such condition or circumstance would cause, or has a reasonable likelihood of causing, the Conservancy or Alternate Easement Holder to assume or incur a material legal liability as a result of holding a conservation easement interest covering such affected area; provided, however, that in no event shall either the Reserved Rights (other than Existing Contracts) or Mitigation be considered a Material Adverse Condition.

1.84 Mining Area Standard. The term “Mining Area Standard” is a Management Standard that permits mineral extraction-related activities and new facilities and additional exploration, development and extraction in the Designated Mining Areas, subject only to BMPs that do not substantially adversely affect Owner’s economic use of the Designated Mining Areas for uses permitted by Paragraph 1(b)(2)(F) of Exhibit M.

1.85 Michener Ranch Option. The term “Michener Ranch Option” has the meaning set forth in Section 6.1(b).

1.86 Mitigation. The term “Mitigation” means any actions required to be taken, or any negative covenant or restriction required to be imposed in or on, or fee transfer of, any Mitigation Area(s) to satisfy a requirement or condition of a Project Approval (or any similar approval relating to a Potential Project) or required in connection with the Reserved Rights relating to the mitigation of impacts on natural resources, including without limitation conservation, preservation, monitoring, enhancement and restoration of land and natural resource values within Mitigation Areas to mitigate the natural resource impacts of Projects, Potential Projects, and Reserved Rights.

1.87 Mitigation Area. The term “Mitigation Area” means any area or areas within the Conservation Easement Area designated as provided in this Agreement to satisfy a condition or requirement of any Project Approval (or any similar approval relating to a Potential Project) or required in connection with the Reserved Rights for Mitigation purposes. Mitigation Areas also include areas that have been previously so restricted or transferred.

1.88 Mitigation Bank Area. The term “Mitigation Bank Area” means an area of approximately 16,750 acres to be located generally within the San Joaquin valley floor portion of the Ranch, the specific boundaries of which will be defined in the Tejon Ranch Valley Floor Habitat Conservation Plan.

1.89 Mitigation Costs. The term “Mitigation Costs” means reasonable, actual costs incurred to carry out Mitigation activities after the Mitigation Transition Period.

1.90 Mitigation Implementation Period. The term “Mitigation Implementation Period” means an initial five (5) year period following the date on which a

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Project Approval has been Finally Granted, which Project Approval requires Mitigation activities, unless TRC and the Conservancy mutually agree to an alternate period.

1.91 Mitigation Transition Period. The term “Mitigation Transition Period” means that period which commences on the date which is two (2) years prior to the end of the Mitigation Implementation Period.

1.92 National Cement Area. The term “National Cement Area” means the leased area described in the NCA Lease and generally depicted on Exhibit D.

1.93 NCA Lease. The term “NCA Lease” has the meaning set forth in Section 9.5.

1.94 Negotiation Notice. The term “Negotiation Notice” has the meaning set forth in Section 7.4(a)(ii).

1.95 NEPA. The term “NEPA” means the National Environmental Policy Act (42 U.S.C. § 4321 et seq.).

1.96 New NCA Lease. The term “New NCA Lease” has the meaning set forth in Section 9.5.

1.97 New Surface Water Diversions. The term “New Surface Water Diversions” means any diversions of surface water flows naturally occurring on the Conservation Easement Area other than diversions of such surface water flows that exist as of the Effective Date. Such existing diversions include, but are not limited to, the amounts of the surface water diversions described in water right Permits 21178, 21179, 21180, 21181, 21182, 21183, 21184, 21189, 21190, 21191 and 21192 issued by the State Water Resources Control Board, and California Department of Fish and Game Agreement Nos. 2006-0157-R4 and 2006-0184-R4; provided, however, new or modified points of diversion and/or diversion facilities that are authorized pursuant to the above-referenced permits and agreements are not “New Surface Water Diversions.”

1.98 Non-Breaching Party. The term “Non-Breaching Party” has the meaning set forth in Section 12.3(a).

1.99 Non-Opposition Letters. The term “Non-Opposition Letters” means those certain letters from the Resource Organizations confirming their non-opposition to the Projects and Project Approvals attached collectively as Exhibit S.

1.100 Notice of Breach. The term “Notice of Breach” has the meaning set forth in Section 12.3(a).

1.101 Oil and Gas Area Standard. The term “Oil and Gas Area Standard” is a Management Standard that permits oil and gas extraction-related uses and new facilities and additional exploration, development and extraction in the Designated Oil and Gas Areas, subject only to BMPs that do not substantially adversely affect Owner’s economic use of the Designated Oil and Gas Areas for uses permitted by Paragraph 1(b)(2)(E) of Exhibit M.

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1.102 Old Headquarters Option. The term “Old Headquarters Option” has the meaning set forth in Section 6.1(c).

1.103 Option. The term “Option” has the meaning set forth in Section 6.1.

1.104 Option Notice. The term “Option Notice” has the meaning set forth in Section 6.2.

1.105 Option Notice Date. The term “Option Notice Date” means November 1, 2010, subject to the extensions pursuant to Section 6.3.

1.106 Option Period. The term “Option Period” means that period commencing on the Effective Date and expiring on the Outside Closing Date.

1.107 Outside Closing Date. The term “Outside Closing Date” means, with respect to sales of Purchased Conservation Easements, December 31, 2010, as such date may be extended pursuant to Section 6.3.

1.108 Owner. The term “Owner” means the fee owner of an interest in any portion of the Conservation Easement Area. As of the Effective Date, TRC is the sole Owner of the Conservation Easement Area. If the Conservation Easement Area is owned by more than one fee owner, the term “Owner” includes each such owner; provided, however, that where this Agreement provides that an approval or determination is to be made by Owner with respect to any Conservation Activity located on, or any requested access to, any portion of the Conservation Easement Area, such approval or determination shall be made only by the fee owner(s) of such portion of the Conservation Easement Area.

1.109 Owner Designee. The term “Owner Designee” means TRC; provided, however, that from time to time on or after January 1, 2022, if the Owner Designee, itself or through its Affiliates, does not own the fee interest in substantially all of the Ranch, then the Owner Designee shall have the right, but not the obligation, upon notice to the Conservancy and the Resource Organizations and subject to the provisions of Section 3.13, to designate a new Owner Designee who must be a single Person then owning the fee interest in any substantial portion of the Ranch, or an entity formed to act as the Owner Designee on behalf of some or all of the owners of a fee interest in the Conservation Easement Area.

1.110 Owner Indemnified Parties. The term “Owner Indemnified Parties” means, collectively, Owner and its directors, officers, employees, agents, contractors, and representatives and the heirs, representatives, successors and assigns of each of them.

1.111 Parties. The term “Parties” means collectively TRC, each of the Resource Organizations, and the Conservancy, and their successors and assigns as permitted in Section 15.4, each of whom are individually sometimes referred to as a “Party.”

1.112 PCT. The term “PCT” has the meaning set forth in Section 4.1.

1.113 PCT Realignment. The term “PCT Realignment” has the meaning set forth in Section 4.1.

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1.114 PCTA. The term “PCTA” means the Pacific Crest Trail Association, a California nonprofit public benefit corporation.

1.115 Permitted Title Exceptions. The term “Permitted Title Exceptions” means:

(a) liens to secure payment of general and special real property taxes, liens and assessments which are not delinquent, or, if delinquent, are being contested in good faith;

(b) the lien of supplemental taxes assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code;

(c) any lien, encumbrance, defect, irregularity or other matter affecting title, whether or not of record, in existence on the Effective Date;

(d) covenants, conditions, restrictions or other matters imposed or required in connection with the granting of one or more Project Approvals, including Mitigation requirements;

(e) undetermined liens and charges incident to construction or maintenance, and liens and charges incident to construction or maintenance now or hereafter filed of record which are being contested in good faith by Owner any of which, whether singly or in the aggregate, do not materially adversely affect the interests of the holder of the Conservation Easement;

(f) easements, exceptions or reservations including for the purpose of pipelines, telephone lines, telegraph lines, power lines and substations, roads, streets, alleys, highways, railroad purposes, drainage and sewerage purposes, dikes, canals, laterals, ditches, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, that (i) were in existence as of the Effective Date, or (ii) do not materially interfere with the ability of the holder of the Conservation Easement to perform its material duties thereunder, or (iii) evidence or implement the Reserved Rights;

(g) defects and irregularities in title that do not materially adversely affect the ability of the holder of the Conservation Easement to perform its obligations, or materially impair the Conservation Values that the Conservation Easement is intended to protect;

(h) rights reserved to or vested in any Governmental Agency to control or regulate or use any portion of the Acquisition Area, or that relate to the imposition or implementation of Mitigation within Mitigation Areas;

(i) the rights of the holder of any Conservation Easement;

(j) statutory liens arising in the ordinary course of business which are not delinquent or are being contested in good faith by Owner;

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(k) leases or licenses entered into prior to the Effective Date for the use of portions of the Acquisition Areas for the Reserved Rights;

(l) leases or licenses entered into on or after the Effective Date for the use of portions of the Acquisition Areas for the Reserved Rights which are subject to the terms of this Agreement, including Conservation Easements granted pursuant to this Agreement; and

(m) exceptions created by or at the direction of, or with the written consent of the Resource Organizations through the Resource Organization Designee, which consent shall not be unreasonably withheld, conditioned or delayed.

1.116 Person. The term “Person” means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, estate, cooperative, association or other entity, whether domestic or foreign, and any Governmental Agency.

1.117 Potential Project. The term “Potential Project” means any permitting, entitlement, development, use, improvement, maintenance, repair, replacement and/or alteration, in any fashion, of an Unpurchased Acquisition Area, other than a Project.

1.118 Private Foundation Period. The term “Private Foundation Period” has the meaning set forth in Section 2.1(f).

1.119 Prohibited Uses. The term “Prohibited Uses” means those uses and activities set forth in Paragraph 2 of Exhibit M.

1.120 Project. The term “Project” means any permitting, entitlement, development, use, improvement, maintenance, repair, replacement and/or alteration, in any fashion, of: (a) Development Areas; (b) the Conservation Easement Area, as may be allowed under the terms of this Agreement or any applicable Conservation Easement; or (c) an Unpurchased Acquisition Area, as would be allowed in the Conservation Easement Area consistent with the applicable terms of Section 3.5.

1.121 Project Approvals. The term “Project Approvals” means, in connection with any Project (or any phase of a Project) any authorization, approval, determination, agreement, entitlement or permit that may be sought or obtained from any Governmental Agency having jurisdiction over any aspect of a Project, including, but not limited to, Initial Entitlements, approval of any CEQA determination, development agreement, specific plan, parcel or subdivision map, zoning approval or determination, conditional use approval, grading permit, or the like. Without limiting the generality of the foregoing, Project Approvals include Resource Agency approvals related to a Project, including the approval of the holder and/or form of a conservation easement for Mitigation Areas required pursuant to the permit approval. As of the Effective Date, Project Approvals from Resource Agencies are anticipated to include, but are not limited to: (a) Habitat Conservation Plans to be obtained from the USFWS pursuant to Section 10 of the ESA and biological opinions to be obtained from USFWS pursuant to Section 7 of the ESA; (b) permits to be obtained from the United States Army Corps of Engineers under Section 404 of the Federal Clean Water Act (“CWA”); (c) streambed alteration agreements and California Endangered Species Act permits and agreements to be obtained from the California

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Department of Fish and Game; (d) CWA Section 401 certifications and water quality permits under the Porter-Cologne Water Quality Control Laws (“Porter-Cologne”), and stormwater control plans and permits required under the CWA and Porter-Cologne, from the Regional Water Quality Control Boards subject to review by the State Water Resources Control Board; and (e) natural resource mitigation measures established by the CEQA lead agencies for any Project.

1.122 Project Sponsor. The term “Project Sponsor” means any Person owning, or having a right to acquire, an interest in a Development Area or Unpurchased Acquisition Area; including, but not limited to, Centennial LLC, TIC Corp., and TMV LLC.

1.123 Public. The term “Public” means any person who is not (a) an agent or employee of Owner or the Conservancy, (b) an employee of any local, state, federal, or other governmental agency or body while engaged in the conduct of their official duties for such governmental agency or body, (c) a tenant, licensee, occupant or easement holder that claims an interest in the Conservation Easement Area by or through Owner, or (d) an invitee of Owner.

1.124 Public Access. The term “Public Access” means the Conservancy’s right to permit Public access to the Conservation Easement Area, and all access by the Public and other activities related to such right.

1.125 Public Access Plan. The term “Public Access Plan” has the meaning set forth in Section 3.11.

1.126 Purchased Conservation Easements. The term “Purchased Conservation Easements” means those Conservation Easements encumbering the Acquisition Areas which have been tendered, or are to be tendered, pursuant to this Agreement in connection with the sale by TRC and acquisition by the Resource Organizations of such Conservation Easements.

1.127 Qualified Appraisers. The term “Qualified Appraisers” means any of the appraisers listed on Exhibit P (other than the WCB Appraiser), provided that he or she is and remains a licensed appraiser and a member in good standing of the Appraisal Institute and designated as a MAI.

1.128 Qualified Recipient. The term “Qualified Recipient” means a nonprofit organization exempt under Code Section 501(c)(3) or 501(c)(4) that is neither an “association,” as defined in California Civil Code Section 1351(a), nor a “community service organization or similar entity” as defined in California Civil Code Section 1368(c), unless the collection of Conservation Fees by such entity would not constitute a violation of California Civil Code Section 1368(c) or other applicable law.

1.129 Ranch. The term “Ranch” means that certain real property commonly known as Tejon Ranch and depicted on Exhibit A.

1.130 Ranch-Wide Management Plan or RWMP. The term “Ranch-Wide Management Plan” or “RWMP” means that certain ranch-wide management plan adopted by the Conservancy from time to time in accordance with the terms of Article 3 and includes the Interim RWMP, initial RWMP, and subsequent updates to the initial RWMP.

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1.131 Rangeland Trust. The term “Rangeland Trust” means the California Rangeland Trust, a California nonprofit public benefit corporation.

1.132 Rangeland Trust Easement. The term “Rangeland Trust Easement” means that certain Grant of Conservation Easement dated August 16, 2000, recorded on September 18, 2000 as Document #0200101594 in the Official Records of Kern County, in favor of the Rangeland Trust.

1.133 Rangeland Trust Easement Area. The term “Rangeland Trust Easement Area” means that area generally depicted on Exhibit F as the “Rangeland Trust Area” containing approximately 1,100 acres.

1.134 RCRA. The term “RCRA” means the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.).

1.135 Release Authorization. The term “Release Authorization” has the meaning set forth in Section 12.4(a).

1.136 Request for Payment. The term “Request for Payment” has the meaning set forth in Section 12.4(a).

1.137 Requesting Party. The term “Requesting Party” has the meaning set forth in Section 3.6(a)(i).

1.138 Required Extension. The term “Required Extension” means an extension option contained in an Existing Contract that may be exercised, without consent of Owner, by a party to the Existing Contract other than Owner, and, following such exercise, is binding on all parties to the Existing Contract.

1.139 Required Measures. The term “Required Measures” means those certain measures for each of the Development Areas as set forth in Section 9.1.

1.140 Reserved Rights. The term “Reserved Rights” means, collectively, all rights accruing from Owner’s ownership of the Conservation Easement Area, including, but not limited to, the right to engage in or to permit or invite others to engage in all uses of the Conservation Easement Area, that are not prohibited or limited by, and are consistent with the Conservation Purpose of, this Agreement, including all activities and uses expressly permitted by and described in Paragraph 1 of Exhibit M or elsewhere in this Agreement.

1.141 Residential Lot. The term “Residential Lot” means any lot or parcel of land, whether improved or unimproved, intended for residential use, as shown on a duly filed Final Map or parcel map in the Centennial, Grapevine or TMV Development Areas or any portion of any, or any timeshare interest (as defined in California Business and Professions Code Section 11212(x)) derived therefrom, and any and all improvements thereon.

1.142 Resource Agency(ies). The term “Resource Agency(ies)” means any administrative or regulatory agency, board, body, bureau, commission, department, or other authority created or authorized by any federal, state, regional or local government or

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governmental body with discretionary approval authority over all or any portion of a Project (or Potential Project) insofar as that Project (or Potential Project) will or may adversely affect any natural resources, including, without limitation, the CEQA lead agencies for any Project.

1.143 Resource Organization Designee. The term “Resource Organization Designee” means the individual or entity identified and duly appointed by the Resource Organizations to take such actions and perform such obligations, on behalf of all Resource Organizations, as may be required pursuant to this Agreement, including keeping the Resource Organizations reasonably informed of its activities pursuant to this Agreement. The Resource Organization Designee may be changed upon not less than thirty (30) days prior written notice to the Owner Designee, duly signed and authorized by at least three (3) Resource Organizations, but in order for such notice to be effective, the notice must designate a replacement Resource Organization Designee. The initial Resource Organization Designee shall be Terrell Watt, AICP.

1.144 Resource Organization Indemnified Parties. The term “Resource Organization Indemnified Parties” means, collectively, each Resource Organization and their directors, officers, employees, agents, contractors, and representatives and the heirs, representatives, successors and assigns of each of them.

1.145 Stewardship Rights and Obligations. The term “Stewardship Rights and Obligations” means (a) the rights and obligations of the holder of a Conservation Easement pursuant to the terms of a Conservation Easement Agreement, (b) any Mitigation, monitoring, enforcement, adaptive management, restoration or enhancement activity undertaken by the Conservancy pursuant to the terms of this Agreement, the Interim RWMP or the RWMP, and all subsequent revisions thereof, and (c) other rights and obligations of the Conservancy arising out of the stewardship of the Conservation Easement Area pursuant to the terms of this Agreement, the Interim RWMP or the RWMP, and all subsequent revisions thereof.

1.146 Supplemental Mitigation Funding. The term “Supplemental Mitigation Funding” means any payments, other than Conservation Fees, required by a Resource Agency to fund Mitigation for a Project, whether payable up-front or periodically, through advances or as an endowment.

1.147 TRC’s Current Actual Knowledge. The term “TRC’s Current Actual Knowledge” has the meaning set forth in Section 8.8.

1.148 TRC’s Representatives. The term “TRC’s Representatives” has the meaning set forth in Section 8.8.

1.149 Tri-Centennial Option. The term “Tri-Centennial Option” has the meaning set forth in Section 6.1(d).

1.150 Type III Supporting Organization. The term “Type III Supporting Organization” has the meaning set forth in Section 2.1(c).

1.151 Unpurchased Acquisition Area. The term “Unpurchased Acquisition Area” means any Acquisition Area over which the Resource Organizations have failed to acquire

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a Purchased Conservation Easement on or before the Outside Closing Date or the portion of the Conservation Easement Area subject to a Material Adverse Condition that the Resource Organization Designee has directed be removed from the Conservation Easement Area pursuant to Section 8.7.

1.152 USFS. The term “USFS” means the United States Forest Service.

1.153 USFWS. The term “USFWS” means the United States Fish and Wildlife Service.

1.154 Water Transfers. The term “Water Transfers” has the meaning set forth in Section 10.5(b)(vii).

1.155 WCB. The term “WCB” means the State of California Wildlife Conservation Board.

1.156 WCB Appraiser. The term “WCB Appraiser” has the meaning set forth in Section 6.7(a).

1.157 WCB Conservation Easement Policies. The term “WCB Conservation Easement Policies” means those policies adopted by WCB attached as Exhibit Y.

1.158 White Wolf Option. The term “White Wolf Option” has the meaning set forth in Section 6.1(e).

1.159 Williamson Act Contract. The term “Williamson Act Contract” means any contract entered into pursuant to the California Land Conservation Act of 1965 (California Government Code Section 51200 et seq.), that affects a portion of the Conservation Easement Area.

2. TEJON RANCH CONSERVANCY

2.1	Tejon Ranch Conservancy.

(a) The Conservancy is a nonprofit public benefit corporation that has been formed by the Resource Organizations. The mission of the Conservancy is to preserve, enhance and restore the native biodiversity and ecosystem values of the Ranch and Tehachapi Range for the benefit of California’s future generations. The Conservancy will work collaboratively with TRC to promote the long-term science-based stewardship of the Ranch and to provide for public enjoyment through educational programs and public access.

(b) The Conservancy shall, within thirty (30) days after the Effective Date, amend its articles of incorporation in substantial accordance with Exhibit K-1 and by-laws in substantial accordance with Exhibit K-2. The Conservancy shall thereafter use its best efforts to obtain a determination letter from the IRS formally recognizing the Conservancy as a charity exempt from federal income tax under Code Section 501(c)(3), and to maintain such status continuously thereafter. The Conservancy shall at all times be operated in a manner consistent with Code Section 501(c)(3), without causing any private inurement or improper private benefit

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to occur, and in compliance with applicable federal and state laws governing nonprofit, tax-exempt charitable organizations. The Conservancy has agreed to all provisions of this Agreement as a material inducement to TRC to enter into the Agreement, and acknowledges that it has concluded that all of its obligations hereunder are consistent with its exempt purpose.

(c) The Conservancy shall use its best efforts to (i) obtain a determination letter from the IRS that classifies the Conservancy as an organization that is not a private foundation because it is a publicly supported organization described in either Code Section 509(a)(1) and Code Section 170(b)(1)(A)(vi), or in Code Section 509(a)(2), for an advance ruling period, and (ii) raise sufficient public support to maintain that status during the advance ruling period and thereafter. If the IRS declines to grant the Conservancy an advance ruling that it qualifies as a publicly supported organization under Code Section 509(a)(1) or 509(a)(2), or if at any time after being recognized as a publicly supported organization the Conservancy, based on the advice of legal counsel engaged by the Conservancy, determines that the Conservancy is likely not to pass a public support test and to revert to private foundation status, then the Parties shall take all reasonable steps necessary to convert the Conservancy to an organization described in Code Section 509(a)(3)(B)(iii) (a “Type III Supporting Organization”) while continuing to adhere to all the terms of this Agreement. In this event, one or more of the Resource Organizations, the number and identity of which shall be determined by the Resource Organizations in their sole discretion, shall execute any and all documents reasonably required to be named a supported organization of the Conservancy so as to permit the restructuring of the Conservancy as a Type III Supporting Organization. The Parties alternatively may agree to convert the Conservancy to another type of organization described in Code Section 509(a)(3) other than a Type III Supporting Organization.

(d) In the event that the IRS determines (i) that the Conservancy does not qualify as a charity tax-exempt under Code Section 501(c)(3), or (ii) that the Conservancy is a private foundation because it is not as described in Code Section 509(a)(1), (2), or (3) (each an “Adverse IRS Determination”), and the Conservancy in good faith believes based on advice from legal counsel that reversing such Adverse IRS Determination more likely than not will require modifications to this Agreement, including without limitation any of the exhibits attached hereto, to any Conservation Easements, or to any other agreements entered into between TRC or any Project Sponsor and the Conservancy (the “Conservancy Agreements”), or to the articles of incorporation or bylaws of the Conservancy, the Parties shall promptly and diligently negotiate in good faith to modify this Agreement or applicable Conservancy Agreement, to amend the Conservancy’s bylaws and articles of incorporation, and to take any other necessary steps to enable the Conservancy to obtain and maintain Code Section 501(c)(3) exempt status and classification as an organization that is not a private foundation under Code Section 509(a). For the purposes of this Section 2.1(d) only, an Adverse IRS Determination shall be deemed to occur when such determination is issued by the IRS in writing or when an IRS agent orally informs the Conservancy’s counsel that a written Adverse IRS Determination will be forthcoming unless changes in the Conservancy structure, purpose, or activities are made.

(e) Notwithstanding the foregoing, in no circumstance shall TRC be required (i) to relinquish its right to appoint one-third of the members of the Conservancy Board (or a successor-in-interest to the Conservancy), or (ii) to agree that the Resource Organizations or their Affiliates appoint a majority of the members of the Conservancy Board, or (iii) to agree

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to any other governance provision which would give effective control over the Conservancy and the Conservation Fees to one or more of the Resource Organizations or their Affiliates, or (iv) to agree to any material modification of this Agreement, any Conservation Easement or any other Conservancy Agreements.

(f) If at any time the Conservancy is determined by the IRS to be a private foundation within the meaning of Code Section 509, including without limitation an operating foundation within the meaning of Code Section 4942(j)(3), then from the effective date of such IRS determination until the later of (i) the effective date of a subsequent IRS determination that the Conservancy qualifies as an organization that is not a private foundation under Code Section 509(a)(1), (2), or (3) and (ii) the date the Conservancy receives notice of such subsequent determination (the “Private Foundation Period”), the following shall apply:

(i) During the Private Foundation Period, each Party shall use its best efforts to carry out its obligations in a manner that will not cause the Conservancy, any of its foundation managers (as defined in Code Section 4946(b)), TRC or any Project Sponsor to be subject to excise tax liabilities under any provision of the Code as a result of the Conservancy’s private foundation status.

(ii) If, in the opinion of a Party’s legal counsel, the performance by that Party of any obligation arising under this Agreement, any Conservation Easements held by the Conservancy, or the Conservancy Agreements, more likely than not would subject the Conservancy, any of its foundation managers (as defined in Code Section 4946(b)), TRC or any Project Sponsor to excise tax liability under any provision of the Code as a result of the Conservancy’s private foundation status, then the performance of such obligation shall be suspended during the Private Foundation Period. The Conservancy, TRC and the Project Sponsors shall not be in default under this Agreement (or any Conservancy Agreement) by reason of the abeyance of obligations in accordance with this Section 2.1(f) during the Private Foundation Period.

(iii) If and when the Private Foundation Period ends by reason of the attainment of public charity status by the Conservancy, then the Parties shall determine an equitable resolution so that the Parties are returned to the status quo ante as if the Private Foundation Period had not occurred, taking into account the cost of substitute performance, if any. To the extent that TRC or any Project Sponsor performs any Mitigation activities, any allocation of costs shall be determined in accordance with Section 3.10(e) and 3.10(f).

(g) If, despite the efforts of the Parties pursuant to this Section 2.1, either (i) the IRS issues a final determination that the Conservancy is not exempt under Code Section 501(c)(3), or (ii) (x) the Conservancy has not attained or regained its status as an organization that is not a private foundation under Code Section 509(a)(1), (2), or (3) within sixty (60) months after receiving a written IRS determination that it is a private foundation and (y) legal counsel engaged by either TRC or the Conservancy determines that the performance of any of the obligations under the Conservation Easements more likely than not would subject the Conservancy, any of its foundation managers (as defined in Code Section 4946(b)), TRC or any Project Sponsor to excise tax liability under any provision of the Code as a result of the Conservancy’s private foundation status, then, either TRC or the Conservancy may elect by

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written notice to the other Parties that any Conservation Easements which have not previously been granted, shall be tendered, as and when required to be tendered pursuant to this Agreement, to one or more Alternate Easement Holders selected pursuant to this Section 2.1(g), rather than to the Conservancy, and the Conservancy shall assign any Conservation Easement that it has previously acquired pursuant to this Agreement to one or more Alternate Easement Holders. Upon such election, the Parties shall meet and confer to select an Alternate Easement Holder meeting the qualifications set forth in Section 8.1(a).

(h) If the Parties have been unable to agree on such an Alternate Easement Holder within ninety (90) days after such election, the Parties shall request that The Nature Conservancy (or a mutually acceptable alternative holder) be the Alternate Easement Holder, provided that The Nature Conservancy (or a mutually acceptable alternative holder) is (i) qualified to hold a conservation easement under California Civil Code Section 815.3; and (ii) determined by TRC and the Resource Organization Designee, each in its sole and absolute discretion, to be: (A) experienced in holding and monitoring conservation easements on properties similar to the Conservation Easement Area; (B) willing and financially able to assume all of the responsibilities imposed on the Conservancy under the applicable Conservation Easement Agreement; and (C) otherwise qualified to be a transferee of the applicable Conservation Easement Agreement.

(i) If the criteria in Section 2.1(h) are not met, then TRC and the Resource Organization Designee shall petition a court of competent jurisdiction to transfer the applicable Conservation Easement Agreement(s) to an organization that meets the criteria listed in Section 8.1(a)as the Alternate Easement Holder. The Parties intend that, in the selection of a transferee entity, preference be given to a qualified private nonprofit organization with the requisite experience in holding and monitoring conservation easements on properties similar to the Conservation Easement Area and preserving and protecting the Conservation Values.

2.2 Conservation Fee Covenant.

(a) Recordation of Conservation Fee Covenant. TRC shall cause a Conservation Fee Covenant to be executed, acknowledged and recorded so as to encumber each of the Centennial, Grapevine and TMV Development Areas as soon as reasonably practicable after the Effective Date. Within thirty (30) days after the Effective Date, TRC shall draft and deliver to the Resource Organization Designee a proposed form of Conservation Fee Covenant consistent with the Conservation Fee Principles. The Resource Organization Designee and the Conservancy shall jointly provide TRC any comments on the proposed form of Conservation Fee Covenant within fifteen (15) days after delivery of the draft by TRC. TRC, the Conservancy and the Resource Organization Designee shall thereafter work cooperatively and in good faith to finalize, execute, acknowledge and record the Conservation Fee Covenant as soon as practicable.

(b) Dispute Resolution.

(i) If the Resource Organization Designee, the Conservancy and TRC are unable to agree on the form of the Conservation Fee Covenant within ninety (90) days after the Effective Date, then either the Resource Organization Designee and the Conservancy, acting jointly, or TRC may, by notice to the other, elect to submit the disputed

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issues to binding arbitration pursuant to this Section 2.2(b). All subsequent references in this Section 2.2(b) to the Resource Organization Designee shall refer to the Resource Organization Designee and the Conservancy acting jointly. Within fifteen (15) days after such notice, the Resource Organization Designee and TRC shall each deliver to the other a list of their respective outstanding issues and a proposed form of Conservation Fee Covenant incorporating such Party’s proposed resolution of each of such issues. The Resource Organization Designee and TRC shall, within the fifteen (15) day period that follows the mutual exchange of such documents, work cooperatively and in good faith to resolve such issues.

(ii) If at the end of such fifteen (15) day period, the Resource Organization Designee and TRC are still unable to agree on the form of the Conservation Fee Covenant, the Resource Organization Designee and TRC shall mutually appoint a retired judge with substantial experience in relevant real estate matters to act as an independent arbitrator. If the Resource Organization Designee and TRC are unable to mutually appoint such arbitrator within fifteen (15) days, either the Resource Organization Designee or TRC shall have the right, to demand, by written notice, that the selection of the arbitrator be made by Judicial Arbitration and Mediation Services in Los Angeles, California. Within five (5) days after the appointment of the arbitrator, the Resource Organization Designee and TRC shall each deliver their respective form of Conservation Fee Covenant to the arbitrator.

(iii) Within thirty (30) days after the appointment of the arbitrator, the arbitrator shall review each of the proposed Conservation Fee Covenants and conduct a hearing, at which the Resource Organization Designee and TRC may each make supplemental oral and/or written presentations. The arbitrator shall select either the Resource Organization Designee’s proposed Conservation Fee Covenant or TRC’s proposed Conservation Fee Covenant and shall notify the Resource Organization Designee and TRC thereof within sixty (60) days after the appointment of the arbitrator. The arbitrator’s decision shall be limited solely to the issue of whether Resource Organization Designee’s proposed Conservation Fee Covenant or TRC’s proposed Conservation Fee Covenant most closely conforms to the terms and conditions of this Agreement, the Conservation Fee Principles and Applicable Law. The arbitrator shall have no right to propose a middle ground or to modify either of the two proposed Conservation Fee Covenants, the provisions of this Agreement or the Conservation Fee Principles. The decision of the arbitrator shall be binding upon the Parties. The costs and fees of the arbitrator shall be paid one-half by the Resource Organizations and one-half by TRC.

(c) Amendment and Restatement of Conservation Fee Covenant. The Parties acknowledge and agree that each Conservation Fee Covenant that initially encumbers the entirety of each of the Centennial, Grapevine and TMV Development Areas shall explicitly permit such Conservation Fee Covenant to be amended and restated to encumber only Residential Lots in the Centennial, Grapevine and TMV Development Areas as the location of such Residential Lots is finally established. As the location of such Residential Lots is finally established for any portion of the Centennial, Grapevine and TMV Development Areas through the recordation of a Final Map, TRC (or the applicable Project Sponsor) shall have the right to prepare an amended and restated Conservation Fee Covenant for the applicable portion of such Development Area and shall deliver a copy of such amended and restated Conservation Fee Covenant to the Resource Organization Designee and the Conservancy. The approval of the Resource Organization Designee and the Conservancy shall not be withheld, conditioned or

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delayed if the amended and restated Conservation Fee Covenant is consistent with the form of the initial Conservation Fee Covenant for such Project. If the Resource Organization Designee or the Conservancy determines that the Conservation Fee Covenant is not consistent with the form of the initial Conservation Fee Covenant, the Resource Organization Designee, the Conservancy, TRC and any affected Project Sponsor shall meet and confer regarding revisions to the proposed amended and restated Conservation Fee Covenant. If they are unable to resolve their differences within ninety (90) days after the delivery of the proposal to the Resource Organization Designee and the Conservancy, then any of TRC, the Resource Organization Designee or the Conservancy may submit the matter to binding arbitration in accordance with Section 2.2(b). The Parties shall cooperate in good faith to ensure that the amended and restated Conservation Fee Covenants are finalized, executed, acknowledged and recorded in a timely manner after the location of such Residential Lots has been finally established, and, if requested in writing by TRC, the Conservancy shall execute, acknowledge and record a quitclaim deed terminating any interest in the original Conservation Fee Covenant that is applicable to non-Residential Lots.

2.3 Advance Obligation. To fund the operations of the Conservancy during the Advance Obligation Period, TRC shall make interest-free loans to the Conservancy (each an “Advance”) as follows: (a) Eight Hundred Twenty Thousand Dollars ($820,000) for calendar year 2008; (b) One Million Seventy Thousand Dollars ($1,070,000) per year for each of calendar years 2009 and 2010; and (c) Eight Hundred Thousand Dollars ($800,000) per year (to be prorated based on any partial calendar year) for each of calendar years 2011 through 2014, subject to increase as provided in Section 2.4 (for each calendar year, the “Advance Amount”). Unless otherwise agreed by TRC and the Conservancy, such Advances shall be payable as follows: for calendar year 2008, payments shall be made in two installments of Four Hundred Ten Thousand Dollars ($410,000) on or before July 1, 2008 and October 1, 2008 and thereafter Advances shall be paid in equal installments on or before January 1, April 1, July 1 and October 1 of each year the Advance Amount is due and payable.

2.4 Increase in Advance Amount for Mitigation. The Advance Amount shall increase to One Million Five Hundred Thousand Dollars ($1,500,000) per year (to be prorated based on any partial calendar year) at such time as the first Mitigation Transition Period for a Project Approval commences as provided in Section 3.10(e). TRC shall also provide: (a) during the Advance Obligation Period, as and when required by the Conservancy, as an Advance to the Conservancy, any Mitigation Costs, and (b) as and when required by Resource Agencies, as an Advance to the Conservancy, any Supplemental Mitigation Funding.

2.5 Extension of Advance Obligation Period. If (a) on or before the Outside Closing Date, the Resource Organizations have purchased Conservation Easements over any four (4) or more of the Acquisition Areas, or (b) the Advance Amount has increased as set forth in Section 2.4, then the Advance Obligation Period shall be extended through December 31, 2021.

2.6 Repayment of Advances. The Conservancy shall repay TRC for Advances, including any Advances for Mitigation Costs and Supplemental Mitigation Funding, from the Conservation Fees received by the Conservancy and shall not be obligated to make payment from any other source of funds. Until all Advances are repaid, payments shall be made as follows:

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(a) In any calendar quarter during the Advance Obligation Period, the Conservancy shall, as Conservation Fees are received by the Conservancy, use those fees to repay TRC for Advances made. Payments for each quarter shall be made no later than fifteen (15) days prior to the end of the calendar quarter.

(b) After the Advance Obligation Period, the amount repaid to TRC for Advances in any one calendar year shall be the amount, if any, by which the Conservation Fees received by the Conservancy in such calendar year exceed an amount equal to the Advance Amount (even though such Advances are no longer required), prorated for any partial year, plus the Mitigation Costs incurred for that year (the “Annual Funding Requirement”). Within forty-five (45) days after the end of each calendar year, the Conservancy shall determine whether a repayment of Advances described in this Section 2.6(b) is due to TRC for that year and remit any such repayment due to TRC within fifteen (15) days.

2.7 Initial Conservancy Operations. TRC and the Conservancy shall work cooperatively to ensure that the Conservancy can function effectively during the Advance Obligation Period, which may include some in-kind contributions from TRC to the Conservancy, including the use of equipment, supplies or other tangible resources, and the occupancy of office space for Conservancy employees in connection with the Conservancy’s operations and performance of the Conservancy’s Stewardship Rights and Obligations. To the extent that TRC makes in-kind donations to the Conservancy, use of the donated resources shall be under the direction and control of the Conservancy.

2.8 Use of Conservation Fees or Advances. The Conservancy shall spend sums received from the receipt of Conservation Fees (or Advances) for: (a) Conservancy operations and staffing consistent with Land Trust Alliance Standards for conducting necessary activities in connection with the dedication or acquisition of the Conservation Easements; (b) monitoring and enforcing, or causing to be monitored and enforced, the Conservation Easements; (c) monitoring and implementing, or causing to be monitored and implemented, all Mitigation obligations; and (d) developing, implementing and enforcing the RWMP.

2.9 Other Uses of Conservation Fees. The Conservancy may, as an ancillary function of the Conservancy’s operations, enhance and restore the Conservation Values of the Conservation Easement Area and acquire in-holding properties or other properties outside of the Ranch that are related to the Conservancy’s mission and have a biological nexus to the Ranch; provided, however, that (a) Advances may not be used for such activities, and (b) Conservation Fees can only be used for such activities if, (i) the Conservancy is currently fulfilling and reasonably determines that it will have the future funding to continue to fulfill the obligations and activities set forth in Section 2.8 and (ii) all outstanding Advances have been repaid to TRC. Revenue generated from sources other than Conservation Fees and Advances (including investment income earned on either) shall not be subject to the limitations in this Section 2.9.

2.10 Prohibition on Use of Conservation Fees. In no event shall any proceeds of the Conservation Fees or Advances be: (a) utilized to finance litigation relating to a Project, Project Approvals or a Potential Project (other than as required to collect Conservation Fees and/or defend the Conservancy in connection with a lawsuit relating to the enforcement of the Conservation Fee Covenant); (b) during the Advance Obligation Period, utilized to finance

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political action or advocacy except (i) in connection with Governmental Agency funding of Conservancy acquisitions and programs, (ii) in connection with regulation or legislation pertaining to transfer fees (as defined in California Civil Code Section 1098) or (iii) as otherwise approved by the unanimous vote of the Conservancy Board; (c) paid to an entity that is not a Qualified Recipient; or (d) utilized in a manner that would violate the provisions of the Davis-Stirling Common Interest Development Act (California Civil Code Section 1350 et seq.) or other applicable laws.

3. RANCH-WIDE MANAGEMENT PLAN.

3.1 Ranch-Wide Management Plan. The Conservancy shall adopt a RWMP for the Conservation Easement Area as provided in this Agreement. The RWMP shall:

(a) Identify and assess the Conservation Values of the Conservation Easement Area and opportunities for protection, enhancement and restoration of those Conservation Values;

(b) Establish sustainable strategies for the stewardship of the Conservation Easement Area with appropriate provision for both the protection of the Conservation Values of the Conservation Easement Area and the continued use of the Conservation Easement Area for the Reserved Rights;

(c) Establish reasonable and economically feasible conservation goals and objectives for the Conservation Easement Area including with regard to the following:

(i) Promotion and restoration of native biodiversity and ecosystem values.

(ii) Protection and enhancement of natural watershed functions and stream and aquatic habitat quality.

(iii) Maintenance of healthy, diverse native forests.

(iv) Protection of human life and property, public safety, and natural resource values from wildfire, recognizing that fire is a natural ecological process.

(v) Protection and appropriate restoration and interpretation of significant historic and cultural resources.

(vi) Protection of scenic vistas and rare visual resources.

(d) Achieve the RWMP goals and objectives through the establishment of BMPs for permitted uses of the Conservation Easement Area, identifying appropriate Conservation Activities, monitoring programs, and research consistent with Paragraph 3 of Exhibit M and providing flexibility to implement BMPs and Conservation Activities in an adaptive fashion to achieve the RWMP conservation goals and objectives all in accordance with the applicable Management Standard;

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(e) Provide opportunities for significant, well managed public access through a Public Access Plan developed in accordance with Section 3.11; and

(f) Establish environmental education and outreach programs, including maintaining relationships with local Native American groups.

3.2 Interim RWMP Process. Within one (1) year from the Effective Date, TRC shall draft a planning document (the “Interim RWMP”) in cooperation with the Conservancy which includes: (a) a list and summary of currently available reports and other materials documenting baseline conditions of the Conservation Easement Area; (b) a list of proposed BMPs for each of the Reserved Rights (other than the Core Activities) consistent with the Current Stewardship Standard; (c) a list of proposed geographic sub-areas which shall receive priority in the development of additional baseline evaluations and sub-area conservation goals in the RWMP; (d) a proposed interim public access plan developed in accordance with Section 3.11 including provision for docent-led tours to specified portions of the Conservation Easement Area and Bear Trap Canyon; and (e) a general process and timeline proposed for implementation of the RWMP, including information needs for future revisions of the RWMP. TRC shall bear all costs in connection with its preparation of the Interim RWMP. TRC shall meet and confer with the Conservancy while developing the Interim RWMP, and TRC and the Conservancy shall work cooperatively and in good faith to finalize a mutually agreeable Interim RWMP for adoption by the Conservancy Board.

3.3 Initial RWMP. Upon the Conservancy’s adoption of the Interim RWMP, the Conservancy shall commence baseline studies and monitoring of the Conservation Easement Area in accordance with the Interim RWMP and the preparation of the RWMP in accordance with Section 3.1. The initial RWMP shall be completed promptly, but not later than the end of the Initial Period. The initial RWMP shall clearly establish conservation goals and objectives designed to preserve and enhance the Conservation Values present on the Conservation Easement Area on a sub-area or management unit basis as of the Effective Date as documented in the baseline studies and monitoring for any designated sub-area or management unit, taking into account seasonal variations and other climate cycles and the Reserved Rights. Throughout the development of the initial RWMP, TRC and the Conservancy shall meet and confer to discuss the progression of the baseline studies and development of the initial RWMP. TRC and the Conservancy shall work cooperatively and in good faith to ensure the completion of the baseline studies and the initial RWMP. Upon completion of the initial RWMP, the Conservancy Board shall adopt the initial RWMP. The RWMP may include, among other items, BMPs for soil and water conservation, erosion control, grazing management, pest management, nutrient management, wildlife management, public access programs, water quality and habitat protection on the Conservation Easement Area. Subject to the terms of this Agreement, BMPs may include, without limitation: (a) controls on the active introduction and spread caused by TRC of non-native exotic invasive plant and animal species; (b) residual dry matter guidelines, which may vary according to slope, soil, precipitation and other conditions; and (c) other practices to protect water quality, and riparian and other native habitats and species within the Conservation Easement Area, all consistent with the applicable Management Standard.

3.4 Future Revisions to RWMP. The Parties recognize that changes in economic conditions, in weather cycles, in technologies, in conservation practices and in the

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Conservancy’s understanding of Conservation Values will dictate an evolution and adaptation of the management of the Conservation Easement Area, consistent with the purposes of this Agreement. The Conservancy shall update the RWMP (in consultation with the Owner Designee) every five (5) years after the Initial Period and as otherwise needed to address such changes in accordance with Section 3.1. All RWMP updates and amendments shall be approved by the Conservancy Board.

(a) In addition to informal consultations, at least one (1) year prior to adopting a five (5) year RWMP update, the Conservancy shall notify the Owner Designee of its intent to do so and shall invite the Owner Designee to suggest revisions to the RWMP. The Conservancy shall consider these comments in good faith, and at least ninety (90) days prior to adopting a five (5) year RWMP update, the Conservancy shall provide the Owner Designee with a draft of the proposed update together with a report discussing the reasons necessitating such revisions, any impact that the proposed revisions might have on the Reserved Rights, and responding to the suggestions made by the Owner Designee at the commencement of the update process.

(b) In some circumstances it may be necessary or prudent to amend the RWMP independently of the five (5) year update process. Amendments may be initiated by the Conservancy or proposed by the Owner Designee by providing notice of the proposed amendment to the other. Promptly after receipt of such notice, the Owner Designee and the Conservancy shall meet and confer to discuss the revisions proposed in the notice and each shall consider the proposed amendments in good faith. In addition, if the Owner Designee determines in good faith that changing conditions make any BMPs required by the RWMP infeasible, impracticable or ineffective in meeting the applicable Management Standard, the Owner Designee may provide the Conservancy notice of its proposal to suspend the implementation of the BMPs and shall recommend alternative BMPs to the Conservancy, which the Conservancy shall consider in good faith. If the Conservancy has not responded to the Owner Designee’s proposed suspension of the original BMPs within ninety (90) days after receipt of the Owner Designee’s notice, Owner may suspend the implementation of the original BMPs and shall not be required to re-commence the implementation of such original BMPs unless the Conservancy Board determines that such original BMPs are the most cost-effective, reasonable and practicable methods available to meet the applicable Management Standard.

3.5 Implementation of RWMP. This Agreement provides for the phased acquisition by the Conservancy (or Alternate Easement Holders) of Conservation Easements over the Conservation Easement Area. As such Conservation Easements are granted, each Conservation Easement shall govern the conduct of Reserved Rights and the implementation of the RWMP within the applicable Conservation Easement Area. Nothing in this Agreement shall interfere with Owner’s rights to conduct the Core Activities. In order to protect the Conservation Values of the Conservation Easement Area, this Section 3.5 provides for the phased implementation of the BMPs set forth in the RWMP to govern the conduct of the Reserved Rights (other than Core Activities) within the Conservation Easement Area during the period prior to the conveyance of Conservation Easements as follows:

(a) Upon the Effective Date and until the adoption of an Interim RWMP, Owner shall manage and use the Conservation Easement Area in a manner consistent

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with Exhibit M, and, recognizing that BMPs have not yet been established, generally consistent with TRC’s practices as of the Effective Date, taking into account, where applicable and feasible, the intent of Section 3.1. Owner shall have any and all rights pursuant to Exhibit M.

(b) Following adoption of the Interim RWMP and until the adoption of the RWMP, TRC and Owner shall manage and use the Conservation Easement Area consistent with Exhibit M, and shall commence and diligently pursue implementation of the BMPs set forth in the Interim RWMP for all Reserved Rights on the Conservation Easement Area consistent with Exhibit M. Owner shall have any and all rights pursuant to Exhibit M.

(c) Following adoption of the RWMP pursuant to Section 3.3, or subsequent updates pursuant to Section 3.4, Owner shall manage and use the Conservation Easement Area consistent with Exhibit M, including implementation of BMPs as set forth in the RWMP, and Owner shall have any and all rights pursuant to Exhibit M.

3.6 Entry and Access to Conservation Easement Area.

(a) Access Procedure. In order to provide for Owner’s operational, safety and other considerations, all entry on and access to the Conservation Easement Area by the Conservancy and the Resource Organizations (as applicable), and their respective employees, agents and contractors, in connection with this Agreement shall be in accordance with the procedure set forth in this Section 3.6, or such other procedure as Owner and the Conservancy may agree in writing; provided, however, that promptly after the Effective Date, the Conservancy and the Owner Designee shall develop specific policies and procedures that shall permit the Conservancy to access the Conservation Easement Area for routine inspection and monitoring activities consistent with the operational, safety and similar considerations on not more than forty-eight (48) hours prior written notice; and further provided that the Parties shall cooperate with one another to develop an agreement that shall provide the Conservancy and its employees with entry on and access to the Conservation Easement Area with forty-eight (48) hours prior written notice (or less if agreed to by the Parties) for occasional tours in connection with securing funding for the acquisition of an Acquisition Area. This Section 3.6 shall not apply to any Public Access to the extent that such Public Access is permitted by Section 3.11.

(i) If either the Conservancy or the Resource Organizations (the “Requesting Party”) desire to enter on and access the Conservation Easement Area to perform an activity that such Requesting Party is permitted to perform under the terms of this Agreement, then the Requesting Party shall provide Owner with an Access Notice at least ten (10) days prior to the date the Requesting Party desires to enter on the Conservation Easement Area. If, in Owner’s reasonable determination, there are operational, safety or other reasonable impediments to the entry and access proposed by the Requesting Party, then Owner may respond to the Requesting Party within such ten (10) day period to identify such impediments, and Owner and the Requesting Party shall cooperate with one another to develop a reasonable schedule and manner of entry on and access to the Conservation Easement Area that reasonably addresses the impediments identified by Owner. Notwithstanding the foregoing, the Conservancy shall not be required to follow the access procedure set forth in this Section 3.6(a)(i) in cases where the Conservancy reasonably determines that immediate entry on the Conservation Easement Area is required on account of an imminently threatened or continuing violation of this Agreement,

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provided that the Conservancy shall use reasonable efforts to give notice of entry to Owner at the time of entry, and the Conservancy shall give Owner written notice of such entry as soon thereafter as practicable.

(ii) All entry on and access to the Conservation Easement Area shall (A) be at reasonable times (except in cases where the Conservancy reasonably determines that immediate entry on the Conservation Easement Area is required in accordance with Section 3.6(a)(i)), (B) be in accordance with Owner’s then-current, reasonable requirements for entry on the Conservation Easement Area (except in cases where the Conservancy reasonably determines that immediate entry on the Conservation Easement Area is required in accordance with Section 3.6(a)(i), any such requirements regarding prior notice of the Conservancy’s entry shall apply only to the extent reasonable under the circumstances), and (C) not unreasonably interfere with Owner’s authorized use and quiet enjoyment of the Conservation Easement Area. In addition, Owner shall have the right to have one (1) or more representatives accompany the Requesting Party, its employees, agents and contractors, during any entry on and period of access to the Conservation Easement Area, and any entry on and access to the Conservation Easement Area by the Resource Organizations shall be by no more than ten (10) of the Resource Organizations’ officers, directors, employees and agents, at any given time, without the prior written consent of Owner.

(b) Insurance Requirements.

(i) The Conservancy, and, as a condition to access to the Conservation Easement Area, any Resource Organization, shall obtain and maintain a policy of commercial general liability insurance insuring against bodily injury and property damage with respect to their respective activities and the activities of their employees, agents, and invitees (including, but not limited to as to the Conservancy’s policy, any person who obtains access to the Conservation Easement Area pursuant to Section 3.11) on the Conservation Easement Area. Each policy, which may be in the form of an umbrella policy covering other activities or properties, shall be written as primary insurance, have an initial combined limit of coverage not less than $5,000,000, which shall be adjusted from time to time thereafter as commercially reasonable and provided any increase in coverage is available upon commercially reasonable terms, and shall name Owner, any lender with a loan secured by all or a part of the Conservation Easement Area, as indicated by Owner in writing, and any other party reasonably requested in writing by Owner as additional insureds. The Conservancy and each such Resource Organization shall obtain and maintain a policy of comprehensive automobile liability insurance with a policy limit of not less than $1,000,000 each accident for bodily injury and property damage, and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned, and Worker’s Compensation with statutory limits. Not more often than once per year and upon not less than sixty (60) days prior written notice, the Owner Designee may require the Conservancy (and any Resource Organization, as applicable) to increase the insurance limit set forth above or to provide other forms of insurance, as commercially reasonable in light of the activities of the Conservancy (or such Resource Organization) and its employees, agents, and invitees on the Conservation Easement Area, provided that such increase or other forms of insurance is available upon commercially reasonable terms.

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(ii) Owner shall obtain and maintain a policy of commercial general liability insurance insuring against bodily injury and property damage with respect to the activities on the Conservation Easement Area(s) of Owner and Owner’s employees, agents, and invitees. The policy, which may be in the form of an umbrella policy covering other activities or properties where Owner is involved, shall be written as primary insurance, have an initial combined limit of coverage not less than $5,000,000, which shall be adjusted from time to time thereafter as commercially reasonable, and shall name the Conservancy (and during the Option Period, the Resource Organizations) as additional insureds. Owner shall obtain and maintain a policy of comprehensive automobile liability insurance with a policy limit of not less than $1,000,000 each accident for bodily injury and property damage, and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned, and Worker’s Compensation with statutory limits.

(iii) Promptly following the Effective Date, and no less than fifteen (15) days prior to the expiration of any required coverage, each Party shall deliver to the other a certified copy of its insurance policy or policies or a certificate issued by the insurance company (in a form reasonably satisfactory to the other Party), evidencing compliance with the insurance requirements under this Section 3.6.

(iv) The insurance requirements in this Section 3.6 shall not in any way limit, in either scope or amount, the indemnity obligations separately owed by Owner, the Conservancy and the Resource Organizations under this Agreement.

(c) Indemnifications.

(i) By Owner. Owner shall hold harmless, protect, defend (with counsel reasonably approved by the Conservancy and/or the Resource Organization Designee, as applicable) and indemnify the Conservancy Indemnified Parties and Resource Organization Indemnified Parties from and against any and all Claims arising from or in any way connected with: (A) any violation by Owner of any Applicable Law in connection with the Conservation Easement Area; or (B) except to the extent of the negligence or willful misconduct of any of the Conservancy Indemnified Parties or Resource Organization Indemnified Parties, any injury to or the death of any person, or physical damage to any property, resulting from any act, omission, condition, or other matter related to or occurring on or about the Conservation Easement Area; provided, however, that Owner’s obligations under this Section 3.6(c)(i) shall not apply to the extent that any Claim results from or is in any way connected with the following except to the extent of the gross negligence or willful misconduct of any of the Owner Indemnified Parties: (1) any entry upon the Conservation Easement Area by any of the Conservancy Indemnified Parties or Resource Organization Indemnified Parties or any person permitted access to the Conservation Easement Area in connection with any Public Access or Conservation Activity or pursuant to Article 3 or Section 8.6, (2) any Public Access or Conservation Activity, or (3) any act, omission, condition, or other matter related to or occurring on or about the Conservation Easement Area in connection with any Conservancy Indemnified Party’s activities pursuant to Article 3 or the RWMP.

(ii) By the Conservancy. The Conservancy shall hold harmless, protect, defend (with counsel reasonably approved by Owner) and indemnify the

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Owner Indemnified Parties from and against any and all Claims arising from or in any way connected with: (A) any violation by the Conservancy of any Applicable Law in connection with the Conservation Easement Area; or (B) any injury to or the death of any person, or physical damage to any property, resulting from or in any way connected with (1) any entry upon the Conservation Easement Area by any of the Conservancy Indemnified Parties or any person permitted access to the Conservation Easement Area in connection with any Public Access or Conservation Activity, (2) any Public Access or Conservation Activity, or (3) any act, omission, condition, or other matter related to or occurring on or about the Conservation Easement Area in connection with the Conservancy’s activities pursuant to Article 3 or the RWMP; or (C) any Hazardous Materials generated, treated, stored, used, released, disposed of, deposited or abandoned in, on, under or from the Conservation Easement Area by any Conservancy Indemnified Party or by any person permitted access to the Conservation Easement Area pursuant to Article 3 or Section 8.6 or in connection with any Public Access or Conservation Activity, or any exacerbation of an existing condition related to Hazardous Materials or underground storage tanks in, on, under or from the Conservation Easement Area by any Conservancy Indemnified Party or any person permitted access to the Conservation Easement Area pursuant to Article 3 or Section 8.6 or in connection with any Public Access or Conservation Activity; provided, however, that the Conservancy’s and the Resource Organizations’ obligations under Section 3.6(c)(ii)(B) and (C) shall not apply to the extent that any Claim results from the gross negligence or willful misconduct of any of the Owner Indemnified Parties.

(iii) By the Resource Organizations. The Resource Organizations shall hold harmless, protect, defend (with counsel reasonably approved by Owner) and indemnify the Owner Indemnified Parties from and against any and all Claims arising from or in any way connected with: (A) any violation by the Resource Organizations of any Applicable Law in connection with the Conservation Easement Area; or (B) any injury to or the death of any person, or physical damage to any property, resulting from or in any way connected with any entry upon the Conservation Easement Area by any of the Resource Organization Indemnified Parties; or (C) any Hazardous Materials generated, treated, stored, used, released, disposed of, deposited or abandoned in, on, under or from the Conservation Easement Area by any Resource Organization Indemnified Party or by any person permitted access to the Conservation Easement Area pursuant to Section 8.6, or any exacerbation of an existing condition related to Hazardous Materials or underground storage tanks in, on, under or from the Conservation Easement Area by any Resource Organization Indemnified Party or any person permitted access to the Conservation Easement Area pursuant Section 8.6; provided, however, that the Resource Organizations’ obligations under Section 3.6(c)(iii)(B) and (C) shall not apply to the extent that any Claim results from the gross negligence or willful misconduct of any of the Owner Indemnified Parties.

(iv) Hazardous Materials Liability. Without limiting the obligations of Owner under Section 3.6(c)(i), Owner hereby releases and agrees to indemnify, protect and hold harmless the Conservancy Indemnified Parties and the Resource Organization Indemnified Parties from and against any and all Claims arising from or connected with any Hazardous Materials or underground storage tanks present, alleged to be present, or otherwise associated with the Conservation Easement Area at any time, except any Hazardous Materials generated, treated, stored, used, released, disposed of, deposited or abandoned on the

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Conservation Easement Area (including by migration from adjacent property) by any Conservancy Indemnified Party or Resource Organization Indemnified Party or by any person granted access to the Conservation Easement Area pursuant to Article 3 or Section 8.6 or in connection with any Public Access or Conservation Activity, and except to the extent that any Conservancy Indemnified Party or Resource Organization Indemnified Party or any person granted access to the Conservation Easement Area pursuant to Article 3 or Section 8.6 or in connection with any Public Access or Conservation Activity exacerbates any existing condition related to Hazardous Materials or underground storage tanks in, on, under or from the Conservation Easement Area. This release and indemnification includes, but is not limited to, Claims for (A) injury to or death of any person or physical damage to any property; and (B) the violation or alleged violation of, or other failure to comply with, any Environmental Laws by Owner; provided, however that this release and indemnification shall not apply to the extent that any Claim results from or is in any way connected with the following except to the extent of Owner’s gross negligence or willful misconduct: (1) any entry upon the Conservation Easement Area by any of the Owner Indemnified Parties or any person permitted access to the Conservation Easement Area in connection with any Public Access or Conservation Activity or pursuant to Article 3 or Section 8.6, (2) any Public Access or Conservation Activity, or (3) any act, omission, condition, or other matter related to or occurring on or about the Conservation Easement Area in connection with any Conservancy Indemnified Party’s activities pursuant to Article 3 or the RWMP. If any action or proceeding is brought against any of the Conservancy Indemnified Parties by reason of any such indemnified Claim, Owner shall, at the election of and upon written notice from the Conservancy and/or the Resource Organization Designee (as applicable), defend such action or proceeding by counsel reasonably acceptable to the Conservancy Indemnified Party and/or the Resource Organization Indemnified Party.

(v) No Owner or Operator Liability. The Parties do not intend this Agreement to be, and this Agreement shall not be, construed such that it creates in or gives to the Conservancy and the Resource Organizations any of the following solely as the result of having entered into this Agreement:

(A) The obligations or liability of an “owner” or “operator” or “arranger,” as those terms are defined and used in Environmental Laws, including, but not limited to, CERCLA;

(B) The obligations or liabilities of a person described in 42 U.S.C. Section 9607(a)(3) or (4);

(C) The obligations of a responsible person under any applicable Environmental Laws;

(D) The right to investigate and remediate any Hazardous Materials associated with the Conservation Easement Area; or

(E) Any control over Owner’s ability to investigate, remove, remediate or otherwise clean up any Hazardous Materials associated with the Conservation Easement Area.

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This provision, however, shall not relieve the Conservancy and the Resource Organizations from any obligations or liabilities for any of the foregoing to the extent that such obligations or liabilities arise as a result of or in connection with any activities of the Conservancy, the Resource Organizations, the Conservancy Indemnified Parties or the Resource Organization Indemnified Parties on or about the Conservation Easement Area.

3.7 Access to Documentation. As reasonably required in connection with the development of the RWMP, Owner shall provide the Conservancy with reasonable access to documentation in its possession or control that pertains to the Conservation Values of the Conservation Easement Area and the feasibility of BMPs in the Conservation Easement Area with all such access subject to Section 15.22; provided, however, in no event shall Owner be required to provide access to appraisals or valuation documents, attorney-client privileged information or proprietary or other documents or information prohibited or regulated for release as a result of TRC’s status as a publicly traded corporation.

3.8 Conservation Activities.

(a) Conservation Activity Coordination.

(i) During the Initial Period, the Conservancy, at its sole cost and expense, may perform a Conservation Activity in accordance with this Section 3.8 (and applicable provisions of Paragraph 3 of Exhibit M) with Owner’s prior written consent, which may be granted or withheld in Owner’s sole and absolute discretion. In connection with any proposed Conservation Activity, the Conservancy shall provide Owner with an Activity Notice at least thirty (30) days prior to the Conservancy’s commencement of the proposed Conservation Activity, and all other information reasonably required by Owner in order to evaluate the proposed Conservation Activity.

(ii) After the Initial Period, the Conservancy, at its sole cost and expense, may perform a Conservation Activity in accordance with this Section 3.8 (and applicable provisions of Paragraph 3 of Exhibit M). In connection with any proposed Conservation Activity, the Conservancy shall provide Owner with an Activity Notice at least thirty (30) days prior to the Conservancy’s commencement of the proposed Conservation Activity, and all other information reasonably required by Owner in order to evaluate the proposed Conservation Activity. Owner may object to any proposed Conservation Activity that Owner believes is not consistent with the Adaptive Management Standard or otherwise fails to comply with the requirements of Paragraph 3 of Exhibit M, which objection shall describe Owner’s objections in reasonable detail. If Owner delivers a notice of objection to the Conservancy, then the Conservancy shall be required to respond, in reasonable detail, to Owner’s objections before the Conservancy may enter the Conservation Easement Area to commence the proposed Conservation Activity.

(b) Commercial Activity; Buildings and Facilities. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Conservancy have the right to (i) conduct or permit to be conducted (except by Owner or any party claiming a right to the Conservation Easement Area by or through Owner) any commercial activity on, under or about the Conservation Easement Area, without the prior written consent of Owner; (ii) construct

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any buildings on the Conservation Easement Area, except for a visitor center, not to exceed 2,000 square feet in a location mutually agreed upon by the Conservancy and Owner, constructed in accordance with the Public Access Plan and with Owner’s prior written approval pursuant to Paragraph 3 of Exhibit M and Section 3.8(a); or (iii) construct any other structure or improvement of any other kind on the Conservation Easement Area, except (A) as reasonably required to carry out a Conservation Activity consistent with Paragraph 3 of Exhibit M, (B) a facility specifically included in the Public Access Plan, including, without limitation, trail improvements, benches, picnic tables, ramadas, restrooms, and environmental campsites, or (C) a structure or improvement that is consistent with the Conservation Purpose, with Owner’s prior written consent, which consent shall not be unreasonably withheld if the proposed structure or improvement is consistent with the Adaptive Management Standard and is not located within a Designated Farm Area, Designated Mining Area, Designated Oil and Gas Area or Designated Water Bank Area.

(c) Documentation of Completion of Conservation Activities. The Conservancy shall give Owner written notice promptly following the successful completion of any Conservation Activity. Following Owner’s receipt of such notice, Owner and the Conservancy, at the Conservancy’s sole cost and expense, shall jointly and cooperatively document the biological and physical condition of the portion of the Conservation Easement Area affected by the Conservation Activity. Any documentation prepared pursuant to this Section 3.8(c) shall be for informational purposes only in connection with applying subsection (d) of the definition of the Adaptive Management Standard, and shall not be binding on either Party.

(d) Costs and Liabilities.

(i) In General. Except to the extent otherwise stated in this Agreement or to the extent of any Public Access, Conservation Activity or any acts by the Conservancy, pursuant to Sections 3.8(a) or 3.8(b) or the RWMP, (A) Owner retains its respective responsibilities and shall bear its respective costs and liabilities of any kind related to the ownership, operation, upkeep, and maintenance of the Conservation Easement Area; and (B) Owner agrees that the Conservancy shall have no duty or responsibility for the operation, upkeep or maintenance of the Conservation Easement Area, the monitoring of hazardous conditions thereon, or the protection of Owner, the public or any third parties (except for members of the Public or third parties that are permitted access in connection with any Public Access or Conservation Activity) from risks relating to conditions on the Conservation Easement Area. Notwithstanding the foregoing provisions of this Section 3.8(d), the Conservancy shall be responsible, and shall bear all costs and liabilities of any kind related to Public Access or to the Conservation Activities, including, but not limited to, the incremental upkeep of the Conservation Easement Area due to Public Access or the Conservation Activities; provided, however, nothing in this Section 3.8(d) shall be construed as limiting Owner’s obligations to comply with the applicable BMPs; and provided further that the Conservancy shall not be responsible for costs and liabilities to the extent resulting from Owner’s negligence if Owner actively undertakes any Conservation Activity on the Conservancy’s behalf. Owner shall be solely responsible for obtaining any applicable governmental permits and approvals for any activity or use permitted by this Agreement that is undertaken by Owner, and any activity or use shall be undertaken in accordance with all Applicable Laws. The Conservancy shall be solely

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responsible for obtaining any applicable governmental permits and approvals for any activity or use permitted by this Agreement that is undertaken by the Conservancy, and any activity or use shall be undertaken in accordance with all Applicable Laws.

(ii) Taxes. Owner shall pay before delinquency all taxes, assessments, fees, and charges of whatever description levied on or assessed against the Conservation Easement Area by competent authority, including any taxes imposed upon, or incurred as a result of, the grant of a Conservation Easement Agreement, and shall furnish the Conservancy with satisfactory evidence of payment upon request. If any such taxes are levied against Owner or the Conservation Easement Area (or if the assessed value thereof is increased) as a result of any activities of the Conservancy on the Conservation Easement Area, including, but not limited to, any Public Access or Conservation Activity, then the Conservancy shall, upon demand, repay to Owner the amount so paid. Nothing in this Section 3.8(d)(ii) shall be interpreted to obligate Owner, and the Conservancy shall remain responsible, to pay any such taxes owed by the Conservancy as a result of a voluntary or involuntary transfer of the Conservancy’s interests in a Conservation Easement Agreement.

3.9 Enforcement of RWMP. The Conservancy shall act as the primary monitor of the RWMP and shall have the right to enforce compliance by Owner in accordance with Section 3.5. The Conservancy and the Owner Designee shall cooperatively review the RWMP implementation status periodically and the Conservancy may make recommendations to Owner regarding such implementation efforts which Owner shall consider in good faith. If the Conservancy alleges that Owner has not fulfilled its implementation obligations, including, but not limited to, all obligations of Owner under Section 3.5, then the Conservancy shall deliver written notice to Owner of the alleged failure in implementation. Within fourteen (14) days after delivery of such written notice, Owner and the Conservancy shall meet at a location that Owner and the Conservancy agree upon to discuss the circumstances of the alleged or threatened violation and to attempt to agree on appropriate corrective action. If Owner and the Conservancy determine that it is appropriate and desirable, a duly qualified expert in the subject matter of an alleged violation shall attend the meeting. Owner and the Conservancy shall each pay one-half of the costs of retaining the services of the such expert for such discussion; provided, however, if Owner and the Conservancy are unable to agree upon an expert, Owner and the Conservancy may each retain the services of an expert at its own expense. If Owner and the Conservancy are unable to agree on appropriate corrective action within thirty (30) days after such meeting, then the Conservancy may deliver a Notice of Breach to Owner in accordance with Section 12.3(a) and demand reasonable, particular corrective action to cure the violation and thereafter, if the alleged breach is not cured within the Cure Period, follow the procedures set forth in Sections 12.3(c) and 12.3(d), recognizing that the Conservancy’s sole remedy shall be an action for injunction or specific performance. The Resource Organizations acknowledge and agree that they have no right of enforcement under this Agreement for any alleged breach of the RWMP and waive any right or remedy in connection with a breach of this Agreement based on an alleged breach of the RWMP. The Parties agree that the limitation of remedies shall be strictly enforced based on the specifically negotiated terms of this Section 3.9.

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3.10 RWMP and Future Mitigation Requirements.

(a) Right to Mitigate. The Parties acknowledge and agree that Mitigation may also be required by Resource Agencies in connection with any Project Approvals (or similar approvals required for Potential Projects), and that pursuant to this Agreement Mitigation Areas within the Conservation Easement Area may be used at TRC’s discretion to mitigate the natural resource impacts of such Projects, Potential Projects and other permitted uses on the Ranch. The Parties expect that Mitigation will be consistent with and advance the goals and principles of the RWMP; however, actual Mitigation requirements will be established and enforced by the Resource Agencies. TRC (or a Project Sponsor designated by TRC) has the sole right to negotiate Mitigation requirements with Resource Agencies and TRC may designate any such Mitigation Areas to satisfy Mitigation requirements for Project Approvals (or similar approvals required for Potential Projects) and other permitted uses on the Ranch. TRC shall propose that any such Mitigation requirements in Mitigation Areas be managed by the Conservancy pursuant to those provisions of the RWMP applicable to such areas; provided, however, any Mitigation related requirements (including, but not limited to, land management requirements, conservation requirements, preservation and enhancement requirements, and monitoring and governance requirements) that are included in any Project Approval will apply in the event of any discrepancy (as determined by the Resource Agency or Agencies imposing the Mitigation requirements) between the RWMP and such Resource Agency approval. Nothing in this Section 3.10 shall preclude the Resource Organizations or the Conservancy from exercising any rights they may have to oppose Potential Projects pursuant to Section 10.5(b)(iv).

(b) Resource Agency Conservation Easement Terms and Conditions. The Parties recognize and agree that the Resource Agencies may or will require that Mitigation Areas be placed under a Conservation Easement under terms and conditions that may differ from the Form Conservation Easement, and that the Resource Agencies are not obligated to accept the Conservancy as the holder of a Conservation Easement or as an entity which is otherwise authorized to engage in Mitigation activities on Mitigation Areas. TRC shall in all instances propose to the Resource Agencies that the Conservancy be approved as the holder of the Conservation Easements and as an authorized entity to perform Mitigation activities on Mitigation Areas, and that the form of any required conservation easement be generally consistent with the Form Conservation Easement, including requirements relating to the RWMP. To the extent, however, that one or more Resource Agencies requires an Alternate Easement Holder for a Mitigation Area, or requires the use of a form other than the Form Conservation Easement, the Parties agree that if a Conservation Easement has not been recorded on the Mitigation Area pursuant to this Agreement, the form of conservation easement required by the Resource Agencies shall control and be binding on the Mitigation Area in lieu of the Form Conservation Easement. If a Conservation Easement encumbering the Mitigation Area has previously been granted to the Conservancy pursuant to this Agreement, such Conservation Easement shall (except, in the case of a Purchased Conservation Easement funded by a Governmental Agency, to the extent prohibited by Applicable Law) be modified or restated as required by the Resource Agencies, and the Conservancy agrees to acknowledge to the Resource Agencies, within thirty (30) days after a request by TRC to do so, its agreement to make such modifications or restatement, and thereafter to execute, acknowledge and provide for recordation of the conservation easement required by the Resource Agencies an instrument to such effect within sixty (60) days after TRC approval of the Resource Agency permit(s) imposing such

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requirements. The foregoing commitment by the Conservancy potentially to modify the provisions of previously granted Conservation Easements is made with the specific understanding that (i) any such modifications are expected to be designed to further the natural resource protection objectives of the Resource Agencies; (ii) it is in the Conservancy’s interest not to delay grant of such Conservation Easements to the final determination of such Resource Agency requirements, and (iii) Mitigation in accordance with Resource Agency requirements is a Core Activity, specifically permitted in the Form Conservation Easement . To the extent that one or more Resource Agencies require an alternate entity to perform Mitigation activities on Mitigation Areas, the Conservancy shall comply with any such requirements.

(c) Information Exchange. Promptly following the filing or submittal of any application for a Project Approval with a Resource Agency that contemplates any Mitigation Area within the Conservation Easement Area by TRC or a Project Sponsor, TRC shall provide a copy of such application to the Conservancy, and at the request of the Conservancy, shall meet and confer with the Conservancy and provide reasonably requested background information describing the proposed Mitigation. Thereafter, during the course of processing any such applications and the negotiation by TRC or the Project Sponsor, TRC and the Conservancy shall meet and confer periodically to keep the Conservancy generally informed of any changes to the proposed Mitigation.

(d) Good Faith Efforts. If TRC receives a written indication from any Resource Agency that indicates a reasonable likelihood that the Resource Agency will not approve the Conservancy as the holder of a Conservation Easement or as an entity which is otherwise authorized to engage in Mitigation activities on Mitigation Areas or will require substantial changes in the Form Conservation Easement (whether to the Conservancy or an Alternate Easement Holder), TRC shall promptly give notice thereof to the Conservancy. Thereafter, TRC and the Conservancy shall meet and confer in a good faith effort to develop a mutually agreeable written plan (the “Communication Plan”) that: (i) describes the steps to be taken to persuade the Resource Agency to approve the Conservancy as the holder of the Conservation Easement or as an entity which is otherwise authorized to engage in Mitigation activities on Mitigation Areas and/or (ii) outlines the appropriate responses to the suggested changes in the Conservation Easement Agreement consistent with the purpose and intent of this Agreement. Upon mutual agreement to the Communication Plan, TRC and the Conservancy shall work collaboratively in a good faith effort to implement the Communication Plan. In no event, however, shall TRC or any Project Sponsor be required to materially delay or jeopardize the grant of any Project Approval by a Resource Agency, or to modify the planned Mitigation activities.

(e) Mitigation Implementation. TRC shall be initially responsible for establishing, implementing and monitoring any Mitigation activities required for each Project Approval in a Mitigation Area during each Mitigation Implementation Period, unless otherwise mutually agreed by TRC and the Conservancy. During each Mitigation Transition Period, TRC and the Conservancy (and, if applicable, any Alternate Easement Holder responsible for Mitigation) shall meet and confer periodically to coordinate the transition of the Mitigation activities to the Conservancy (or to the Alternate Easement Holder), including establishing a budget for such activities. After the expiration of each Mitigation Implementation Period, and subject to any required Resource Agency approval, the Conservancy (unless an Alternate

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Easement Holder is responsible for such Mitigation Area) shall perform or cause to be performed all Mitigation activities required for the underlying Project Approval in a Mitigation Area as part of the Conservancy’s Stewardship Rights and Obligations. Nothing in this Agreement shall preclude the Conservancy, subject to Resource Agency requirements as provided in the applicable Conservation Easement, from contracting with TRC, Owner or any other party to actually perform, at the Conservancy’s cost, Mitigation activities for which the Conservancy is responsible. TRC and the Conservancy shall work cooperatively to ensure the efficient management and transition of the Mitigation activities to the Conservancy and the performance of the Conservancy’s Stewardship Rights and Obligations. The Parties acknowledge and agree that the amount of the Conservation Fee has been negotiated between the Parties with the expectation that, over time, Conservation Fees will provide adequate funding for satisfying Mitigation requirements for Project Approvals as part of the Conservancy’s Stewardship Rights and Obligations. It is also recognized, however, that the Resource Agencies may require TRC or a Project Sponsor to provide Supplemental Mitigation Funding. Supplemental Mitigation Funding provided to the Conservancy shall constitute an Advance which shall be subject to repayment from Conservation Fees as and when set forth in Section 2.6. The Conservancy shall not be responsible for mitigation obligations inside Development Areas or for the mitigation of cultural (historic or prehistoric) impacts unless the Conservancy separately agrees to be responsible for such obligations. Nothing in this Agreement shall obligate the Conservancy to implement or fund in any manner any Mitigation activities required by or otherwise imposed by any Governmental Agency prior to the Effective Date.

(f) Funding of Alternate Easement Holder. If TRC receives a written indication from any Resource Agency that such Resource Agency will require an Alternate Easement Holder, TRC and the Conservancy shall meet and confer in a good faith effort to agree on appropriate procedures, consistent with customary practices, to provide to the extent practicable fiscal controls designed to assure that the Mitigation Costs incurred by the Alternate Easement Holder are reasonable to meet all Resource Agency Mitigation requirements. If a Conservation Easement which includes a Mitigation Area is granted to an Alternate Easement Holder, or if the Resource Agency requires an alternate entity to perform Mitigation activities, the Conservancy shall be required to disburse Conservation Fees (or Advances) to the Alternate Easement Holder or the entity required by the Resource Agency to perform such activity in such a manner and at any such interval(s) required by the Resource Agency, or if no such manner or interval(s) are specified by the Resource Agency, no later than fifteen (15) days after the beginning of each calendar quarter, in an amount equal to the Mitigation Costs reasonably estimated by the Alternate Easement Holder for such calendar quarter. Within thirty (30) days after the end of each calendar year, the Alternate Easement Holder shall submit a report summarizing actual Mitigation Costs for such calendar year, with supporting documentation reasonably required by the Conservancy. In the event such report indicates that the disbursements made to the Conservancy to the Alternate Easement Holder for said calendar year exceed said actual Mitigation Costs, the Conservancy shall deduct the calculated excess from subsequent quarterly disbursement(s) to the Alternate Easement Holder. In the event such report indicates that the actual Mitigation Costs exceed the disbursements made by the Conservancy to the Alternate Easement Holder for each calendar year, the Conservancy shall disburse the calculated deficiency to the Alternate Easement Holder no later than forty-five (45) days after the end of such calendar year.

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(g) TRC’s Self-Help Right. If the Conservancy or an Alternate Easement Holder fails to perform or cause to be performed any Mitigation activities required to comply with Mitigation requirements for which either is responsible, TRC shall provide the Conservancy (and such Alternate Easement Holder, if applicable) with written notice detailing the alleged non-performance of such Mitigation obligations. TRC, any interested Project Sponsor and the Conservancy or Alternate Easement Holder shall meet and confer within fifteen (15) days after the Conservancy’s receipt of TRC’s notice to discuss the non-performance of such Mitigation obligations. Unless the Conservancy or Alternate Easement Holder commences the performance of such Mitigation obligations within ten (10) days after such meeting and thereafter diligently continues such performance, TRC may elect, after a further ten (10) day written notice to the Conservancy (and such Alternate Easement Holder, if applicable), to perform such Mitigation obligations, or cause such obligations to be performed, in which case no more than once every calendar month TRC shall submit a report summarizing actual Mitigation Costs for such month, with supporting documentation reasonably required by the Conservancy, and the Conservancy shall reimburse TRC for such costs no later than ten (10) days after receipt of the monthly report from TRC.

3.11 Public Access.

(a) Public Access Plan. Recognizing that the Public enjoyment of the Conservation Easement Area is a high priority for the Parties, and because the Conservation Values, including natural communities and habitats, are pristine and include diverse flora and fauna, scenic resources, and important cultural and historical resources, Owner agrees that significant and appropriate access to the Conservation Easement Area by the Public shall be provided and managed by the Conservancy, for the benefit of the people of the State of California. The Owner Designee and the Conservancy shall jointly and cooperatively prepare a comprehensive plan for access to the Conservation Easement Area by the Public in connection with the development of the RWMP in order to ensure significant, well managed Public Access to the Conservation Easement Area (the “Public Access Plan”). Components of the Public Access Plan shall include, but not be limited to: (i) encouraging and facilitating access by the Public, including to underserved communities and populations; (ii) selecting appropriate locations for Public Access, trails and facilities consistent with the RWMP to preserve the Conservation Values of the Conservation Easement Area; (iii) coordinating such Public Access with the Reserved Rights so that such Public Access does not unreasonably interfere with Owner’s or other occupant’s operation of the Conservation Easement Area for the Reserved Rights; and (iv) entry and use guidelines to ensure the safety of the Public while on the Conservation Easement Area. In addition, the Public Access Plan shall address private recreational use of the Conservation Easement Area, and may include authorization for such use (including commercial use) by Owner and its invitees in addition to the uses permitted in Paragraph 1(b)(2)(o) of Exhibit M, provided that such uses will not significantly impair the Conservation Values. The finalization and adoption of the Public Access Plan by the Conservancy Board, in accordance with the terms of the RWMP and this Section 3.11, shall be subject to approval by the Owner Designee, which approval shall not be withheld if the Public Access Plan is consistent with the Adaptive Management Standard. The approval of the Public Access Plan by the Owner Designee shall be binding on Owner and the Conservation Easement Area. In no event shall the Public Access Plan be amended without the approval of the Owner Designee, which shall not be unreasonably withheld, conditioned or delayed. The Conservancy

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shall have the ability to grant a revocable license to permit Public Access to the Conservation Easement Area for passive recreational uses, such as day hikes and overnight camping, only in accordance with the Public Access Plan and this Section 3.11. In no event, however, will the Conservancy have the right to permit Public Access in the Designated Farm Areas, Designated Mining Areas, Designated Oil and Gas Areas or Designated Water Bank Areas, without the prior written consent of Owner, which may be withheld in Owner’s sole and absolute discretion.

(b) No Public Rights Created. Neither the Public Access Plan nor this Agreement conveys any right of access to the public at large or to any individual or entity other than to the Conservancy. Nothing contained in the Public Access Plan or in this Agreement shall be deemed to be a gift or dedication of any portion of the Conservation Easement Area for use by the general public, and in no event shall any third party acquire any prescriptive rights in or over the Conservation Easement Area. Any Public Access authorized by the Conservancy pursuant to this Section shall, in addition to all other restrictions and limitations hereunder, be subject to limitation, modification, or termination by the Conservancy at any time. Owner shall have the right to require that the Conservancy, at its sole cost and expense, post signs on the Conservation Easement Area in accordance with California Civil Code Section 1008 in connection with any Public Access on the Conservation Easement Area.

(c) Bear Trap Canyon. In addition to Public Access in the Conservation Easement Area, TRC agrees that the Conservancy shall manage Public Access to Bear Trap Canyon through the use of docent-led tours consistent with the terms of the Public Access Plan and this Section 3.11(c). Promptly after the Effective Date, the Conservancy, TRC and the Project Sponsor for the TMV Development Area shall develop specific policies and procedures governing such access, consistent with the operational, safety and similar considerations, and subject to reasonable restrictions on the schedule, manner of entry on and access to the area. All such access shall (i) be at reasonable times, (ii) be in accordance with reasonable requirements for entry, including insurance and indemnification requirements, (iii) not unreasonably interfere with the use and quiet enjoyment of the TMV Development Area, and (iv) be respectful of the privacy of future residents, the nature of the development in the TMV Development Area, and the planning and development activities of the Project Sponsor in the TMV Development Area. In addition, Owner shall have the right to have one (1) or more representatives accompany the tour during any entry on and period of access to the area. As soon as reasonably practicable after Effective Date, TRC shall enter into, or shall cause the Project Sponsor for the TMV Development Area to enter into, a license agreement with the Conservancy to allow such access to Bear Trap Canyon by the Conservancy until such time as a permanent access arrangement between the Conservancy and TRC or the Project Sponsor is established. If the Bear Trap Canyon area is transferred prior to such permanent access arrangement, TRC shall require (or TRC shall cause the Project Sponsor for the TMV Development Area to require) any such transferee to assume the obligation to provide access in accordance with this Section 3.11(c).

3.12 Consultation with Conservancy on Leasing.

(a) Upon receipt of a notice of a five (5) year RWMP update pursuant to Section 3.4(a), Owner shall provide to the Conservancy within sixty (60) days a list of leases (including, but not limited to, grazing leases and wildlife management leases) covering any

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portion of the Conservation Easement Area with a term that will expire within the following six (6) years (including, without limitation, any Required Extension) together with a list of any new or amended leases Owner expects to enter into within the following six (6) years; provided, however, Owner’s failure to list a lease or provide notice of a new or amended lease shall not affect the validity of such lease entered into without such notice. This Section 3.12 shall not apply to leases for employee housing.

(i) As part of the five (5) year RWMP update, Owner may request that the Conservancy review the terms and conditions of any of these leases for the purpose of specifying in the RWMP update BMPs or Conservation Activities applicable to the proposed leased area which shall be applicable for the entirety of the term of the lease. As necessary, Owner and the Conservancy shall meet and confer to discuss BMPs and Conservation Activities that may be applicable in connection with such leases; provided, however, that any such proposal made by Owner regarding BMPs and Conservation Activities shall be subject to the agreement of the Conservancy, in its sole and absolute discretion, on the terms and conditions of any such proposal.

(ii) As part of the five (5) year RWMP update, the Conservancy may request that Owner consider Conservancy proposals to (A) acquire one or more of the leases for the expected term of the lease or such other term as may be mutually agreeable to the Conservancy and Owner and (B) acquire the rights or an interest in the rights to undertake or to cause Owner to refrain from undertaking one or more activities carried out or administered by Owner (e.g., non-leased wildlife management activities). As necessary, Owner and the Conservancy shall meet and confer to discuss the terms and conditions that may be applicable in connection with such proposals; provided, however, that any such proposal made by the Conservancy shall be subject to the agreement by Owner, in its sole and absolute discretion, on the terms and conditions of any such proposal.

(b) Not less than thirty (30) days prior to entering into a new lease or renewing or amending an existing lease covering a part of the Conservation Easement Area that was not included on the most recent list provided by Owner to the Conservancy pursuant to Section 3.12(a), Owner shall provide notice to the Conservancy that it will be entering into or renewing such a lease. If either Owner or the Conservancy wish to utilize the procedures set forth in Sections 3.12(a)(i) and (ii), then Owner or the Conservancy shall provide notice to the other within such thirty (30) day period. If such notice is delivered, the procedures set forth in Sections 3.12(a)(i) and (ii) shall be completed within fifteen (15) days after the delivery of such notice. The thirty (30) day notice period specified above shall be reduced to ten (10) days for (i) a lease that is being entered into following termination of an existing lease due to a default by the prior lessee and (ii) any lease with a term of less than five (5) years, including any renewal options.

3.13 Owner Designee. TRC (and any successor to TRC as the Owner Designee) shall meet and confer with the Conservancy not less than sixty (60) days prior to designating any new Owner Designee to obtain the comments of the Conservancy regarding the appropriate terms and conditions of such designation, which TRC shall consider in good faith. The Owner Designee shall, as a condition to such designation, acknowledge and agree to be bound by the provisions of this Agreement which pertain to the Owner Designee’s obligations.

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After such designation, TRC (and any successor to TRC as the Owner Designee) shall provide such Owner Designee with access to such information as described in Section 3.7 as may be necessary for the Owner Designee to perform its obligations under this Agreement. The Owner Designee shall keep Owner reasonably informed of its activities pursuant to this Agreement.

3.14 Termination of Sections. As of the date a Conservation Easement on which a Conservation Easement is recorded in favor of the Conservancy or an Alternate Easement Holder over a portion of the Conservation Easement Area, the provisions of Sections 3.2, 3.5, 3.6, 3.8, 3.9, and 3.11 shall not be operative as to such portion of the Conservation Easement Area, and the provisions of the applicable Conservation Easement Agreement shall govern.

4. STATE AND FEDERAL USES.

4.1 Pacific Crest Trail. As soon as reasonably practicable following the Effective Date, TRC shall dedicate an easement, or alternatively grant a permit, license or other comparable property interest, which shall in no event be a grant of fee interest, to up to 10,000 acres of the Ranch, in the general location identified on Exhibit I, to enable the realignment of the Pacific Crest Trail (“PCT”) through the Ranch (the “PCT Realignment”). The Parties shall work cooperatively and expeditiously following the Effective Date with the USFS and the PCTA: (a) to finalize the trail alignment and corridor location for the PCT Realignment, including the final boundaries of the PCT Realignment; (b) to negotiate acceptable terms and conditions of the easement, permit, license or other comparable property interest and other required legal documentation necessary to formalize the PCT Realignment; and (c) in connection with any necessary NEPA review and approvals or authorizations from Governmental Agencies for the PCT Realignment. As soon as the documentation for the PCT Realignment has been approved by TRC, the Resource Organization Designee, the Conservancy, USFS and PCTA and all required approvals required in connection therewith have been secured and the easement, permit, license or other comparable property interest has been executed and acknowledged by USFS and/or PCTA, TRC shall execute and acknowledge, deliver and cause to be recorded the easement, permit, license or other comparable property interest in the Official Records of Kern and Los Angeles Counties, respectively. USFS and/or PCTA and TRC shall each also sign and exchange any other required legal documentation. Subject to the approval of USFS, if the property interest effecting the PCT Realignment is not in the form of a conservation easement, TRC shall dedicate to the Conservancy (or Alternate Easement Holder) at the same time the PCT Realignment such property interest is recorded, a conservation easement covering the 10,000 acre portion of the Ranch in the general location identified in Exhibit I, which shall include the portion of the Ranch subject to the PCT Realignment. In designing and negotiating the terms of the PCT Realignment, TRC, the Resource Organizations and the Conservancy shall use their best efforts to ensure that the PCT Realignment shall not have a material adverse impact on any Conservation Values of the Conservation Easement Area or any impact on the Reserved Rights. Additionally, neither the Resource Organizations nor the Conservancy shall be required to assume any management, operation or maintenance obligations or costs respecting the PCT Realignment unless those obligations and costs have been agreed upon in a legally binding written agreement signed by the TRC and the Conservancy assuming such obligations and/or costs, other than in connection with any Conservation Easement granted to the Conservancy.

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4.2 California State Park. Subject to the terms and conditions of Sections 7.2 and 7.3, it is the intention of the Parties that a State Park be created within the Dedicated Conservation Easement Areas and/or the Acquisition Areas. Following the Effective Date, the Parties agree to use their reasonable best efforts to work with California State Parks to: (a) define the size and location of the proposed State Park; (b) study the operational and infrastructure needs for the proposed State Park; (c) resolve issues relating to the operation of a State Park and its effect on Conservation Activities, Mitigation, Reserved Rights and the Conservation Easement Area; (d) determine appropriate property interests required to operate the State Park; (e) acquire such other information and conduct such studies as may be required to understand and fulfill the objective of creating a State Park; and (f) cooperate with California State Parks in connection with any necessary CEQA review, approvals or authorizations from Governmental Agencies for such a State Park; provided, however, that TRC is not obligated to incur any costs on behalf of the Resource Organizations, the Conservancy or any third party in pursuing this objective (except that the Conservancy may use Advances for this purpose). As part of any acquisition of an interest in the Ranch for the purposes of a State Park, TRC and the Conservancy shall work cooperatively with California State Parks to develop a comprehensive land use plan for the integration of the State Park into the Ranch which may allow for structures and other appurtenant improvements and uses consistent with future State Park uses and needs. Any sale of a fee interest in the Dedicated Conservation Easement Areas, the Acquisition Areas and/or the Unpurchased Acquisition Areas for the State Park shall be subject to the terms and conditions of Sections 7.2 and 7.3.

4.3 University of California Natural Reserve. After the Effective Date, TRC and the Conservancy shall work cooperatively with the University of California Natural Reserve System to determine whether a portion of the Conservation Easement Area might be (a) viable for inclusion as a future University of California Natural Reserve or (b) utilized by students, teachers, and researchers from the University of California for scientific study. Any use of the Conservation Easement Area by the University of California must be approved by both TRC and the Conservancy as to the location, size and specific use of any such areas and consistent with terms and conditions of the RWMP and the applicable Conservation Easement Agreement. TRC and the Conservancy shall work cooperatively with the University of California in connection with any necessary CEQA review, approvals or authorizations from Governmental Agencies for any such University of California Natural Reserve.

4.4 Bakersfield National Cemetery. In connection with the contemplated transfer of the Bakersfield National Cemetery to the United States Department of Veterans Affairs, TRC shall request that the deed conveying fee interest in the Bakersfield National Cemetery to the United States Department of Veterans Affairs contain a reversionary right in favor of TRC if the Bakersfield National Cemetery is devoted to any use other than as a National Cemetery; provided, however, that TRC is under no obligation to require such a reversionary right as a condition to any such transfer. If fee interest in the Bakersfield National Cemetery reverts to TRC, TRC shall tender to the Conservancy, without payment of further consideration to TRC, a conservation easement over the Bakersfield National Cemetery area generally consistent with the Form Conservation Easement on the later of (a) the date on which the Conservation Easement Agreement for White Wolf is tendered to the Conservancy or an Alternate Easement Holder or (b) ninety (90) days after the fee interest reverts to TRC.

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5. DEDICATED CONSERVATION EASEMENTS.

5.1 Dedicated Conservation Easements. At the times specified in Section 5.2 and substantially in conformance with the CE Conveyance Plan, TRC shall tender to the Conservancy (or Alternate Easement Holder) the Dedicated Conservation Easements encumbering the Dedicated Conservation Easement Areas. The provisions of Article 8 shall apply, where applicable, to Dedicated Conservation Easements.

5.2 Dedicated Conservation Easement Phasing. Within ninety (90) days after a Development Milestone is achieved (or sooner, as to all or portions of such Linked Acreage, at TRC’s election), TRC shall tender to the Conservancy (or an Alternate Easement Holder, as applicable) a Dedicated Conservation Easement encumbering the Linked Acreage identified on Exhibit F, associated with such Development Milestone. Notwithstanding the foregoing, TRC shall be obligated to promptly execute and tender to the Conservancy (or an Alternate Easement Holder, as applicable) all Conservation Easement Agreements as to the Linked Acreage for the Centennial, Grapevine and TMV Development Areas in accordance with the following schedule:

(a) TRC shall tender the Dedicated Conservation Easements encumbering the Linked Acreage for the Centennial Development Area not more than twenty-five (25) years after the First Entitlement Date;

(b) TRC shall tender the Dedicated Conservation Easements encumbering the Linked Acreage for the Grapevine Development Area not more than thirty (30) years after the First Entitlement Date; and

(c) TRC shall tender the Dedicated Conservation Easements encumbering the Linked Acreage for the TMV Development Area not more than twenty (20) years after the First Entitlement Date.

5.3 Dedicated Conservation Easement Area Legal Descriptions.

(a) TRC shall, not less than six (6) months prior to the date on which it is anticipated that TRC shall tender a particular Dedicated Conservation Easement, at TRC’s sole cost and expense, provide a surveyed metes and bounds legal description for that Dedicated Conservation Easement Area to the Conservancy consistent with this Section 5.3.

(b) The Parties recognize that the size and location of the Dedicated Conservation Easement Areas as depicted on Exhibit E are general and imprecise given the size of the areas depicted and that subsequent surveying of such Dedicated Conservation Easement Areas is likely to result in deviations from the attached depictions based on terrain and natural resource considerations. TRC, in consultation with the Conservancy, shall have the right to make adjustments in the boundaries of the Dedicated Conservation Easement Areas as depicted on Exhibit E (while maintaining the total approximate area in each such Dedicated Conservation Easement Area) to avoid areas that TRC reasonably determines could be required as Mitigation Areas. Furthermore, in all cases, recordation of a Final Map will be required to define the boundaries of each Development Area (and, if applicable, Unpurchased Acquisition Area). Accordingly, the Parties acknowledge and agree that the Dedicated Conservation Easement

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Areas have been designed with a buffer zone of approximately five hundred (500) feet between the initial Dedicated Conservation Easement Area boundary and the expected Development Area boundary (and, if applicable, Unpurchased Acquisition Area boundary) so as to allow TRC to make final boundary adjustments to Dedicated Conservation Easement Areas where Development Areas (and, if applicable, Unpurchased Acquisition Areas) are adjacent to existing or contemplated Dedicated Conservation Easement Area(s). TRC and the Conservancy (or Alternate Easement Holder) shall amend in writing the legal description in the applicable Dedicated Conservation Easement Agreement to include the buffer zone areas which are not included in the Development Area (and, if applicable, Unpurchased Acquisition Area), and shall record such amendment in the Official Records of the applicable County, not later than the earlier of (i) the date boundaries of the adjoining Development Area (and, if applicable, Unpurchased Acquisition Area) have been finalized pursuant to a Final Map or (ii) thirty (30) years after the First Entitlement Date. The area included in the supplemental dedication shall fairly approximate the area included in the buffer zone at the time of the initial dedication. TRC shall, at its sole cost and expense, obtain a surveyed metes and bounds legal description for the supplemental dedication area and, for each supplemental dedication, an amended policy of title insurance including such supplemental dedication area.

(c) Prior to finalizing each legal description, TRC shall provide a draft of the legal description to the Resource Organization Designee for review and approval which shall not be unreasonably withheld, conditioned or delayed.

5.4 Dedicated Conservation Easement Agreements. Not less than six (6) months prior to the date on which it is anticipated that TRC shall tender a particular Dedicated Conservation Easement, TRC shall commence drafting a Conservation Easement Agreement and enter into related discussions with the Conservancy (or Alternate Easement Holder) regarding area-specific inclusions to the Form Conservation Easement which shall be otherwise consistent with the provisions of Article 8. TRC and the Conservancy agree, and each Alternate Easement Holder shall agree as a condition to its appointment, to undertake diligent efforts to finalize the form of each Conservation Easement Agreement within the aforementioned six-(6) month period.

5.5 Dedicated Conservation Easement Agreement Recordation.

(a) No later than date set forth in Section 5.2, TRC and the holder of the applicable Dedicated Conservation Easement shall each deposit one (1) fully executed counterpart of the Conservation Easement Agreement into an escrow established at a title company selected by TRC. The Conservation Easement Agreement shall be promptly recorded in the Official Records of the County of Kern or Los Angeles, as applicable. TRC shall pay all recording fees and costs of escrow in connection with the recordation of such Conservation Easement Agreements. Each of the Parties agree to provide such other documents and instruments, duly executed and/or acknowledged, as may be reasonably required, in order to consummate the conveyance of the Dedicated Conservation Easements in accordance with the terms and conditions of this Agreement, such as appropriate escrow instructions, customary documents necessary for the conveyance, evidence of authority and any documents evidencing the subordination of monetary liens as required by Section 5.5(b).

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(b) Upon the recordation of the Conservation Easement Agreement, TRC shall cause the title company to issue to the holder of the Dedicated Conservation Easement a standard CLTA owner’s title policy insuring the holder’s interest in the Dedicated Conservation Easement. In connection with the issuance of such CLTA policy TRC shall remove, bond over, subordinate or otherwise cause to be endorsed over (at TRC’s cost), as of the date of the recordation, all liens evidencing any deed of trust (and related documents) securing financing, all mechanics’ liens relating to work performed by TRC and all judgment and other monetary liens (other than the lien for non-delinquent taxes and assessments) against TRC or the Dedicated Conservation Easement Area. TRC shall pay for the cost of the CLTA policy for the Conservation Easement for the Pacific Crest Trail and the first Dedicated Conservation Easement granted thereafter with coverage amounts equal to the estimated value of such Dedicated Conservation Easements. The cost of any endorsements (other than those referenced above) or difference in the premiums between CLTA and ALTA coverage for such Dedicated Conservation Easements shall be borne by the holder of the Dedicated Conservation Easement. All costs of any title policies obtained for any subsequent Dedicated Conservation Easements (other than the costs of any endorsements obtained by TRC as referenced above) shall be borne by the holder of the Dedicated Conservation Easement.

(c) In no event shall TRC have any obligation to tender a Dedicated Conservation Easement during any period in which a Notice of Breach by the Resource Organizations (or a Resource Organization) or the Conservancy has been delivered to the Resource Organization Designee and the Conservancy, and the Resource Organizations (or a Resource Organization) or the Conservancy has failed to cure the breach. In such circumstances, the Dedicated Conservation Easement shall be tendered not more than thirty (30) days after the cure of the breach.

5.6 Rangeland Trust Easement Area. The Parties acknowledge that the Rangeland Trust Easement Area, a portion of the Dedicated Conservation Easement Area, is subject to the Rangeland Trust Easement pursuant to requirements previously imposed by the USFWS. The Parties acknowledge that the Rangeland Trust Easement is a Permitted Title Exception and that any activities of the Rangeland Trust or TRC reasonably required to comply with the Rangeland Trust Easement are Core Activities. It is acknowledged that any Dedicated Conservation Easement over the Rangeland Trust Easement Area (a) may be subject to approval or modification by USFWS, (b) will in any event be subordinate to the Rangeland Trust Easement, and (c) may require modification to the Form Conservation Easement in light of the foregoing, but the Parties shall use good faith efforts to include in such Dedicated Conservation Easement all requirements set forth in the Form Conservation Easement, including requirements relating to the RWMP, not in conflict with the Rangeland Trust Easement. TRC and the Conservancy shall work cooperatively with the Rangeland Trust and USFWS, including to negotiate any such modifications to the Dedicated Conservation Easement over the Rangeland Trust Easement Area prior to the tender of such Dedicated Conservation Easement. For so long as USFWS does not permit the recordation of a Dedicated Conservation Easement over the Rangeland Trust Easement Area in favor of the Conservancy or an Alternate Easement Holder, no such Dedicated Conservation Easement shall be required under this Agreement.

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6. OPTIONS TO PURCHASE CONSERVATION EASEMENTS.

6.1 Options to Purchase Conservation Easements. TRC hereby grants to the Resource Organizations the following five (5) separate options to purchase a Purchased Conservation Easement covering each Acquisition Area on the terms and conditions provided herein (each, an “Option” and collectively, the “Options”), each of which shall be a separate and enforceable option without regard to whether one, some or all of such Options are exercised by the Resource Organizations:

(a) an individual Option to purchase a Purchased Conservation Easement covering Bi-Centennial, as generally depicted on Exhibit C-1 (the “Bi-Centennial Option”);

(b) an individual Option to purchase a Purchased Conservation Easement covering Michener Ranch, as generally depicted on Exhibit C-2 (the “Michener Ranch Option”);

(c) an individual Option to purchase a Purchased Conservation Easement covering Old Headquarters, as generally depicted on Exhibit C-3 (the “Old Headquarters Option”);

(d) an individual Option to purchase a Purchased Conservation Easement covering Tri-Centennial, as generally depicted on Exhibit C-4 (the “Tri-Centennial Option”); and

(e) an individual Option to purchase a Purchased Conservation Easement covering White Wolf, as generally depicted on Exhibit C-5 (the “White Wolf Option”).

6.2 Exercise of Each Option to Purchase. Each of the Bi-Centennial Option, the Michener Ranch Option, the Old Headquarters Option, the Tri-Centennial Option and the White Wolf Option shall be exercised separately and may be exercised, if at all, only by the Resource Organization Designee giving notice to exercise such Option and identifying the individual Option so exercised (each, an “Option Notice”) to TRC, not later than the Option Notice Date (as such date may be extended pursuant to Section 6.3). Subject to the limitations set forth in Section 6.6, each Option Notice shall designate a Closing Date as to the Acquisition Area to which such Option Notice applies, which Closing Date shall be not less than thirty (30) days and not more than one hundred twenty (120) days after the giving of the Option Notice.

6.3 Extensions of Option Period. The Option Notice Date and the corresponding Outside Closing Date for each individual Option shall be extended as set forth in this Section 6.3, with the extensions in (a), (b) and (c) running concurrently, not sequentially to the longest applicable period. If the Option Notice Date and the corresponding Outside Closing Date are extended pursuant to this Section 6.3, the Resource Organization Designee and TRC shall work cooperatively to document, in writing, each such extended Option Notice Date and Outside Closing Date before any such extension shall become effective.

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(a) If WCB has not approved the Form Conservation Easement (with such modifications that are acceptable to the Parties consistent with the provisions of Section 6.13) on or before December 31, 2008, then the Option Notice Date and the Outside Closing Date shall automatically be extended, on a day-for-day basis, for the period of time between December 31, 2008 and the date upon which WCB approves the Form Conservation Easement (with such modifications that are acceptable to the Parties consistent with the provisions of Section 6.13), but neither the Option Notice Date nor the Outside Closing Date shall be extended beyond December 31, 2011 under this Section 6.3(a).

(b) If TRC fails to deliver (i) a preliminary title report and the accompanying exception documents for each Acquisition Area, or (ii) the depiction which exists on the Effective Date of each Acquisition Area showing the approximate location (if locatable) of major encumbrances (determined in TRC’s good faith judgment) which are known to TRC and that have facilities or improvements in such Acquisition Area, to the Resource Organization Designee on or before September 30, 2008, then the Option Notice Date and the Outside Closing Date shall automatically be extended, on a day-for-day basis, for the period of time between September 30, 2008 and the date on which the last of such items has been provided to the Resource Organization Designee.

(c) If TRC fails to deliver within a reasonable amount of time any information reasonably requested by WCB, as set forth in a written notice from WCB, the Conservancy or the Resource Organization Designee to TRC, in connection with the WCB Appraisal Process as required in Section 6.7(a) or Section 6.9, and such failure results in, or materially contributes to, a material delay in completion of the WCB Appraisal Process, the Resource Organization Designee shall provide written notice to TRC of the delay. If TRC fails to deliver the requested information within ten (10) days after the notice of the delay from the Resource Organization Designee, the Option Notice Date and the Outside Closing Date shall be automatically extended, on a day-for-day basis, for the period of time between the expiration of such ten (10) day period and the date on which the information requested by WCB is provided by TRC to WCB.

(d) With respect to any individual Option that has not been exercised by the Resource Organizations on or before the Option Notice Date, the Resource Organizations shall have the right to extend the Option Notice Date for one or more of such unexercised Option(s) to December 31, 2011, and the Outside Closing Date(s) to February 28, 2012; provided, however, that as condition precedent to such extension (i) the WCB Appraisal Process for the Purchased Conservation Easements shall have been completed for the Option(s) subject to extension hereunder and (ii) the funds shall have been committed for the purchase of such Purchased Conservation Easement(s) but have not yet been funded by the State of California, another specific Governmental Agency, or other specific foundation(s) or funding entity(ies). The Resource Organization Designee may exercise such extension right only by giving written notice to TRC exercising such right and specifying the individual Option(s) to which such extension(s) applies, not later than the Option Notice Date.

(e) If the Resource Organizations irrevocably elect to proceed with the Alternate Appraisal Process for a Purchased Conservation Easement for any Acquisition Area pursuant to Section 6.7(b), the Option Notice Date for the Option(s) relating to such Purchased

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Conservation Easement(s) subject to such election shall be automatically extended until December 31, 2011, and the Outside Closing Date for such Option(s) shall be automatically extended until February 28, 2012.

(f) If the Resource Organizations irrevocably elect to proceed with the Alternate Appraisal Process for a Purchased Conservation Easement for any Acquisition Area pursuant to Section 6.7(b), the Option Notice Date for the Option(s) relating to such Purchased Conservation Easement(s) subject to such election shall be automatically extended from December 31, 2011 to May 31, 2012, and the Outside Closing Date from February 28, 2012 to June 30, 2012; provided, however, that as condition precedent to such extension (i) the Alternate Appraisal Process shall have been completed for the Purchased Conservation Easement(s) subject to such election and (ii) the funds shall have been committed for such purchase of the Purchased Conservation Easement(s) but have not yet been funded by the State of California, another specific Governmental Agency, or other specific foundation(s) or funding entity(ies).

(g) If TRC’s appraisal of a Purchased Conservation Easement required by the Alternate Appraisal Process pursuant to Section 6.7(b) has not been completed within the designated six (6) month period, the applicable Option Notice Date and the Outside Closing Date for such Purchased Conservation Easement shall automatically be extended, on a day-for-day basis, for the period of time between the end of such six (6) month period and the completion of TRC’s appraisal.

6.4 Legal Description of Acquisition Areas. TRC shall deliver to the Conservancy and the Resource Organization Designee on or before March 31, 2009, at TRC’s sole cost and expense, a separate surveyed metes and bounds legal description for each of the Acquisition Areas. The Parties recognize that the size and location of the Acquisition Areas as depicted on Exhibit C are general and imprecise given the size of the areas depicted and that subsequent surveying of such Acquisition Areas is likely to result in deviations from the attached depictions based on terrain and natural resource considerations. Prior to finalizing each legal description, TRC shall provide a draft of the legal description to the Resource Organization Designee for review and approval which shall not be unreasonably withheld, conditioned or delayed.

6.5 Assignment of Options by Resource Organizations. The rights of the Resource Organizations under the Options may not be transferred or assigned to any other Person (other than the transfer or assignment of an exercised Option pursuant to Section 6.10(a)), and any attempt to do so shall be void and of no force and effect; provided, however, TRC shall consider in good faith a request by the Resource Organizations to assign one or more of the unexercised Options to the Conservancy. No person other than the Resource Organization Designee shall have any right to exercise the Options, and any attempt to do so shall be void and of no force and effect.

6.6 Restriction on Order of Acquisition. The Resource Organizations may exercise the Options in any order; provided, however, that the Resource Organizations may not acquire a Purchased Conservation Easement for Bi-Centennial until they have acquired the Purchased Conservation Easement for each of Old Headquarters, Tri-Centennial and White Wolf.

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6.7 Appraisal Process.

(a) State Appraisal. TRC and the Resource Organizations shall, in cooperation with each other, use their best efforts to cause WCB to conduct and proceed through to completion with the independent appraisal process required under California law for WCB to provide funding for the acquisition of each individual Purchased Conservation Easement (the “WCB Appraisal Process”), which includes WCB obtaining an independent appraisal of the fair market value (as defined in California Code of Civil Procedure Section 1263.320) of each Purchased Conservation Easement prepared by a State-qualified independent appraiser selected by, and placed under contract with, WCB, obtaining a review of such appraisal(s) by a State-qualified independent appraiser selected by, and placed under contract with, WCB (each, a “WCB Appraiser”), and obtaining the approval of DGS of such independent appraisals and appraisal reviews, all in accordance with California Public Resources Code Sections 5096.511 and 5096.512 and California Fish and Game Code Section 1348.2. The Parties shall work cooperatively with WCB as may be required or requested by WCB throughout the WCB Appraisal Process, which cooperation is expected to involve the following: (i) providing as soon as possible, but in no event later than thirty (30) days after receipt of the written request (unless an alternate date is mutually agreed upon between TRC and the requestor), to any WCB Appraiser or DGS, at the request of WCB or a WCB Appraiser, relevant property information within such Parties’ possession or control that may be required in preparing such appraisal, such as descriptions of improvements, preliminary title reports, comparable sales data gathered by the Parties, and other pertinent, non-privileged information (or privileged information which has previously been provided to or prepared by the Parties’ respective appraisers) as reasonably requested by WCB or a WCB Appraiser and otherwise designed to assure proper valuation of the property consistent with the Uniform Standards of Professional Appraisal Practice and applicable legal requirements; and (ii) making appropriate staff, representatives or agents available to inspect the Acquisition Areas and/or to discuss any questions or explain any conditions relating to the Acquisition Areas that are relevant to the WCB Appraisal Process.

(b) Alternate Appraisal.

(i) The Resource Organization Designee may elect to have the purchase price of any Purchased Conservation Easement(s) be determined based on the fair market value of each such Purchased Conservation Easement(s), each as a separate parcel, utilizing the process set forth in this Section 6.7(b) (the “Alternate Appraisal Process”), only if: (A) the WCB Appraisal Process has not been completed for any Purchased Conservation Easement on or before December 31, 2009, by giving irrevocable written notice to TRC on or before January 31, 2010; or (B) WCB notifies the Resource Organization Designee in writing of its final decision not to commence or complete the WCB Appraisal Process for one or more of the Purchased Conservation Easements, by giving irrevocable written notice to TRC within thirty (30) days after WCB’s notice. Following any such election, TRC and the Resource Organizations shall each obtain an appraisal (and shall obtain a third appraisal as described in Section 6.7(b)(ii)) of the fair market value of each Purchased Conservation Easement subject to the Alternate Appraisal Process, which TRC and the Resource Organizations shall endeavor to cause to be completed within six (6) months after the Resource Organization Designee’s election.

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(ii) TRC has selected Hulberg & Associates, Inc. and the Resource Organizations have selected Buss-Shelger Associates to conduct their respective appraisals, but TRC and the Resource Organizations shall each be permitted to select an alternate appraiser from the list of Qualified Appraisers. In addition, TRC and the Resource Organization Designee shall mutually select a third appraiser from the list of Qualified Appraisers within fifteen (15) business days after the such election. If TRC and the Resource Organization Designee are unable to mutually select a third appraiser, the Resource Organization Designee shall eliminate one (1) name from the list of Qualified Appraisers, then TRC shall eliminate one (1) name from the list of Qualified Appraisers and the elimination process shall continue until only one (1) name remains on the list of Qualified Appraisers and such remaining name shall be the third appraiser. TRC shall pay the cost of its appraisal(s) and the cost of the third appraisal(s), and shall reimburse the Resource Organizations for the cost of any appraisal(s) prepared by Buss-Shelger Associates for the Resource Organizations or for up to a cumulative Twenty-Five Thousand Dollars ($25,000) toward the cost of appraisal(s) prepared by any alternate appraiser(s) selected by the Resource Organizations in connection with the Alternate Appraisal Process.

(iii) Both TRC and the Resource Organizations shall instruct the appraisers to (A) strictly adhere to the Appraisal Instructions and (B) periodically (not less than once per month) meet and confer during the appraisal process to exchange information, but not to exchange or discuss their final conclusions as to value. Upon finalization of each Party’s appraisal for each Purchased Conservation Easement subject to the Alternate Appraisal Process, the respective Party shall send written notice to the other of completion of its appraisal. Upon completion of the third appraisal, the third appraiser shall deliver notice to TRC and the Resource Organization Designee of the completion of the appraisal and shall deliver two (2) sealed copies of the appraisal to the Escrow Holder or as otherwise jointly directed by TRC and the Resource Organization Designee. The Escrow Holder shall be instructed not to open the envelopes or deliver the appraisals to any party unless jointly requested in writing by TRC and the Resource Organization Designee in connection with the process set forth in Section 6.7(b)(iv).

(iv) Within five (5) days after the completion of the three (3) appraisals of each Purchased Conservation Easement subject to the Alternate Appraisal Process, TRC and the Resource Organization Designee shall exchange their appraisals. If the higher of the two (2) appraised values prepared by TRC and the Resource Organizations for any Purchased Conservation Easement is less than or equal to one hundred fifteen percent (115%) of the lower appraised value of such Purchased Conservation Easement, the values determined by the two (2) appraisals shall be added together and divided by two (2) to determine their arithmetic average, which shall be the purchase price for such Purchased Conservation Easement. If the higher of the two (2) appraised values prepared by TRC and the Resource Organizations for any Purchased Conservation Easement exceeds one hundred fifteen percent (115%) of the lower appraised value of such Purchased Conservation Easement, TRC and the Resource Organization Designee shall jointly request that the Escrow Holder release the third appraisal for such Purchased Conservation Easement to both TRC and the Resource Organization Designee. The values determined by the two (2) of the three (3) appraisals that are the closest in value shall be added together and divided by two (2) to determine their arithmetic average, which shall be the purchase price for such Purchased Conservation Easement.

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6.8 Purchase Price.

(a) The purchase price for any Purchased Conservation Easement for which WCB has completed the WCB Appraisal Process shall be the fair market value of such Purchased Conservation Easement as determined by the WCB Appraisal Process.

(b) The purchase price for any Purchased Conservation Easement for which WCB has not completed the WCB Appraisal Process on or before the Resource Organization Designee’s election pursuant to Section 6.7(b) shall be equal to the fair market value of such Purchased Conservation Easement as determined by the Alternate Appraisal Process.

6.9 Purchased Conservation Easement Agreements. TRC and the Conservancy (or Alternate Easement Holder) shall, within sixty (60) days after the receipt of an Option Notice or upon the reasonable request of the Conservancy, finalize the form of the applicable Conservation Easement Agreement consistent with the provisions of Article 8; provided, however, if the Conservancy is securing funding from WCB for the acquisition of a Purchased Conservation Easement, TRC shall provide as soon as reasonably possible a Conservation Easement Agreement for each such Purchased Conservation Easement consistent with the Form Conservation Easement (including revisions thereto that the Parties and WCB have previously approved pursuant to Section 6.13) and shall, consistent with Section 6.13, negotiate in good faith and in a timely manner any further revisions required to such Conservation Easement Agreement based on Acquisition Area specific conditions.

6.10 Purchased Conservation Easement Closing and Recordation.

(a) Assignment of Exercised Option. The Resource Organizations may, upon not less than ten (10) days prior written notice (but in any event not less than thirty (30) days prior to the applicable Closing Date) from the Resource Organization Designee to TRC, transfer and assign the rights and obligations of the Resource Organizations with regard to each exercised Option to the Conservancy (or if an Alternate Easement Holder has been designated pursuant to Section 8.1, to such Alternate Easement Holder), without obtaining TRC’s consent. The Resource Organizations and the Conservancy or an Alternate Easement Holder shall execute an assignment and assumption of such Option (and if assigned to an Alternate Easement Holder, the Alternate Easement Holder must specifically acknowledge the provisions of Section 8.5), a copy of which shall be delivered to TRC along with the required notice. Any other transfer or assignment of the rights and obligations of the Resource Organizations with regard to each exercised Option shall be subject to TRC’s prior written consent, which TRC may withhold or grant in its sole and absolute discretion.

(b) Condition of Title. Title to each Purchased Conservation Easement shall be subject only to Permitted Title Exceptions existing as of the applicable Closing Date; provided, however, TRC shall remove, bond over, subordinate or otherwise cause to be endorsed over (at TRC’s cost), as of the Closing Date, all liens evidencing any deed of trust (and related documents) securing financing, all mechanics’ liens relating to work performed by TRC and all judgment and other monetary liens (other than the lien for non-delinquent taxes and assessments) against TRC or the applicable Acquisition Area. TRC shall cause the title company

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to issue to the Conservancy or Alternate Easement Holder, on each applicable Closing Date, a standard CLTA owner’s title policy insuring the Conservancy’s or Alternate Easement Holder’s interest in the Purchased Conservation Easement(s) subject only to the Permitted Title Exceptions (as modified to address TRC’s obligations with regard to the judgment or monetary liens described above) and with a coverage amount equal to the purchase price of the Purchased Conservation Easement(s) covered by such policy.

(c) Escrow. The sale of each Purchased Conservation Easement shall be consummated on the applicable Closing Date through an escrow established at a title company selected by TRC. To the extent not paid for by the State or any other public or private funder, all recording and escrow fees, title insurance premiums for standard CLTA coverage and documentary transfer tax, if any, due in connection with the sale of the Purchased Conservation Easements shall be paid by TRC. Except as provided in Section 6.10(b), the costs of any endorsements or the difference in the premiums between CLTA and ALTA coverage shall be borne by the holder of the Purchased Conservation Easement.

(d) Delivery of Documents and Funds. Not less than two (2) business days prior to the applicable Closing Date, TRC shall deliver to escrow its executed and acknowledged counterpart copy of the Conservation Easement Agreement for the applicable Acquisition Area. Not less than two (2) business days prior to the applicable Closing Date, the Conservancy (or Alternate Easement Holder) shall deliver to escrow an executed and acknowledged counterpart copy of the Conservation Easement Agreement for the applicable Acquisition Area and funds in the amount of the full purchase price for such Purchased Conservation Easement. Each of the Parties agrees to provide such other documents and instruments, duly executed and/or acknowledged, as may be reasonably required, in order to consummate the sale of the Purchased Conservation Easement in accordance with the terms and conditions of this Agreement, such as appropriate escrow instructions, customary documents necessary for the conveyance and evidence of authority, including, but not limited to, a certification signed by TRC and the Conservancy (or Alternate Easement Holder) of the final baseline conditions report prepared for the Purchased Conservation Easement, any documents evidencing the subordination of monetary liens as required by Section 6.10(b) and any reasonable documents required by WCB or other entity funding the acquisition that are consistent with the terms of this Agreement.

(e) Closing. On the applicable Closing Date, provided that all required documents and funds have been deposited into escrow, the escrow holder shall simultaneously record the Purchased Conservation Easement for the applicable Acquisition Area and disburse all purchase funds to TRC. In no event shall TRC have any obligation to tender a Purchased Conservation Easement during any period in which a notice of a breach by the Resource Organizations (or a Resource Organization) or the Conservancy has been delivered to the Resource Organization Designee and the Conservancy, and the Resource Organizations (or a Resource Organization) or the Conservancy has failed to cure the breach.

6.11 Termination of Option. Time is of the essence with respect to each of the provisions and time periods in this Article 6. If (a) the Resource Organization Designee fails to provide an Option Notice with respect to any individual Option strictly in the manner specified in Section 6.2 on or before the Option Notice Date (as such date may be extended

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pursuant to Section 6.3), or (b) the Resource Organizations (or a permitted assignee of the exercised Option pursuant to Section 6.10(a)) have not completed the acquisition of any Purchased Conservation Easement on or before the Outside Closing Date (as such date may be extended pursuant to Section 6.3), unless such failure is caused by a default on the part of TRC, such Option shall expire and be of no further force and effect, and the Resource Organizations (and a permitted assignee of the exercised Option pursuant to Section 6.10(a)) shall have no further right to acquire the Purchased Conservation Easement subject to such Option. Upon the occurrence of either event, the Resource Organizations (and a permitted assignee of the exercised Option) shall within five (5) business days, upon demand by TRC or its title insurer, sign, acknowledge and deliver to TRC quitclaim deeds releasing any encumbrance or cloud on title to the Unpurchased Acquisition Area(s). If the Resource Organizations fail to acquire any of the Purchased Conservation Easements, then, within a reasonable amount of time after the Outside Closing Date, the Parties shall meet and confer to discuss the future possibility of the Resource Organizations’ acquiring a Purchased Conservation Easement over the Unpurchased Acquisition Areas, the Parties acknowledging and agreeing that this language carries no obligation, including good faith obligation, to come to any agreement. In addition, such meet and confer process does not relieve the Resource Organizations (and a permitted assignee of the exercised Option) from its obligation to sign, acknowledge and deliver quitclaim deeds to TRC as provided in this Section 6.11. TRC acknowledges and agrees that TRC shall have no remedy against the Resource Organizations if the Resource Organization Designee exercises an Option to acquire a Purchased Conservation Easement but the Resource Organizations fail to acquire a Purchased Conservation Easement on or before the Outside Closing Date. Notwithstanding the termination of the Option, any ranching and Livestock management or wildlife management activities performed in the Unpurchased Acquisition Areas shall be performed in accordance with BMPs established for such use consistent with Exhibit M; provided, however, there shall be no limitations on other activities performed in the Unpurchased Acquisition Areas, specifically, there shall be no restrictions on the right to develop the Unpurchased Acquisition Areas nor any obligation to continue ranching and Livestock management and wildlife management activities in the Unpurchased Acquisition Areas.

6.12 Exchanges. The Conservancy or Alternate Easement Holder agree to cooperate with TRC in structuring one or more tax-deferred exchanges under the provisions of Code Section 1031 (each, an “Exchange”). If TRC elects to structure an Exchange, the following terms shall apply:

(a) The Conservancy or Alternate Easement Holder shall, promptly following any written request by TRC, execute such documents (including, but not limited to, escrow instructions and amendments to escrow instructions) as may be reasonably required to effect any such Exchange, provided that the Conservancy or Alternate Easement Holder shall not be required to make any representations or warranties, nor assume any obligations, nor spend any out-of-pocket sum in connection with the Exchange;

(b) The Conservancy or Alternate Easement Holder will not be required to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to TRC’s replacement property in the Exchange;

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(c) Escrow shall timely close in accordance with the terms of this Agreement notwithstanding any failure, for any reason, of the consummation of the Exchange;

(d) The Conservancy or Alternate Easement Holder shall have no responsibility or liability on account of the Exchange to any third party involved in the Exchange;

(e) The Conservancy or Alternate Easement Holder shall not be required to take title to any exchanged real property in connection with the Exchange; and

(f) TRC shall not be released from any of its obligations under this Agreement.

6.13 Cooperation to Obtain Funding.

(a) The Parties acknowledge that their collective objective is to secure the conservation of each of the Acquisition Areas through the purchase of the Purchased Conservation Easements in accordance with the terms of this Agreement. The Parties shall work cooperatively in an effort to obtain funding from the State of California and potentially other funders toward the acquisition of the Purchased Conservation Easements over the Acquisition Areas.

(b) TRC acknowledges that as a requirement of obtaining such funding for the acquisition of the Purchased Conservation Easements, a Governmental Agency proposing to provide funding for the purchase of the Purchased Conservation Easement may seek modifications to the Form Conservation Easement. The Parties agree to cooperate with any such Governmental Agency to negotiate in good faith any such modifications required to facilitate the use of such funding in the acquisition of the Purchased Conservation Easements so long as such modifications are consistent with the intent and purpose of this Agreement and do not materially change the Reserved Rights. It is not TRC’s intent that its right to subdivide the Conservation Easement Area subject to Purchased Conservation Easements preclude use of Government Agency funding of such purchase. TRC agrees to negotiate in good faith reasonable restrictions of such right in any Purchased Conservation Easements as necessary to secure Government Agency funding, including if required a prohibition on subdivision.

(c) TRC, the Resource Organization Designee and the Conservancy shall as soon as reasonably possible following the Effective Date jointly provide a copy of the Form Conservation Easement to WCB, and thereafter, at the request of WCB, shall negotiate in good faith and in a timely manner revisions to such approved Form Conservation Easement as provided in Section 6.13(b). The Parties acknowledge that the WCB Conservation Easement Policies are consistent with the intent and purpose of this Agreement and do not materially change the Reserved Rights.

7. POSSIBLE PURCHASE AND SALE OF FEE INTERESTS.

7.1 Fee Acquisition of Acquisition Area(s). Subject to the terms and conditions of Sections 7.2 and 7.3, TRC will consider the possible sale at fair market value of a fee interest, rather than a sale of a Purchased Conservation Easement, to one or more of the

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Acquisition Areas or any portion thereof to the extent that purchase of such a fee interest is a condition to obtaining substantial funding. TRC agrees that upon receipt, not later than one hundred eighty (180) days prior to the expiration of the Option Period, of a written request from the Resource Organization Designee to do so, TRC will enter into good faith negotiations with respect to the terms and conditions for a possible purchase by the Resource Organizations, the Conservancy, or any substantial source of funding for the acquisition of fee title to a portion of the Acquisition Areas. Any such request shall specify (a) the property as to which purchase of the fee interest is sought, (b) the specific funding source proposed to fund the acquisition of such fee which fee title is sought, and (c) the intended use of the property proposed to be purchased. The Resource Organizations acknowledge and agree that a failure by the Parties to agree on the terms and conditions of a purchase and sale shall not, in and of itself, indicate a lack of good faith on the part of any Party.

7.2 Conditions of Fee Purchase. Any sale by TRC of the fee interest in any portion of the Ranch pursuant to Section 4.2 or 7.1 shall be subject to the future agreement by TRC, in its sole and absolute discretion after good faith negotiations pursuant to Section 7.1, on the terms and conditions of any such sale, including, without limiting the generality of the foregoing, reaching agreement on the fair market value of the fee interest to be sold, including (to the extent applicable) any severance damages or similar diminution of value that may be suffered by the remainder of the Ranch, as well as the scope of easements and other rights to be reserved by TRC. Notwithstanding any other provision of this Article 7, in no event shall TRC have the obligation to consider or negotiate with respect to the sale of any interest in any portion of the Ranch at a price less than fair market value, or if such sale would, in TRC’s sole and absolute judgment, exercised in good faith, be likely to have a substantial adverse effect on any Project or Project Approvals, on the conduct of the Reserved Rights or on TRC’s status as a publicly traded corporation.

7.3 Compliance with the Map Act. Any transfer of fee title to real property within the Ranch shall be subject to and conditioned on compliance with the applicable requirements of the Map Act. To the extent that the Resource Organizations are permitted to acquire fee title to any land pursuant to this Agreement, and any portion of the land to be acquired does not comply with the Map Act, then TRC shall have the right to adjust the boundaries of any such parcel of real property, if doing so will cause the property to comply with the Map Act, or to take other commercially reasonable efforts to cause such land to comply with the Map Act; but TRC shall have no obligation to transfer (and the Resource Organizations shall have no obligation to accept a conveyance of) any property that does not comply with the Map Act, unless there exists an applicable existing exemption from the requirements of the Map Act.

7.4 Right of First Negotiation.

(a) Right of First Negotiation.

(i) TRC agrees that it will not market for sale any portion of the Conservation Easement Area or enter into a binding contract to sell the fee interest in any portion of the Conservation Easement Area (other than a marketing notice or an agreement that is expressly subject to the rights of the Conservancy hereunder) without first affording the

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Resource Organizations an opportunity to negotiate for the fee purchase of such portion of the Conservation Easement Area.

(ii) If TRC decides to market any portion of the Conservation Easement Area or desires to enter into a binding contract to sell the fee interest in any portion of the Conservation Easement Area, TRC shall give written notice to the Resource Organization Designee of TRC’s intention to market such portion of the Conservation Easement Area (the “Negotiation Notice”).

(iii) If the Resource Organization Designee wishes to enter into negotiations for the fee purchase of such portion of the Conservation Easement Area, the Resource Organization Designee shall so indicate by responsive written notice to TRC given within thirty (30) days after the date of the Negotiation Notice. Thereafter, TRC and the Resource Organization Designee shall have ninety (90) days after the date of the Negotiation Notice to negotiate, on an exclusive basis, mutually acceptable terms and conditions for the fee acquisition of such portion of the Conservation Easement Area.

(iv) If the Resource Organization Designee fails to respond in writing to the Negotiation Notice within such thirty (30) day period or if the ninety (90) day exclusive negotiation period expires without TRC and the Resource Organizations executing a definitive purchase and sale agreement, TRC shall be free to market or sell such portion of the Conservation Easement Area to a third party free and clear of the Resource Organizations’ right of first negotiation, and TRC shall have no further obligation to notify or negotiate with the Resource Organizations with respect to any subsequent proposed marketing or sale of such portion of the Conservation Easement Area.

(v) In no event shall the right of first negotiation be applicable in connection with an Exempt Transfer or in connection with the sale of property for Infrastructure permitted to be located in the Conservation Easement Area under this Agreement or any applicable Conservation Easement Agreement.

(vi) The Resource Organizations may only assign the right set forth in this Section 7.4(a) to the Conservancy, and the Conservancy is prohibited from further assigning the right set forth in this Section 7.4(a).

(b) Incorporation into Conservation Easements. Each Conservation Easement Agreement shall include a right of first negotiation in favor of the Conservancy which incorporates the provisions of Section 7.4(a) as to the Conservancy in place of the Resource Organizations. Section 7.4(a) shall not be operative as to any portion of the Conservation Easement Area over which a Conservation Easement Agreement has been recorded.

8. CONSERVATION EASEMENTS.

8.1 Alternate Easement Holders.

(a) Designation of Alternate Easement Holder. The Parties shall work cooperatively with reasonable efforts to cause all applicable Resource Agencies to support and approve the Conservancy as the holder of all Conservation Easements granted pursuant to this

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Agreement. If, prior to the tender of a Conservation Easement, one or more Mitigation Areas have been identified within the Conservation Easement Area, and any Resource Agency with a right to approve the identity of the holder of such Conservation Easement refuses to approve the Conservancy as holder of such Conservation Easement (or conditionally approves the Conservancy as holder subject to satisfaction of conditions that cannot reasonably be satisfied at or within the time required), then the Parties shall cooperate to recommend an Alternate Easement Holder (or list of holders) that shall be: (i) a nonprofit organization that has qualified for exempt status under Code Section 501(c)(3) and is not a private foundation under Code Section 509; (ii) an environmental organization qualified under California Civil Code Section 815.3; (iii) experienced in the oversight of large, biologically sensitive land holdings; (iv) experienced in the conservation of ranch and agricultural lands; and (v) experienced in the primary area of expertise related to the Mitigation obligation in the Conservation Easement Area. TRC and the Conservancy shall cooperatively seek any applicable Resource Agency’s written approval of the Alternate Easement Holder (or holders) recommended jointly by TRC and the Conservancy. If TRC and the Conservancy are unable to jointly select an Alternate Easement Holder to recommend, TRC and the Conservancy shall each be permitted to recommend up to two (2) Alternate Easement Holders to the applicable Resource Agency. Additionally, if a Governmental Agency contributing funding towards a Purchased Conservation Easement does not approve the Conservancy as holder of such Conservation Easement, TRC and the Resource Organizations shall cooperate to recommend an Alternate Easement Holder (or list of holders) that meets the qualifications set forth above and is acceptable to the Governmental Agency. The Parties shall work in good faith to transfer the Conservation Easement from the Alternate Easement Holder to the Conservancy at such time, if ever, as would be acceptable to the Resource Agency or Governmental Agency that initially would not approve the Conservancy as the holder of the Conservation Easement.

(b) Alternate Easement Holder Coordination with Conservancy. As a condition of receiving any Conservation Easement, and subject to the approval of any applicable Governmental Agency, the Alternate Easement Holder shall be required to coordinate its activities in any Conservation Easement Area with the Conservancy. In connection with the designation of any Alternate Easement Holder, the Parties shall meet and confer with the Alternate Easement Holder to prepare a coordination agreement documenting the rights and obligations of the parties to the coordination agreement with respect to implementation of the RWMP, Mitigation, and financial support for the Alternate Easement Holder’s easement monitoring and enforcement activities from Advances and Conservation Fees.

8.2 Form of Conservation Easement Agreement.

(a) Generally. Each Conservation Easement Agreement shall: (i) subject to the provisions of Section 3.10 with respect to requirements of Resource Agencies for Mitigation Areas and Section 6.13 with respect to requirements of a Governmental Agency providing funding for the purchase of a Purchased Conservation Easement, be generally consistent with the Form Conservation Easement; (ii) incorporate the appropriate provisions relating to the Designated Farm Areas, Designated Mining Areas, Designated Oil and Gas Areas, and Designated Water Bank Areas; and (iii) incorporate the appropriate maps included in Exhibit G and Exhibit H. TRC and the Conservancy shall identify specific Conservation Values and Conservation Purposes applicable to each Conservation Easement Area in question and

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incorporate those Conservation Values and Conservation Purposes into the applicable Conservation Easement Agreement. The final form and content of any Conservation Easement shall be subject to the reasonable approval of TRC, the Resource Organization Designee and the Conservancy (if the Conservancy is the holder of the Conservation Easement in question) or, if applicable, the Alternate Easement Holder. If the Conservancy is not the holder, then prior to the execution and recordation of a Conservation Easement Agreement, the Conservancy may make reasonable comments (consistent with the terms and conditions of this Agreement and the RWMP) on the form and content of such Conservation Easement Agreement, which comments shall be considered by TRC in good faith.

(b) Dispute Resolution.

(i) If TRC and the Conservancy are unable to finalize a Conservation Easement Agreement on the date which is sixty (60) days prior to the date on which such Conservation Easement Agreement is to be recorded, the Conservancy and TRC shall each deliver to the other a list of their respective outstanding issues and a revised Conservation Easement Agreement incorporating such Party’s proposed resolution of each of such issues. The Conservancy and TRC shall, within the fifteen (15) day period that follows the mutual exchange of such documents, work cooperatively and in good faith to resolve such issues.

(ii) If at the end of such fifteen (15) day period, the Conservancy and TRC are still unable to finalize the Conservation Easement Agreement, the Conservancy and TRC shall each within an additional fifteen (15) days appoint an independent arbitrator, who shall be or have been either (a) the director of a land trust that meets Land Trust Alliance Standards for a period of more than three (3) years, which three (3) year period shall have been in the last ten (10) years or (b) a licensed attorney with substantial experience in conservation easement transactions. The two arbitrators so appointed shall appoint a third arbitrator, similarly qualified, or a retired judge with substantial experience in relevant real estate matters within ten (10) days after the appointment of the last appointed arbitrator, and shall notify the Conservancy and TRC of the identity of such third arbitrator. Within five (5) days after the appointment of the third arbitrator, the Conservancy and TRC shall each deliver their respective Conservation Easement Agreement and a copy of this Agreement to the three (3) arbitrators.

(iii) Within thirty (30) days after the appointment of the third arbitrator, the three (3) arbitrators shall review each of the proposed Conservation Easement Agreements and this Agreement and conduct a hearing, at which the Conservancy and TRC may each make supplemental oral and/or written presentations. A majority of the three (3) arbitrators shall select either the Conservancy’s proposed Conservation Easement Agreement or TRC’s proposed Conservation Easement Agreement and shall notify the Conservancy and TRC thereof. The determination of the majority of the three (3) arbitrators shall be limited solely to the issue of whether the Conservancy’s proposed Conservation Easement Agreement or TRC’s proposed Conservation Easement Agreement most closely conforms to the terms and conditions of this Agreement, the Form Conservation Easement (with such modifications as may be required by a Governmental Agency so long as such modifications are consistent with the intent and purpose of this Agreement and do not materially change the Reserved Rights) and Applicable Law. The arbitrators shall have no right to propose a middle ground or to modify either of the two (2)

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proposed Conservation Easement Agreements, the provisions of this Agreement or the Form Conservation Easement. The decision of a majority of the three (3) arbitrators shall be binding upon the Parties. Each Party shall pay the costs and fees of the arbitrator appointed by such Party. The costs and fees of the third arbitrator shall be paid one-half by the Conservancy and one-half by TRC. All references to the Conservancy in this Section 8.2(b) shall be deemed references to the Alternate Easement Holder if the Conservation Easement Agreement in question will be held by the Alternate Easement Holder.

(iv) If the dispute resolution provisions of this Section 8.2(b) are invoked, TRC’s obligation to tender a Conservation Easement shall be extended on a day-for-day basis commencing upon the appointment of the two (2) initial arbitrators and ending on the date that the binding final decision has been made by the arbitrators.

8.3 Infrastructure in the Conservation Easement Area. As of the Effective Date, TRC does not anticipate that new Infrastructure to serve the Centennial, Grapevine or TMV Development Areas will be required in the Conservation Easement Area. Notwithstanding the foregoing, TRC and any Project Sponsor shall not be prohibited from constructing or causing to be constructed Infrastructure to serve Projects or Potential Projects subject to the terms of this Section 8.3. TRC and any Project Sponsor shall use good faith efforts to locate all Infrastructure for Projects or Potential Projects within the Development Areas or the Unpurchased Acquisition Areas, and to avoid or minimize the footprint of such Infrastructure within the Conservation Easement Area and to use BMPs in the design and construction of such Infrastructure, subject in all events to the approval of Governmental Agencies and/or public utilities. If such Infrastructure is proposed to be located in the Conservation Easement Area, TRC shall consult with the Conservancy (and the Resource Organization Designee, if the Infrastructure will be constructed within five (5) years after the Effective Date) to solicit feedback from the Conservancy on the location, footprint and BMPs for the Infrastructure, which TRC agrees to consider in good faith. Nothing in this Section 8.3 shall preclude the Resource Organizations or the Conservancy from exercising any rights they may have to oppose Infrastructure associated with Potential Projects pursuant to Section 10.5(b)(iv).

8.4 Subdivision and Sale of the Conservation Easement Area. Other than as set forth in Section 7.4 and this Section 8.4, there shall be no restriction on the right of TRC to subdivide or sell the fee interest, or any portion thereof, in all or any part of the Conservation Easement Area. The following restrictions shall be applicable in connection with the subdivision or sale of the Conservation Easement Area (none of which shall apply in connection with a sale of TRC’s fee interest pursuant to Sections 4.2 or 7.1, to the sale of the National Cement Area, or, after the date on which a Conservation Easement Agreement has been recorded, on the portion of the Conservation Easement Area subject to such recorded Conservation Easement Agreement):

(a) TRC shall not transfer fee title to any Acquisition Area, or portion thereof, to any third party (other than to an Affiliate of TRC, and in the event of such transfer, only subject to such Affiliate’s express assumption of the obligations of this Agreement relating to such transferred Acquisition Area) prior to the earlier of the recordation of a Purchased Conservation Easement over such Acquisition Area or the Outside Closing Date, without the prior written consent of the Resource Organization Designee. TRC shall not transfer fee title to any Dedicated Conservation Easement Areas, or portion thereof, to any third party (other than to

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an Affiliate of TRC, and in the event of such transfer, only subject to such Affiliate’s express assumption of the obligations of this Agreement relating to such transferred Dedicated Conservation Easement Area) until a Conservation Easement Agreement has been tendered to the Conservancy for such portion of the Dedicated Conservation Easement Area which will be conveyed; provided, however, the Conservancy shall consider in good faith a proposal by TRC to transfer such portion of the Dedicated Conservation Easement Areas prior to the tender of the Conservation Easement Agreement subject to such transferee’s express assumption of the obligations of this Agreement, including to convey such Dedicated Conservation Easement. In addition, if TRC seeks to pledge any portion of the Ranch, the Resource Organizations and the Conservancy shall consider commercially reasonable modifications to this Agreement or a Conservation Easement Agreement which are consistent with the Conservation Values requested by TRC’s mortgagee to provide such mortgagee with reasonable means to protect or preserve the lien of its mortgage; provided, however, in no event shall the Conservancy be required to subordinate its interest in a Conservation Easement Agreement to a new mortgage.

(b) The act of subdividing or transferring into separate ownership(s) all or any portion of the Conservation Easement Area (including creation and transfer of the transferred property as a separate legal lot, and any further subdivision or transfer thereof) does not create any new rights in the fee owner or the Conservancy, or expand the scope of any rights in either the fee owner or the Conservancy, to use the subdivided and/or transferred portions of the Conservation Easement Area (including, but not limited to, any rights to build new structures and improvements or expand existing structures, and any rights of access) beyond the intensity that would be permitted thereon under this Agreement in the absence of the subdivision or transfer. The Parties further acknowledge that the Adaptive Management Standard recognizes that continued economic use of the Conservation Easement Area, as a whole, will be respected, but does not recognize any separate ownerships within that area.

(c) Owner covenants to include recitals in any deed or other legal instrument conveying an interest in the Conservation Easement Area or any portion thereof to a third party substantially consistent with the following: (i) except retained development rights reserved to Owner in this Agreement or a recorded Conservation Easement Agreement, the transferred property comes with no development rights, including but not limited to the right to construct dwelling units on the transferred property, (ii) the transferred property is subject to significant use restrictions and to additional requirements pursuant to the Ranch-Wide Management Plan, including, but not limited to, the right of the Conservancy to carry out Conservation Activities, permit Public Access, and establish Best Management Practices, all as set forth in this Agreement, (iii) the Adaptive Management Standard, established pursuant to this Agreement, recognizes that continued economic use of the Conservation Easement Area, as a whole, will be respected, but does not require recognition of continued economic use of any separate ownerships within those areas, (iv) the effect of Conservation Activities and Best Management Practices required pursuant to this Agreement may result in disproportionate restrictions on or may effectively preclude some, and potentially even all, uses of the transferred property, or portions thereof, that are otherwise generally permitted on the Conservation Easement Area consistent with this Agreement, and (v) the act of subdividing or transferring into separate ownership(s) all or any portion of the Conservation Easement Area (including creation and transfer of the transferred property as a separate legal lot, and any further subdivision or transfer thereof) does not create any new rights in the fee owner or the Conservancy, or expand

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the scope of any rights in either the fee owner or the Conservancy, to use the subdivided and/or transferred portions of the Conservation Easement Area (including, but not limited to, any rights to build new structures and improvements or expand existing structures, and any rights of access) beyond the intensity that would be permitted thereon under this Agreement in the absence of the subdivision or transfer. Prior to or at the time of any such transfer, Owner shall obtain from any such third party purchaser a written instrument signed by such purchaser wherein such purchaser acknowledges the foregoing recitals.

(d) Owner shall not grant, transfer or otherwise convey any surface rights to extract any minerals, oil, gas or hydrocarbons, except within the Designated Mining Areas and the Designated Oil and Gas Areas. Nothing in this Agreement shall prohibit or limit Owner’s right to extract minerals, oil, gas and hydrocarbons from any portion of the Conservation Easement Area through the surface of the Designated Mining Areas and the Designated Oil and Gas Areas, provided that such extraction does not cause material damage to the surface of the Conservation Easement Area (including groundwater), or the structures thereon, outside of the Designated Mining Areas and the Designated Oil and Gas Areas.

8.5 As-Is. The Resource Organizations and the Conservancy acknowledge and agree that, if they elect to accept a Dedicated Conservation Easement or to exercise any of the Options, they must do so based solely upon their own inspection and investigation of the applicable Conservation Easement Area in question, and further acknowledge and agree that the acceptance of the Conservation Easement and/or exercise of an Option is deemed to mean that they will have had an adequate opportunity to undertake such inspections and investigations as they deem appropriate or waived the right to do so. Each Conservation Easement Area, and any rights granted by a Conservation Easement Agreement, shall be taken strictly on an “AS IS, WHERE IS” basis, without reliance upon any representations or warranties, express, implied or statutory, of any kind (except as expressly set forth in this Agreement or any document or instrument executed in connection with or as contemplated by this Agreement). Without limiting the above, the Resource Organizations and the Conservancy acknowledge and agree that, except as expressly set forth in this Agreement or any document or instrument executed in connection with or as contemplated by this Agreement, neither TRC nor any other Person has made any representations or warranties, express or implied, as to any matters, directly or indirectly, concerning the Conservation Easement Area, including, but not limited to, the acreage thereof, the scope of existing development rights, permissible uses, title exceptions, water or water rights, topography, utilities, zoning of the Conservation Easement Area, soil, subsoil, the purposes for which the Conservation Easement Area is to be used, drainage, environmental or building laws, rules or regulations, hazardous materials or any other matters affecting or relating to the Conservation Easement Area. The acceptance of a Dedicated Conservation Easement and/or exercise of an Option hereunder shall be conclusive evidence that the Resource Organizations and the Conservancy (a) have fully and completely inspected (or have caused to be fully and completely inspected) the Conservation Easement Area which has been accepted or for which an Option has been exercised, and (b) unconditionally accept and approve the condition thereof and any law or regulation applicable thereto, and the Resource Organizations and/or the Conservancy shall thereafter have no right to disapprove the condition of such Conservation Easement Area (regardless of any facts or circumstances of which the Resource Organizations or the Conservancy failed to investigate and/or may later become aware).

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8.6 Due Diligence.

(a) The Conservancy, through its employees, representatives and consultants, shall have a right to enter upon any portion of the Conservation Easement Area from time to time in a manner consistent and in accordance with the provisions of Section 3.6 to conduct such investigations of the physical condition of any portion of the Conservation Easement Area as it deems necessary and appropriate to satisfy itself as to the matters described in Section 8.5, including, but not limited to, conducting a Phase I Environmental Site Assessment. During the Option Period, these entry rights shall also extend to the Resource Organizations, as coordinated by the Resource Organization Designee. WCB and other entities providing significant funding shall also be permitted to enter onto the Acquisition Areas to conduct such investigations subject to WCB and/or such entities entering into a reasonable entry agreement with TRC consistent with the terms of Section 3.6.

(b) In connection with the due diligence being conducted by the Conservancy, the Resource Organizations or entities providing significant funding on the Conservation Easement Area, TRC will provide or make available to the Conservancy, and during the Option Period, the Resource Organizations and entities providing significant funding (subject to execution of appropriate confidentiality agreement consistent with the provisions of Section 15.22, or, with respect to Governmental Agencies, the process set forth in Section 8.6(c)), all of the following documents which are known to exist in TRC’s Current Actual Knowledge and are in TRC’s possession or control, all of which are subject to the provisions of Section 15.22 (except that TRC will not disclose appraisals or valuation documents, attorney-client privileged information or proprietary or other documents or information prohibited or regulated for release as a result of TRC’s status as a publicly traded corporation):

(i) Existing Contracts;

(ii) Environmental reports, including Phase I Environmental Site Assessments, relating to the Conservation Easement Area, if any;

(iii) Written notices of uncured violations of any Applicable Laws relating to the Conservation Easement Area, if any;

(iv) Written notices of pending or threatened condemnation actions relating to the Conservation Easement Area, if any;

(v) Written notices of pending or threatened litigation relating to the Conservation Easement Area, if any;

(vi) Governmental Agency approval documents and other documents pertaining to any Mitigation in Mitigation Areas;

(vii) Documents and other information pertaining to a condition or circumstance relating to the Conservation Easement Area that, in the good faith judgment of the TRC Representatives, is materially inconsistent with the Conservation Purpose.

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(c) In the event that any of the documents set forth in Section 8.6(b) are being requested by a Governmental Agency, TRC shall have the opportunity to meet and confer with such Governmental Agency to agree on an appropriate level of confidentiality consistent with laws applicable to such Governmental Agency prior to providing or making available such documents.

(d) No invasive testing, including, but not limited to, soil or groundwater sampling, may be conducted unless and until the testing plans and procedures are approved in writing by TRC, which approval may be withheld, or granted upon such conditions as TRC may determine, in TRC’s reasonable discretion. Any such inspection shall be at no cost to TRC, and the Conservancy and/or the Resource Organizations shall return the area being tested as nearly as possible to the same condition it was in prior to such entry or activities.

(e) No entry shall unreasonably interfere with the use of the Conservation Easement Area by TRC or its tenants, easement holders, licensees, permittees or other third parties.

(f) The Conservancy and/or the Resource Organization Designee shall provide TRC with copies of the results of all analytical tests, photos, geological logs, and drafts of any and all reports generated as the result of such inspections and activities as soon as they are available. TRC shall have ten (10) business days to provide written clarifications and corrections thereto. Thereafter, the Conservancy and/or the Resource Organization Designee shall forward TRC’s written clarifications and corrections to the individual or entity that prepared such reports for consideration before such reports are prepared in final form. The Conservancy and/or Resource Organization Designee shall provide TRC with copies of any and all final reports as soon as they are available. The Conservancy and the Resource Organizations shall keep such reports confidential as more specifically set forth in Section 15.22.

(g) All references to the Conservancy in this Section 8.6 shall be deemed references to the Alternate Easement Holder if the Conservation Easement Agreement in question will be held by the Alternate Easement Holder. Any Alternate Easement Holder shall, in a separate agreement with TRC, acknowledge and agree to the provisions contained in Sections 3.6, 3.7, 8.5, and 15.22.

8.7 Material Adverse Condition. If, during the Option Period, the Resource Organizations or the Conservancy discover a Material Adverse Condition which affects any portion of an Acquisition Area, the Resource Organization Designee shall provide written notice to TRC specifically stating the Material Adverse Condition, the location of the affected area and the proposed cure of such condition (if any). Within thirty (30) days after receiving such notice, TRC may elect to either (a) cure the Material Adverse Condition to the reasonable satisfaction of the Resource Organization Designee and the Conservancy or (b) allow the Resource Organization Designee to elect within fifteen (15) days to exclude that portion of the Conservation Easement Area subject to such Material Adverse Condition from the Conservation Easement Area to be dedicated or acquired. If TRC elects to cure the Material Adverse Condition, but fails to do so within ninety (90) days after TRC’s election, or if TRC fails to respond to the notice within such thirty (30) day period, the affected area may be excluded from the Conservation Easement Area upon notice from the Resource Organization Designee. If an

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area is excluded from the Conservation Easement Area: (i) the Resource Organizations and Conservancy’s obligations under this Agreement shall in no way be modified by such exclusion; (ii) the Resource Organizations shall promptly, upon demand by TRC or its title insurer, sign, acknowledge and deliver to TRC a quitclaim deed releasing any encumbrance or cloud on title relating to this Agreement or the RWMP; (iii) the excluded area shall deemed to be an Unpurchased Acquisition Area. As to Dedicated Conservation Easement Areas, the foregoing procedure shall apply during the time prior to recordation of the applicable Conservation Easement Agreement and TRC’s obligation to tender the Dedicated Conservation Easement shall be delayed for a reasonable period of time to effectuate any required changes to the Conservation Easement Agreement and the rights of the Resource Organization Designee shall be the rights of the Conservancy. All references to the Conservancy in this Section 8.7 shall be deemed references to the Alternate Easement Holder if the Conservation Easement Agreement in question will be held by the Alternate Easement Holder.

8.8 TRC Representations. As used in this Agreement, the term “TRC’s Current Actual Knowledge” means the current actual knowledge of Joseph E. Drew, Allen Lyda, Kathleen J. Perkinson, Dennis Atkinson and E. Andrew Daymude (“TRC’s Representatives”) as of the Effective Date, and such term shall not include the knowledge of any other Person or firm, it being understood by the Resource Organizations and the Conservancy that TRC’s Current Actual Knowledge shall not apply to, or be construed to include, information or material which may be in the possession of TRC generally or incidentally, but of which TRC’s Representatives are not actually aware. TRC represents and warrants to the Resource Organizations and the Conservancy as follows, which representations and warranties shall survive until the end of the Initial Period:

(a) To TRC’s Current Actual Knowledge, other than the Rangeland Trust Easement, TRC has neither granted any, nor is a party to, or bound by, any rights of first refusal, rights of first negotiation, option rights, or other agreements or commitments to sell or transfer any fee or conservation easement interest (whether of record or otherwise) in all or any portion of any Conservation Easement Area.

(b) To TRC’s Current Actual Knowledge, TRC has provided or made available, or will provide or make available in accordance with the terms of this Agreement, all documents set forth in Section 8.6(b).

9. DEVELOPMENT.

9.1 Development Areas. TRC shall include, or shall cause the applicable Project Sponsor to include, the following Required Measures in each application for Initial Entitlements for the Projects in the following Development Areas:

(a) Bakersfield National Cemetery. TRC is not involved in the planning, regulatory approval or development of the Bakersfield National Cemetery Development Area and there are no Required Measures applicable.

(b) Centennial. The Required Measures set forth in Exhibit Q-1.

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(c) Grapevine. If a Project in the Grapevine Development Area is proposed to include development similar to that currently approved for the Tejon Industrial Complex Development Area, the Required Measures shall be as or more stringent than those set forth in Exhibit Q-2 for TIC–East. While TRC does not currently envision single family residential development or the master planning of a substantial residential community (consisting of a broad range of uses including a mix of multiple residential product types, school(s), and neighborhood-serving retail uses), if single family residential or master planned community development is proposed in the Grapevine Development Area, the Required Measures for the Centennial Development Area set forth in Exhibit Q-1 would be applicable to the Grapevine Development Area, exclusive of any such measures that are specific to the biological and other existing physical conditions on the Centennial Development Area, or to measures that refer specifically to land use designations or other jurisdictional requirements of Los Angeles County that cannot be feasibly implemented at the Grapevine Development Area.

(d) TIC. The Required Measures for TIC–East are set forth in Exhibit Q-2 and the Required Measures for TIC–West are set forth in Exhibit Q-3.

(e) TMV. The Required Measures set forth in Exhibit Q-4.

(f) TRC Headquarters. Although no planning for the TRC Headquarters Development Area exists, the future development may include expansion of TRC’s existing headquarters compound, including additional office space and employee housing, new or expansion of existing highway-oriented commercial and light industrial, and low, medium and high density residential uses. The Required Measures for the TRC Headquarters Development Area are the same as those for the Grapevine Development Area as provided in Section 9.1(c).

9.2 Scope of Obligation and Modification of Required Measures. The sole obligation of TRC under Section 9.1 is to include, or cause the applicable Project Sponsor to include, the applicable Required Measures in each application for Initial Entitlements as part of the proposed Project or as recommended conditions or mitigation measures. It is recognized that Governmental Agencies with jurisdiction over the Projects may require modification of the submitted Required Measures and/or may refuse to impose some of the Required Measures as requirements of Project Approvals; and in no event shall TRC or the Project Sponsor be in breach of its obligations under Section 9.1 on account of any such action. As to any Required Measures that are required by Governmental Agencies as part of Project Approvals, any Project Sponsor shall thereafter have the right to apply to such Governmental Agencies to require substitute or modified programs or measures in lieu of such Required Measures provided that any such application shall request a determination by such Governmental Agencies that the substitute or modified programs or measures achieve the same or better performance criteria. Neither TRC nor any Project Sponsor shall have any enforceable obligation under this Agreement to implement the Required Measures whether or not the Required Measures are included in the Project Approvals.

9.3 Limited Remedies. In no event shall a breach of Section 9.1 be deemed to have occurred if (a) a Governmental Agency modifies, changes or fails to include in a Project Approval any of the Required Measures, or (b) any of the Required Measures included in the Project Approvals are not carried out or implemented. Each Party agrees that an action filed by

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the Resource Organization Designee for specific performance and/or injunctive relief shall be the sole and exclusive remedy for any breach by TRC of the provisions of Section 9.1. Each Resource Organization hereby waives all other remedies for a breach of Section 9.1 that might be otherwise available to it at law or in equity, including, but not limited to, claims for damages. In no event shall TRC or any Project Sponsor be liable for any damages whatsoever (including without limitation, consequential, incidental, indirect or special damages, whether foreseeable or unforeseeable). The Parties agree that this limitation of remedies and liabilities provision shall be strictly enforced based on the specifically negotiated terms contained in this Section 9.3. Notwithstanding the foregoing, the Resource Organization Designee shall not be prohibited from requesting that the applicable Governmental Agency enforce any Required Measures included in the Project Approvals.

9.4 Developed Area Limitations in Centennial, Grapevine and TMV. TRC shall cause the applicable Project Sponsor to limit the total area within the Centennial Development Area that is Developed to no more than approximately 7,900 acres, and to locate such Developed areas in a manner generally consistent with Exhibit J-1, but no portions of the “Pullback Areas” depicted on Exhibit J-1 shall be Developed. TRC shall cause the applicable Project Sponsor to limit the total area within the Grapevine Development Area that is Developed to no more than approximately 12,400 acres, and to locate such Developed areas in a manner generally consistent with Exhibit J-2 provided that the areas to be Developed may be adjusted during the planning process for the Grapevine Development Area subject to the reasonable approval of the Conservancy and the Resource Organization Designee. TRC shall cause the applicable Project Sponsor to limit the total area within the TMV Development Area that is Developed to no more than approximately 5,300 acres, and to locate such Developed areas within the “Development Envelope” depicted on and in a manner generally consistent with Exhibit J-3, but no portion of the areas to be Developed depicted on Exhibit J-3, except for the “Reconfigured Emergency Access Road/Utility Corridor/Revegetated Slope,” shall extend beyond the “Stop Development Line” depicted on Exhibit J-3.

9.5 National Cement Area. The Parties acknowledge and agree that the National Cement Area is subject to a long term lease (the “NCA Lease”). TRC, and any successor to TRC as owner of the National Cement Area, shall have the right, in its sole and absolute discretion, to: (a) extend the term of the NCA Lease and modify other terms and conditions of the NCA Lease, provided that the boundaries of the National Cement Area are not increased; (b) enter into a new lease over the National Cement Area for substantially similar uses and purposes as permitted under the NCA Lease (a “New NCA Lease”); (c) utilize the National Cement Area for substantially similar uses and purposes as permitted under the NCA Lease; and (d) assign its interest in the NCA Lease (or any New NCA Lease) or sell the National Cement Area as long as the assignment or sale is expressly subordinate to TRC’s obligation to convey the Dedicated Conservation Easement described herein. Prior to negotiating a renewal of the term of the NCA Lease (or the negotiation of any New NCA Lease), TRC shall meet and confer with the Conservancy to discuss the possibility of including as a requirement in the NCA Lease (or New NCA Lease) a comprehensive reclamation plan, which shall include as a component, wildlife habitat connectivity considerations; provided, however, that TRC is under no obligation to impose such a requirement as a condition to any such renewal or New NCA Lease. Provided that the Resource Organizations have acquired a Purchased Conservation Easement over both Bi-Centennial and Tri-Centennial, if as of such time as (y) the National Cement Area is no longer

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subject to the NCA Lease or any New NCA Lease and (z) the use of the National Cement Area for substantially similar uses and purposes as existed under the NCA Lease or New NCA Lease has ceased for a continuous period of two (2) years without the intent to resume operations, TRC or any successor owner of a fee interest in the National Cement Area shall promptly tender to the Conservancy, without payment of further consideration to TRC or such successor owner, a conservation easement over the National Cement Area generally consistent with the Form Conservation Easement. Prior to the transfer of any fee interest in the National Cement Area, the transferee shall execute and deliver to the Conservancy a written instrument acknowledging the provisions of this Section 9.5.

9.6 Nuclear Energy Facilities. There shall be no development of nuclear energy facilities in any of the Development Areas, except that this provision does not preclude such use of radioactive materials, or machines generating radioactive waves or beams, as may be incidental to and typically co-located with ordinary residential and commercial uses (e.g., medical offices).

9.7 Unpurchased Acquisition Areas. Nothing in this Agreement shall (a) restrict the right of TRC and/or any Project Sponsor to pursue and implement the permitting, entitlement, development and use of the Unpurchased Acquisition Areas for any purpose whatsoever or (b) preclude the Resource Organizations from exercising any rights they may have to oppose Potential Projects pursuant to Section 10.5(b)(iv).

10. FUTURE STATEMENTS, SUPPORT AND CHALLENGES.

10.1 Future Statements. No Party, without the prior written consent of all other Parties, shall submit, issue or make any official statements or comments (whether oral or written) to the press or public contradicting the Joint Public Statement.

10.2 Future Support. At TRC’s written request, the Resource Organizations (and any of them) may elect to participate in public hearings, press conferences and other public contexts in support of a Project or Project Approvals.

10.3 Confirmation of Non-Opposition. Each Resource Organization has executed a Non-Opposition Letter confirming its non-opposition to the Projects and Project Approvals. Within fifteen (15) days after the request of TRC, but no more often than every five (5) years, an authorized representative of each Resource Organization shall provide a currently dated Non-Opposition Letter to TRC (or at TRC’s written direction to any Project Sponsor or Governmental Agencies) in order to update such Resource Organization’s continued non-opposition to the Projects and Project Approvals. TRC or any Project Sponsor shall have the right to submit the letter to any court or administrative body so as to serve as conclusive evidence of such Resource Organization’s non-opposition to the Projects and Project Approvals.

10.4 Confirmation of Consistency. Within fifteen (15) days after the request of TRC, each Resource Organization and the Conservancy shall provide written confirmation to TRC (or at TRC’s written direction to any Project Sponsor or Governmental Agencies) that a Project proposed by or Project Approval(s) obtained by TRC or a Project Sponsor is consistent with the terms of this Agreement. Such written confirmation shall be generally in the form

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attached hereto as Exhibit T. At the request of a Resource Organization or the Conservancy, TRC shall provide such reasonable documentation as may be required for the Resource Organization or the Conservancy to make the determination of consistency. TRC agrees to reimburse, or to cause a Project Sponsor to reimburse, each Resource Organization and the Conservancy for all reasonable attorneys’ fees incurred in connection with reviewing any documentation required to make the determination of consistency.

10.5 Future Challenges.

(a) Comprehensive Restrictions. The Conservancy and each Resource Organization and their respective employees, officers, governing boards and committees, either directly through its own group or indirectly through forming or funding another group’s efforts, covenant not to take any action to challenge, administratively or judicially, actions taken by TRC, Project Sponsor or others in pursuing the entitlement and development of a Project as permitted by this Agreement, including any Project Approvals. The Conservancy and each Resource Organization also covenant that neither they nor their respective employees, officers, governing boards or committees, shall counsel, provide information to or assist in any manner others to challenge, administratively or judicially, such actions in pursuing the development of a Project as permitted by this Agreement, including any Project Approvals. Specifically, the Conservancy and each Resource Organization and their respective employees, officers, governing boards and committees, covenant not to oppose, take any action to seek the application or enforcement of any Applicable Laws, including, but not limited to, any new federal, state or local legislation, rules or regulations that may become effective, or advocate for the modification or conditioning of, in any administrative, regulatory, governmental, judicial or other public forum any of the following:

(i) Any Project or Project Approvals requested from or granted by any Governmental Agencies.

(ii) Any permits or approvals, or the perfection of permits or approvals, for the Existing Surface Water Diversions.

(iii) Any regional plan or amendment thereto that is substantially limited to the Ranch and would directly affect a Project or Project Approval.

(iv) The implementation of the Resource Agency policy conclusions contained in the letters collectively attached as Exhibit R.

(v) The Tehachapi Mountain Upland Multi-Species Habitat Conservation Plan prepared pursuant to Section 10 of the ESA and the Tejon Ranch Valley Floor Habitat Conservation Plan provided it lies entirely within the Ranch.

(b) Limitations. Nothing in this Section 10.5 shall preclude the Conservancy and the Resource Organizations from the following:

(i) Challenging or otherwise opposing any project to be undertaken by a public agency or utility on land to be condemned within the Ranch, but not including any Infrastructure reasonably required for any Project.

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(ii) Supporting, challenging, or otherwise opposing any decision by the Resource Agencies with respect to listing or de-listing any species as threatened or endangered, or designating or modifying the designation of critical habitat other than designation of critical habitat that is substantially limited to the Development Areas.

(iii) Challenging or otherwise opposing any condemnation proceeding that would not have a material impact on TRC’s ability to permit, entitle, develop or use a Project.

(iv) Challenging or otherwise opposing any Potential Project in the Unpurchased Acquisition Areas or any Infrastructure or Mitigation related to such Potential Project.

(v) Challenging or otherwise opposing any proposed development or other activities on inholdings within the perimeter boundaries of the Ranch.

(vi) Supporting, challenging or otherwise opposing any regional plan of general applicability, except where the effect of the regional plan is substantially limited to the Ranch and would directly affect a Project or Project Approval.

(vii) Challenging or otherwise opposing any transfers, acquisitions, or exchanges of water, or any contracts, entitlements, approvals or other arrangements pertaining to the transfer, acquisition or exchange of water or water rights (including transfers or exchanges for the purpose of water banking) (collectively “Water Transfers”), but excepting any Water Transfer that is solely for the purpose of serving any use or activity on the Ranch that is consistent with this Agreement or a Conservation Easement granted pursuant to this Agreement, including without limitation, any Project in the Centennial, Grapevine or TMV Development Areas, but not including Water Transfers for storage on the Ranch that will ultimately be used for the purpose of serving some use or activity other than on the Ranch.

(viii) Challenging or otherwise opposing any action of TRC that is inconsistent with this Agreement, subject to the specific limitations set forth in the Agreement; provided, however that as to Development Areas, the Resource Organizations may only exercise their rights pursuant to Section 9.3 in connection with a breach of Section 9.1.

(c) Critical Habitat Listing. If a Resource Organization (other than Sierra Club) or the Conservancy takes any action pursuant to Section 10.5(b)(ii), such Resource Organization (or the Conservancy) shall, as a condition to the right to take such action, not use such listing or critical habitat designation as a basis for modification of a Project (or the Project Approvals) and shall state that pursuant to the Agreement the Resource Organizations and the Conservancy are not advocating that the species listing and/or the designation of critical habitat requires changes to any Project or Project Approvals.

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10.6 Sierra Club.

(a) Comprehensive Restrictions. The Sierra Club and its respective employees, officers, governing boards and committees covenant not to take any action to challenge, in a formal administrative or judicial proceeding, any of the following:

(i) Any Project or Project Approvals requested from or granted by any Governmental Agencies.

(ii) Any permits or approvals, or the perfection of permits or approvals, for the Existing Surface Water Diversions.

(iii) Any regional plan or amendment thereto that is substantially limited to the Ranch and would directly affect a Project or Project Approval.

(iv) The implementation of the Resource Agency policy conclusions contained in the letters collectively attached as Exhibit R.

(v) The Tehachapi Mountain Upland Multi-Species Habitat Conservation Plan prepared pursuant to Section 10 of the ESA and the Tejon Ranch Valley Floor Habitat Conservation Plan provided it lies entirely within the Ranch.

(b) Limitations. Nothing in Section 10.6(a) above shall preclude the Sierra Club from engaging in any of the activities set forth in Section 10.5(b) above.

(c) Critical Habitat Listing. If the Sierra Club takes any action pursuant to Section 10.5(b)(ii), the Sierra Club shall not, as a condition to the right to take such action, use such listing or critical habitat designation as a basis for modification of a Project (or the Project Approvals).

11. ASSISTANCE IN ACHIEVING GLOBAL ACCEPTANCE OF RESOLUTION. The Parties shall work cooperatively and use their best efforts to obtain global acceptance of the terms, provisions and conditions of this Agreement. The Parties shall meet and confer on a quarterly basis (until such time as the Parties mutually agree to another interval or that the meetings are no longer necessary) to discuss the implementation of this Agreement.

12. REMEDIES.

12.1 Available Remedies in the Event of Breach. The Parties agree that, in the event of a breach under this Agreement that is not cured, and following exhaustion of the process set forth in Section 12.3(a)-(c) (an “Event of Default”), the sole and exclusive remedies available to the other Parties shall be to: (a) enforce, by specific performance, the obligations hereunder of the Breaching Party; or, (b) obtain an appropriate injunction to ensure compliance with the terms of this Agreement; or, (c) exercise any other rights or remedies specifically set forth herein. No Party shall be required or compelled to take any action, or refrain from taking any action, other than those actions required or prohibited by this Agreement.

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12.2 No Monetary Damages. Other than as specifically permitted in Sections 2.3 through 2.7, 3.6(c), 3.8(d), 3.10(g) and 15.6, no Party shall seek or be entitled to any monetary damages in the event of any breach or default under this Agreement; provided, however, this Section 12.2 shall not preclude monetary damages that are specifically permitted pursuant to a recorded Conservation Easement Agreement.

12.3 Processes in the Event of Breach.

(a) Notice of Breach. After the determination by a non-breaching Party (“Non-Breaching Party”) that another Party (“Breaching Party”) has breached or defaulted in the performance of any obligation under this Agreement, the Non-Breaching Party shall notify the Breaching Party (with a copy to any other Parties) of the determination in writing and provide a written explanation of the basis of the determination (“Notice of Breach”), and the Non-Breaching Party shall cure said breach or default or resolve the dispute with regard to the alleged breach or default within the Cure Period.

(b) Breach of Non-Opposition Provisions. If TRC claims that the Conservancy or a Resource Organization has acted in breach of its obligations under Section 10.5 or 10.6, TRC shall provide a Notice of Breach to the Breaching Party and (even if not the Breaching Party) the Conservancy, and the Breaching Party shall cure said breach or default within the Cure Period. If such breach relates to comments made in any administrative, regulatory, governmental, judicial or other public forum the Breaching Party shall deliver a letter consistent in the form attached hereto as Exhibit S to TRC and any applicable Governmental Agency prior to the earlier of the expiration of the Cure Period or (if there is a public hearing, meeting or comment period that is still open at the time the notice of the breach is received) the closing of the public hearing, meeting or comment period, which delivery shall fully cure the breach. If such breach pertains to the filing of a legal action in state or federal court, or any other action in a formal administrative or judicial proceeding, such breach may be fully cured by dismissal of such action by the Breaching Party during the Cure Period, so long as such dismissal results in full termination of such action with prejudice.

(c) Meet and Confer Obligation. Should the Parties disagree with the determination of breach of this Agreement, or the remedy necessary to cure any alleged breach, or if a breach has not been cured prior to the expiration of the Cure Period, as soon as is feasible, but in no event later than fifteen (15) days after receipt of the Notice of Breach or the expiration of the Cure Period, as applicable, or other mutually agreeable date, the senior management representatives of the Breaching Party and Non-Breaching Party shall meet and confer in good faith in an attempt to resolve any differences.

(d) Court Resolution of Breaches. It is the intent of the Parties that the Superior Court for the State of California in and for the County of Kern shall be the appropriate venue for resolving any disputes between the Parties as to the enforcement or interpretation of this Agreement except where the dispute concerns a Project or a Conservation Easement, in which case venue shall be in the County in which the Project or the majority of the land covered by the Conservation Easement is located. If an alleged breach or default is not resolved through the procedures set forth in Section 12.3(a)-(c) (and Section 3.9, where applicable), then the Non-Breaching Party shall be entitled immediately to seek relief from the court. No Party shall be

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entitled to seek relief from the court or any other court of competent jurisdiction without having complied with procedures set forth in this Section 12.3(a)-(c) (and Section 3.9, where applicable), except where the alleged breach would result in irreparable harm if immediate relief were not obtained; provided that if the alleged breach is of the non-opposition obligations set forth in Section 10.5 or 10.6, the Breaching Party shall be given written notice and such opportunity to fully cure as is reasonable in the circumstances to avoid the irreparable harm (but in no circumstances longer than the period provided in Section 12.3(b)) prior to the filing of suit by the Non-Breaching Party.

(e) Notice of Cure. Within five (5) business days after the cure of any breach of this Agreement, the Breaching Party and Non-Breaching Party shall each deliver written notice to the other Parties that the breach has been cured.

12.4 Suspension of Conservation Fees and Advances.

(a) Breach by the Resource Organizations or Conservancy. In addition to the remedies specified in Section 12.1, upon the occurrence of an Event of Default by the Conservancy or the Resource Organizations (or a Resource Organization) arising under Article 10, it is the intent of the Parties that until the Event of Default has been cured, the Conservancy shall not have access to any Advances or Conservation Fees except to the extent required to pay for Mitigation Costs for which it is responsible. Accordingly, any Advances required by TRC or Conservation Fees received by the Conservancy shall be immediately deposited into the applicable Escrow Account commencing upon the expiration of the Cure Period until the Event of Default has been cured in accordance with Section 12.3. No more than once in any calendar month during any period of such suspension, the Conservancy shall request, and is entitled to receive, payment from the Escrow Holder, from amounts deposited into the Escrow Account, in an amount equal to: (i) the Mitigation Costs for the previous month, including any Mitigation Costs incurred by an Alternate Easement Holder or by TRC pursuant to Section 3.10(g), and (ii) the repayments of Advances due to TRC pursuant to Section 2.6. The request for payment shall be generally in the form attached as Exhibit W (a “Request for Payment”), except that the Escrow Holder shall be instructed to remit any amounts due to an Alternate Easement Holder or TRC directly to the Alternate Easement Holder or TRC, as applicable. Upon the cure of the Event of Default in accordance with Section 12.3 and the receipt of an authorization generally in the form attached as Exhibit X (a “Release Authorization”), the balance of funds in the Escrow Account, including all interest earned, shall be released to the Conservancy by the Escrow Holder. TRC, the Conservancy and the Resource Organization Designee each shall promptly execute and deliver each Request for Payment, and a Release Authorization upon the cure of an Event of Default, as described in this Section 12.4(a).

(b) Third-Party Challenges. If any third party files any legal action which challenges any Project Approval, or which could in any way have the effect of invalidating or modifying any Project Approval previously granted, or which could in any way have the effect of preventing or delaying any Project Approval, it is the intent of the Parties that until the legal action has been withdrawn or a final non-appealable judgment has been entered in the legal action, the Conservancy shall not have access to any Conservation Fees from the Development Area for which the Project Approval has been challenged, except to the extent that Conservation Fees from other Development Areas are not sufficient to satisfy the Annual

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Funding Requirement or are paid to TRC to repay Advances pursuant to Section 2.6. If the Conservancy disputes that the legal action requires the deposit of the Conservation Fees into the Escrow Account pursuant to the terms of this Section 12.4(b), the Conservancy may request to meet and confer with TRC regarding the legal action. Regardless of whether the meet and confer process is requested, upon receipt of notice from TRC, the Conservancy shall immediately deposit such Conservation Fees into the applicable Escrow Account. Within thirty (30) days of the Effective Date, the Parties will agree on the specific procedures for the escrow and release of funds consistent with the intent set forth above, which shall be attached hereto as Exhibit Z. On the date on which a final non-appealable judgment has been entered in the legal action, regardless of whether the Project Approval is upheld, and upon receipt of a Release Authorization, the balance of funds in the Escrow Account, including all interest earned, shall be released to the Conservancy by the Escrow Holder. TRC, the Conservancy and the Resource Organization Designee each shall promptly execute and deliver each Request for Payment, and a Release Authorization when a final non-appealable judgment has been entered in the legal action, as described in this Section 12.4(b). For the purposes of this Section 12.4(b), the term “Project Approval” does not include any CEQA determination, development agreement, specific plan, parcel or subdivision map, zoning approval or determination, conditional use approval, grading permit, or the like that applies to a lot or lots that have been previously developed for the purposes contemplated by the Initial Entitlements or subsequent amendments thereto.

13. TERM OF AGREEMENT. The term of this Agreement shall commence on the Effective Date and expire on the date which is ninety-nine (99) years after the Effective Date; provided, however, that the expiration of the term of this Agreement shall not affect the term of any Conservation Easement or other documents executed and recorded hereunder that by its terms survives in perpetuity, including, but not limited to, the new agreement(s) entered into pursuant to Section 15.25.

14. REIMBURSEMENT OF FEES AND COSTS. Within five (5) business days after the receipt of documentation of the reasonable attorneys’ and professional fees and costs incurred by the Resource Organizations in negotiating this Agreement between January 1, 2006 and the Effective Date, TRC shall deliver to Shute, Mihaly & Weinberger, LLP a check payable to Shute, Mihaly & Weinberger LLP to reimburse the Resource Organizations for those costs.

15. MISCELLANEOUS.

15.1 Sierra Club Exclusions. The term “Resource Organizations”, “Party” and “Parties” as used in Articles 5, 6, 7, 8 and 11 and Sections 1.99, 1.144, 3.6, 10.1, 10.3, 10.4, 10.5 (except as cross referenced in Section 10.6(b)) and 15.6 shall include all of the Resource Organizations except the Sierra Club.

15.2 Binding on Successors. The covenants, terms, conditions, and restrictions of this Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective personal representatives, heirs, successors, and assigns, subject to the limitations on assignment set forth in Section 15.4. Where in this Agreement, any rights accrue to or obligations are imposed on an “Owner”, such rights and obligations shall constitute a servitude running with the applicable portion of the Ranch, and shall run with the land.

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15.3 Right To Enforce. Only the Parties may enforce this Agreement against any other Party and any such enforcement shall be subject to the terms and limitations set forth in this Agreement.

15.4 Assignment. Neither the Resource Organizations, collectively and individually, nor the Conservancy shall be entitled to assign or otherwise transfer their respective rights under this Agreement without the prior written consent of TRC, which consent may be withheld in the sole and absolute discretion of TRC; provided, however, that a Resource Organization shall be permitted to assign its interest in this Agreement without the consent of TRC, but only to a Successor which is acquiring all or substantially all of the assets of such Resource Organization as a result of a grant, merger, consolidation or by operation of law. TRC may assign its rights under this Agreement, in part or in whole, by written assignment executed by TRC and such assignee without the consent of the Resource Organizations but only to a Project Sponsor or in connection with the transfer or pledge of real property within the Ranch or in connection with an Exempt Transfer.

15.5 Acreages Approximate. Each Party acknowledges that the scale of the Ranch makes it difficult to estimate acreages and boundaries with precision and that all acreages referred to in this Agreement are approximate.

15.6 No Brokers. Each Party represents and warrants to the others that it has not dealt with any real estate broker or finder with respect to the negotiation of this Agreement or the transactions contemplated hereby. If any Claims for brokers’ or finders’ fees are made in connection with the consummation of this Agreement or the dedication or purchase of any Conservation Easement by virtue of the acts of the Resource Organizations or the Conservancy, or any contacts between any of the Resource Organizations or the Conservancy and the Person(s) making such claim, then the Resource Organizations and the Conservancy shall indemnify, defend (with counsel approved by TRC), protect and hold harmless TRC from and against such Claims if they are based upon any statement or representation or agreement by any of the Resource Organizations. If any claims for brokers’ or finders’ fees are made in connection with the consummation of this Agreement or the dedication or purchase of any Conservation Easement by virtue of the acts of TRC, or any contacts between TRC and the Person(s) making such claim, then TRC shall indemnify, defend (with counsel approved by the Resource Organization Designee), protect and hold harmless the Resource Organizations and the Conservancy from and against such Claims if they are based upon any statement or representation or agreement by TRC. This Section 15.6 shall survive the termination of this Agreement and the closing of any transaction for a Purchased Conservation Easement.

15.7 Entire Agreement. This Agreement constitutes the entire agreement among the Parties. Any amendment of this Agreement shall only be valid upon written execution of such amendment by the Parties. Further, none of the Parties shall be bound by any representations, warranties, promises, statements, or information unless expressly set forth herein.

15.8 Factual Investigation. Each Party acknowledges that it has conducted its own factual investigation, is not relying on any other Party, and assumes the risk that there are material unknown facts or that facts are other than as is presumed. The Parties further

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acknowledge that they are aware that they may hereafter discover material facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Agreement, and further acknowledge that there may be future events, circumstances, or occurrences materially different from those they know or believe likely to occur, but that it is their intention to enter into and be bound by this Agreement.

15.9 Captions. The captions of the various sections in this Agreement are for convenience and organization only, and are not intended to be any part of the body of this Agreement, nor are they intended to be referred to in construing the provisions of this Agreement.

15.10 Exhibits. All exhibits referenced in this Agreement are attached hereto and made a part of and incorporated herein.

15.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

15.12 Statutory References. All statutory references in this Agreement shall mean and include the applicable statute, as amended from time to time, or, if such statute is repealed and replaced, any successor statute.

15.13 Notices, Demands and Communications Between the Parties. Formal written notices, demands, correspondence and communications between the Parties shall be sufficiently given if delivered personally (including delivery by private courier), dispatched by certified mail, postage prepaid and return receipt requested, or delivered by nationally recognized overnight courier service, or by electronic facsimile transmission followed by delivery of a “hard” copy to the offices of the Parties indicated below; provided, however, to the extent this Agreement specifies that notice shall be directed to the Resource Organization Designee, TRC shall not be obligated to deliver notice to all of the Resource Organizations if such notice is delivered to the Resource Organization Designee.

If to Resource Organizations:	Sierra Club 3435 Wilshire Boulevard, Suite 660 Los Angeles, CA 90010 Fax: (213) 387-8348 Attn: Bill Corcoran Senior Regional Representative

National Audubon Society, Inc., d.b.a. Audubon California 4225 Hollis Street Emeryville, CA 94608 Fax: (510) 601-1954 Attn: Graham Chisholm Deputy Director, Director of Conservation

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Natural Resources Defense Council, Inc. 1314 Second Street Santa Monica, CA 90401 Fax: (310) 434-2399 Attn: Joel Reynolds Senior Attorney

Endangered Habitats League 8424-A Santa Monica Boulevard, Suite #592 Los Angeles, CA 90069 Fax: (323) 654-1931 Attn: Dan Silver Executive Director

Planning and Conservation League 1107 9th Street, Suite 360 Sacramento, CA 95814 Fax: (916) 448-1789 Attn: Executive Director

With a copy to:	Shute, Mihaly & Weinberger, LLP 396 Hayes Street San Francisco, CA 94102 Fax: (415) 552-5816 Attn: William White

Sierra Club Environmental Law Program 85 Second Street, Second Floor San Francisco, CA 94105-3441 Fax: (415) 977-5793 Attn: Aaron Isherwood Coordinating Attorney

National Audubon Society 225 Varick Street, 7th floor New York, NY 10014 Fax: (212) 979-3024 Attn: General Counsel

If to Resource Organization Designee:	Terrell Watt, AICP 1937 Filbert Street San Francisco, CA 94123 Fax: (415) 563-8701

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With a copy to:	Shute, Mihaly & Weinberger, LLP 396 Hayes Street San Francisco, CA 94102 Fax: (415) 552-5816 Attn: Richard Taylor

If to TRC, Owner or the Owner Designee:	Tejon Ranch Corporation P.O. Box 1000 Lebec, CA 93243 Fax: (661) 248-3100 Attn: Teri Bjorn, General Counsel Overnight mail address: 4436 Lebec Road Lebec, CA 93243 Attn: Teri Bjorn, General Counsel

With a copy to:	Coblentz, Patch, Duffy & Bass, LLP One Ferry Building, Suite 200 San Francisco, CA 94111 Fax: (415) 989-1663 Attn: Harry O’Brien

If to Conservancy:	Tejon Ranch Conservancy c/o National Audubon Society, Inc., d.b.a. Audubon California 4225 Hollis Street Emeryville, CA 94608 Fax: (510) 601-1954 Attn: Graham Chisholm, Chair

With a copy to:	Caplan & Drysdale 1 Thomas Circle N.W. Washington, D.C. 20005 Fax: (202) 429-3301 Attn: Douglas Varley

Such written notices, demands, correspondence and communications may be sent in the same manner to such persons and addresses as any Party may from time-to-time designate in writing at least fifteen (15) days prior to the name or address change and as provided in this Section 15.13.

Notices personally delivered shall be deemed to have been received upon delivery. Notices delivered by certified mail, as provided above, shall be deemed to have been given and received on the first to occur of: (a) actual receipt by any of the addressees designated above as the Party to whom notices are to be sent; or (b) within five (5) days after a certified letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail. Notices

80

delivered by nationally recognized overnight courier service (such as Federal Express) as provided above shall be deemed to have been received upon delivery. Notices delivered by electronic facsimile transmission shall be deemed received upon receipt of the sender of electronic confirmation of delivery, provided that a “hard” copy is delivered by overnight courier as provided above.

15.14 Counterparts. This Agreement may be executed in one or more counterparts, and all the counterparts shall constitute but one and the same Agreement, notwithstanding that all Parties hereto are not signatories to the same or original counterpart.

15.15 Nonwaiver. Unless otherwise expressly provided in this Agreement, no waiver by a Party of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such Party. No delay or omission in the exercise of any right or remedy accruing to any Party upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by a Party of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other term, covenant or condition.

15.16 Authority. Each of the persons signing this Agreement on behalf of a Party hereby represents that he or she has the requisite authority to bind the Party on whose behalf he or she is signing this Agreement, and that all requisite approvals of such Party, its board of directors, shareholders, members, general partners, or others have been obtained. Upon the request of any Party, each Party shall deliver evidence of such authorization to all other Parties. Each of the Parties represents and warrants that the execution and delivery of this Agreement by such Party, and the performance of such Party’s obligations hereunder, have been duly authorized by such Party, and that all consents or approvals necessary to cause this Agreement to be binding upon such Party have been obtained and are in full force and effect.

15.17 Understanding of Terms. The Parties each hereby affirm and acknowledge that they have read this Agreement, that they know and understand its terms, and have signed it voluntarily and after having been advised by counsel. The Parties have had a full and unhindered opportunity to consult with their attorneys, accountants, financial advisors and such other consultants, as they may have desired prior to executing this Agreement.

15.18 Construction. The Parties acknowledge that each Party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment or exhibits hereto.

15.19 No Third Party Beneficiaries. This Agreement shall not create or bestow any lien or property right in any third party. The Parties agree that no third party beneficiary to this Agreement exists and that nothing contained herein shall be construed as giving any other Person third party beneficiary status.

15.20 No Requirement to Build. The Parties hereto agree that, notwithstanding anything to the contrary herein, this Agreement shall not obligate TRC to undertake all or any part of a Project or Potential Project; however, if and when TRC proceeds to permit, entitle,

81

develop or use a Project, TRC shall do so in conformance with the applicable provisions of this Agreement.

15.21 No Acquisition Funding. The Parties acknowledge that no acquisition funding is a required condition precedent to the Parties’ execution and performance of the terms and provisions of this Agreement.

15.22 Confidentiality. Unless disclosure is otherwise required under this Agreement or under Applicable Law, the Resource Organizations and the Conservancy shall keep and shall cause their respective agents, consultants and employees to keep confidential all tests, reports, documents, analyses, and opinions obtained by the Resource Organizations or the Conservancy with respect to any portion of the Conservation Easement Area or the Ranch, including, but not limited to, any information provided by TRC or received or prepared by the Resource Organizations or the Conservancy in connection with their factual, physical and legal examinations and inquiries regarding any portion of the Conservation Easement Area (collectively, “Confidential Information”), except that the Resource Organizations, and the Conservancy may disclose Confidential Information to their respective consultants and legal counsel and funders (subject to Sections 8.6(b) and 8.6(c)), provided that the Resource Organizations, and/or the Conservancy obtain an agreement in writing of such consultants and counsel (and if applicable, funders) to keep the Confidential Information confidential. Neither the contents nor the results of any Confidential Information shall be disclosed by the Resource Organizations or the Conservancy or their respective agents, consultants and employees without TRC’s prior written approval, which TRC may grant or withhold at TRC’s sole and absolute discretion, unless and until the Resource Organizations, and/or the Conservancy are legally compelled to make such disclosure. This Section 15.22 shall terminate with respect to Confidential Information specific to (a) the Centennial, Grapevine and TMV Development Areas, on the earlier of (i) thirty (30) days after the Environmental Impact Report for the applicable Project is circulated for public comment as required by CEQA or (ii) June 30, 2009, or (b) the Tehachapi Mountain Upland Multi-Species Habitat Conservation Plan covered lands, on the earlier of (i) thirty (30) days after the Environmental Impact Statement is circulated pursuant to NEPA, or (ii) June 30, 2009, or (c) any other areas on the Ranch, on June 30, 2009.

15.23 Severability. The invalidity of any portion of this Agreement shall not invalidate the remainder. If any term, provision, covenant or condition of this Agreement is held to be invalid, void or unenforceable by a court of competent jurisdiction, the Parties shall amend this Agreement and/or take other action necessary to achieve the intent and purpose of this Agreement in a manner consistent with the ruling of the court.

15.24 Further Assurances. The Parties shall promptly perform, execute and deliver or cause to be performed, executed and delivered any and all acts, deeds and assurances, including the delivery of any documents, as any Party may reasonably require in order to carry out the intent and purpose of this Agreement. As Final Maps are recorded within each Development Area, TRC will cause permanent restrictions to be recorded against: (a) the “Not Developed” areas, as generally described on Exhibits J-1 and J-2, (b) the areas outside of the “Development Envelope,” as generally described on Exhibit J-3, and (c) the areas which lie outside of areas that may be Developed within the “Development Envelope,” as generally

82

described on Exhibit J-3, with the precise boundaries of all such areas to be finally determined consistent with this Agreement.

15.25 Termination of Agreement Following Recordation of Last Conservation Easement. At any time after the recordation of the last Conservation Easement that is required to be tendered by TRC pursuant to this Agreement, the Conservancy and the Resource Organizations agree, upon the written request of the Owner Designee, to execute, acknowledge and deliver a document or instrument reasonably required to evidence the termination of this Agreement of record with respect to the Ranch, provided that Owner (and the owners of each Development Area) simultaneously enter into a new agreement with the Conservancy and the Resource Organizations, in form and substance reasonably satisfactory to the Conservancy and the Resource Organizations, which new agreement shall include the obligations, requirements, conditions and provisions of this Agreement which have not been fully and finally satisfied and recognize the termination, with regard to the Ranch, of the obligations, requirements, conditions and provisions of this Agreement contained in Article 5, Article 6, Article 8 and such other Articles and Sections which have been fully and finally satisfied.

15.26 Memorandum of Agreement. TRC shall cause a memorandum of this Agreement to be recorded against the Ranch in the Official Records of the Counties of Kern and Los Angeles. The memorandum shall (a) include a declaration of restrictions or similar provision to ensure the applicable provisions of this Agreement run with the land and (b) provide record notice of the terms and conditions of this Agreement. Within thirty (30) days after the Effective Date, TRC shall draft and deliver to the Resource Organization Designee a proposed form of memorandum consistent with this Agreement. The Resource Organization Designee shall provide TRC any comments to the proposed form of memorandum within fifteen (15) days after delivery of the draft by TRC. TRC and the Resource Organization Designee shall thereafter work cooperatively and in good faith to finalize, execute, acknowledge and record the memorandum as soon as practicable. Promptly upon TRC or the Owner Designee’s request following the expiration or termination of this Agreement, the Conservancy and the Resource Organizations shall deliver to TRC and/or the Owner Designee a duly executed and acknowledged quitclaim deed suitable for recordation in the Official Records of the Counties of Kern and Los Angeles and in form and content reasonably satisfactory to TRC and the Owner Designee, for the purpose of evidencing in the public records the termination of this Agreement. After the initial recordation of the memorandum and at the reasonable request of any Party, the Parties shall cooperate to re-record the memorandum as reasonably necessary.

[SIGNATURES FOLLOW ON NEXT PAGE]

83

IN WITNESS WHEREOF, the Parties hereto have executed one or more copies of this Agreement as of the Effective Date.

TRC:

TEJON RANCH CO., a Delaware corporation		TEJON RANCHCORP, a California corporation

By:	/s/ Robert A. Stine	By:	/s/ Robert A. Stine
Name:	Robert A. Stine	Name:	Robert A. Stine
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

Signing for the limited purposes of acknowledging the obligations as set forth in Sections 2.2, 8.3, 9.1(b), 9.4 and 9.6:		Signing for the limited purposes of acknowledging the obligations as set forth in Sections 8.3, 9.1(d) and 9.6:

CENTENNIAL FOUNDERS LLC, a Delaware limited liability company		TEJON INDUSTRIAL CORP., a California corporation

By:	/s/ Greg Medeiros	By:	/s/ Robert A. Stine
Name:	Greg Medeiros	Name:	Robert A. Stine
Title:	Authorized Signator	Title:	President

Signing for the limited purposes of acknowledging the obligations as set forth in Sections 2.2, 8.3, 9.1(e), 9.4 and 9.6:

TEJON MOUNTAIN VILLAGE LLC, a Delaware limited liability company

By:	/s/ Eneas A. Kane
Name:	Eneas A. Kane
Title:	Authorized Signator

[SIGNATURES CONTINUE ON NEXT PAGE]

RESOURCE ORGANIZATIONS:

SIERRA CLUB, a California nonprofit public benefit corporation		NATIONAL AUDUBON SOCIETY, INC., a New York nonprofit corporation, D.B.A. Audubon California

By:	/s/ Bill Corcoran	By:	/s/ Graham Chisholm
Name:	Bill Corcoran	Name:	Graham Chisholm
Title:	Senior Regional Representative	Title:	Deputy Director, Director of Conservation

By:	/s/ Jim Dodson
Name:	Jim Dodson
Title:	Authorized Representative

NATURAL RESOURCES DEFENSE COUNCIL, a New York nonprofit corporation		ENDANGERED HABITATS LEAGUE, a California nonprofit public benefit corporation

By:	/s/ Joel Reynolds	By:	/s/ Dan Silver
Name:	Joel Reynolds	Name:	Dan Silver
Title:	Senior Attorney	Title:	Executive Director

PLANNING AND CONSERVATION LEAGUE, a California nonprofit public benefit corporation

By:	/s/ Bill Center
Name:	Bill Center
Title:	President, Board of Directors

By:	/s/ Gary A. Patton
Name:	Gary A. Patton
Title:	General Counsel

[SIGNATURES CONTINUE ON NEXT PAGE]

CONSERVANCY:

TEJON RANCH CONSERVANCY, a California nonprofit public benefit corporation

By:	/s/ Graham Chisholm
Name:	Graham Chisholm
Title:	Chair

LIST OF EXHIBITS

EXHIBIT A – Depiction of Tejon Ranch
EXHIBIT B – Depiction of Development Areas
EXHIBIT C – Depictions of Acquisition Areas
EXHIBIT C-1 – Bi-Centennial Acquisition Area
EXHIBIT C-2 – Michener Ranch Acquisition Area
EXHIBIT C-3 – Old Headquarters Acquisition Area
EXHIBIT C-4 – Tri-Centennial Acquisition Area
EXHIBIT C-5 – White Wolf Acquisition Area
EXHIBIT D – Depiction of National Cement Area
EXHIBIT E – Depiction of Dedicated Conservation Easement Areas
EXHIBIT F – CE Conveyance Plan - Linked Acreage
EXHIBIT G – Depiction of Designated Areas
EXHIBIT G-1 – Depiction of Designated Farm Areas
EXHIBIT G-2 – Depiction of Designated Mining Areas
EXHIBIT G-3 – Depiction of Designated Oil and Gas Areas
EXHIBIT G-4 – Depiction of Designated Water Bank Areas
EXHIBIT H – Depiction of Disturbance Areas
EXHIBIT H-1 – Disturbance Area A
EXHIBIT H-2 – Disturbance Area B
EXHIBIT H-3 – Disturbance Area C
EXHIBIT H-4 – Disturbance Area D
EXHIBIT H-5 – Disturbance Area E
EXHIBIT H-6 – Disturbance Area F
EXHIBIT H-7 – Disturbance Area G
EXHIBIT H-8 – Disturbance Area H
EXHIBIT I – Depiction of the Pacific Crest Trail Easement Areas
EXHIBIT J – Depictions of Developed Areas
EXHIBIT J-1 – Depiction of Developed Areas in Centennial
EXHIBIT J-2 – Depiction of Developed Areas in Grapevine
EXHIBIT J-3 – Depiction of Developed Areas in TMV
EXHIBIT K – Conservancy Documents
EXHIBIT K-1 – Articles of Incorporation
EXHIBIT K-2 – By-Laws
EXHIBIT L – Conservation Fee Principles
EXHIBIT M – Reserved Rights, Prohibited Uses and Conservation Activities
EXHIBIT N – Form Conservation Easement
EXHIBIT O – Appraisal Instructions
EXHIBIT P – Qualified Appraisers
EXHIBIT Q– Required Measures
EXHIBIT Q-1 – Required Measures for Centennial
EXHIBIT Q-2 – Required Measures for TIC–East
EXHIBIT Q-3 – Required Measures for TIC–West
EXHIBIT Q-4 – Required Measures for TMV

List of Exhibits, Page 1

EXHIBIT R – Resource Agency Letters re Mitigation
EXHIBIT S – Non-Opposition Letters
EXHIBIT T – Form of Conformity Letter
EXHIBIT U – Joint Public Statement
EXHIBIT V – Form of Resource Organization Breach Letter
EXHIBIT W –Form of Reimbursement Request from Escrow Holder
EXHIBIT X – Form of Release of Funds from Escrow Holder
EXHIBIT Y – WCB Conservation Easement Policies
EXHIBIT Z – Conservation Fee Escrow Procedures

List of Exhibits, Page 2

i

1.23	Code	5

1.24	Communication Plan	5

1.25	Confidential Information	5

1.26	Conservancy Board	5

1.27	Conservancy Agreements	5

1.28	Conservancy Documents	5

1.29	Conservancy Indemnified Parties	6

1.30	Conservation Activities	6

1.31	Conservation Easement Agreement	6

1.32	Conservation Easement Area	6

1.33	Conservation Easement(s)	6

1.34	Conservation Fee	6

1.35	Conservation Fee Covenant	6

1.36	Conservation Fee Principles	6

1.37	Conservation Purpose	6

1.38	Conservation Values	6

1.39	Core Activities	7

1.40	Cure Period	7

1.41	Current Stewardship Standard	7

1.42	Dedicated Conservation Easement(s)	7

1.43	Dedicated Conservation Easement Area(s)	7

1.44	Designated Farm Areas	7

1.45	Designated Mining Areas	7

1.46	Designated Oil and Gas Areas	7

1.47	Designated Water Bank Areas	7

1.48	Developed	7

1.49	Development Area(s)	8

1.50	Development Milestones	8

1.51	DGS	8

1.52	Disturbance Areas	8

1.53	Environmental Laws	8

1.54	ESA	8

1.55	Escrow Account	8

1.56	Escrow Holder	8

1.57	Event of Default	9

1.58	Exchange	9

1.59	Exempt Transfer	9

1.60	Existing Contract	9

1.61	Existing Surface Water Diversions	9

1.62	Farm Area Standard	9

1.63	Final Map	9

1.64	Finally Granted	9

1.65	First Entitlement Date	10

1.66	Form Conservation Easement	10

1.67	Governmental Agencies	10

1.68	Hazardous Materials	10

1.69	HCL	10

1.70	HSA	10

1.71	HTA	10

1.72	Incidental Ranch Facilities	10

1.73	Infrastructure	10

1.74	Initial Entitlements	11

1.75	Initial Period	11

1.76	Interim RWMP	11

1.77	IRS	11

1.78	Joint Public Statement	11

1.79	Linked Acreage	11

1.80	Livestock	11

1.81	Management Standard	11

1.82	Map Act	11

1.83	Material Adverse Condition	11

1.84	Mining Area Standard	12

1.85	Michener Ranch Option	12

1.86	Mitigation	12

1.87	Mitigation Area	12

1.88	Mitigation Bank Area	12

1.89	Mitigation Costs	12

1.90	Mitigation Implementation Period	12

1.91	Mitigation Transition Period	13

1.92	National Cement Area	13

1.93	NCA Lease	13

1.94	Negotiation Notice	13

1.95	NEPA	13

1.96	New NCA Lease	13

1.97	New Surface Water Diversions	13

1.98	Non-Breaching Party	13

1.99	Non-Opposition Letters	13

1.100	Notice of Breach	13

1.101	Oil and Gas Area Standard	13

1.102	Old Headquarters Option	14

1.103	Option	14

1.104	Option Notice	14

1.105	Option Notice Date	14

1.106	Option Period	14

1.107	Outside Closing Date	14

1.108	Owner	14

1.109	Owner Designee	14

1.110	Owner Indemnified Parties	14

1.111	Parties	14

1.112	PCT	14

1.113	PCT Realignment	14

1.114	PCTA	15

1.115	Permitted Title Exceptions	15

1.116	Person	16

1.117	Potential Project	16

1.118	Private Foundation Period	16

1.119	Prohibited Uses	16

1.120	Project	16

1.121	Project Approvals	16

1.122	Project Sponsor	17

v

1.123	Public	17

1.124	Public Access	17

1.125	Public Access Plan	17

1.126	Purchased Conservation Easements	17

1.127	Qualified Appraisers	17

1.128	Qualified Recipient	17

1.129	Ranch	17

1.130	Ranch-Wide Management Plan or RWMP	17

1.131	Rangeland Trust	18

1.132	Rangeland Trust Easement	18

1.133	Rangeland Trust Easement Area	18

1.134	RCRA	18

1.135	Release Authorization	18

1.136	Request for Payment	18

1.137	Requesting Party	18

1.138	Required Extension	18

1.139	Required Measures	18

1.140	Reserved Rights	18

1.141	Residential Lot	18

1.142	Resource Agency(ies)	18

1.143	Resource Organization Designee	19

1.144	Resource Organization Indemnified Parties	19

1.145	Stewardship Rights and Obligations	19

1.146	Supplemental Mitigation Funding	19

1.147	TRC’s Current Actual Knowledge	19

	1.148	TRC’s Representatives	19

	1.149	Tri-Centennial Option	19

	1.150	Type III Supporting Organization	19

	1.151	Unpurchased Acquisition Area	19

	1.152	USFS	20

	1.153	USFWS	20

	1.154	Water Transfers	20

	1.155	WCB	20

	1.156	WCB Appraiser	20

	1.157	WCB Conservation Easement Policies	20

	1.158	White Wolf Option	20

	1.159	Williamson Act Contract	20

2.	TEJON RANCH CONSERVANCY		20

	2.1	Tejon Ranch Conservancy	20

	2.2	Conservation Fee Covenant	23

	2.3	Advance Obligation	25

	2.4	Increase in Advance Amount for Mitigation	25

	2.5	Extension of Advance Obligation Period	25

	2.6	Repayment of Advances	25

	2.7	Initial Conservancy Operations	26

	2.8	Use of Conservation Fees or Advances	26

	2.9	Other Uses of Conservation Fees	26

	2.10	Prohibition on Use of Conservation Fees	26

3.	RANCH-WIDE MANAGEMENT PLAN		27

	3.1	Ranch-Wide Management Plan	27

	3.2	Interim RWMP Process	28

	3.3	Initial RWMP	28

	3.4	Future Revisions to RWMP	28

	3.5	Implementation of RWMP	29

	3.6	Entry and Access to Conservation Easement Area	30

	3.7	Access to Documentation	35

	3.8	Conservation Activities	35

	3.9	Enforcement of RWMP	37

	3.10	RWMP and Future Mitigation Requirements	38

	3.11	Public Access	41

	3.12	Consultation with Conservancy on Leasing	42

	3.13	Owner Designee	43

	3.14	Termination of Sections	44

4.	STATE AND FEDERAL USES		44

	4.1	Pacific Crest Trail	44

	4.2	California State Park	45

	4.3	University of California Natural Reserve	45

	4.4	Bakersfield National Cemetery	45

5.	DEDICATED CONSERVATION EASEMENTS		46

	5.1	Dedicated Conservation Easements	46

	5.2	Dedicated Conservation Easement Phasing	46

	5.3	Dedicated Conservation Easement Area Legal Descriptions	46

	5.4	Dedicated Conservation Easement Agreements	47

	5.5	Dedicated Conservation Easement Agreement Recordation	47

	5.6	Rangeland Trust Easement Area	48

6.	OPTIONS TO PURCHASE CONSERVATION EASEMENTS		49

	6.1	Options to Purchase Conservation Easements	49

	6.2	Exercise of Each Option to Purchase	49

	6.3	Extensions of Option Period	49

	6.4	Legal Description of Acquisition Areas	51

	6.5	Assignment of Options by Resource Organizations	51

	6.6	Restriction on Order of Acquisition	51

	6.7	Appraisal Process	52

	6.8	Purchase Price	54

	6.9	Purchased Conservation Easement Agreements	54

	6.10	Purchased Conservation Easement Closing and Recordation	54

	6.11	Termination of Option	55

	6.12	Exchanges	56

	6.13	Cooperation to Obtain Funding	57

7.	POSSIBLE PURCHASE AND SALE OF FEE INTERESTS		57

	7.1	Fee Acquisition of Acquisition Area(s)	57

	7.2	Conditions of Fee Purchase	58

	7.3	Compliance with the Map Act	58

	7.4	Right of First Negotiation	58

8.	CONSERVATION EASEMENTS		59

	8.1	Alternate Easement Holders	59

	8.2	Form of Conservation Easement Agreement	60

	8.3	Infrastructure in the Conservation Easement Area	62

	8.4	Subdivision and Sale of the Conservation Easement Area	62

	8.5	As-Is	64

	8.6	Due Diligence	65

	8.7	Material Adverse Condition	66

	8.8	TRC Representations	67

9.	DEVELOPMENT		67

	9.1	Development Areas	67

	9.2	Scope of Obligation and Modification of Required Measures	68

	9.3	Limited Remedies	68

	9.4	Developed Area Limitations in Centennial, Grapevine and TMV	69

	9.5	National Cement Area	69

	9.6	Nuclear Energy Facilities	70

	9.7	Unpurchased Acquisition Areas	70

10.	FUTURE STATEMENTS, SUPPORT AND CHALLENGES		70

	10.1	Future Statements	70

	10.2	Future Support	70

	10.3	Confirmation of Non-Opposition	70

	10.4	Confirmation of Consistency	70

	10.5	Future Challenges	71

	10.6	Sierra Club	73

11.	ASSISTANCE IN ACHIEVING GLOBAL ACCEPTANCE OF RESOLUTION		73

12.	REMEDIES		73

	12.1	Available Remedies in the Event of Breach	73

	12.2	No Monetary Damages	74

	12.3	Processes in the Event of Breach	74

	12.4	Suspension of Conservation Fees and Advances	75

13.	TERM OF AGREEMENT		76

x

14.	REIMBURSEMENT OF FEES AND COSTS		76

15.	MISCELLANEOUS		76

	15.1	Sierra Club Exclusions	76

	15.2	Binding on Successors	76

	15.3	Right To Enforce	77

	15.4	Assignment	77

	15.5	Acreages Approximate	77

	15.6	No Brokers	77

	15.7	Entire Agreement	77

	15.8	Factual Investigation	77

	15.9	Captions	78

	15.10	Exhibits	78

	15.11	Governing Law	78

	15.12	Statutory References	78

	15.13	Notices, Demands and Communications Between the Parties	78

	15.14	Counterparts	81

	15.15	Nonwaiver	81

	15.16	Authority	81

	15.17	Understanding of Terms	81

	15.18	Construction	81

	15.19	No Third Party Beneficiaries	81

	15.20	No Requirement to Build	81

	15.21	No Acquisition Funding	82

	15.22	Confidentiality	82

	15.23	Severability	82

15.24	Further Assurances	82

15.25	Termination of Agreement Following Recordation of Last Conservation Easement	83

15.26	Memorandum of Agreement	83

58
223
99
5
Kern County
Los Angeles County
Kern County
Ventura County
138
5
N
0 0.5 1 2 3 4 5
Miles

Depiction of Tejon Ranch

EXHIBIT A

58
Bakersfield National Cemetery
Approx. 500 Acres
223
LEGEND
Development Areas
Tejon Industrial Complex
Approx. 1,400 Acres
99
5
Grapevine
Approx. 15,700 Acres
TRC Headquarters
Approx. 425 Acres
Tejon Mountain Village
Approx. 28,300 Acres
Kern County
Los Angeles County
Kern County
Ventura County
138
Centennial
Approx. 12,400 Acres
5
N
0 0.5 1 2 3 4 5
Miles

Depiction of Development Areas

EXHIBIT B

LEGEND
Acquisition Area
Bi-Centennial
Approx. 11,000 Acres
Kern County
Los Angeles County
Key Map
N
0
0.5
1
2
Miles

Depiction of
Acquisition Area - Bi-Centennial

EXHIBIT C-1

LEGEND
Acquisition Area
Michener Ranch
Approx. 1,600 Acres
Kern County
Los Angeles County
Kern County
Los Angeles County
5
Key Map

Depiction of Acquisition Area - Michener Ranch

EXHIBIT C-2

LEGEND
Acquisition Area
Old Headquarters
Approx. 26,700 Acres
Key Map
N

Depiction of
Acquisition Area - Old Headquarters

EXHIBIT C-3

LEGEND
Acquisition Area
Tri-Centennial
Approx. 7,200 Acres
Key Map
Kern County
Los Angeles County
Miles

Depiction of
Acquisition Area - Tri-Centennial

EXHIBIT C-4

LEGEND
Acquisition Area
58
White Wolf
Approx. 15,500 Acres
223
Key Map
N
Miles
Depiction of
Acquisition Area - White Wolf

EXHIBIT C-5

LEGEND
National Cement Area
National Cement
Approx. 2,500 Acres
Kern County
Los Angeles County
5
Key Map
N

Depiction of National Cement Area

EXHIBIT D

58
223
LEGEND
Dedicated Conservation Easement Areas - Approx. 145,000 Acres
99
5
Kern County
Los Angeles County
Kern County
Ventura County
138
5
0 0.5 1 2 3 4 5
Miles

Depiction of Dedicated Conservation Easement Areas

EXHIBIT E

LEGEND
Approximate Acres
Pacific Crest Trail (PCT) 10,000
10,000 Acres
Tejon Mountain Village (TMV) 65,000
A 32,000 Acres
B 33,000 Acres
Centennial (CENT) 30,000
A 15,000 Acres
B 15,000 Acres
Grapevine (GV) 40,000
A 22,500 Acres
B 17,500 Acres
TOTAL 145,000
58
223
99
5
138
GV-B
GV-A
GV
TMV-B
TMV-A
TMV
CENT-B
PCT
CENT
CENT-A
Kern County
Los Angeles County
Kern County
Ventura County
N
0 0.5 1 2 3 4 5
Miles

CE Conveyance Plan Linked Acreage

EXHIBIT F

58
223
99
5
138
LEGEND
Designated Farm Areas - Approx. 2,800 Acres
Kern County
Los Angeles County
Kern County
Ventura County
Acquisition Area
Dedicated Conservation Easement Area

Depiction of Designated Farm Areas

(Excludes areas used for farming in Development Areas)

EXHIBIT G-1

58
223
99
5
138
LEGEND
Designated Mining Areas - Approx. 475 Acres
Future Mining Envelope - Approx. 2,500 Acres
(Up to 800 acres of Future Mining Envelope may be designated as Designated Mining Area)
Kern County
Los Angeles County
Kern County
Ventura County
Acquisition Area
Dedicated Conservation Easement Area
National Cement
N
Miles

Depiction of Designated Mining Areas

EXHIBIT G-2

58
58
223
99
5
LEGEND
Designated Oil & Gas Areas - Approx. 15,400 Acres
Kern County
Los Angeles County
Kern County
Ventura County
138
5
Acquisition Area
Dedicated Conservation Easement Area
0 0.5 1 2 3 4 5
Miles

Depiction of Designated Oil & Gas Areas

(Excludes areas used for oil and gas extraction in Development Areas)

EXHIBIT G-3

58
58
223
99
5
LEGEND
Designated Water Bank Areas - Approx. 815 Acres
Kern County
Los Angeles County
Kern County
Ventura County
138
5
Acquisition Area
Dedicated Conservation Easement Area

Depiction of Designated Water Bank Areas

EXHIBIT G-4

58
See Exhibit H-1
58
223
LEGEND
Disturbance Areas
99
5
See Exhibit H-2
See Exhibit H-4
See Exhibit H-3
See Exhibit H-5
See Exhibit H-6
See Exhibit H-7
Kern County
Los Angeles County
Kern County
Ventura County
138
Acquisition Area
Dedicated Conservation Easement Area
5
See Exhibit H-8
N
0 0.5 1 2 3 4 5
Miles

Depiction of Disturbance Areas

EXHIBIT H

Disturbance Area A

LEGEND
Current Disturbance
Disturbance Area
58
N
0
250
500
Feet
Bakersfield

EXHIBIT H-1

Disturbance Area B

LEGEND

Current Disturbance

Disturbance Area

Bakersfield

EXHIBIT H-2

Disturbance Area C

LEGEND
Current Disturbance
Disturbance Area
N
0
500
1,000
Feet
Bakersfield

EXHIBIT H-3

Disturbance Area D

NAP
NAP
LEGEND
Current Disturbance
Disturbance Area
N
Feet
0
1,000
2,000
4,000
Bakersfield

EXHIBIT H-4

Disturbance Area E

5
South
5
North
LEGEND
Current Disturbance
Disturbance Area
0
250
500
Feet

EXHIBIT H-5

Disturbance Area F

NAP
LEGEND
Current Disturbance
Disturbance Area
N
Feet
0
500
1,000
2,000
Bakersfield

EXHIBIT H-6

Disturbance Area G

LEGEND
Current Disturbance
Disturbance Area
N
Feet
0
500
1,000
Bakersfield

EXHIBIT H-7

Disturbance Area H

LEGEND
Current Disturbance
Disturbance Area
N
Feet
0
250
500
Bakersfield

EXHIBIT H-8

LEGEND
Proposed Pacific Crest Trail Corridor - Approx. 10,000 Acres
Proposed Pacific Crest Trail Alignment
58
223
99
5
138
Kern County
Los Angeles County
Kern County
Ventura County

Depiction of the Pacific Crest Trail Easement Areas

EXHIBIT I

Centennial
Approx. 12,400 Acres
138
5
LEGEND
Developed Areas
Not Developed
Pullback Areas
Key Map
N
0
0.5
1
2
Miles

DEPICTION OF DEVELOPED AREAS IN CENTENNIAL

EXHIBIT J-1

5
99
LEGEND
Developed Areas
Not Developed
Grapevine
Approx. 15,700 Acres
Key Map

DEPICTION OF DEVELOPED AREAS IN GRAPEVINE

EXHIBIT J-2

San Joaquin Valley Floor
Tejon Mountain Village
Approx. 28,300 Acres
5
5
LEGEND
TMV Boundary
Stop Development Line
Custom Home Lands
Custom Home Sites
Resort Clustered Homes
Village Mixed Use
Reconfigured Emergency Access Road/
Utility Corridor/Revegetated Slope
The Areas depicted as the Custom Home Lands, Custom Home Sites, Resort Clustered Homes, Village Mixed Use and the Reconfigured Emergency Access Road/Utility Corridor/Revegetated Slope together comprise the Development Envelope in which up to 5,300 Acres may be Developed.
The Areas depicted as the Development Envelope are conceptual in nature and are subject to change.
Key Map
N

DEPICTION OF DEVELOPED AREAS IN TMV

EXHIBIT J-3

EXHIBIT K-1

Articles of Incorporation

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TEJON RANCH CONSERVANCY

I.

The name of this corporation is TEJON RANCH CONSERVANCY.

II.

A. This corporation is a nonprofit public benefit corporation and is not organized for the private gain of any person. It is organized under the Nonprofit Public Benefit Corporation Law for charitable purposes.

B. The specific and primary purpose of this corporation is to preserve, enhance and restore the native biodiversity and ecosystem values of the Tejon Ranch and Tehachapi Range by engaging in charitable and educational activities within the meaning of Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any future United States internal revenue law (the “Code”), that further the preservation, protection, or enhancement of land in its natural, scenic, historical, agricultural, forested, or open-space condition or use.

III.

A. This corporation is organized and operated exclusively for charitable and educational purposes within the meaning of Section 501(c)(3) of the Code.

B. Notwithstanding any other provisions of these Articles, the organization shall not carry on any other activities not permitted to be carried on by (i) an organization exempt from U.S. federal income tax under Section 501(c)(3) of the Code, or (ii) an organization contributions to which are deductible under Sections 170(c)(2), 2055(a)(2), 2106(a)(2)(A)(ii), 2522(a)(2), or 2522(b)(2) of the Code.

C. No substantial part of the activities of this corporation shall consist of carrying on propaganda, or otherwise attempting to influence legislation, and the corporation shall not participate or intervene in any political campaign (including the publishing or distribution of statements) on behalf of any candidate for public office.

D. With respect to any taxable year or years of the corporation during which it is a private foundation as defined in Section 509 of the Code, it shall make distributions for such years at such time and in such manner so as not to subject the corporation to tax under Section 4942 of the Code, and the corporation shall not: (i) engage in any act of self-dealing, as defined

Exhibit K-1 – Page 1

in Section 4941(d) of the Code, (ii) retain any excess business holdings, as defined in Section 4943(c) of the Code, (iii) make any investments in such manner as to subject the corporation to tax under Section 4944 of the Code, or (iv) make any taxable expenditures, as defined in Section 4945(d) of the Code.

IV.

No amendment to these Articles, or any amendment or repeal of such amendment, shall be permitted without the prior written approval of (i) Tejon Ranch Co., a Delaware corporation, or its successor in interest, and (ii) each of the Sierra Club, a California nonprofit public benefit corporation; National Audubon Society, a New York nonprofit corporation d.b.a. Audubon California; Natural Resources Defense Council, a New York nonprofit corporation; Endangered Habitats League, a California nonprofit public benefit corporation; and Planning and Conservation League, a California nonprofit public benefit corporation (collectively, the “Resource Organizations”) or the successor in interest of any Resource Organization.

V.

The property of this corporation is irrevocably dedicated to charitable and educational purposes meeting the requirements for exemption provided by Section 214 of the Revenue and Taxation Code, and no part of the net income or assets of this corporation shall ever inure to the benefit of any director, officer or member thereof or to the benefit of any private person. Upon the dissolution or winding up of the corporation, its assets remaining after payment, or provision for payment, of all debts and liabilities shall be distributed to one or more organizations (a) approved by each of the Resource Organizations, (b) which distributee is a nonprofit organization that has qualified for tax exempt status under Code Section 501(c)(3); provided, however, that any conservation easement then held by this corporation shall be distributed to an organization that, in addition to the above requirements, also is (c) not a private foundation under Code Section 509, and (d) an environmental organization qualified under California Civil Code Section 815.3.

Exhibit K-1 – Page 2

EXHIBIT K-2

By-Laws

AMENDED AND RESTATED BYLAWS OF

TEJON RANCH CONSERVANCY

ARTICLE 1

NAME OF CORPORATION; DEFINED TERMS

Section 1.1 Name

The name of this corporation is Tejon Ranch Conservancy (the “Corporation”).

Section 1.2 Defined Terms

Any defined terms used and not defined in these Bylaws are defined in Exhibit A to these Bylaws, or, if not defined in Exhibit A, shall have the meanings ascribed to them in the Tejon Ranch Conservation and Land Use Agreement dated as of June 17, 2008 (the “Tejon Ranch Agreement”), to which the Corporation is a party.

ARTICLE 2

OFFICES

Section 2.1 Principal Office

The principal office for the transaction of the business of the Corporation shall be located in California, in such place as determined by the Board of Directors of the Corporation (the “Board”) from time to time.

Section 2.2 Other Offices

The Board may at any time establish branch offices, either within or without the State of California, in order to advance the purposes of the Corporation.

ARTICLE 3

PURPOSES AND ACTIVITIES

Section 3.1 Purposes

(a) The Corporation is a nonprofit public benefit corporation and is not organized for the private gain of any person. It is organized under the Nonprofit Public Benefit Corporation Law for charitable purposes.

Exhibit K-2 – Page 1

(b) The specific purpose of the Corporation is set forth in its Articles of Incorporation.

ARTICLE 4

MEMBERSHIP

Section 4.1 This corporation shall have no voting members.

ARTICLE 5

DIRECTORS

Section 5.1 Powers

(a) General Corporate Powers. The business and affairs of the Corporation shall be managed, and all corporate powers shall be exercised by or under the direction of the Board.

(b) Specific Powers. Without prejudice to their general powers, the Directors shall have the power to:

(i) Select and remove the Officers of the Corporation; and prescribe any powers and duties for them that are consistent with the law, with the Articles of Incorporation, and with these Bylaws.

(ii) Change the principal executive office or the principal business office in the State of California from one location to another; cause the Corporation to be qualified to do business in any other state, territory, dependency, or country, and conduct business within or outside the State of California; and designate any place within or outside the State of California for the holding of any meeting.

(iii) Adopt, make, and use a corporate seal and alter the form of the seal.

(iv) Borrow money and incur indebtedness on behalf of the Corporation and cause to be executed and delivered for the Corporation’s purposes, in the Corporate name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations, and other evidences of debt.

Section 5.2 Number of Directors

The authorized number of Directors shall be twelve (12).

Exhibit K-2 – Page 2

Section 5.3 Appointment and Term of Office of Directors

(a) Classes of Directors. The Board shall have three classes of Directors: Class A, Class B, and Class C. Each class shall have four (4) authorized Directors. All Directors shall have same rights and obligations, and all Directors shall have one vote.

(b) Appointment of Directors. Except for the initial Directors named by this Corporation’s incorporator, the Directors of this corporation shall be appointed or elected as follows:

(i) Upon the expiration of the term of a Class A Director, or a vacancy in the seat of a Class A Director, a new or successor Class A Director shall be appointed by TRC. Such appointments shall be evidenced by a writing signed by TRC and delivered to an Officer of this Corporation, which shall be filed by the Secretary with the proceedings of the Board.

(ii) Upon the expiration of the term of a Class B Director, or a vacancy in the seat of a Class B Director, a new or successor Class B Director shall be appointed collectively by the Resource Organizations. Such appointments shall be evidenced by a writing signed by the Resource Organization Designee and delivered to an Officer of the Corporation, which shall be filed by the Secretary with the proceedings of the Board.

(iii) Upon the expiration of the term of a Class C Director, or a vacancy in the seat of a Class C Director, a new or successor Class C Director shall be selected as follows:

(A) Until June 30, 2011, Class C Directors shall be appointed jointly by TRC and the Resource Organizations. Such appointments shall be evidenced by a writing signed TRC and the Resource Organization Designee and delivered to an Officer of the Corporation, which shall be filed by the Secretary with the proceedings of the Board.

(B) Beginning on July 1, 2011, Class C Directors shall be elected by majority vote of the Directors then in office, including the vote of any Director whose term has expired but who has not yet been replaced, or whose term expires at the meeting at which a successor is to be elected.

(c) Terms of Directors. Except as provided in Section 5.5(d) (relating to the filling of vacancies on the Board), the terms of office of Directors shall be as follows:

(i) Until June 30, 2011, all Directors shall be appointed for a term of office that begins with their appointment and expires on June 30, 2011.

(ii) Following the expiration of all terms on June 30, 2011, successor Directors shall be elected or appointed for terms that begin on July 1, 2011. In order to stagger the terms of Directors, one Director of each class shall be elected or appointed for a transition term of one year ending on June 30, 2012; one Director of each class shall be elected or appointed for a transition term of two years ending on June 30, 2013; one

Exhibit K-2 – Page 3

Director of each class shall be elected or appointed for a transition term of three years ending on June 30, 2014, and one Director of each class shall be elected or appointed for a transition term of four years ending on June 30, 2015. For successor Class A Directors, TRC shall state in its written appointment whether such Director is being appointed for the Class A one, two, three, or four year transition term; for the successor Class B Directors, the Resource Organization Designee shall state in its written appointment whether such Director is being appointed for the Class B one, two, three, or four year transition term; and for successor Class C Directors, the Board shall state in its resolution electing successors whether such Director is being elected for the Class C one, two, three, or four year transition term.

(iii) Following the expiration of the transition terms above, Directors shall be elected or appointed for four (4) year terms that begin on July 1 and end four years later on June 30 (provided, however, if a successor Director is not elected or appointed until after the expiration of a previous term, the successor Director’s term shall begin on the date of his or her appointment or election).

(iv) Each Director shall serve until the expiration of his or her term and until a successor has been elected or appointed, unless such Director earlier dies, resigns, or is removed.

Section 5.4 Qualifications of Board Members

Any person eighteen (18) years of age or older may serve as a Director. Directors need not be residents of the State of California. Class C Directors shall be individuals who are independent of both TRC and the Resource Organizations.

Section 5.5 Vacancies

(a) Events Causing Vacancy. A vacancy on the Board shall be deemed to exist at the occurrence of any of the following:

(i) The death, resignation, or removal of any Director.

(ii) The declaration by resolution of the Board of a vacancy in the office of a Director who has been declared of unsound mind by court order or convicted of a felony, or who has been found by final order or judgment of any court to have breached a duty under Sections 5230-39 of the California Nonprofit Corporate Law.

(iii) The increase of the authorized number of Directors.

(b) Resignation. Except as provided in this paragraph, any Director may resign, which resignation shall be effective on giving written notice to the Chair of the Board, the President, or the Secretary, unless the notice specifies a later time for the resignation to become effective. No Director may resign when the Corporation would then be left without a duly elected Director or Directors in charge of its affairs, except upon notice to the Attorney General in compliance with Section 5225 of the California Nonprofit Corporation Law.

Exhibit K-2 – Page 4

(c) Removal.

(i) Any Class A or Class B Director may be removed at any time, with or without cause, by the same person and in the same manner by which Class A and Class B Directors are appointed, as set forth in Section 5.3. Any Class C Director may be removed at any time, with or without cause, by a majority of Directors then in office.

(ii) Any Director who does not attend three (3) successive Board meetings may be removed from the Board by Board resolution unless the Director requests a leave of absence for a limited period of time, and the leave is approved by the Directors at a regular or special meeting.

(d) Filling of Vacancies. A vacancy shall be filled for the unexpired portion of the term by the same persons and in the same manner that successor Directors are elected or appointed in accordance with the provisions of Section 5.3.

(e) Notice of Vacancies. The Secretary shall promptly notify TRC of any vacancies among the Class A Directors, and shall promptly notify the Resource Organization Designee of any vacancies among the Class B Directors. Until June 30, 2011, the Secretary shall promptly notify TRC and the Resource Organization Designee of any vacancies among the Class C Directors.

Section 5.6 Place of Meeting; Meeting by Telephone

Regular meetings of the Board may be held at any place within or outside the State of California, as designated from time to time by resolution of the Board. In the absence of such designation, regular meetings shall be held at the principal office of the Corporation. Special meetings of the Board shall be held at any place within or outside of the State of California, as designated in the notice of meeting or, if not stated in the notice or if there is no notice, at the principal office of the Corporation. Notwithstanding the above provisions of this section, a regular or special meeting of the Board may be held at any place consented to in writing by all Board members, either before or after the meeting. Any meeting, regular or special, may be held by conference telephone or similar communication equipment, so long as all Directors participating in the meeting can hear one another, and all such Directors shall be deemed to be present in person at such meeting.

Section 5.7 Annual Meeting

The Board shall hold an annual meeting each year, in June or as soon as practicable thereafter, at a time and place designated by the Board for purposes of electing Officers, designating committees, and transacting regular business. Notice of these meetings shall be given to all Directors either by first-class mail postmarked not less than ten (10) nor more than forty (40) days in advance thereof, or four (4) business days before any such meeting if given personally or by telephone, electronic mail or facsimile transmission, except that any Director may waive notice as provided in Section 5.9(c).

Exhibit K-2 – Page 5

Section 5.8 Regular Meetings

The Board shall hold regular meetings, scheduled at least quarterly, at such times and places designated by the Board. Notice of these meetings shall be given to all Directors either by first-class mail postmarked not less than ten (10) nor more than forty (40) days in advance thereof, or four (4) business days before any such meeting if given personally or by telephone, electronic mail or facsimile transmission, except that any Director may waive notice as provided in Section 5.9(c).

Section 5.9 Special Meetings

(a) Authority to Call. Special meetings of the Board for any purpose may be called at any time by the Chair of the Board, the President, or any two (2) Directors.

(b) Notice. Notice of any special meeting of the Board shall be given to all Directors either by first-class mail postmarked not less than (7) days in advance, or by notice delivered at least four (4) business days in advance if given personally or by telephone, electronic mail or facsimile transmission, except that such notice may be waived by any Director as set forth in Section 5.9(c).

(c) Waiver of Notice. The transactions of any meeting of the Board, however called and noticed and wherever held, shall be as valid as though taken at a meeting duly held after regular call and notice if (i) a quorum is present and (ii) either before or after the meeting, each of the Directors not present signs a written waiver of notice, a consent to holding of the meeting, or an approval of the minutes. The waiver of notice or consent need not specify the purpose of the meeting. All waivers, consents, and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of a meeting shall also be deemed given to any Director who attends the meeting without protesting before or at its commencement about lack of adequate notice.

Section 5.10 Quorum; Approvals

(a) Quorum.

(i) A quorum for the transaction of business shall require both two-thirds (2/3) of the Directors then in office, and at least two (2) Directors of each class, except to adjourn as provided in Section 5.11, and except as otherwise provided in clauses (ii) and (iii) below. A Director who is present at a meeting shall be counted in determining the presence of a quorum even if such Director cannot vote on a matter or recuses himself or herself from a portion of the meeting pursuant to either Section 10.1 of these Bylaws or any conflict-of-interest policy adopted by the Board, except as otherwise provided by the California Nonprofit Corporation Law.

(ii) If either

(A) Three consecutive duly noticed meetings of the Board fail to achieve a quorum for any reason, or

Exhibit K-2 – Page 6

(B) Two consecutive duly noticed meetings of the Board fail to achieve a quorum, and there is a class of Directors that failed to have two Directors present at each of such noticed meetings,

then at the next duly noticed meeting (and only that meeting), a quorum for the transaction of business shall require only the majority of Directors then in office, regardless of class.

(iii) For the purposes of voting on indemnification under Section 9.1, a quorum shall consist of a majority of Directors then in office who are not parties to the proceeding, regardless of class.

(b) Board Action by Majority of Directors in Office. Except as otherwise provided in Section 9.1, every act or decision done or made by a majority of the Directors then in office, at a meeting held at which a quorum is present, shall be regarded as the act of the Board, subject to the provisions of the California Nonprofit Corporation Law.

Section 5.11 Adjournment

A majority of the Directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

Section 5.12 Notice of Adjournment

Notice of the time and place of holding an adjourned meeting shall be given to the Directors who were not present at the time of the adjournment in the same manner set forth under Section 5.9(b). Such notice may be waived in the same manner as set forth under Section 5.9(c).

Section 5.13 Action Without Meeting

Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board, individually or collectively, consent in writing to that action. Such action by written consent shall have the same force and effect as a unanimous vote of the Board. Such written consent or consents shall be filed with the minutes of the proceedings of the Board.

Section 5.14 Restriction on Interested Directors

Not more than forty-nine percent (49%) of the persons serving on the Board at any time may be interested persons. An interested person is: (a) any person compensated by the Corporation for services rendered to it within the previous twelve (12) months, whether as a full-time or part-time employee, independent contractor, or otherwise; (b) any shareholder, employee or officer of any corporation, or owner or employee of any other business, which has rendered compensated services to the Corporation within the previous twelve (12) months; and (c) any brother, sister, ancestor, descendant, spouse, brother-in-law, sister-in-law, mother-in-law, or father-in-law of any person described in clause (a) or (b). Any violation of the provisions of this

Exhibit K-2 – Page 7

paragraph shall not, however, affect the validity or enforceability of any transaction entered into by the Corporation.

Section 5.15 Director Compensation

Directors shall serve without compensation for their services as Directors. The Board may authorize the advance or reimbursement to a Director of actual reasonable expenses incurred in carrying out his or her duties as a Director, such as for attending meetings of the Board and Board Committees. A Director may be compensated for services to the Corporation that are performed in his or her capacity as an Officer, employee, or contractor, subject to the provisions of Section 5.14 (limit on number of interested Directors) and Section 10.1 (contracts with Directors).

ARTICLE 6

COMMITTEES

Section 6.1 Committees of Directors

The Board may, by resolution, create one or more committees, each consisting of three (3) or more Directors and only Directors, to serve at the pleasure of the Board. Appointments to a committee shall be made by a majority of Directors then in office. A committee shall include an equal number of Directors of each Class; and if at any time a committee does not have an equal number of Directors of each Class for any reason, including resignations or removals of Directors from the committee or from the Board, such committee shall not act until the Board makes committee appointments to bring the committee back into compliance with this section. Any member of any committee may be removed, with or without cause, at any time by the Board. Each committee shall report to the Board. Except as otherwise provided by the Board or these Bylaws, any decision of any committee may be reversed by the Board, subject to the rights of any party under a duly authorized contract. Each committee shall have such powers and duties as the Board may designate in its resolution authorizing the committee; provided, however, that no committee, regardless of any Board resolution, may:

(a) Fill vacancies on the Board or on any committee;

(b) Amend or repeal the Articles of Incorporation or Bylaws or adopt new Bylaws;

(c) Amend or repeal any resolution of the Board;

(d) Designate any other committee of the Board or appoint the members of any committee;

(e) Approve any transaction (i) to which the Corporation is a party and as to which one or more Directors has a material financial interest, or (ii) between the Corporation and one or more of its Directors or between the Corporation and any corporation or firm in which one or more of its Directors has a material financial interest.

Exhibit K-2 – Page 8

(f) Approve any merger, reorganization, voluntary dissolution, or disposition of substantially all of the assets of the Corporation.

(g) Approve any change in the stated purposes for which the Corporation is organized.

(h) Borrow money for capital or operating needs of the Corporation or cumulative borrowing in excess of $1,000,000 for any purpose (other than Advances from TRC pursuant to the Tejon Ranch Agreement).

(i) Approve the purchase, sale, lease, mortgage, disposition or hypothecation of real property of the Corporation outside the ordinary course of the business of operating the Corporation.

(j) Take action on the approval or disapproval of the Ranch Wide Management Plan.

(k) Approve any significant changes to public access programs other than those described in the Tejon Ranch Agreement to which this Corporation is a party.

(l) Approve any activity that would have a significant impact on Ranch Core Activities or on Development Area activities.

(m) Subcontract to any third party any obligation of the Corporation under the Tejon Ranch Agreement.

(n) Hire or terminate the employment of any executive Officer of the Corporation.

(o) Approve the buyout of any Ranch activity.

Section 6.2 Executive Committee

Pursuant to Section 6.1, the Board may, by resolution adopted by a majority of the Directors then in office, create an Executive Committee, which shall also meet the additional requirements of this section. The Executive Committee shall include the Chair of the Board, who shall serve as chair of the Executive Committee. The Executive Committee, unless limited by a resolution of the Board, shall have and may exercise all the authority of the Board in the management of the business and affairs of the Corporation between meetings of the Board; provided, however, that the Executive Committee shall not have the authority of the Board in reference to those matters enumerated in Section 6.1.

Section 6.3 Audit Committee

For any accounting year in which the Corporation is required to have an audit or chooses to have an audit of its financial statements, the Corporation shall have an Audit Committee established as provided in Section 6.1, and meeting the additional requirements of this section and of Section 12586(e)(2) of the California Government Code. Directors who are employees of the Corporation, or who receive, directly or indirectly, any consulting, advisory, or other compensatory fees from the Corporation (other than for service as Director), or who have a

Exhibit K-2 – Page 9

material financial interest in any entity doing business with the Corporation, may not serve on the Audit Committee. The President and Treasurer may not serve on the Audit Committee even if such persons are volunteers and are not compensated by this Corporation. The audit committee may have nonvoting advisors. The Audit Committee shall ensure that an annual audit is obtained and shall: (a) assist the Board in choosing an independent auditor and recommending termination of the auditor, if necessary, (b) negotiate the auditor’s compensation, (c) confer with the auditor regarding the Corporation’s financial affairs, (d) review and determine whether to accept or reject the audit, (e) approve performance of any non-audit services provided to the Corporation by the auditor’s firm and assure that such non-audit services conform with the standards for auditor independence described in Section 12586(e)(1) of the California Government Code, and (f) perform such other duties as may be assigned by the Board. The audit committee’s decisions with respect to (b), (d), and (e) shall be final and not subject to reversal by the Board. Members of the Audit Committee shall not receive compensation for their service on the Audit Committee. If the Corporation has a Finance Committee, a majority of the members of the Audit Committee may not concurrently serve as members of the Finance Committee, and the Chair of the Audit Committee may not serve on the Finance Committee.

Section 6.4 Compensation Committee

Pursuant to Section 6.1, the Board may by resolution create a Compensation Committee, which shall meet the additional requirements of this section. Directors who are also employees of the Corporation may not serve on the Compensation Committee. Pursuant to Section 12586(g) of the California Government Code and the applicable provisions of federal law, the Compensation Committee shall review and approve the compensation (including benefits), if any, of the President or the chief executive officer and Treasurer or chief financial officer, and such other Officers of the Corporation as the Board determines appropriate. This review and approval shall occur when such Officer is hired, annually, and whenever a modification in compensation is proposed. The review shall include an evaluation of the performance of the Officers and an analysis of appropriate comparability data. Based on its review, the Compensation Committee shall approve such compensation only after determining that the compensation is just and reasonable. The Compensation Committee’s authority shall be limited to approving compensation within the budget or cap established by the Board for the position under review. Unless and until the Board creates a Compensation Committee, the Board will perform the review and approval of compensation described in this section to the extent required by Section 12586(g) of the California Government Code.

Section 6.5 Meeting and Action of Committees

The Board may adopt rules for any committee not inconsistent with the provisions of these Bylaws.

Section 6.6 Advisory Committees

The Board may establish one or more advisory committees that may consist of Directors or non-Directors, and may be appointed as the Board determines. Advisory committees may not exercise the authority of the Board to make decisions on behalf of the Corporation, but shall be restricted to making recommendations to the Board or a Board Committee established pursuant

Exhibit K-2 – Page 10

to Section 6.1, and implementing Board or Board Committee decisions and policies under the supervision of the Board or Board Committee.

ARTICLE 7

OFFICERS

Section 7.1 Officers

The Corporation shall have the following Officers: Chair of the Board (who may also be referred to as Chair or Chairperson of the Board), President, Secretary, and Treasurer, and such other Officers as the Board may designate by resolution and appoint pursuant to Section 7.3. The Chair of the Board, Secretary, and Treasurer shall be Directors, but other Officers need not be Directors. One person may hold two (2) or more offices, except those of President or Chair of the Board and Secretary, and President or Chair of the Board and Treasurer.

Section 7.2 Election of Officers

The Officers of the Corporation, except those appointed in accordance with the provisions of Section 7.3, shall be elected annually by the Board, at the annual meeting or as soon as practicable thereafter, and each shall serve at the pleasure of the Board, subject to the rights, if any, of any Officer under a contract of employment.

Section 7.3 Subordinate Officers

The Board may appoint, and may authorize the President or any other Officer to appoint, any other Officers that the business of the Corporation may require, each of whom shall have the title, hold office for the period, have the authority, and perform the duties specified by the Bylaws or determined from time to time by the Board.

Section 7.4 Removal of Officers

Subject to rights, if any, under any contract of employment, any Officer may be removed, with or without cause, by the Board, at any regular or special meeting of the Board, or, except in the case of an Officer chosen by the Board, by an Officer on whom such power of removal has been conferred by the Board.

Section 7.5 Resignation of Officers

Any Officer may resign at any time by giving written notice to the Board, the Chair, the President, or the Secretary of the Corporation. Any resignation shall take effect at the date of receipt of that notice or at any later time specified in that notice. Unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract to which the Officer is a party.

Exhibit K-2 – Page 11

Section 7.6 Vacancies in Office

A vacancy in any Office because of death, resignation, removal, disqualification, or any other cause shall be filled only in the manner prescribed in these Bylaws for regular appointments to that Office.

Section 7.7 Responsibilities of Officers

(a) Chair of the Board. The Chair of the Board shall preside at meetings of the Board, and shall have such other powers and duties as may be prescribed by the Board or these Bylaws.

(b) President. The President, who may also be referred to as the Executive Director or such other title as the Board may determine, shall be the chief executive officer of the Corporation. He or she shall have such other powers and duties as may be prescribed by the Board or these Bylaws. The President shall be responsible to the Board, shall see that the Board is advised on all significant matters of the Corporation’s business, and shall see that all orders and resolutions of the Board are carried into effect. The President shall be empowered to act, speak for, or otherwise represent the Corporation between meetings of the Board within the boundaries of policies and purposes established by the Board and as set forth in the Articles of Incorporation and these Bylaws. The President shall be responsible for keeping the Board informed at all times of staff performance as related to program objectives, and for implementing any personnel policies adopted by the Board.

(c) Secretary. The Secretary shall attend to the following:

(i) Book of Minutes. The Secretary shall keep or cause to be kept, at the principal executive office or such other place as the Board may direct, a book of minutes of all meetings and actions of Directors and committees of Directors, with the time and place of holding regular and special meetings, and if special, how authorized, the notice given, the names of those present at such meetings, and the proceedings of such meetings.

(ii) Notices and Other Duties. The Secretary shall give, or cause to be given, notice of all meetings of the Board required by the Bylaws to be given. The Secretary shall have such other powers and perform such other duties as may be prescribed by the Board or the Bylaws.

(d) Treasurer. The Treasurer shall be the chief financial officer of the Corporation and shall attend to the following:

(i) Books of Account. The Treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, and other matters customarily included in financial statements. The books of account shall be open to inspection by any Director at all reasonable times.

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(ii) Deposit and Disbursement of Money and Valuables. The Treasurer shall deposit all money and other valuables in the name and to the credit of the Corporation with such depositors as may be designated by the Board; shall disburse funds of the Corporation as may be ordered by the Board; shall render to the President and Directors, whenever they request it, an account of all financial transactions and of the financial condition of the Corporation; and shall have other powers and perform such other duties as may be prescribed by the Board or the Bylaws.

(iii) Bond. If required by the Board, the Treasurer shall give the Corporation a bond in the amount and with the surety specified by the Board for the faithful performance of the duties of his or her office and for restoration to the Corporation of all its books, papers, vouchers, money, and other property of every kind in his or her possession or under his or her control on his or her death, resignation, retirement, or removal from office.

ARTICLE 8

RECORDS AND REPORTS

Section 8.1 Maintenance of Articles and Bylaws

The Corporation shall keep at its principal executive office the original or a copy of its Articles of Incorporation and Bylaws as amended to date.

Section 8.2 Maintenance of Other Corporate Records

The accounting books, records, and minutes of the proceedings of the Board and any committee(s) of the Board shall be kept at such place or places designated by the Board, or, in the absence of such designation, at the principal executive office of the Corporation. The minutes shall be kept in written or typed form, and the accounting books and records shall be kept in either written or typed form or in any other form capable of being converted into written, typed, or printed form.

Section 8.3 Inspection of Records

(a) Every Director shall have the absolute right at any reasonable time to inspect all books, records, and documents of every kind and the physical properties of the Corporation and each of its subsidiary corporations. This inspection by a Director may be made in person or by an agent or attorney, and the right of inspection includes the right to copy and make extracts of documents.

(b) TRC and each Resource Organization shall have the right at any reasonable time, upon forty-eight (48) hours notice, to inspect all books, records, and documents of every kind and the physical properties of the Corporation and each of its subsidiary corporations for the purpose of monitoring the Corporation’s compliance with the Tejon Ranch Agreement, its enforcement of any Conservation Easement then held by the Corporation, and its adherence to its purpose as stated in the Corporation’s Articles of Incorporation; provided, however, that (i) as a condition of making any such inspection, the person seeking to inspect records under this Section

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must first agree in writing to maintain confidential any non-public information obtained through the inspection, with the form of such confidentiality agreement to be determined by the Board in its sole discretion, and (ii) the Corporation shall not be required to disclose any nonpublic information or material that is (v) relating to a pending or threatened claim, proceeding, litigation, or arbitration, (w) subject to attorney-client privilege or that constitutes attorney-client work product, (x) relating to the hiring, evaluation, or termination of employees, (y) relating to any pending contract or purchase negotiations, (z) or required to be retained in confidence by law.

Section 8.4 Annual Report and Statement of Certain Transactions and Indemnification

Within a reasonable time after the end of the Corporation’s fiscal year, the Corporation shall prepare and mail or deliver to each Director an annual report containing the following information:

(a) The assets and liabilities, including the trust funds of the Corporation, as of the end of the fiscal year.

(b) The principal changes in assets and liabilities, including trust funds, during the fiscal year.

(c) The revenue or receipts of the Corporation, both unrestricted and restricted for particular purposes, for the fiscal year.

(d) The expenses or disbursements of the Corporation, for both general and restricted purposes, during the fiscal year.

(e) Any statement required by Section 6322 of the California Nonprofit Corporation Law regarding:

(i) Transaction(s) during the fiscal year involving more than $50,000 in which the Corporation was a party, and in which any Director or Officer of the Corporation had a direct or indirect financial interest.

(ii) Any indemnifications or advances aggregating more than ten thousand dollars ($10,000) paid during the fiscal year to any Officer or Director of the Corporation pursuant to Article 9 hereof, unless such indemnification has already been approved pursuant to Section 9.1.

The foregoing report shall be accompanied by any report thereon of independent accountants or, if there is no such report, the certificate of an authorized Officer of the Corporation that such statements were prepared without an audit from the books and records of the Corporation.

Exhibit K-2 – Page 14

ARTICLE 9

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 9.1 Right to Indemnification

This Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any action or proceeding by reason of the fact that such person is or was an Officer, Director, employee, or agent of this Corporation, or is or was serving at the request of this Corporation as a Director, Officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, or other enterprise, against expenses, judgment, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, to the fullest extent permitted under the California Nonprofit Corporation Law.

In determining whether indemnification is available to the Director, Officer, employee or agent of this Corporation under California law, the determination as to whether the applicable standard of conduct set forth in Section 5238 of the California Nonprofit Corporation Law has been met shall be made by a majority vote of a quorum of Directors who are not parties to the proceeding.

The indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled, and shall continue as to a person who has ceased to be an agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 9.2 Insurance

This Corporation may, and to the fullest extent practicable shall, purchase and maintain insurance on behalf of any Director, Officer, employee, or agent of the Corporation, against any liability asserted against or incurred by the Director, Officer, employee or agent in any such capacity or arising out of the Director’s, Officer’s, employee’s, or agent’s status as such, whether or not the Corporation would have the power to indemnify the agent against such liability under Section 9.1 of these Bylaws; provided, however, that the Corporation shall have no power to purchase and maintain such insurance to indemnify any Director, Officer, or agent of the Corporation for any self-dealing transaction, as described in Section 5233 of the California Nonprofit Corporation Law.

ARTICLE 10

CONTRACTS AND LOANS WITH DIRECTORS AND OFFICERS

Section 10.1 Contracts with Directors and Officers

(a) No Director or Officer of this Corporation, nor any other corporation, firm, association, or other entity in which one or more of this Corporation’s Directors or Officers are directors or have a material financial interest, shall be interested, directly or indirectly, in any contract or other transaction with this Corporation, unless (i) the material facts regarding such Director’s or Officer’s financial interest in such contract or transaction and/or regarding such common directorship, officership, or financial interest are fully disclosed in good faith and are

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noted in the minutes, or are known to all members of the Board prior to consideration by the Board of such contract or transaction; (ii) such contract or transaction is authorized in good faith by a majority of the Directors then in office without counting the vote or votes of such interested Director(s); (iii) prior to authorizing or approving the transaction, the Board considers and in good faith determines after reasonable investigation under the circumstances that the Corporation could not obtain a more advantageous arrangement with reasonable effort under the circumstances; and (iv) this Corporation enters into the transaction for its own benefit, and the transaction is fair and reasonable to this Corporation at the time the transaction is entered into. Under clause (ii) above, interested Directors shall be counted as Directors then in office for the purpose of determining the number of votes needed to constitute a majority of Directors then in office, even though interested Directors themselves cannot vote on the transaction.

(b) The provisions of this Section do not apply to a transaction which is part of an educational or charitable program of the Corporation if it: (i) is approved or authorized by the Corporation in good faith and without unjustified favoritism; and (ii) results in a benefit to one or more Directors or Officers or their families because they are in the class of persons intended to be benefited by the educational or charitable program of this Corporation.

Section 10.2 Loans to Directors and Officers

The Corporation shall not make any loan of money or property to or guarantee the obligation of any Director or Officer, unless approved by the Attorney General of the State of California; provided, however, that the Corporation may advance money to a Director or Officer of the Corporation for expenses reasonably anticipated to be incurred in the performance of the duties of such Director or Officer, provided that in the absence of such advance such Director or Officer would be entitled to be reimbursed for such expenses by the Corporation.

ARTICLE 11

FISCAL YEAR

The fiscal year of the Corporation shall be the calendar year, ending on December 31.

ARTICLE 12

CONSTRUCTION AND DEFINITIONS

Section 12.1 In General

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the California Nonprofit Corporation law shall govern the construction of these Bylaws. Without limiting the generality of the above, the masculine gender includes the feminine and neuter, the singular number includes the plural, and the plural number includes the singular.

Exhibit K-2 – Page 16

Section 12.2 Successor Organizations

Any reference in these Bylaws to any Resource Organization refers to that entity and any person (as defined in Exhibit A) that acquires all or substantially of such entity’s assets through a grant, merger, consolidation, or by operation of law. Any reference in these Bylaws to TRC refers to that entity and the assignee or successor designated by that entity which assignee or successor is: (a) the surviving entity in any merger, consolidation or reorganization to which TRC is a party; (b) any entity which acquires all or substantially all of the outstanding capital stock or assets of TRC; or (c) any entity which is the result of a spin-off of shares or assets of TRC to the shareholders of TRC. If any Resource Organization ceases to exist, and no successor has acquired substantially all of its assets through a grant, merger, consolidation, or by operation of law, than no written approvals shall be required from that Resource Organization under any provision of these Bylaws. If TRC ceases to exist, and it has not identified an assignee or successor, then the Owner Designee shall succeed to TRC’s power to appoint and remove Directors under Article 5.

Section 12.3 Signing by Entities

For the purpose of any provision in these Bylaws that refers to a writing signed by (i) TRC, (ii) a Resource Organization, or (iii) if the Resource Organization Designee is a legal entity rather than an individual, the Resource Organization Designee, such writing shall be signed by a duly authorized officer or employee of such legal entity.

ARTICLE 13

AMENDMENTS

Section 13.1 Amendment of Bylaws

These Bylaws may be amended by the Board; provided, however, that no repeal of or amendment to these Bylaws, or any amendment or repeal of such amendment, shall be effective without the prior written approval of each of the Resource Organizations and TRC. Such written approvals shall be evidenced by a writing signed by each Resource Organization and TRC, and shall be filed by the Secretary with the proceedings of the Board. A written approval may be signed by TRC or a Resource Organization before or after the Board action to amend the Bylaws, but any Bylaw amendment shall take effect only when all necessary approvals have been received by the Secretary.

Section 13.2 Amendment of Articles of Incorporation

The Amended and Restated Articles of Incorporation of the Corporation (the “Articles”) may be amended by the Board, provided that (as stated in the Articles) no amendment to the Articles can be adopted without the prior written approval of TRC and each of the Resource Organizations. Such written approvals shall be evidenced by a writing signed by each Resource Organization and TRC, and shall be filed by the Secretary with the proceedings of the Board. A written approval may be signed by TRC or a Resource Organization before or after the Board action to amend the Articles, but any Article amendment shall take effect, and shall be filed with

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the California Secretary of State, only when all necessary approvals have been received by the Secretary.

ARTICLE 14

REQUIRED FINANCIAL AUDITS

Pursuant to Section 12586(e)(1) of the California Government Code, the Corporation shall obtain a financial audit from an independent certified public accountant for any tax year in which it receives or accrues gross revenue of $2 million or more, excluding grant or contract income from any governmental entity for which the governmental entity requires an accounting. Whether or not they are required by law, any audited financial statements obtained by the Corporation shall be made available for inspection by the Attorney General and the general public within nine months after the close of the fiscal year to which the statements relate, and shall remain available for three years (1) by making them available at the Corporation’s principal, regional, and district offices during regular business hours and (2) either by mailing a copy to any person who so requests in person or in writing or by posting them on this Corporation’s website.

ARTICLE 15

ELECTRONIC TRANSMISSIONS

Unless otherwise provided in these Bylaws, and subject to any guidelines and procedures that the Board may adopt from time to time, the terms “written” and “in writing” as used in these Bylaws include any form of recorded message in the English language capable of comprehension by ordinary visual means, and may include electronic transmissions, such as facsimile or email, provided (i) for electronic transmissions from the Corporation, the Corporation has obtained an unrevoked written consent from the recipient to the use of such means of communication; (ii) for electronic transmissions to the Corporation, the Corporation has in effect reasonable measures to verify that the sender is the individual purporting to have sent such transmission; and (iii) the transmission creates a record that can be retained, retrieved, reviewed, and rendered into clearly legible tangible form.

Exhibit K-2 – Page 18

CERTIFICATE OF SECRETARY

I, the undersigned, the duly elected Secretary of Tejon Ranch Conservancy, a California nonprofit public benefit corporation, do hereby certify:

That the foregoing Bylaws consisting of          pages were adopted as the Bylaws of the Corporation by the Board of Directors on                     , 2008, and the same do now constitute the Bylaws of said Corporation.

IN WITNESS WHEREOF, I have hereunto subscribed my name this          day of                     , 2008.

,
Secretary

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EXHIBIT A

“California Nonprofit Corporation Law” means Division 2 of the California Corporations Code, Cal. Corp. Code Section 5000 et. seq.

“Owner Designee” shall have the meaning set forth in Section 1.109 of the Tejon Ranch Agreement.

“Person” means an individual, corporation, firm, association, partnership, trust, or other legal entity or group of entities, including a governmental entity or any agency or political subdivision thereof.

“Resource Organizations” shall have the meaning set forth in the introductory paragraph of the Tejon Ranch Agreement.

“Resource Organization Designee” shall have the meaning set forth in Section 1.143 of the Tejon Ranch Agreement.

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EXHIBIT L

Conservation Fee Principles

•	The Conservation Fee shall equal one quarter percent (0.25%) of the retail sales price of each covered transaction.

•	The retail sales price shall specifically include:

•	The sum of actual cash paid, the fair market value of services performed or real and personal property delivered or conveyed in exchange for the covered transaction (or interest therein).

•

The amount of any lien, mortgage, contract indebtedness, or other encumbrance or debt, either given to secure the sales price, or remaining unpaid on the property at the time of the transfer thereof, but excluding any Conservation Fees.

•	The retail sales price shall specifically exclude:

•

Any amount paid to acquire a membership or similar interest in any club, association or other organization offering its members access to recreational facilities including, but not limited to, any golf course, fitness facility or the like, provided that membership in any such organization is optional and not required to be purchased along with the covered transaction. If, in connection with a covered transaction, a membership is transferred and the contract does not separately specify the amount paid for the membership, the Conservancy may reasonably determine the portion of the total price fairly allocable to the price of the membership and the portion fairly allocable to the covered transaction.

•	Covered transactions shall specifically include:

•	Initial sales and resales of custom lots. Custom lots shall include homesites in any Development Area such as those depicted as “Custom Home Sites” on Exhibit J-3.

•	Initial sales and resales of single family attached and detached homes.

•	Covered transactions shall specifically exclude:

•	Production lot sales, except in the event a lot is acquired by an adjacent homeowner

•	Sales of single family attached or detached homes that are designated workforce or affordable housing for moderate or lower income families.

•	Sales of lots or parcels intended for the construction of multi-family, rental units or the sale of parcels on which multi-family, rental units are constructed.

•	Any sale or transfer that does not result in a “change in ownership” as defined in California Revenue and Taxation Code Section 60 et seq.

Exhibit L – Page 1

•

A reservation of easements, access rights or licenses, water rights or other similar rights benefitting or encumbering the Residential Lots or any common areas, or any subsequent transfer of any such easements or rights.

•	A transfer of real property to any public agency, entity or district, or any utility service provider.

•	A transfer to an association (defined in California Civil Code Section 1351(a)) as common area (defined in California Civil Code Section 1351(b)).

•	A transfer of Residential Lots to one or more TRC Entities.

•	The Conservation Fee shall be established consistent with California Civil Code Section 1098 and shall be payable in perpetuity.

•	The Conservancy, or its qualified successor, shall be the recipient of the Conservation Fees.

•	TRC shall be authorized to receive reimbursement of Advances pursuant to Section 2.6 of this Agreement.

•	TRC (or the applicable Project Sponsor) shall have the right to amend and restate each initial Conservation Fee Covenant in accordance with Section 2.2(e) of this Agreement.

Exhibit L – Page 2

EXHIBIT M

Reserved Rights, Prohibited Uses and Conservation Activities

1. Owner’s Reserved Rights.

(a) Permitted Uses. Owner reserves to itself, and its representatives, heirs, successors, and assigns, all of the Reserved Rights. Owner’s exercise of the Reserved Rights consistent with Paragraph 1(b) are agreed to be consistent with the Conservation Purpose and shall not be precluded, prevented, or limited by this Agreement or any Conservation Easement, except as specifically precluded, prevented or limited in Paragraph 1(b) as to their extent or nature. In addition, certain of the uses set forth in Paragraph 1(b) shall be permitted only within designated areas for such uses as described below and depicted on the maps attached as Exhibit G. The Parties agree that Paragraph 1(b) is not an exhaustive list of the permitted uses or Reserved Rights, and that there may be uses not expressly listed therein that are consistent with the Conservation Purpose and the RWMP.

(b) Specific Reserved Rights. Without limiting Paragraph 1(a), Owner retains the right to use the Conservation Easement Area for the following uses:

(1) Core Activities. Owner retains the right to perform, and to allow to be performed, the following activities (which are collectively referred to in this Agreement as the “Core Activities”) on the Conservation Easement Area:

A. All activities reasonably required to comply with (i) any and all Applicable Laws and (ii) any Mitigation requirements imposed pursuant to any Project Approval. If a Purchased Conservation Easement is purchased with funds made available by WCB or any other Governmental Agency, Mitigation activities shall be limited to what is permitted by Applicable Law;

B. Fire control and forestry measures, within Development Areas and a buffer zone of 400 feet immediately adjacent to the Development Areas, that are determined by the Owner Designee to be reasonably required to protect Development Areas;

C. All activities of third parties permitted under, and all activities of Owner reasonably required to comply with its obligations under, any Existing Contract;

D. Development of Infrastructure as determined by the Owner Designee to be reasonably required to serve any Project within a Development Area or a Potential Project; provided, however, that the Owner Designee will use good faith efforts in consultation with Conservancy (and, during the Initial Period, the Resource Organizations) to avoid or minimize the footprint of such Infrastructure within the Conservation Easement Area and to use BMPs in the design and construction of such Infrastructure, subject in all events to the approval of Governmental Agencies and/or public utilities;

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E. Entering into, terminating, amending or modifying any Williamson Act Contract; provided, however, that in no event shall any new Williamson Act Contract or any amendment or modification of an existing Williamson Act Contract allow or require any use of the Conservation Easement Area not otherwise permitted in this Agreement;

F. The use, maintenance, repair, improvement, replacement and/or reconstruction, in its existing location, within its existing footprint and without a substantial increase in height, of all buildings, structures, fixtures, Infrastructure and other improvements, including, but not limited to, roads, signs and Incidental Ranch Facilities, existing on or within the Conservation Easement Area on the Effective Date;

G. Except for any New Surface Water Diversions, and subject to the provisions of Paragraph 1(b)(3), the storage, extraction, transfer, use, purchase, sale, manipulation, development of subsurface flows, springs and percolating groundwater, treatment as may be required for potable or nonpotable uses, and/or distribution of any water, whether originating on or off the Ranch, including, but not limited to:

(i) The perfection, severance, conveyance, impairment, or encumbrance of water or water rights appurtenant to the Ranch;

(ii) The extraction or pumping of groundwater for beneficial use for any Reserved Right, subject to Paragraph 1(b)(3);

(iii) The banking of water in underground aquifers (groundwater banking), including alterations or improvements to the surface of the Conservation Easement Area within the Designated Water Bank Areas, and in other areas only if the Conservancy determines, in its reasonable discretion, that the alteration or improvement will not significantly impair the Conservation Values;

(iv) The purchase, sale, conveyance, control, exchange, transfer or delivery of water (including groundwater), whether originating on or off the Ranch, to any location on or off the Ranch;

(v) The control of water-borne pests that may pose public health danger; and

(vi) The control of surface water (such as sandbagging of stormflows) or groundwater that may pose public health danger; and

H. The posting and monitoring of the Conservation Easement Area to identify, prosecute and eject trespassers and other unpermitted users.

The Parties acknowledge and agree that nothing contained in this Agreement shall interfere, impair, limit or prohibit Owner’s ability to perform, or allow to be performed, the Core Activities in, on, over and across the Conservation Easement Area, except as provided in Paragraph 1(b)(3).

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(2) Ranch Uses.

A. Ranching/Livestock Management. Owner retains the right to use, and to permit other parties to use, the Conservation Easement Area for commercial and non-commercial ranching and Livestock management activities, including, but not limited to, pasturing and grazing of Livestock, and holding and feeding pens for Livestock pending purchase or sale or for other Livestock management purposes or practices. Owner shall perform, or cause to be performed, all such activities in accordance with BMPs established for such use in the RWMP, provided such BMPs are consistent with the Current Stewardship Standard during the Initial Period, and the Adaptive Management Standard thereafter. Notwithstanding anything to the contrary contained in this Agreement, neither the BMPs nor the Adaptive Management Standard shall cause Owner to fail to meet the requirements to retain the Tejon Ranch brand.

B. Farming. Owner retains the right to use, and to permit other parties to use, the Designated Farm Areas for commercial and non-commercial farming purposes, including, but not limited to, planting, cultivating and harvesting orchards, vineyards and row and grain crops, and related irrigation, pest control, use, handling, disposal of waste products, storage (including, but not limited to, cold storage), processing, packaging and distribution activities. Owner shall perform, or cause to be performed, all such activities in accordance with BMPs established for such use in the RWMP, provided such BMPs are consistent with the Farm Area Standard.

C. Wildlife Management. Owner retains the right to use, and to permit other parties to use, the Conservation Easement Area for activities intended to manage wildlife on the Conservation Easement Area, including, but not limited to, creating, operating and maintaining commercial and non-commercial hunting programs (including raising, lodging, introduction and dispersal of native species and pheasant (and other non-native species, subject to Conservancy’s prior written approval, which shall not be unreasonably withheld) for purposes of hunting on the Conservation Easement Area), non-consumptive wildlife viewing, security and patrolling and related uses. Owner shall perform, or cause to be performed, all such activities in accordance with BMPs established for such use in the RWMP, provided such BMPs are consistent with the Current Stewardship Standard during the Initial Period, and the Adaptive Management Standard thereafter. Such BMPs shall include, but not be limited to, a prohibition on the use of lead ammunition in connection with any permitted hunting on the Conservation Easement Area.

D. Filming. Owner retains the right to use, and to permit other parties to use, the Conservation Easement Area for film and photography-related uses, including, but not limited to, the filming and staging of movies, television shows and commercials, photo shoots and still photography, and related uses. All such activities shall be performed in accordance with BMPs established for such use in the RWMP, provided such BMPs are consistent with the Current Stewardship Standard during the Initial Period, and the Adaptive Management Standard thereafter.

E. Oil, Gas and Hydrocarbon Extraction. Owner retains the right to use, and to permit other parties to use, the Designated Oil and Gas Areas for the drilling, exploration, development and extraction of oil, gas and hydrocarbons by any subsurface drilling

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and extraction methods, including related surface uses. Owner shall perform, or cause to be performed, all such activities in accordance with BMPs established for such use in the RWMP, provided such BMPs are consistent with the Oil and Gas Area Standard.

F. Mineral Extraction. Owner retains the right to use, and to permit other parties to use the Designated Mining Areas for the exploration for, development of, and the removal or extraction of any mineral or non-mineral substance by any surface or subsurface mining or extraction method. Owner shall perform, or cause to be performed, all such activities in accordance with BMPs established for such use in the RWMP, provided such BMPs are consistent with the Mining Area Standard.

G. Fuel Management. Owner retains the right to perform, and to allow to be performed, activities intended to provide fire protection or to avoid or reduce fire-related impacts to the Conservation Easement Area, including, but not limited to, utilizing grazing and other fuel reduction techniques, establishing fire management units for presuppression fire and fuels management planning, and maintaining and enhancing strategic fuelbreak networks along existing road and utility corridors and new road and utility corridors permitted under this Agreement, firebreaks, road access along existing roads and new roads permitted under this Agreement and predicted containment areas. Any such activities shall be performed in accordance with the BMPs established for such activities in the RWMP, provided such BMPs are consistent with the Current Stewardship Standard during the Initial Period, and the Adaptive Management Standard thereafter. Notwithstanding the foregoing, fuel management activities that meet the definition of a Core Activity are not subject to this Paragraph 1(b)(2)(G).

H. Employee Housing. Owner retains the right to use, and to permit the use of, all buildings existing as of the Effective Date, and all new and expanded buildings permitted pursuant to Paragraph 1(b)(2)(J) within Disturbance Areas A, B and E as depicted on Exhibits H-1, H-2 and H-5, for housing for employees (including retired employees), and their families (provided that they are domiciled with such employee), of Owner, or any tenant of Owner, whose employment is directly related to a use conducted on the Conservation Easement Area, or a portion thereof.

I. Incidental Ranch Facilities. Owner retains the right to expand existing, construct new, relocate or remove any Incidental Ranch Facilities on the Conservation Easement Area that are or will be used in connection with a Reserved Right, provided that such activity is de minimis and will not significantly impair the Conservation Values. In addition, Owner may expand existing, construct new, relocate or remove any Incidental Ranch Facilities on the Conservation Easement Area that are of a type that is not de minimis with Conservancy’s prior written consent, which shall not be withheld if the proposed activity will not significantly impair the Conservation Values. Owner shall perform, or cause to be performed, any expansion or construction of new Incidental Ranch Facilities in accordance with BMPs established for such activities in the RWMP, subject to consistency with the Farm Area Standard, the Mining Area Standard and the Oil and Gas Area Standard (as applicable) in each of these designated areas. Owner and the Conservancy shall cooperate to develop procedures to ensure that the Conservancy is reasonably informed of the nature and extent of de minimis Incidental Ranch Facilities constructed. For purposes of this Paragraph 1(b)(2)(I), (i) de minimis activities shall include, but not be limited to, expansion, construction, relocation or

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removal of any squeezes, loading chutes, holding and feeding fields, corrals, catch pens, minor watering facilities (such as troughs), water distribution and irrigation facilities, branding traps, sign-in boxes for permitted hunting activities, gun sighting boxes and other, similar types of activities on the Conservation Easement Area, and (ii) de minimis activities shall not include construction of new barns, roads, watering facilities that are not minor (such as stock ponds and modifications of springs, ponds and other natural water bodies), power transmission lines and other associated facilities, oil and gas pipelines and associated facilities and other, similar types of activities on the Conservation Easement Area. Conservancy acknowledges that the use, maintenance, repair, improvement, replacement and/or reconstruction, in its existing location, within its existing footprint and without a substantial increase in height, of all buildings, structures, fixtures, Infrastructure and other improvements, including, but not limited to, roads, signs and Incidental Ranch Facilities, existing on or within the Ranch on the Effective Date, and the development of Infrastructure pursuant to Paragraph 1(b)(1)(D) are Core Activities, and are not subject to this Paragraph 1(b)(2)(I).

J. Existing and New Structures. Within the Disturbance Areas, Owner may enlarge, expand, construct new, relocate or remove any building or structure on the Conservation Easement Area, provided that any enlargement, expansion or new construction must be related to a Reserved Right and shall be subject to Conservancy’s prior written consent, which shall not be withheld if the proposed enlargement, expansion or new construction will not significantly impair the Conservation Values. Conservancy acknowledges that the use, maintenance, repair, improvement, replacement and/or reconstruction, in its existing location, within its existing footprint and without a substantial increase in height, of all buildings, structures, fixtures, Infrastructure and other improvements, including, but not limited to, roads, signs and Incidental Ranch Facilities, existing on or within the Conservation Easement Area on the Effective Date, is a Core Activity, and is not subject to this Paragraph 1(b)(2)(J). In addition, this Paragraph 1(b)(2)(J) shall not apply to hunting cabins, which are governed by Paragraph 1(b)(2)(M), and Incidental Ranch Facilities, which are governed by Paragraph 1(b)(2)(I).

K. Fencing. Owner retains the right to maintain, repair, replace and relocate existing fences on the Conservation Easement Area and to erect, repair, replace and relocate new fences as reasonably necessary for a Reserved Right; provided, that, whenever feasible any fence built shall be of a type and design which allows passage of wildlife (i.e., “wildlife friendly”) so as not to unreasonably interfere with movement, nesting, or forage of wildlife at the site, and provided further that Conservancy acknowledges that certain fencing may inhibit wildlife movement for the protection of persons and property, including, but not limited to, crops located within the Designated Farm Areas or facilities located within the Designated Mining Areas, the Designated Oil and Gas Areas or the Designated Water Bank Areas. Owner shall perform, or cause to be performed, any construction of new or replacement fences, or any removal of fences, in accordance with BMPs established for such activities in the RWMP, subject to consistency with the Farm Area Standard, the Mining Area Standard and the Oil and Gas Area Standard in each of these designated areas.

L. Signs. Owner retains the right to erect, maintain, repair, modify, replace and remove signs on the Conservation Easement Area, including, but not limited to, directional signs, signs denoting allowable uses, signs used to control unauthorized entry or use of the Conservation Easement Area, and highway monument signs; provided, however, that

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Owner shall not erect or permit the erection of any new billboard signs on the Conservation Easement Area, except new billboard signs of reasonable size immediately adjacent to Interstate 5, and any replacement or successor route or freeway to Interstate 5, that advertise or direct traffic to any current or future development located on the Ranch.

M. Hunting Cabins. Owner retains the right to use and permit the use of the nine (9) hunting cabins existing on the Conservation Easement Area for temporary lodging. In addition, Owner may relocate any hunting cabin (including by demolition and construction of a new hunting cabin) to another location on the Conservation Easement Area approved by Conservancy, which approval shall not be withheld if such relocation would not significantly impair the Conservation Values. Notwithstanding anything to the contrary contained in this Agreement, Owner shall not have the right to increase the number of hunting cabins on the Conservation Easement Area or to enlarge any hunting cabin; provided, however, that Owner may enlarge the two (2) hunting cabins that do not have indoor restroom facilities as of the Effective Date, commonly referred to as the Area 5 Cabin and the Area 16 Cabin, for the sole purpose of constructing indoor restroom facilities of a reasonable size. Conservancy acknowledges that the maintenance, improvement, repair, replacement and reconstruction of any hunting cabin existing on the Conservation Easement Area as of the Effective Date, in its existing location, within its existing footprint, and without substantial increase in height, is a Core Activity, and is not subject to this Paragraph 1(b)(2)(M).

O. Private Recreational Use. Owner retains the right to use, and to permit its invitees to use the Conservation Easement Area for non-commercial passive recreational uses. Such recreational uses include walking, hiking, sightseeing, birdwatching, nature photography, picnics, fishing, boating and limited equestrian uses, but shall not include overnight camping except (i) by TRC and its employees consistent with past practice, or (ii) as may be provided in the Public Access Plan. All such recreational uses shall be performed or permitted by Owner in accordance with the BMPs established for such activities in the RWMP, provided such BMPs are consistent with the Current Stewardship Standard during the Initial Period, and the Adaptive Management Standard thereafter. In addition, Owner shall have the right to use, and to permit its invitees to use the Conservation Easement Area for other (including commercial) recreational uses to the extent permitted in the Public Access Plan.

P. Mitigation Activities. Owner retains the right to perform habitat restoration and enhancement activities within the Mitigation Bank Area, and to sell or otherwise transfer “mitigation credits” (as approved by the appropriate state and federal resource agencies) attributable to the conservation of the Mitigation Bank Area, to mitigate impacts of development projects or other activities, other than a Project, on the habitat of the San Joaquin Kit Fox, provided that the habitat restoration and enhancement activities are not inconsistent with the RWMP as reasonably determined by the Conservancy. No mitigation credits shall be sold or transferred in connection with any species other than San Joaquin Kit Fox. The Conservancy acknowledges that all activities reasonably required to comply with any Mitigation requirements imposed pursuant to any Project Approval are a Core Activity, and are not subject to this Paragraph 1(b)(2)(P).

Q. Tribal Rights. Owner retains the right to permit Native American tribes to continue to use those portions of the Conservation Easement Area being used by such tribes as of the Effective Date, including, but not limited to, the Native School House and Cemetery.

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(3) Groundwater Extraction; Surface Alterations for Water Storage. In managing Owner’s future native groundwater extraction activities within the Conservation Easement Area, Owner will avoid changes to or expansion of groundwater extraction practices as of the Effective Date that would cause significant groundwater related adverse impacts to the surface Conservation Values existing as of the Effective Date. In addition, Owner shall not make any alterations or improvements to the surface of the Conservation Easement Area in connection with water storage, including storage of water in underground aquifers, except as permitted by Paragraph 1(b)(1)(G).

2. Prohibited Uses.

(a) Any use of the Conservation Easement Area not authorized in this Agreement is prohibited if such use is inconsistent with the Conservation Purpose (collectively, the “Prohibited Uses”). The Parties acknowledge and agree that the following uses and activities are inconsistent with the Conservation Purpose, and shall be prohibited on the Conservation Easement Area, except to the extent that any of the following uses or activities is a Core Activity or a Reserved Right, or reasonably necessary to perform any Core Activity or Reserved Right:

(1) Residential uses (including, but not limited to, the construction or use of structures, trailers or tents for residential use), except for residential use and occupancy by employees pursuant to Paragraph 1(b)(2)(H); provided, however, that the foregoing shall not prohibit temporary lodging in the hunting cabins pursuant to Paragraph 1(b)(2)(M) or other temporary residential uses permitted by the RWMP;

(2) Commercial farming use, other than in the Designated Farm Areas;

(3) Mineral extraction except to the extent permitted in the Designated Mining Areas and in Section 8.4(d) of this Agreement;

(4) Oil and gas extraction except to the extent permitted in the Designated Oil and Gas Areas and in Section 8.4(d) of this Agreement;

(5) Commercial feedlots, which are defined as any open or enclosed area, within which the land is not grazed or cropped at least annually, and where domestic Livestock owned by anyone other than Owner or a tenant of Owner is grouped together for intensive feeding purposes;

(6) Recreational use of off-road vehicles and recreational use of any other motorized vehicles, except where such use is in connection with hunting activities permitted under Paragraph 1(b)(2)(C), private recreational use permitted under Paragraph 1(b)(2)(O), or Public Access permitted under Section 3.11 of this Agreement, and is confined to existing roadways and/or roadways constructed consistent with this Agreement or a Conservation Easement;

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(7) Planting, introduction or dispersal of non-native or exotic plant species, other than in Designated Farm Areas, except to the extent permitted by the RWMP or otherwise with the Conservancy’s written consent;

(8) Introduction or dispersal of non-native animal species, other than Livestock and species introduced or dispersed to the extent permitted by Paragraph 1(b)(2)(C)) in connection with a hunting program, and except to the extent permitted by the RWMP or otherwise with the Conservancy’s written consent;

(9) Depositing or accumulation of soil, trash, ashes, refuse, waste, bio-solids or any other similar material, except as reasonably required under Applicable Laws or in the conduct of any Reserved Right;

(10) New Surface Water Diversions, except to the extent permitted by the RWMP;

(11) Commercial operation of a mitigation bank, or the sale or other transfer of mitigation “credits,” except to the extent permitted in Paragraph 1(b)(1)(A) or 1(b)(2)(P);

(12) Industrial uses, except as permitted in Paragraph 1, including, but not limited to, permitted oil, gas and hydrocarbon extraction within Designated Oil and Gas Areas as provided in Paragraph 1(b)(2)(E), and permitted mineral extraction within Designated Mineral Areas as provided in Paragraph 1(b)(2)(F);

(13) Commercial uses, except as permitted in Paragraph 1;

(14) Construction or placement of any building, or any other structure, except as permitted in Paragraphs 1 and 3;

(15) Development within any natural watercourse or natural lake for the purpose of hydroelectric power, fish farming, or any other commercial purpose, except as permitted in Paragraph 1, including, but not limited to Paragraph 1(b)(1)(G);

(16) Placement of revetments, rip-rap, or other armoring in or along natural water courses, natural wetlands, or other natural bodies of water, except as permitted in Paragraph 1 or as may be required in connection with the Mitigation or Conservation Activities permitted under this Agreement or a Conservation Easement;

(17) Taking or harvesting of timber, standing or downed, on the Property, except for: (i) purposes of disease or insect control or to prevent property damage or personal injury as permitted in the RWMP or otherwise with the written consent of Conservancy (provided, however, that Conservancy’s consent shall not be required in an emergency situation); (ii) collection of downed timber or branches as firewood for reasonable personal use; (iii) cutting of timber within any Designated Farm Area, Designated Mining Area, Designated Oil and Gas Area, or Designated Water Bank Area or Disturbance Area where reasonably necessary to accommodate any Reserved Right in those areas; (iv) cutting of timber in other areas where reasonably necessary to accommodate a Reserved Right and no significant impairment of the

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Conservation Values will result or as permitted by the RWMP or otherwise with the written consent of Conservancy; and (v) removal of hazardous trees or portions thereof if there is imminent danger to life or property; and

(18) Installation, establishment, or maintenance of any commercial power generation equipment or facilities; provided, however, that the foregoing shall not prohibit the installation, establishment or maintenance of power generation facilities for uses permitted on the Conservation Easement Area, or the sale of excess power generated by such facilities, if the capacity of such facilities at the time of installation is consistent with Owner’s reasonable anticipation of its power needs for the uses permitted on the Conservation Easement Area, and the Conservancy has determined in its reasonable discretion that the facilities will not significantly impair the Conservation Values.

(b) Owner shall not engage in or knowingly allow others to engage in any Prohibited Use on the Conservation Easement Area, except to the extent that an Existing Contract requires Owner, or permits a party other than Owner, to engage in any Prohibited Use.

3. Conservation Activities. Subject to Section 3.8(a) of this Agreement, Conservancy, at its sole cost and expense, may perform the following additional activities to restore and enhance the Conservation Easement Area, each to the extent (i) necessary to further the Conservation Purpose, (ii) consistent with reasonable detail set forth in the RWMP, and (iii) consistent with the Adaptive Management Standard, and as otherwise set forth below.

(a) Vegetation Planting and Management. Conservancy may plant and maintain native vegetation on the Conservation Easement Area, except that Owner’s prior written consent (which may be granted or withheld in Owner’s sole discretion) shall be required for any such activities in the Designated Farm Areas, Designated Mining Areas, Designated Oil and Gas Areas and Designated Water Bank Areas.

(b) Animal Control. Conservancy may undertake reasonable actions to control or eradicate feral and non-native animals on the Conservation Easement Area (excluding Livestock and species raised, introduced or dispersed to the extent permitted by Paragraph 1(b)(2)(C) in connection with a hunting program), except that Owner’s prior written consent (which may be granted or withheld in Owner’s sole discretion) shall be required for any such activities in the Designated Farm Areas, Designated Mining Areas, Designated Oil and Gas Areas and the Designated Water Bank Areas. Conservancy shall coordinate all such activities with, and shall not interfere with, the Reserved Rights, including Owner’s wildlife management activities. In no event shall Conservancy have the right to introduce, transport to or within, re-introduce or disperse any animal species on the Conservation Easement Area, unless (i) Conservancy develops a reasonable written plan for any such activity and submits such written plan to Owner Designee, and (ii) Owner Designee approves such plan. Owner Designee shall not withhold its approval of such plan if it is consistent with the Adaptive Management Standard, and Owner Designee reasonably determines that the plan will not unreasonably interfere with a Reserved Right or create any material risk to the entitlement and/or development of a Project or a Potential Project.

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(c) Condor Feeding Program. Conservancy may initiate and maintain a California condor feeding and monitoring program on the Conservation Easement Area that provides feeding areas for California condors and monitors their activities, provided that Conservancy obtains the prior approval of all federal, state, regional and local agencies with discretionary approval authority over any such activity.

(d) Signage. Conservancy may erect, maintain, and/or remove one or more signs or other appropriate markers in prominent locations on the Conservation Easement Area that may be visible from public roads or other adjoining property, except that Owner’s prior written consent (which may be granted or withheld in Owner’s sole discretion) shall be required for any such activities in the Designated Farm Areas, Designated Mining Areas, Designated Oil and Gas Areas and the Designated Water Bank Areas. The location, size, content, wording and appearance of any such sign shall be subject to Owner’s prior written approval, which shall not be unreasonably withheld, and, without limiting the foregoing, the content of any such sign proposed by Conservancy shall be limited to (i) information indicating that the Conservation Easement Area is protected by the Conservation Easement, and/or the participation of Conservancy and of any of the public or private sources of funding for the acquisition and/or maintenance of the Conservation Easement, (ii) trail markers and other signage related to Public Access, or (iii) natural, cultural and historic resource interpretive information.

(e) Fencing. Conservancy may erect, maintain, and/or remove fencing on the Conservation Easement Area, except that Owner’s prior written consent (which may be granted or withheld in Owner’s sole discretion) shall be required for any such activities in the Designated Farm Areas, Designated Mining Areas, Designated Oil and Gas Areas and the Designated Water Bank Areas and for the removal of any fencing not erected by Conservancy.

(f) Weed, Non-Native Plant Control. Conservancy may use pesticides, herbicides or other biocides, mechanical removal or other reasonable methods to control noxious weeds and to eliminate non-native plant species from the Conservation Easement Area, except that Owner’s prior written consent (which may be granted or withheld in Owner’s sole discretion) shall be required for any such activities in the Designated Farm Areas, Designated Mining Areas, Designated Oil and Gas Areas and the Designated Water Bank Areas, or for any controlled burning. In addition, Conservancy shall coordinate all such activities with, and shall not unreasonably interfere with, Owner’s grazing and fuel management activities.

(g) Wetlands and Stream Course Restoration. Conservancy may undertake reasonable actions to rehabilitate or restore stream courses, hydrologic conditions, riparian habitats or other wetlands, provided that no such activity shall unreasonably interfere with the Reserved Rights, including, but not limited to, the activities described in Paragraph 1(b)(1)(G).

(h) Other RWMP Activities. With Owner’s prior written consent, which shall not be unreasonably withheld, Conservancy may undertake any other programs or activities to restore and enhance the Conservation Easement Area to the extent (i) necessary to further the Conservation Purpose, (ii) consistent with reasonable detail set forth in the RWMP, and (iii) consistent with the Adaptive Management Standard. Notwithstanding the foregoing, Conservancy shall not have the right to undertake any such programs or activities in the Designated Farm Areas, Designated Mining Areas, Designated Oil and Gas Areas and the

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Designated Water Bank Areas without Owner’s prior written consent, which may be granted or withheld in Owner’s sole discretion.

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EXHIBIT N

Form Conservation Easement

[Notes to the drafter are italicized in brackets]

Recording requested by

and when recorded mail to:

Space above this line reserved for Recorder’s use

DEED OF CONSERVATION EASEMENT

AND AGREEMENT CONCERNING EASEMENT RIGHTS

THIS DEED OF CONSERVATION EASEMENT AND AGREEMENT CONCERNING EASEMENT RIGHTS (this “Conservation Easement”) is made this              day of             , 20     (the “Agreement Date”), by TEJON RANCHCORP, a California corporation (“Grantor”), in favor of the TEJON RANCH CONSERVANCY [or Alternate Easement Holder], a California nonprofit public benefit corporation (“Grantee”). Grantor and Grantee are sometimes collectively referred to in this Conservation Easement as the “Parties” and individually as a “Party.”

RECITALS

A. Grantor is the sole owner in fee simple of certain real property containing approximately              acres, located in the County of             , State of California, as more particularly described in Exhibit A attached hereto, and depicted for illustrative purposes only on the map attached hereto as Exhibit B (the “Easement Property”). [For any Conservation Easement that includes real property in both Kern and Los Angeles Counties, replace Recital A with the following: Grantor is the sole owner in fee simple of certain real property containing approximately              acres, located in the Counties of Kern and Los Angeles, State of California, and depicted for illustrative purposes only on the map attached hereto as Exhibit B (the “Easement Property”). The portion of the Easement Property that is located in Kern County is more particularly described in Exhibit A-1 attached hereto, and the portion of the Easement Property that is located in Los Angeles County is more particularly described in Exhibit A-2 attached hereto.]

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B. The Easement Property is part of a larger property commonly known as “Tejon Ranch,” which comprises approximately 270,000 acres located in Los Angeles and Kern Counties and is depicted for illustrative purposes only on the map attached hereto as Exhibit C (“Tejon Ranch”). Tejon Ranch is [was formerly] owned in whole by Grantor. Grantor has agreed to convey conservation easements over various portions of Tejon Ranch, including, but not limited to, the Easement Property, in accordance with the terms and conditions of that certain Tejon Ranch Conservation and Land Use Agreement, dated June             , 2008 (as the same may be amended from time to time, the “Ranch Agreement”), by and among Natural Resources Defense Council, Inc., a New York nonprofit corporation; National Audubon Society, Inc., a New York nonprofit corporation, doing business in California as Audubon California; Planning and Conservation League, a California nonprofit public benefit corporation; Sierra Club, a California nonprofit public benefit corporation; and Endangered Habitats League, Inc., a California nonprofit public benefit corporation (each, a “Resource Organization” and collectively, the “Resource Organizations”); Grantor; and Tejon Ranch Co., a Delaware corporation. On June             , 2008, a Memorandum of the Ranch Agreement was recorded in the Official Records of Los Angeles County as Instrument No.             , and on June             , 2008, a Memorandum of the Ranch Agreement was recorded in the Official Records of Kern County as Instrument No.             . The portions of Tejon Ranch over which Grantor has conveyed or may convey conservation easements pursuant to the Ranch Agreement (excluding any Unpurchased Acquisition Areas) are collectively referred to in this Conservation Easement as the “Conserved Lands,” which are depicted for illustrative purposes only on the map attached hereto as Exhibit C.

C. Pursuant to the Ranch Agreement, Grantee has adopted [or will adopt] a Ranch-Wide Management Plan (the “RWMP”) to identify and assess the natural resource and conservation attributes of the Conserved Lands, with appropriate provision for both the protection of the natural resource and conservation values of the Conserved Lands and the continued use of the Conserved Lands, as more particularly described in Article 3 of the Ranch Agreement.

D. The Easement Property possesses significant conservation values that are to be protected pursuant to and consistent with the terms of this Conservation Easement, and that are of great importance to Grantor, Grantee and the people of the State of California. The conservation values include all of the following (collectively referred to in this Conservation Easement as the “Conservation Values”):

[Adapt as appropriate to specific Easement Property, including additional Conservation Values, if any]

1. The Easement Property contains open space land important to maintaining various natural communities, including, but not limited to [insert natural communities found on Easement Property; e.g., as applicable, grasslands, flower fields, oak woodlands, conifer forests, hardwood-conifer forests, chaparral, pinyon-juniper woodlands, Joshua tree woodlands, scrub and shrub communities, riparian, aquatic, meadows, springs, and other wetland communities.]

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2. The natural communities and habitats on the Easement Property are largely devoid of significant human alterations, and thus support intact ecosystem processes on which the communities and species on the Easement Property are dependent.

3. The Easement Property supports all or part of numerous intact watersheds, including, but not limited to [insert watersheds found on the Easement Property, e.g., as applicable, Caliente, Valley, Sycamore, Comanche, Tejon, El Paso, Tunis, Pastoria, Grapevine, Castac Lake, Oso, Los Alamos, Bronco, Gato del Montes, Sacatara, Little Oak, La Liebre, and Cottonwood.] The watersheds on the Easement Property support natural watershed functions and high quality aquatic, wetland, and riparian habitats.

4. The Easement Property provides significant regional landscape connectivity functions, and its protection will ensure that this function will be maintained and this area and its existing features will be available for its natural habitat values.

5. The Easement Property supports diverse flora and fauna dependent on its high quality natural communities, functional watersheds, intact ecosystem processes, and landscape connectivity, including [insert reference to any special status species known to occur on the Easement Property or immediately adjacent properties]. Protection of the Easement Property also helps support numerous other species dependent on its habitats, food resources, and water supplies.

6. The Easement Property contains [characterize nature of resource] scenic resources, and the protection of the Easement Property will provide a significant public benefit by preserving open space against development pressure and will protect scenic qualities unique to the area.

7. [Include if appropriate to Easement Property: The Easement Property contains important cultural and historic resources, and the protection of the Easement Property will provide a significant public benefit by ensuring the preservation of these resources.]

E. Grantor intends that the Conservation Values of the Easement Property be preserved, maintained and protected, and, consistent with the terms of this Conservation Easement, restored and enhanced, in perpetuity, subject to the terms and conditions of this Conservation Easement. To accomplish the Conservation Purpose (as defined in Section 2(a)), Grantor desires to convey to Grantee and Grantee desires to obtain from Grantor a conservation easement that restricts certain uses of the Easement Property and grants certain rights to Grantee in order to preserve, protect, identify, monitor, restore and enhance in perpetuity the Conservation Values, the terms of which are set out in more detail below.

F. Grantee is a nonprofit public benefit corporation incorporated under the laws of the State of California as a tax-exempt corporation described in Section 815.3 of the California Civil Code and Section 501(c)(3) of the Internal Revenue Code and the regulations promulgated thereunder, organized for the preservation, protection, or enhancement of land in its natural, scenic, historical, agricultural, forested, or open-space condition or use.

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GRANT OF EASEMENT AND AGREEMENT

In consideration of the recitals set forth above and in consideration of the mutual covenants, terms, conditions, and restrictions contained in this document and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to California law, including Civil Code Section 815 et seq., Grantor hereby voluntarily grants and conveys to Grantee, and to Grantee’s successors and assigns, and Grantee hereby accepts, a conservation easement in perpetuity in, on, over, and across the Easement Property, subject to the following covenants, terms, conditions and restrictions:

1. Definitions. As used in this Conservation Easement, the following terms shall have the meanings set forth below.

(a) “Access Notice” means a written notice delivered to Grantor by Grantee or the Third Party Beneficiary in accordance with Section 7(a)(1), which notice shall include (i) a detailed description of the purpose for entry on the Easement Property, (ii) the specific portion of the Easement Property to be accessed, (iii) the proposed date(s) of entry on and duration of access to the Easement Property, and (iv) the number of persons who would enter on and access the Easement Property.

(b) “Activity Notice” means a written notice delivered to Grantor by Grantee in accordance with Section 7(c), which notice shall include (i) the proposed Conservation Activity, (ii) a detailed description of the nature, scope, location and purpose of the proposed Conservation Activity (including any proposed building, structure or improvement permitted by Section 7(d) and proposed by Grantee in connection with such Conservation Activity), (iii) a schedule of the work or activities to be performed or conducted on the Easement Property, and (iv) a list of the names of any contractors or other parties and persons who would perform the Conservation Activity.

(c) “Adaptive Management Standard” is a Management Standard that permits BMPs, Conservation Activities and other actions subject to this standard consistent with the RWMP and the requirements for the RWMP set forth in Section 3.1 of the Ranch Agreement, with recognition that (i) the continued economic use of the Conserved Lands, as a whole, will be respected, (ii) over time the goal is that the native biodiversity and ecosystem values of the Conserved Lands will be enhanced, (iii) high priority areas of particular sensitivity will be the focus of Grantee’s Conservation Activities, and in such areas, the Conservation Purpose would take precedence over economic uses, (iv) the enhanced biological and physical condition resulting from previously approved Conservation Activities within such areas will be maintained, (v) this standard shall not be less protective of Conservation Values than the Current Stewardship Standard, and (vi) Conservation Activities shall be carefully coordinated with Grantor’s use of the Easement Property and then-existing leases, easements and other agreements.

(d) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another Person. For purposes of this definition, control means the ability to direct or cause the direction of the management and policies of another Person, including, but not limited to, by contract, by ownership of its voting securities or membership interests, by having the right to designate or

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elect members of its governing body, or otherwise. For purposes of this Conservation Easement, a Person is Affiliated with another Person if any one or more officers, directors, employees, partners, members or shareholders of either such Person controls the other Person.

(e) “Agreement Date” has the meaning set forth in the Preamble.

(f) “Applicable Laws” means any one or more present and future laws, ordinances, rules, regulations, permits, authorizations, orders and requirements, to the extent applicable to the Parties or to the Easement Property or any portion thereof, whether or not in the present contemplation of the Parties, including, but not limited to, all consents or approvals (including Project Approvals) obtained from, and all rules and regulations of, and all building and zoning laws of, the Resource Agencies and all other federal, state, regional, county and municipal governments, the departments, bureaus, agencies or commissions thereof, authorities, boards of officers, any national or local board of fire underwriters, or any other body or bodies exercising similar functions, having or acquiring jurisdiction of, or which may affect or be applicable to, the Easement Property or any part thereof, including, but not limited to, any subsurface area, the use thereof and of the buildings and improvements thereon.

(g) “Best Management Practices” or “BMPs” mean practices and procedures established pursuant to the RWMP that apply to the Reserved Rights, other than the Core Activities, and are (i) based on the best available scientific information, (ii) feasible, both economically and technologically, (iii) reasonable and practicable methods to reduce or minimize adverse impacts to natural and conservation resources resulting from such activities that are subject to BMPs, and (iv) reasonably necessary to achieve the applicable Management Standard.

(h) “CEQA” means the California Environmental Quality Act (California Public Resources Code Section 21000 et seq.) and the guidelines thereunder (14 California Code of Regulations Section 15000 et seq.).

(i) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.).

(j) “Claims” means any and all liabilities, penalties, costs, losses, damages, expenses (including, but not limited to, reasonable attorneys’ fees and experts’ fees), causes of action, claims, demands, orders, liens or judgments.

(k) “Conservation Activity” has the meaning set forth in Section 7(b).

(l) “Conservation Easement” has the meaning set forth in the Preamble.

(m) “Conservation Purpose” has the meaning set forth in Section 2(a).

(n) “Conservation Values” has the meaning set forth in Recital D.

(o) “Conserved Lands” has the meaning set forth in Recital B.

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(p) “Consulting Expert” means a duly qualified expert in the subject matter of an alleged violation of this Conservation Easement, who is agreed upon by the Parties.

(q) “Contract Violation” means either an Existing Contract Violation or a New Contract Violation, as applicable.

(r) “Core Activities” has the meaning set forth in Section 6(b)(1).

(s) “Current Stewardship Standard” is a Management Standard that permits BMPs and other actions subject to this standard that preserve the existing Conservation Values based on the Report.

(t) “Defaulting Party” has the meaning set forth in Section 9(a).

(u) “Designated Farm Areas” means those portions of the Easement Property designated on Exhibit D as Designated Farm Areas.

(v) “Designated Mining Areas” means (i) those portions of the Easement Property designated on Exhibit D as Designated Mining Areas, and (ii) an area not exceeding 800 acres within the Future Mining Envelope designated on Exhibit D. The specific location of the 800 acre Designated Mining Area within the Future Mining Envelope shall be determined in the reasonable judgment of Grantor made in consultation with Grantee, with primary consideration given to the location of the minerals, but also taking into account other factors, such as avoiding or reducing impacts of access and operations on Conservation Values.

(w) “Designated Oil and Gas Areas” means those portions of the Easement Property designated on Exhibit D as Designated Oil and Gas Areas.

(x) “Designated Water Bank Area” means that portion of the Easement Property designated on Exhibit D as the Designated Water Bank Area.

(y) “Development Areas” means the following area(s) generally depicted on Exhibit E: (i) Bakersfield National Cemetery; (ii) Centennial; (iii) Grapevine; (iv) Tejon Industrial Complex; (v) Tejon Mountain Village; and (vi) TRC Headquarters.

(z) “Disturbance Areas” means those portions of the Easement Property generally depicted on Exhibit F as Disturbance Areas, the precise boundaries of which shall conform to the boundaries depicted on Exhibits F-1 through F-8, with such minor modifications to such boundaries as Grantor and Grantee may mutually agree.

(aa) “Easement Property” has the meaning set forth in Recital A.

(bb) “Environmental Laws” includes, but is not limited to, CERCLA, RCRA, HTA, HCL, HSA, and any other federal, state, local or administrative agency statute, ordinance, rule, regulation, order or requirement relating to pollution, protection of human health or safety, the environment or Hazardous Materials.

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(cc) “Excluded Transfer” means any one of the following types of transfer of the fee interest in the Easement Property or any part thereof:

(1) Any transfer to a Related Party;

(2) Any transfer in the nature of foreclosure or deed in lieu of foreclosure of a deed of trust or mortgage encumbering the Easement Property;

(3) Any transfer to a public entity or to a nonprofit entity of the type described in Section 815.3 of the California Civil Code; or

(4) Any transfer that is exempt from a “Change of Ownership” reassessment under California Revenue and Taxation Code Section 60 and implementing regulations.

(dd) “Existing Contract” means a contract that permits the use by a third party, or requires the use by Grantor, of the Easement Property, or a portion thereof (including, but not limited to, a lease or an easement) entered into prior to the date of the Ranch Agreement, and any Required Extension to such contract.

(ee) “Existing Contract Violation” means a violation of the terms of an Existing Contract after the Agreement Date, by a party to the Existing Contract other than Grantor, that will significantly impair the Conservation Values.

(ff) “Existing Easement” means an Existing Contract that is an easement.

(gg) “Farm Area Standard” is a Management Standard that permits farming-related uses in accordance with Section 6(b)(2)(B) in the Designated Farm Areas, and shall permit new facilities and farm-related activities, subject only to BMPs that do not substantially adversely affect Grantor’s economic use of the Designated Farm Areas for uses permitted by Section 6(b)(2)(B).

(hh) “Finally Granted” means, with respect to any Project Approval, that such Project Approval has been given (and, if applicable, any necessary ordinance, resolution or similar legislative action granting or ratifying the giving of such approval has been adopted) and all applicable appeal periods for the filing of any administrative appeal, and statutes of limitation for the filing of any judicial challenge of such approval shall have expired and no such appeal or challenge shall have been filed, or if any administrative appeal or judicial challenge is filed, such approval shall either (i) have been upheld without modification, imposition of conditions or other change by a final decision in the final such appeal or challenge that is timely filed, or (ii) upheld with modification, imposition of conditions or other change by a final decision that is subsequently relied upon to proceed with development authorized by the Project Approval as finally issued. The statute of limitations for the filing of any judicial challenge shall be deemed to be (A) one hundred eighty (180) days as to any Initial Entitlement, and (B) one (1) year as to any other Project Approval, except that Owner Designee may, in its sole discretion, by notice to Grantee [if Grantee is not the Tejon Ranch Conservancy, delete “Grantee” and insert “the Tejon Ranch Conservancy”], waive the requirement that the statute of limitations for the filing of any

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judicial challenge shall have expired, and designate any Project Approval that has been given as having been Finally Granted.

(ii) “Governmental Agencies” means any administrative or regulatory agency, board, body, bureau, commission, department, or other authority created or authorized by any federal, state, regional or local government or governmental body, including Resource Agencies.

(jj) “Grantee” has the meaning set forth in the Preamble.

(kk) “Grantee Indemnified Parties” means, collectively, Grantee and its directors, officers, employees, agents, contractors, and representatives and the heirs, representatives, successors and assigns of each of them.

(ll) “Grantor” has the meaning set forth in the Preamble.

(mm) “Grantor Indemnified Parties” means, collectively, Grantor and its directors, officers, employees, agents, contractors, and representatives and the heirs, representatives, successors and assigns of each of them.

(nn) “Hazardous Materials” includes, but is not limited to, (i) material that is flammable, explosive or radioactive; (ii) petroleum products, including by-products and fractions thereof; and (iii) hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in CERCLA, RCRA, HTA, HSA, and in the regulations adopted and publications promulgated pursuant to them, or any other applicable Environmental Laws now in effect or enacted after the Agreement Date.

(oo) “HCL” means the Hazardous Waste Control Law (California Health & Safety Code Section 25100 et seq.).

(pp) “HSA” means the Carpenter-Presley-Tanner Hazardous Substance Account Act (California Health & Safety Code Section 25300 et seq.).

(qq) “HTA” means the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.).

(rr) “Incidental Ranch Facilities” means all facilities not otherwise described in Section 6(b) that are incident to a Reserved Right, including, but not limited to, squeezes, loading chutes, holding and feeding fields, corrals, barns, shop and storage buildings, sewage disposal facilities and systems, water distribution and irrigation facilities, Livestock and wildlife watering facilities (including impoundments and related water distribution facilities) and Infrastructure.

(ss) “Infrastructure” means streets, roads and bridges; transit and transportation facilities; water supply lines and water resource systems; storm drains and sewers; wastewater lines and wastewater management systems; power transmission lines and other associated facilities; oil and gas pipelines and associated facilities; telecommunications lines and

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associated facilities; and other similar improvements, utilities and facilities, but excluding power generation facilities.

(tt) “Initial Entitlements” means county approval of a specific plan (or comparable plan) following certification of environmental review pursuant to CEQA.

(uu) “Initial Period” means the period commencing on the Agreement Date and continuing until             . [Insert date that is 5 years after the date of the Ranch Agreement.]

(vv) “Livestock” means animals typically kept on a farm or ranch, including, but not limited to, cattle, horses, sheep and goats.

(ww) “Management Standard” means the applicable standard governing the development of BMPs, Conservation Activities, and other actions as set forth in this Conservation Easement. The Management Standards are, collectively, the Current Stewardship Standard, the Adaptive Management Standard, the Farm Area Standard, the Mining Area Standard, and the Oil and Gas Area Standard.

(xx) “Mining Area Standard” is a Management Standard that permits mineral extraction-related activities and new facilities and additional exploration, development and extraction in the Designated Mining Areas, subject only to BMPs that do not substantially adversely affect Grantor’s economic use of the Designated Mining Areas for uses permitted by Section 6(b)(2)(F).

(yy) “Mitigation” means any actions required to be taken, or any negative covenant or restriction required to be imposed in or on, or fee transfer of, any Mitigation Area(s) to satisfy a requirement or condition of a Project Approval (or any similar approval relating to a Potential Project) or required in connection with the Reserved Rights relating to the mitigation of impacts on natural resources, including, but not limited to, conservation, preservation, monitoring, enhancement and restoration of land and natural resource values within Mitigation Areas to mitigate the natural resource impacts of Projects, Potential Projects, and Reserved Rights.

(zz) “Mitigation Area” means any area or areas within the Conserved Lands designated as provided in the Ranch Agreement to satisfy a condition or requirement of any Project Approval (or any similar approval relating to a Potential Project) or required in connection with the Reserved Rights for Mitigation purposes. Mitigation Areas also include areas that have been previously so restricted or transferred.

(aaa) “Mitigation Bank Area” means an area of approximately 16,750 acres to be located generally within the San Joaquin valley floor portion of Tejon Ranch, the specific boundaries of which will be defined in the Tejon Ranch Valley Floor Habitat Conservation Plan.

(bbb) “Mitigation Implementation Period” means an initial five (5) year period following the date on which a Project Approval has been Finally Granted, which Project Approval requires Mitigation activities, unless Grantee [if Grantee is not the Tejon Ranch

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Conservancy, delete “Grantee” and insert “the Tejon Ranch Conservancy”] and Owner Designee mutually agree to an alternate period.

(ccc) “Mitigation Transition Period” means that period that commences on the date that is two (2) years prior to the end of the Mitigation Implementation Period.

(ddd) “New Contract” means a contract that permits the use of the Easement Property, or a portion thereof, including, but not limited to, a lease or an easement, entered into after the date of the Ranch Agreement, but excluding any Required Extension of an Existing Contract.

(eee) “New Contract Violation” means a violation of the terms of this Conservation Easement, by a party to a New Contract other than Grantor, that will significantly impair the Conservation Values of the Easement Property.

(fff) “New Surface Water Diversions” means any diversions of surface water flows naturally occurring on the Conserved Lands other than diversions of such surface water flows that exist as of the date of the Ranch Agreement. Such existing diversions include, but are not limited to, the amounts of the surface water diversions described in water right Permits 21178, 21179, 21180, 21181, 21182, 21183, 21184, 21189, 21190, 21191 and 21192 issued by the State Water Resources Control Board, and California Department of Fish and Game Agreement Nos. 2006-0157-R4 and 2006-0184-R4; provided, however, that new or modified points of diversion and/or diversion facilities authorized pursuant to the above-referenced permits and agreements are not “New Surface Water Diversions.”

(ggg) “Non-Defaulting Party” has the meaning set forth in Section 9(a).

(hhh) “Notice of Violation” means a written notice delivered to a Party pursuant to Section 9(a) that contains a reasonably detailed description of the alleged or threatened violation.

(iii) “Oil and Gas Area Standard” is a Management Standard that permits oil and gas extraction-related uses and new facilities and additional exploration, development and extraction in the Designated Oil and Gas Areas, subject only to BMPs that do not substantially adversely affect Grantor’s economic use of the Designated Oil and Gas Areas for uses permitted by Section 6(b)(2)(E).

(jjj) “Owner Designee” means the Tejon Ranch Co.; provided, however, that from time to time on or after January 1, 2022, if Owner Designee, itself or through its Affiliates, does not own the fee interest in substantially all of Tejon Ranch, then Owner Designee shall have the right, but not the obligation, upon notice to Grantee and the Third Party Beneficiary and subject to the provisions of Section 3.13 of the Ranch Agreement, to designate a new Owner Designee who must be a single Person then owning the fee interest in any substantial portion of the Conserved Lands, or an entity formed to act as Owner Designee on behalf of some or all of the owners of fee interest in the Conservation Easement Area.

(kkk) “Party” and “Parties” have the meanings set forth in the Preamble.

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(lll) “Person” means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, estate, cooperative, association or other entity, whether domestic or foreign, and any Governmental Agency.

(mmm) “Potential Project” means any permitting, entitlement, development, use, improvement, maintenance, repair, replacement and/or alteration, in any fashion, of an Unpurchased Acquisition Area, other than a Project.

(nnn) “Prohibited Uses” has the meaning set forth in Section 5.

(ooo) “Project” means any permitting, entitlement, development, use, improvement, maintenance, repair, replacement and/or alteration, in any fashion, of: (i) Development Areas, (ii) the Conserved Lands, as may be allowed under the terms of the Ranch Agreement or any applicable conservation easement, or (iii) an Unpurchased Acquisition Area, as would be allowed in the Conserved Lands consistent with the applicable terms of Section 3.5 of the Ranch Agreement.

(ppp) “Project Approvals” means, in connection with any Project (or any phase of a Project) any authorization, approval, determination, agreement, entitlement or permit that may be sought or obtained from any Governmental Agency having jurisdiction over any aspect of a Project, including, but not limited to, Initial Entitlements, approval of any CEQA determination, development agreement, specific plan, parcel or subdivision map, zoning approval or determination, conditional use approval, grading permit, or the like. Without limiting the generality of the foregoing, Project Approvals include Resource Agency approvals related to a Project, including the approval of the holder and/or form of a conservation easement for Mitigation Areas required pursuant to the permit approval, and may include: (i) Habitat Conservation Plans to be obtained from the United States Fish and Wildlife Service (“USFWS”) pursuant to Section 10 of the Federal Endangered Species Act (16 U.S.C. §1531 et seq.) (“ESA”) and biological opinions to be obtained from USFWS pursuant to Section 7 of the ESA; (ii) permits to be obtained from the United States Army Corps of Engineers under Section 404 of the Federal Clean Water Act (“CWA”); (iii) streambed alteration agreements and California Endangered Species Act permits and agreements to be obtained from the California Department of Fish and Game; (iv) CWA Section 401 certifications and water quality permits under the Porter-Cologne Water Quality Control Laws (“Porter-Cologne”), and stormwater control plans and permits required under the CWA and Porter-Cologne, from the Regional Water Quality Control Boards subject to review by the State Water Resources Control Board; and (v) natural resource mitigation measures established by the CEQA lead agencies for any Project.

(qqq) “Public” means any person who is not (i) an agent or employee of Grantor or Grantee, (ii) an employee of any local, state, federal, or other governmental agency or body while engaged in the conduct of their official duties for such governmental agency or body, (iii) a tenant, licensee, occupant or easement holder that claims an interest in the Easement Property by or through Grantor, or (iv) an invitee of Grantor.

(rrr) “Public Access” has the meaning set forth in Section 8(a).

(sss) “Public Access Plan” has the meaning set forth in Section 8(a).

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(ttt) “Ranch Agreement” has the meaning set forth in Recital B.

(uuu) “RCRA” means the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.).

(vvv) “Referee Sections” has the meaning set forth in Section 24(d).

(www) “Related Party” means an entity that is an Affiliate or any successor entity to the transferor by way of merger, consolidation or other corporate reorganization, or an entity that acquires all or substantially all of the transferor’s capital stock or assets, or an entity that is the result of a spin-off of shares or assets of the transferor to the shareholders.

(xxx) “Report” means that certain “Baseline Conditions Report” of the Easement Property, dated                     ,             .

(yyy) “Requesting Party” has the meaning set forth in Section 7(a)(1).

(zzz) “Required Extension” means an extension option contained in an Existing Contract that may be exercised without consent of Grantor by a party to the Existing Contract other than Grantor, and, following such exercise, is binding on all parties to the Existing Contract.

(aaaa) “Reserved Rights” means, collectively, all rights accruing from Grantor’s ownership of the Easement Property, including, but not limited to, the right to engage in or to permit or invite others to engage in all uses of the Easement Property, that are not prohibited or limited by, and are consistent with the Conservation Purpose of, this Conservation Easement, including all activities expressly permitted in Section 6 or elsewhere in this Conservation Easement.

(bbbb) “Resource Agencies” means any administrative or regulatory agency, board, body, bureau, commission, department, or other authority created or authorized by any federal, state, regional or local government or governmental body with discretionary approval authority over all or any portion of a Project (or Potential Project) insofar as that Project (or Potential Project) will or may adversely affect any natural resources, including, without limitation, the CEQA lead agencies for any Project.

(cccc) “Resource Organization” and “Resource Organizations” have the meanings set forth in Recital B.

(dddd) “RWMP” has the meaning set forth in Recital C.

(eeee) “Taxes” means all taxes, assessments, fees, and charges of whatever description levied on or assessed against the Easement Property by competent authority, including any taxes imposed upon, or incurred as a result of, this Conservation Easement.

(ffff) “Tejon Ranch” has the meaning set forth in Recital B.

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(gggg) “Third Party Beneficiary” means that individual or entity identified and duly appointed by the Resource Organizations to exercise the rights and perform the obligations of the Third Party Beneficiary provided in this Conservation Easement, and who shall keep the Resource Organizations reasonably informed of its activities pursuant to this Conservation Easement. The Third Party Beneficiary may be changed upon not less than thirty (30) days prior written notice to Owner Designee and Grantee, duly signed and authorized by at least three (3) Resource Organizations, but in order for such notice to be effective, the notice must designate a replacement Third Party Beneficiary. The initial Third Party Beneficiary is             , a             .

(hhhh) “Third Party Enforceable Violation” means a violation of this Conservation Easement that (i) significantly impairs the Conservation Values of the Easement Property, (ii) does not relate to, or involve, the application of the BMPs or the Management Standards, and (iii) does not relate to or involve any interpretation, or question of the sufficiency or adequacy, of the BMPs, the RWMP, or the Management Standards. Without limiting the generality of the foregoing, an actual or threatened violation of the Prohibited Uses shall be a Third Party Enforceable Violation.

(iiii) “Transfer Fee” has the meaning set forth in Section 14(c).

(jjjj) “Unpurchased Acquisition Area” shall have the meaning set forth in the Ranch Agreement.

(kkkk) “Williamson Act Contract” means any contract entered into pursuant to the California Land Conservation Act of 1965 (California Government Code Section 51200 et seq.) or similar statute that affects a portion of the Easement Property.

2. Purpose.

(a) Conservation Purpose. The purposes of this Conservation Easement are to (i) ensure that the Easement Property will be retained forever in its natural, scenic, and open-space condition, (ii) preserve, protect, identify and monitor in perpetuity the Conservation Values of the Easement Property, (iii) prevent any activities on the Easement Property that will impair the Conservation Values of the Easement Property, and (iv) following the expiration of the Initial Period, enhance and restore the Easement Property to the extent permitted by Section 7 (collectively, the “Conservation Purpose”), all subject to and in accordance with the terms of this Conservation Easement.

(b) Other Activities. Nothing in this Conservation Easement shall interfere with Grantor’s rights to perform the Core Activities. Subject to the preceding sentence, Grantor intends that this Conservation Easement will confine the uses of the Easement Property to such activities that are consistent with the Conservation Purpose. The Parties hereby acknowledge and agree that Grantor’s retention of the Reserved Rights (including, but not limited to, the right to perform the Core Activities) are consistent with the Conservation Purpose.

3. Grantee’s Rights. In order to accomplish the Conservation Purpose of this Conservation Easement, Grantor hereby grants the following rights to Grantee:

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(a) Preserve and Protect. Grantee shall have the right as provided in this Conservation Easement to preserve and protect, in perpetuity, the Conservation Values of the Easement Property, subject to and in accordance with the terms and conditions of this Conservation Easement.

(b) Entry and Access. Grantee and Grantee’s employees, agents and contractors, shall have the right to enter upon the Easement Property in accordance with the procedure set forth in Section 7(a) in order to (1) conduct monitoring inspections and tests and other activities as may be reasonably appropriate for the purpose of evaluating and monitoring the Conservation Values of the Easement Property, to ascertain the success of Grantor and Grantee in achieving the Conservation Purpose, and to monitor Grantor’s compliance with the terms of this Conservation Easement (provided, however, that any invasive testing shall be conducted in accordance with Grantor’s reasonable, then-current invasive testing requirements and procedures), (2) enforce the terms of this Conservation Easement as set forth in Section 9, or (3) perform the Conservation Activities to the extent permitted under Section 7. Subject to the requirements of Section 8, Grantee and Grantee’s employees, agents and contractors, shall have the right to enter upon, and to grant revocable licenses to permit the Public to enter upon, the Easement Property for the purpose of implementing the Public Access Plan; provided, however, that any access to the Easement Property by Grantee or Grantee’s employees, agents or contractors to facilitate Public Access shall be in accordance with the procedure set forth in Section 7(a), except to the extent such access is specifically authorized in the Public Access Plan.

(c) Enforcement. Subject to Section 2(b), and as provided more specifically in Sections 9 and 24(d), Grantee shall have the right to enforce the terms and conditions of this Conservation Easement, to prevent or enjoin any activity on, or use of, the Easement Property that is inconsistent with the terms of this Conservation Easement, and to require the restoration of such areas or features of the Easement Property that may be damaged by any such prohibited act or inconsistent use.

4. Baseline Conditions.

(a) Report. Grantor and Grantee acknowledge that the Report has been prepared and that the Report has been approved in writing by Grantor and Grantee. Grantor and Grantee shall each retain a copy of the Report, the Ranch Agreement and a schedule of Existing Contracts on file at their respective addresses for notices set forth in Section 18.

(b) Use of Report. The Parties agree that the Report contains an accurate representation of the biological and physical condition of the Easement Property (including all substantial improvements thereon) as of the Agreement Date, and of the then-current uses of the Easement Property. The Report is intended to serve as an objective, though non-exclusive, information baseline for monitoring compliance with the terms of this Conservation Easement.

(c) Other Evidence. Notwithstanding Section 4(b), if a dispute arises with respect to the nature and extent of the physical or biological condition of the Easement Property, the Parties shall not be foreclosed from utilizing any and all other relevant documents, surveys, or other evidence or information to assist in the resolution of the dispute.

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5. Prohibited Uses.

(a) Any use of the Easement Property not authorized in this Conservation Easement is prohibited if such use is inconsistent with the Conservation Purpose (collectively, the “Prohibited Uses”). Grantor and Grantee acknowledge and agree that the following uses and activities are inconsistent with the Conservation Purpose, and shall be prohibited on the Easement Property, except to the extent that any of the following uses or activities is a Reserved Right, or reasonably necessary to perform any Reserved Right:

(1) Residential uses (including, but not limited to, the construction or use of structures, trailers or tents for residential use), except for residential use and occupancy by employees pursuant to Section 6(b)(2)(H); provided, however, that the foregoing shall not prohibit temporary lodging in the hunting cabins pursuant to Section 6(b)(2)(M) or other temporary residential uses permitted by the RWMP;

(2) Commercial farming use[, other than in the Designated Farm Areas];

(3) Mineral extraction, except to the extent permitted in [the Designated Mining Areas and in ] Section 14(d);

(4) Oil and gas extraction except to the extent permitted in [the Designated Oil and Gas Areas and in] Section 14(d);

(5) Commercial feedlots, which are defined as any open or enclosed area, within which the land is not grazed or cropped at least annually, and where domestic Livestock owned by anyone other than Grantor or a tenant of Grantor is grouped together for intensive feeding purposes;

(6) Recreational use of off-road vehicles and recreational use of any other motorized vehicles, except where such use is in connection with hunting activities permitted under Section 6(b)(2)(C), private recreational use permitted under Section 6(b)(2)(N), or Public Access permitted under Section 8, and is confined to existing roadways and/or roadways constructed consistent with this Conservation Easement;

(7) Planting, introduction or dispersal of non-native or exotic plant species[, other than in Designated Farm Areas], except to the extent permitted by the RWMP or otherwise with Grantee’s written consent;

(8) Introduction or dispersal of non-native animal species, other than Livestock and species introduced or dispersed to the extent permitted by Section 6(b)(2)(C) in connection with a hunting program, and except to the extent permitted by the RWMP or otherwise with Grantee’s written consent;

(9) Depositing or accumulation of soil, trash, ashes, refuse, waste, bio-solids or any other similar material, except as reasonably required under Applicable Laws or in the conduct of any Reserved Right;

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(10) New Surface Water Diversions, except to the extent permitted by the RWMP;

(11) Commercial operation of a mitigation bank, or the sale or other transfer of mitigation “credits,” except to the extent permitted in Section 6(b)(1)(A) or 6(b)(2)(O);

(12) Industrial uses, except as permitted in Section 6, including, but not limited to, permitted oil, gas and hydrocarbon extraction within Designated Oil and Gas Areas as provided in Section 6(b)(2)(E), and permitted mineral extraction within Designated Mineral Areas as provided in Section 6(b)(2)(F);

(13) Commercial uses, except as permitted in Section 6;

(14) Construction or placement of any building, or any other structure, except as permitted in Sections 6 and 7;

(15) Development within any natural watercourse or natural lake for the purpose of hydroelectric power, fish farming, or any other commercial purpose, except as permitted in Section 6, including, but not limited to Section 6(b)(1)(G);

(16) Placement of revetments, rip-rap, or other armoring in or along natural water courses, natural wetlands, or other natural bodies of water, except as permitted in Section 6 or as may be required in connection with the Mitigation or Conservation Activities permitted under this Conservation Easement;

(17) Taking or harvesting of timber, standing or downed, on the Property, except for: (i) purposes of disease or insect control or to prevent property damage or personal injury as permitted in the RWMP or otherwise with the written consent of Grantee (provided, however, that Grantee’s consent shall not be required in an emergency situation); (ii) collection of downed timber or branches as firewood for reasonable personal use; (iii) cutting of timber within any Designated Farm Area, Designated Mining Area, Designated Oil and Gas Area, Designated Water Bank Area or Disturbance Area where reasonably necessary to accommodate any Reserved Right in those areas; (iv) cutting of timber in other areas where reasonably necessary to accommodate a Reserved Right and no significant impairment of the Conservation Values will result or as permitted by the RWMP or otherwise with the written consent of Grantee; and (v) removal of hazardous trees or portions thereof if there is imminent danger to life or property; and

(18) Installation, establishment, or maintenance of any commercial power generation equipment or facilities; provided, however, that the foregoing shall not prohibit the installation, establishment or maintenance of power generation facilities for uses permitted on the Conserved Lands, or the sale of excess power generated by such facilities, if the capacity of such facilities at the time of installation is consistent with Grantor’s reasonable anticipation of its power needs for the uses permitted on the Conserved Lands, and Grantee has determined in its reasonable discretion that the facilities will not significantly impair the Conservation Values.

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(b) Grantor shall not engage in or knowingly allow others to engage in any Prohibited Use on the Easement Property, except to the extent that an Existing Contract requires Grantor, or permits a party other than Grantor, to engage in any Prohibited Use. The Parties acknowledge that Grantee’s enforcement of an alleged violation of this Conservation Easement by a party other than Grantor to an Existing Contract or a New Contract is subject to the provisions of Section 9.

6. Grantor’s Reserved Rights.

(a) Permitted Uses. Grantor reserves to itself, and to its representatives, heirs, successors, and assigns, all of the Reserved Rights. Grantor’s exercise of the Reserved Rights consistent with Section 6(b) are agreed to be consistent with the Conservation Purpose and shall not be precluded, prevented, or limited by this Conservation Easement, except as specifically precluded, prevented or limited in Section 6(b) as to their extent or nature. In addition, certain of the uses set forth in Section 6(b) shall be permitted only within designated areas for such uses as described below and depicted on the maps attached hereto as Exhibit D. The Parties agree that Section 6(b) is not an exhaustive list of the permitted uses or Reserved Rights, and that there may be uses not expressly listed therein that are consistent with the Conservation Purpose and the RWMP.

(b) Specific Reserved Rights. Without limiting Section 6(a), Grantor retains the right to use the Easement Property for the following uses:

(1) Core Activities. Grantor retains the right to perform, and to allow to be performed, the following activities (which are collectively referred to in this Conservation Easement as the “Core Activities”) on the Easement Property:

A. All activities reasonably required to comply with (i) any and all Applicable Laws and (ii) any Mitigation requirements imposed pursuant to any Project Approval [If a Purchased Conservation Easement is purchased with funds made available by WCB or any other Governmental Agency, then limit Mitigation activities to what is permitted by Applicable Law.];

B. Fire control and forestry measures, within Development Areas and a buffer zone of 400 feet immediately adjacent to the Development Areas, that are determined by Owner Designee to be reasonably required to protect Development Areas;

C. All activities of third parties permitted under, and all activities of Grantor reasonably required to comply with its obligations under, any Existing Contract;

D. Development of Infrastructure as determined by Owner Designee to be reasonably required to serve any Project within a Development Area or a Potential Project; provided, however, that Owner Designee will use good faith efforts in consultation with Grantee (and, during the Initial Period, the Resource Organizations) to avoid or minimize the footprint of such Infrastructure within the Conserved Lands and to use BMPs in the design and construction of such Infrastructure, subject in all events to the approval of Governmental Agencies and/or public utilities;

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E. Entering into, terminating, amending or modifying any Williamson Act Contract; provided, however, that in no event shall any new Williamson Act Contract or any amendment or modification of an existing Williamson Act Contract allow or require any use of the Easement Property not otherwise permitted in this Conservation Easement;

F. The use, maintenance, repair, improvement, replacement and/or reconstruction, in its existing location, within its existing footprint and without a substantial increase in height, of all buildings, structures, fixtures, Infrastructure and other improvements, including, but not limited to, roads, signs and Incidental Ranch Facilities, existing on or within the Easement Property on the Agreement Date;

G. Except for any New Surface Water Diversions, and subject to the provisions of Section 6(c), the storage, extraction, transfer, use, purchase, sale, manipulation, development of subsurface flows, springs and percolating groundwater, treatment as may be required for potable or nonpotable uses, and/or distribution of any water, whether originating on or off Tejon Ranch, including, but not limited to:

(i) The perfection, severance, conveyance, impairment, or encumbrance of water or water rights appurtenant to Tejon Ranch;

(ii) The extraction or pumping of groundwater for beneficial use for any Reserved Right, subject to Section 6(c);

(iii) The banking of water in underground aquifers (groundwater banking), including alterations or improvements to the surface of the Easement Property [within the Designated Water Bank Area, and in other areas] only if Grantee determines, in its reasonable discretion, that the alteration or improvement will not significantly impair the Conservation Values;

(iv) The purchase, sale, conveyance, control, exchange, transfer or delivery of water (including groundwater), whether originating on or off Tejon Ranch, to any location on or off Tejon Ranch;

(v) The control of water-borne pests that may pose public health danger; and

(vi) The control of surface water (such as sandbagging of stormflows) or groundwater that may pose public health danger; and

H. The posting and monitoring of the Easement Property to identify, prosecute and eject trespassers and other unpermitted users.

Grantor and Grantee acknowledge and agree that nothing contained in this Conservation Easement shall interfere, impair, limit or prohibit Grantor’s ability to perform, or allow to be performed, the Core Activities in, on, over and across the Easement Property, except as provided in Section 6(c).

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(2) Ranch Uses.

A. Ranching/Livestock Management. Grantor retains the right to use, and to permit other parties to use, the Easement Property for commercial and non-commercial ranching and Livestock management activities, including, but not limited to, pasturing and grazing of Livestock, and holding and feeding pens for Livestock pending purchase or sale or for other Livestock management purposes or practices. Grantor shall perform, or cause to be performed, all such activities in accordance with BMPs established for such use in the RWMP, provided such BMPs are consistent with the Current Stewardship Standard during the Initial Period, and the Adaptive Management Standard thereafter. Notwithstanding anything to the contrary contained in this Conservation Easement, neither the BMPs nor the Adaptive Management Standard shall cause Grantor to fail to meet the requirements to retain the Tejon Ranch brand.

B. Farming. [This provision to be included in Conservation Easements covering Designated Farm Areas. For Conservation Easements that do not cover Designated Farm Areas, modify other references to the Designated Farm Areas, as appropriate.] Grantor retains the right to use, and to permit other parties to use, the Designated Farm Areas for commercial and non-commercial farming purposes, including, but not limited to, planting, cultivating and harvesting orchards, vineyards and row and grain crops, and related irrigation, pest control, use, handling, disposal of waste products, storage (including, but not limited to, cold storage), processing, packaging and distribution activities. Grantor shall perform, or cause to be performed, all such activities in accordance with BMPs established for such use in the RWMP, provided such BMPs are consistent with the Farm Area Standard.

C. Wildlife Management. Grantor retains the right to use, and to permit other parties to use, the Easement Property for activities intended to manage wildlife on the Easement Property, including, but not limited to, creating, operating and maintaining commercial and non-commercial hunting programs (including raising, lodging, introduction and dispersal of native species and pheasant (and other non-native species, subject to Grantee’s prior written approval, which shall not be unreasonably withheld) for purposes of hunting on the Conserved Lands), non-consumptive wildlife viewing, security and patrolling and related uses. Grantor shall perform, or cause to be performed, all such activities in accordance with BMPs established for such use in the RWMP, provided such BMPs are consistent with the Current Stewardship Standard during the Initial Period, and the Adaptive Management Standard thereafter. Such BMPs shall include, but not be limited to, a prohibition on the use of lead ammunition in connection with any permitted hunting on the Easement Property.

D. Filming. Grantor retains the right to use, and to permit other parties to use, the Easement Property for film and photography-related uses, including, but not limited to, the filming and staging of movies, television shows and commercials, photo shoots and still photography, and related uses. All such activities shall be performed in accordance with BMPs established for such use in the RWMP, provided such BMPs are consistent with the Current Stewardship Standard during the Initial Period, and the Adaptive Management Standard thereafter.

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E. Oil, Gas and Hydrocarbon Extraction. [This provision to be included in Conservation Easements covering Designated Oil and Gas Areas. For Conservation Easements that do not cover Designated Oil and Gas Areas, modify other references to the Designated Oil and Gas Areas, as appropriate.] Grantor retains the right to use, and to permit other parties to use, the Designated Oil and Gas Areas for the drilling, exploration, development and extraction of oil, gas and hydrocarbons by any subsurface drilling and extraction methods, including related surface uses. Grantor shall perform, or cause to be performed, all such activities in accordance with BMPs established for such use in the RWMP, provided such BMPs are consistent with the Oil and Gas Area Standard.

F. Mineral Extraction. [This provision to be included in Conservation Easements covering Designated Mining Areas. For Conservation Easements that do not cover Designated Mining Areas, modify other references to the Designated Mining Areas, as appropriate.] Grantor retains the right to use, and to permit other parties to use the Designated Mining Areas for the exploration for, development of, and the removal or extraction of any mineral or non-mineral substance by any surface or subsurface mining or extraction method. Grantor shall perform, or cause to be performed, all such activities in accordance with BMPs established for such use in the RWMP, provided such BMPs are consistent with the Mining Area Standard.

G. Fuel Management. Grantor retains the right to perform, and to allow to be performed, activities intended to provide fire protection or to avoid or reduce fire-related impacts to the Easement Property, including, but not limited to, utilizing grazing and other fuel reduction techniques, establishing fire management units for presuppression fire and fuels management planning, and maintaining and enhancing strategic fuelbreak networks along existing road and utility corridors and new road and utility corridors permitted under this Conservation Easement, firebreaks, road access along existing roads and new roads permitted under this Conservation Easement and predicted containment areas. Any such activities shall be performed in accordance with the BMPs established for such activities in the RWMP, provided such BMPs are consistent with the Current Stewardship Standard during the Initial Period, and the Adaptive Management Standard thereafter. Notwithstanding the foregoing, fuel management activities that meet the definition of a Core Activity are not subject to this Section 6(b)(2)(G).

H. Employee Housing. Grantor retains the right to use, and to permit the use of, all buildings existing as of the Agreement Date, and all new and expanded buildings permitted pursuant to Section 6(b)(2)(J) within Disturbance Areas A, B and E as depicted on Exhibits F-1, F-2 and F-5, for housing for employees (including retired employees), and their families (provided that they are domiciled with such employee), of Grantor, or any tenant of Grantor, whose employment is directly related to a use conducted on the Conserved Lands.

I. Incidental Ranch Facilities. Grantor retains the right to expand existing, construct new, relocate or remove any Incidental Ranch Facilities on the Easement Property that are or will be used in connection with a Reserved Right, provided that such activity is de minimis and will not significantly impair the Conservation Values. In addition, Grantor may expand existing, construct new, relocate or remove any Incidental Ranch Facilities on the Easement Property that are of a type that is not de minimis with Grantee’s prior

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written consent, which shall not be withheld if the proposed activity will not significantly impair the Conservation Values. Grantor shall perform, or cause to be performed, any expansion or construction of new Incidental Ranch Facilities in accordance with BMPs established for such activities in the RWMP, subject to consistency with the Farm Area Standard, the Mining Area Standard and the Oil and Gas Area Standard (as applicable) in each of these designated areas. Grantor and Grantee shall cooperate to develop procedures to ensure that Grantee is reasonably informed of the nature and extent of de minimis Incidental Ranch Facilities constructed. For purposes of this Section 6(b)(2)(I), (i) de minimis activities shall include, but not be limited to, expansion, construction, relocation or removal of any squeezes, loading chutes, holding and feeding fields, corrals, catch pens, minor watering facilities (such as troughs), water distribution and irrigation facilities, branding traps, sign-in boxes for permitted hunting activities, gun sighting boxes and other, similar types of activities on the Easement Property, and (ii) de minimis activities shall not include construction of new barns, roads, watering facilities that are not minor (such as stock ponds and modifications of springs, ponds and other natural water bodies), power transmission lines and other associated facilities, oil and gas pipelines and associated facilities and other, similar types of activities on the Easement Property. Grantee acknowledges that the use, maintenance, repair, improvement, replacement and/or reconstruction, in its existing location, within its existing footprint and without a substantial increase in height, of all buildings, structures, fixtures, Infrastructure and other improvements, including, but not limited to, roads, signs and Incidental Ranch Facilities, existing on or within the Ranch on the Agreement Date, and the development of Infrastructure pursuant to Section 6(b)(1)(D) are Core Activities, and are not subject to this Section 6(b)(2)(I).

J. Existing and New Structures. Within the Disturbance Areas, Grantor may enlarge, expand, construct new, relocate or remove any building or structure on the Easement Property, provided that any enlargement, expansion or new construction must be related to a Reserved Right and shall be subject to Grantee’s prior written consent, which shall not be withheld if the proposed enlargement, expansion or new construction will not significantly impair the Conservation Values. Grantee acknowledges that the use, maintenance, repair, improvement, replacement and/or reconstruction, in its existing location, within its existing footprint and without a substantial increase in height, of all buildings, structures, fixtures, Infrastructure and other improvements, including, but not limited to, roads, signs and Incidental Ranch Facilities, existing on or within the Easement Property on the Agreement Date, is a Core Activity, and is not subject to this Section 6(b)(2)(J). In addition, this Section 6(b)(2)(J) shall not apply to hunting cabins, which are governed by Section 6(b)(2)(M), and Incidental Ranch Facilities, which are governed by Section 6(b)(2)(I).

K. Fencing. Grantor retains the right to maintain, repair, replace and relocate existing fences on the Easement Property and to erect, repair, replace and relocate new fences as reasonably necessary for a Reserved Right; provided that, whenever feasible, any fence built shall be of a type and design which allows passage of wildlife (i.e., “wildlife friendly”) so as not to unreasonably interfere with movement, nesting, or forage of wildlife at the site, and provided further that Grantee acknowledges that certain fencing may inhibit wildlife movement for the protection of persons and property, including, but not limited to, crops located within the Designated Farm Areas or facilities located within the Designated Mining Areas, Designated Oil and Gas Areas or the Designated Water Bank Area. Grantor shall perform, or cause to be performed, any construction of new or replacement fences, or any

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removal of fences, in accordance with BMPs established for such activities in the RWMP, subject to consistency with the Farm Area Standard, the Mining Area Standard and the Oil and Gas Area Standard in each of these designated areas.

L. Signs. Grantor retains the right to erect, maintain, repair, modify, replace and remove signs on the Easement Property, including, but not limited to, directional signs, signs denoting allowable uses, signs used to control unauthorized entry or use of the Easement Property, and highway monument signs; provided, however, that Grantor shall not erect or permit the erection of any new billboard signs on the Easement Property, except new billboard signs of reasonable size immediately adjacent to Interstate 5, and any replacement or successor route or freeway to Interstate 5, that advertise or direct traffic to any current or future development located on Tejon Ranch.

M. Hunting Cabins. Grantor retains the right to use and permit the use of the nine (9) hunting cabins existing on the Conserved Lands for temporary lodging. In addition, Grantor may relocate any hunting cabin (including by demolition and construction of a new hunting cabin) to another location on the Conserved Lands approved by Grantee, which approval shall not be withheld if such relocation would not significantly impair the Conservation Values. Notwithstanding anything to the contrary contained in this Conservation Easement, Grantor shall not have the right to increase the number of hunting cabins on the Conserved Lands or to enlarge any hunting cabin; provided, however, that Grantor may enlarge the two (2) hunting cabins that do not have indoor restroom facilities as of the date of the Ranch Agreement, commonly referred to as the Area 5 Cabin and the Area 16 Cabin, for the sole purpose of constructing indoor restroom facilities of a reasonable size. Grantee acknowledges that the maintenance, improvement, repair, replacement and reconstruction of any hunting cabin existing on the Easement Property as of the Agreement Date, in its existing location, within its existing footprint, and without substantial increase in height, is a Core Activity, and is not subject to this Section 6(b)(2)(M).

N. Private Recreational Use. Grantor retains the right to use, and to permit its invitees to use, the Easement Property for non-commercial passive recreational uses. Such recreational uses include walking, hiking, sightseeing, birdwatching, nature photography, picnics, fishing, boating and limited equestrian uses, but shall not include overnight camping except (i) by Tejon Ranchcorp and its employees consistent with past practice, or (ii) as may be provided in the Public Access Plan. All such recreational uses shall be performed or permitted by Grantor in accordance with the BMPs established for such activities in the RWMP, provided such BMPs are consistent with the Current Stewardship Standard during the Initial Period, and the Adaptive Management Standard thereafter. In addition, Grantor shall have the right to use, and to permit its invitees to use the Easement Property for other (including commercial) recreational uses to the extent permitted in the Public Access Plan.

O. Mitigation Activities. [This provision to be included in Conservation Easements covering the Mitigation Bank Area. If a Purchased Conservation Easement is purchased with funds made available by WCB or any other Governmental Agency, then limit activities in this section to what is permitted by Applicable Law.] Grantor retains the right to perform habitat restoration and enhancement activities within the Mitigation Bank Area, and to sell or otherwise transfer “mitigation credits” (as approved by the appropriate state and

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federal resource agencies) attributable to the conservation of the Mitigation Bank Area, to mitigate impacts of development projects or other activities, other than a Project, on the habitat of the San Joaquin Kit Fox, provided that the habitat restoration and enhancement activities are not inconsistent with the RWMP as reasonably determined by the Grantee. No mitigation credits shall be sold or transferred in connection with any species other than San Joaquin Kit Fox. Grantee acknowledges that all activities reasonably required to comply with any Mitigation requirements imposed pursuant to any Project Approval are a Core Activity, and are not subject to this Section 6(b)(2)(O).

P. Tribal Rights. Grantor retains the right to permit Native American tribes to continue to use those portions of the Easement Property being used by such tribes as of the Agreement Date [, including, but not limited to, the Native School House and Cemetery].

(c) Groundwater Extraction; Surface Alterations for Water Storage. In managing Grantor’s future native groundwater extraction activities within the Conserved Lands, Grantor will avoid changes to or expansion of groundwater extraction practices as of the date of the Ranch Agreement, as described in the Report, that would cause significant groundwater related adverse impacts to the surface Conservation Values existing as of the date of the Ranch Agreement. In addition, Grantor shall not make any alterations or improvements to the surface of the Easement Property in connection with water storage, including storage of water in underground aquifers, except as permitted by Section 6(b)(1)(G)(iii).

7. Grantee Activities.

(a) Entry and Access to Easement Property. In order to provide for Grantor’s operational, safety and other considerations, all entry on and access to the Easement Property by Grantee and the Third Party Beneficiary, and their respective employees, agents and contractors, in connection with this Conservation Easement (including, but not limited to, entry and access pursuant to Sections 3(b), 7(b)-(d) and 20(b)) shall be in accordance with the procedure set forth in Section 7(a)(1)-(2) or, if applicable, the procedures for access for routine inspection and monitoring activities permitted by this Conservation Easement on not more than forty-eight (48) hours prior written notice set forth in Exhibit G, or such other procedure as the Parties may agree in writing. This Section 7(a) shall not apply to any Public Access to the extent that such Public Access is permitted by Section 8.

(1) If either Grantee or the Third Party Beneficiary (the “Requesting Party”) desire to enter on and access the Easement Property to perform an activity that such Requesting Party is permitted to perform under the terms of this Conservation Easement, then the Requesting Party shall provide Grantor with an Access Notice at least ten (10) days prior to the date the Requesting Party desires to enter on the Easement Property. If, in Grantor’s reasonable determination, there are operational, safety or other reasonable impediments to the entry and access proposed by the Requesting Party, then Grantor may respond to the Requesting Party within such ten (10) day period to identify such impediments, and the Parties shall cooperate with one another to develop a reasonable schedule and manner of entry on and access to the Easement Property that reasonably addresses the impediments identified by Grantor. Notwithstanding the foregoing, Grantee shall not be required to follow the access procedure set

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forth in this Section 7(a)(1) in cases where Grantee reasonably determines that immediate entry on the Easement Property is required on account of an imminently threatened or continuing violation of this Conservation Easement, provided that Grantee shall use reasonable efforts to give notice of entry to Grantor at the time of entry, and Grantee shall give Grantor written notice of such entry as soon thereafter as practicable.

(2) All entry on and access to the Easement Property shall (A) be at reasonable times (except in cases where Grantee reasonably determines that immediate entry on the Easement Property is required in accordance with Section 7(a)(1) above), (B) be in accordance with Grantor’s then-current, reasonable requirements for entry on the Easement Property (except, in cases where Grantee reasonably determines that immediate entry on the Easement Property is required in accordance with Section 7(a)(1) above, any such requirements regarding prior notice of Grantee’s entry shall apply only to the extent reasonable under the circumstances), and (C) not unreasonably interfere with Grantor’s authorized use and quiet enjoyment of the Easement Property. In addition, Grantor shall have the right to have one (1) or more representatives accompany the Requesting Party, its employees, agents and contractors, during any entry on and period of access to the Easement Property, and any entry on and access to the Easement Property by the Third Party Beneficiary shall be by no more than ten (10) of the Third Party Beneficiary’s officers, directors, employees and agents, at any given time, without the prior written consent of Grantor.

(b) Conservation Activities. Subject to Section 7(c), Grantee, at its sole cost and expense, may perform the following additional activities to restore and enhance the Easement Property (each, a “Conservation Activity”), each to the extent (i) necessary to further the Conservation Purpose, (ii) consistent with reasonable detail set forth in the RWMP, and (iii) consistent with the Adaptive Management Standard, and as otherwise set forth below.

(1) Vegetation Planting and Management. Grantee may plant and maintain native vegetation on the Easement Property, except that Grantor’s prior written consent (which may be granted or withheld in Grantor’s sole discretion) shall be required for any such activities in the Designated Farm Areas, Designated Mining Areas, Designated Oil and Gas Areas and Designated Water Bank Area.

(2) Animal Control. Grantee may undertake reasonable actions to control or eradicate feral and non-native animals on the Easement Property (excluding Livestock and species raised, introduced or dispersed to the extent permitted by Section 6(b)(2)(C) in connection with a hunting program), except that Grantor’s prior written consent (which may be granted or withheld in Grantor’s sole discretion) shall be required for any such activities in the Designated Farm Areas, Designated Mining Areas, Designated Oil and Gas Areas and Designated Water Bank Area. Grantee shall coordinate all such activities with, and shall not interfere with, the Reserved Rights, including Grantor’s wildlife management activities. In no event shall Grantee have the right to introduce, transport to or within, re-introduce or disperse any animal species on the Easement Property, unless (A) Grantee develops a reasonable written plan for any such activity and submits such written plan to Owner Designee, and (B) Owner Designee approves such plan. Owner Designee shall not withhold its approval of such plan if it is consistent with the Adaptive Management Standard, and Owner Designee reasonably

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determines that the plan will not unreasonably interfere with a Reserved Right or create any material risk to the entitlement and/or development of a Project or Potential Project.

(3) Condor Feeding Program. Grantee may initiate and maintain a California condor feeding and monitoring program on the Easement Property that provides feeding areas for California condors and monitors their activities, provided that Grantee obtains the prior approval of all federal, state, regional and local agencies with discretionary approval authority over any such activity.

(4) Signage. Grantee may erect, maintain, and/or remove one or more signs or other appropriate markers in prominent locations on the Easement Property that may be visible from public roads or other adjoining property, except that Grantor’s prior written consent (which may be granted or withheld in Grantor’s sole discretion) shall be required for any such activities in the Designated Farm Areas, Designated Mining Areas, Designated Oil and Gas Areas and Designated Water Bank Area. The location, size, content, wording and appearance of any such sign shall be subject to Grantor’s prior written approval, which shall not be unreasonably withheld, and, without limiting the foregoing, the content of any such sign proposed by Grantee shall be limited to (i) information indicating that the Easement Property is protected by the Conservation Easement, and/or the participation of Grantee and of any of the public or private sources of funding for the acquisition and/or maintenance of the Conservation Easement, (ii) trail markers and other signage related to Public Access, or (iii) natural, cultural and historic resource interpretive information.

(5) Fencing. Grantee may erect, maintain, and/or remove fencing on the Easement Property, except that Grantor’s prior written consent (which may be granted or withheld in Grantor’s sole discretion) shall be required for any such activities in the Designated Farm Areas, Designated Mining Areas, Designated Oil and Gas Areas and Designated Water Bank Area, and for the removal of any fencing not erected by Grantee.

(6) Weed, Non-Native Plant Control. Grantee may use pesticides, herbicides or other biocides, mechanical removal or other reasonable methods to control noxious weeds and to eliminate non-native plant species from the Easement Property, except that Grantor’s prior written consent (which may be granted or withheld in Grantor’s sole discretion) shall be required for any such activities in the Designated Farm Areas, Designated Mining Areas, Designated Oil and Gas Areas and Designated Water Bank Area, or for any controlled burning. In addition, Grantee shall coordinate all such activities with, and shall not unreasonably interfere with, Grantor’s grazing and fuel management activities.

(7) Wetlands and Stream Course Restoration. Grantee may undertake reasonable actions to rehabilitate or restore stream courses, hydrologic conditions, riparian habitats or other wetlands, provided that no such activity shall unreasonably interfere with the Reserved Rights, including, but not limited to, the activities described in Section 6(b)(1)(G).

(8) Other RWMP Activities. With Grantor’s prior written consent, which shall not be unreasonably withheld, Grantee may undertake any other programs or activities to restore and enhance the Easement Property to the extent (i) necessary to further the Conservation Purpose, (ii) consistent with reasonable detail set forth in the RWMP, and (iii)

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consistent with the Adaptive Management Standard. Notwithstanding the foregoing, Grantee shall not have the right to undertake any such programs or activities in the Designated Farm Areas, Designated Mining Areas, Designated Oil and Gas Areas and Designated Water Bank Area without Grantor’s prior written consent, which may be granted or withheld in Grantor’s sole discretion.

(c) Conservation Activity Coordination.

(1) During the Initial Period, Grantee, at its sole cost and expense, may perform a Conservation Activity in accordance with this Section 7 with Grantor’s prior written consent, which may be granted or withheld in Grantor’s sole and absolute discretion. In connection with any proposed Conservation Activity, Grantee shall provide to Grantor all information required by an Activity Notice, and all other information reasonably required by Grantor in order to evaluate the proposed Conservation Activity.

(2) After the Initial Period, Grantee, at its sole cost and expense, may perform a Conservation Activity in accordance with this Section 7. In connection with any proposed Conservation Activity, Grantee shall provide Grantor with an Activity Notice at least thirty (30) days prior to Grantee’s commencement of the proposed Conservation Activity. In addition, Grantee shall promptly deliver to Grantor all other information reasonably required by Grantor in order to evaluate the proposed Conservation Activity. Grantor may object to any proposed Conservation Activity that Grantor believes is not consistent with the Adaptive Management Standard or otherwise fails to comply with the requirements of Section 7(b), which objection shall describe Grantor’s objections in reasonable detail. If Grantor delivers a notice of objection to Grantee, then Grantee shall be required to respond, in reasonable detail, to Grantor’s objections before Grantee may enter the Easement Property to commence the proposed Conservation Activity. Grantor’s failure to deliver any notice of objection to Grantee pursuant to this Section 7(c)(2) shall not operate as, or be deemed or construed to be, a waiver of any right or remedy that Grantor may have pursuant to Section 9 in connection with such Conservation Activity.

(d) Commercial Activity; Buildings and Facilities. Notwithstanding anything to the contrary contained in this Conservation Easement, in no event shall Grantee have the right to (i) conduct or permit to be conducted (except by Grantor or any party claiming a right to the Easement Property by or through Grantor) any commercial activity on, under or about the Easement Property, without the prior written consent of Grantor; (ii) construct any buildings on the Easement Property, except for a visitor center, not to exceed 2,000 square feet in a location mutually agreed upon by the Parties, constructed in accordance with the Public Access Plan and with Grantor’s prior written approval pursuant to Sections 7(b) and 7(c); or (iii) construct any other structure or improvement of any other kind on the Easement Property, except (A) as reasonably required to carry out a Conservation Activity consistent with Section 7(b), (B) a facility specifically included in the Public Access Plan, including, without limitation, trail improvements, benches, picnic tables, ramadas, restrooms, and environmental campsites, or (C) a structure or improvement that is consistent with the Conservation Purpose, with Grantor’s prior written consent, which consent shall not be unreasonably withheld if the proposed structure or improvement is consistent with the Adaptive Management Standard and is not located within a

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Designated Farm Area, Designated Mining Area, Designated Oil and Gas Area or the Designated Water Bank Area.

(e) Documentation of Completion of Conservation Activities. Grantee shall give Grantor written notice promptly following the successful completion of any Conservation Activity. Following Grantor’s receipt of such notice, the Parties, at Grantee’s sole cost and expense, shall jointly and cooperatively document the biological and physical condition of the portion of the Easement Property affected by the Conservation Activity. Any documentation prepared pursuant to this Section 7(e) shall be for informational purposes only in connection with applying subsection (iv) of the definition of the Adaptive Management Standard, and shall not be binding on either Party or be deemed to supplement or amend the Report.

(f) Continuing RWMP Obligation. Notwithstanding any future termination or extinguishment of the Ranch Agreement, Grantee shall retain the obligation to maintain and update the RWMP in accordance with the Ranch Agreement.

(g) Mitigation. Owner Designee shall be initially responsible for establishing, implementing and monitoring any Mitigation activities required for each Project Approval in a Mitigation Area during each Mitigation Implementation Period, unless otherwise mutually agreed by Owner Designee and Grantee [if Grantee is not the Tejon Ranch Conservancy, delete “Grantee” and insert “the Tejon Ranch Conservancy”]. During each Mitigation Transition Period, Owner Designee and Grantee shall meet and confer periodically to coordinate the transition of the Mitigation activities to Grantee, including establishing a budget for such activities. After the expiration of each Mitigation Implementation Period, and subject to any required Resource Agency approval, Grantee shall perform or cause to be performed all Mitigation activities required in connection with any Project Approval. Nothing in this Conservation Easement shall preclude the Grantee, subject to Resource Agency requirements as provided in this Conservation Easement, from contracting with Grantor or any other party to actually perform, at Grantee’s cost, Mitigation activities for which Grantee is responsible. [Modify this Section and/or others provisions as necessary to meet Resource Agency requirements.]

8. Public Access.

(a) Public Access Plan. Recognizing that the Public enjoyment of the Conserved Lands is a high priority for the Parties, and because the Conservation Values, including natural communities and habitats, are pristine and include diverse flora and fauna, scenic resources, and important cultural and historical resources, Grantor agrees that significant and appropriate access to the Easement Property by the Public shall be provided and managed by Grantee, for the benefit of the people of the State of California. Owner Designee and Grantee [if Grantee is not the Tejon Ranch Conservancy, delete “Grantee” and insert “the Tejon Ranch Conservancy”] have prepared, or shall jointly and cooperatively prepare, a comprehensive plan for access to the Easement Property by the Public in connection with the development of the RWMP in order to ensure significant, well-managed Public access to the Easement Property (the “Public Access Plan”). Components of the Public Access Plan shall include, but not be limited to: (i) encouraging and facilitating access by the Public, including underserved communities and

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populations; (ii) selecting appropriate locations for access, trails and facilities consistent with the RWMP to preserve the conservation values of the Conserved Lands; (iii) coordinating such access with the Reserved Rights so that such Public access does not unreasonably interfere with Grantor’s or other occupants’ operation of the Easement Property for the Reserved Rights; and (iv) entry and use guidelines to ensure the safety of the Public while on the Easement Property. In addition, the Public Access Plan shall address private recreational use of the Easement Property, and may include authorization for such use (including commercial use) by Grantor and its invitees in addition to the uses permitted in Section 6(b)(2)(N), provided that such uses will not significantly impair the Conservation Values. The finalization and adoption of the Public Access Plan by Grantee [if Grantee is not the Tejon Ranch Conservancy, delete “Grantee” and insert “the Tejon Ranch Conservancy”], in accordance with the terms of the RWMP and this Section 8, shall be subject to approval by Owner Designee, which approval shall not be withheld if the Public Access Plan is consistent with the Adaptive Management Standard. In no event shall the Public Access Plan be amended without the approval of Owner Designee, which shall not be unreasonably withheld, conditioned or delayed. Grantee shall have the ability to grant a revocable license to permit Public access to the Easement Property for passive recreational uses, such as day hikes and overnight camping, only in accordance with the Public Access Plan and this Section 8. In no event, however, will Grantee have the right to permit Public access in the Designated Farm Areas, Designated Mining Areas, Designated Oil and Gas Areas or the Designated Water Bank Area, without the prior written consent of Grantor, which may be withheld in Grantor’s sole discretion. Grantee’s right to permit Public access to the Easement Property, and all access by the Public and other activities related to such right, is occasionally referred to in this Conservation Easement as “Public Access.”

(b) No Public Rights Created. Neither the Public Access Plan nor this Conservation Easement conveys any right of access to the public at large or to any individual or entity other than to Grantee and, to the extent permitted by Section 20(b), the Third Party Beneficiary. Nothing contained in the Public Access Plan or in this Conservation Easement shall be deemed to be a gift or dedication of any portion of the Easement Property for use by the general public, and in no event shall any third party acquire any prescriptive rights in or over the Easement Property. Any Public Access authorized by Grantee pursuant to this Section 8 shall, in addition to all other restrictions and limitations hereunder, be subject to limitation, modification, or termination by Grantee at any time. Grantor shall have the right to require that Grantee, at its sole cost and expense, post signs on the Easement Property in accordance with Section 1008 of the California Civil Code in connection with any Public Access on the Easement Property.

9. Remedies and Enforcement.

(a) Notice of Violation. Except in connection with a Contract Violation (for which the Parties shall proceed under Section 9(b)), if either Grantee or Grantor (the “Non-Defaulting Party”) reasonably determines that the other Party (the “Defaulting Party”) is in violation of the terms of this Conservation Easement or that a violation is threatened, then the Non-Defaulting Party shall deliver a Notice of Violation to the Defaulting Party. Within fourteen (14) days after delivery of a Notice of Violation, Grantor and Grantee shall meet at a location that Grantor and Grantee agree upon to discuss the circumstances of the alleged or threatened violation and to attempt to agree on appropriate corrective action. If the Parties determine that it is appropriate and desirable, a Consulting Expert shall attend the meeting.

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Grantor and Grantee shall each pay one-half of the costs of retaining the services of the Consulting Expert for such discussion; provided, however, if Grantor and Grantee are unable to agree upon a Consulting Expert, each Party may retain the services of an expert at its own expense. If Grantor and Grantee are unable to agree on appropriate corrective action within thirty (30) days after such meeting, then the Non-Defaulting Party shall deliver a further written notice to the Defaulting Party to demand reasonable, particular corrective action to cure the violation. The Defaulting Party shall cure the violation within thirty (30) days after delivery of such further notice, or, if the violation cannot reasonably be cured within such thirty (30) day period, shall commence curing the violation as soon as reasonably possible within such thirty (30) day period and shall continue diligently to complete the cure within a reasonable period thereafter.

(b) Contract Violations. If Grantee reasonably determines that a Contract Violation has occurred, Grantee shall deliver written notice that contains a reasonably detailed description of the alleged Contract Violation to Grantor. Within fourteen (14) days after delivery of such notice, Grantor and Grantee shall meet at a location that Grantor and Grantee agree upon to discuss the circumstances of the alleged Contract Violation and to attempt to agree on appropriate corrective action. If the Parties determine that it is appropriate and desirable, a Consulting Expert shall attend the meeting. Grantor and Grantee shall each pay one-half of the costs of retaining the services of the Consulting Expert for such discussion; provided, however, if Grantor and Grantee are unable to agree upon a Consulting Expert, each Party may retain the services of an expert at its own expense. If Grantor and Grantee are unable to agree on appropriate corrective action within thirty (30) days after such meeting, then Grantee shall deliver a further written notice to Grantor to demand reasonable, particular corrective action to cure the Contract Violation. Subject to the provisions of Section 9(f), Grantor or the party causing the Contract Violation shall cure the Contract Violation within thirty (30) days after delivery of such further notice, or, if the Contract Violation cannot reasonably be cured within such thirty (30) day period, shall commence curing the violation as soon as reasonably possible within such thirty (30) day period and shall continue diligently to complete the cure within a reasonable period thereafter. For purposes of this Section, a reasonable period shall include all periods necessary for Grantor to bring an action to enforce the terms of the Existing Contract or New Contract, as applicable, to the extent necessary to cure the Contract Violation, and, if such action is brought, to diligently prosecute to completion a final, non-appealable decision in such action.

(c) Emergency Enforcement. Notwithstanding any of the foregoing, if at any time an ongoing or threatened violation of the terms of this Conservation Easement could significantly impair the Conservation Values or the Reserved Rights and the Non-Defaulting Party reasonably determines that irreparable harm would result if the Non-Defaulting Party were required to first complete the process set forth in Sections 9(a) or 9(b), the Non-Defaulting Party may proceed immediately to seek an injunction to stop the violation, temporarily or permanently.

(d) Remedies. If the Defaulting Party fails to cure a violation of this Conservation Easement in accordance with Section 9(a), or if Grantor fails to cure or to cause another party to cure a Contract Violation pursuant to Section 9(b) (but subject to Section 9(f)), then the Non-Defaulting Party may bring an action at law or in equity in accordance with Section 24(d) to enforce the terms of this Conservation Easement; provided, however, that Grantee shall

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not have any right to enforce a violation of an Existing Contract or a New Contract that is not a Contract Violation. Notwithstanding anything to the contrary contained in this Conservation Easement, in no event shall the Defaulting Party (or, in the case of a Contract Violation, a party to an Existing Contract (other than an Existing Easement) or a New Contract) be liable to the Non-Defaulting Party (or, if applicable, to the Third Party Beneficiary, or to a party to an Existing Contract (other than an Existing Easement) or a New Contract) for, and the Parties and the Third Party Beneficiary each hereby waives its right to, any indirect, special, punitive, or consequential damages resulting from the Defaulting Party’s breach of this Conservation Easement, whether foreseeable or unforeseeable. In addition, subject to Section 9(f), Grantor shall not be liable to Grantee for any monetary damages whatsoever in connection with a Contract Violation, unless Grantor knowingly allowed the Contract Violation. To the extent that Grantee or the Third Party Beneficiary recover any monetary damages for the cost of restoring any injury or damage to a portion of the Easement Property that is caused by Grantor’s breach of this Conservation Easement, all such damages recovered by Grantee or the Third Party Beneficiary, as applicable, shall be applied to the cost of undertaking any corrective action to the applicable portion of the Easement Property. Notwithstanding anything to the contrary contained in California Civil Code Section 815.7(d), or any similar statute, the Parties and the Third Party Beneficiary each hereby waives any right to recover the costs of litigation, including reasonable attorneys’ fees, in connection with any action to enforce this Conservation Easement. The Parties agree that this limitation of remedies provision shall be strictly enforced.

(e) Remedies Cumulative. Except to the extent that a Party’s right to damages and recovery of litigation costs is limited in Section 9(d) and to the extent that the Third Party Beneficiary’s remedies are limited in Section 9(g), the remedies described in this Section 9 shall be cumulative and shall be in addition to all remedies now or hereafter existing at law or in equity, including but not limited to, the remedies set forth in California Civil Code Section 815 et seq., inclusive. The failure of the Non-Defaulting Party to discover a violation or to take immediate legal action shall not bar the Non-Defaulting Party from taking such action at a later time.

(f) Direct Actions for Contract Violations. If Grantor fails to cure or to cause another party to cure a Contract Violation pursuant to Section 9(b), then Grantee shall have the right, but not the obligation, to bring an action at law or in equity against the other party to any Existing Contract or New Contract to enforce the terms of this Conservation Easement. In connection with any Contract Violation under an Existing Easement, notwithstanding anything else to the contrary contained in this Conservation Easement, Grantee agrees that Grantor shall not be obligated to cure any such Contract Violation (except as may be required as a result of an action brought by Grantee pursuant to the last sentence of this Section 9(f)) or to bring any legal action against the other party to the Existing Easement to cure such a Contract Violation, it being the intent of Grantor and Grantee that Grantee shall bear the cost (other than the incidental cost of Grantor’s cooperation as provided in this Section 9(f)) of any such enforcement of this Conservation Easement as against the other party to an Existing Easement. If Grantee brings an action at law or in equity against the other party to any Existing Easement, but Grantee is unable to maintain a claim against the other party to the Existing Easement due to a court’s determination that Grantor is a necessary party to the action, then Grantee may, promptly following such determination, request in writing that Grantor assign to Grantee any claims it may have against the other party to the Existing Easement for the Contract Violation and/or allow

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Grantee to bring an action in Grantor’s name, at no out-of-pocket cost or liability to Grantor, to enable Grantee to enforce the terms of this Conservation Easement against the other party to the Existing Easement. In no event shall Grantee have the right to bring an action against Grantor in connection with a Contract Violation under an Existing Easement, unless within forty-five (45) days after such written request (or such shorter time allowed by the court for Grantor to join the action), Grantor has not assigned its claims or allowed Grantee to bring an action in Grantor’s name as set forth above.

(g) Limited Third Party Beneficiary Enforcement Right. The Third Party Beneficiary shall have the limited right to enforce an actual or threatened Third Party Enforceable Violation of this Conservation Easement. Prior to commencing any permitted enforcement action for an alleged Third Party Enforceable Violation, the Third Party Beneficiary shall attempt to allow Grantee to pursue enforcement of the Third Party Enforceable Violation in accordance with this Section 9(g). If the Third Party Beneficiary reasonably believes that a Third Party Enforceable Violation has occurred, the Third Party Beneficiary shall provide notice of the alleged Third Party Enforceable Violation to the Parties. If Grantee delivers a Notice of Violation for the alleged Third Party Enforceable Violation or is otherwise taking reasonable steps to cause Grantor to cure the alleged Third Party Enforceable Violation, then the Third Party Beneficiary shall not have any right to enforce such Third Party Enforceable Violation. If Grantee has not delivered a Notice of Violation for, or otherwise taken reasonable steps to cause Grantor to cure the alleged Third Party Enforceable Violation within thirty (30) days after receipt of notice from the Third Party Beneficiary, or if, after such thirty (30) day period and Grantee’s receipt of a second notice from the Third Party Beneficiary, Grantee fails to diligently pursue the process set forth in Section 9(a) or to otherwise take reasonable steps to cause Grantor to cure the alleged Third Party Enforceable Violation, then the Third Party Beneficiary shall have the right to deliver a Notice of Violation for the alleged Third Party Enforceable Violation in accordance with Section 9(a) and to thereafter participate in the process set forth in Section 9(a) with Grantor and Grantee. If the alleged Third Party Enforceable Violation is not cured in accordance with Section 9(a), then the Third Party Beneficiary may file an action for relief in accordance with Sections 9(d) and 24(d). In no event shall any of the Resource Organizations, other than the Third Party Beneficiary, have any independent enforcement right in connection with this Conservation Easement, and neither the Resource Organizations nor the Third Party Beneficiary shall have any right to enforce a violation that is not a Third Party Enforceable Violation.

(h) No Waiver. Enforcement of the terms of this Conservation Easement against a Party shall be at the discretion of the Non-Defaulting Party, and any forbearance by the Non-Defaulting Party to exercise its rights under this Conservation Easement in the event of any breach of any term of this Conservation Easement shall not be deemed or construed to be a waiver by the Non-Defaulting Party of such term or of any subsequent breach of the same or any other term of this Conservation Easement or of any of such Party’s rights under this Conservation Easement. No delay or omission by the Non-Defaulting Party in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A Party’s permission to carry out, or failure to object to, any proposed use or activity by the other Party shall not constitute consent to any subsequent use or activity of the same or any different nature. As used in this Section 9(h), “Non-Defaulting Party” and “Party” include the Third Party Beneficiary.

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(i) Acts Beyond Grantor’s Control. Nothing contained in this Conservation Easement shall be construed to entitle Grantee to bring any action against Grantor for any injury to or change in the Easement Property to the extent resulting from (i) any natural cause, including, but not limited to, fire, flood, storm, or earth movement, beyond Grantor’s reasonable control; (ii) acts by Grantee, its employees, agents, contractors and invitees; (iii) trespass or other acts by unrelated third parties that Grantor does not knowingly allow; or (iv) any action taken by Grantor in a good faith effort to prevent, abate, or mitigate injury to any person, personal property or to the Easement Property resulting from any of the foregoing causes.

(j) Acts Beyond Grantee’s Control. Nothing contained in this Conservation Easement shall be construed to entitle Grantor to bring any action against Grantee for any injury to or change in the Easement Property to the extent resulting from (i) any natural cause, including, but not limited to, fire, flood, storm, or earth movement, beyond Grantee’s reasonable control; (ii) acts by Grantor, its employees, agents, contractors and invitees; (iii) trespass or other acts by unrelated third parties (but this clause (iii) shall not apply to Public Access or acts of the Third Party Beneficiary) that Grantee does not knowingly allow; (iv) any action taken by Grantee in a good faith effort to prevent, abate, or mitigate injury to any person, personal property or to the Easement Property resulting from any of the foregoing causes.

10. Insurance.

(a) Grantee’s Responsibility. Grantee shall obtain and maintain a policy of commercial general liability insurance insuring against bodily injury and property damage with respect to the activities of Grantee and Grantee’s employees, agents, and invitees (including, but not limited to, any person who obtains access to the Easement Property pursuant to Section 8) on the Easement Property and other Conserved Lands. The policy, which may be in the form of an umbrella policy covering other activities or properties where Grantee is involved, shall (i) be written as primary insurance, (ii) have an initial combined limit of coverage not less than $             [Insert amount required under Ranch Agreement], which shall be adjusted from time to time thereafter as commercially reasonable and provided any increase in coverage is available upon commercially reasonable terms, and (iii) shall name Grantor, any lender with a loan secured by all or a part of the Easement Property, as indicated by Grantor in writing, and any other party reasonably requested in writing by Grantor as additional insureds. In addition, Grantee shall obtain and maintain a policy of comprehensive automobile liability insurance with a policy limit of not less than $             [Insert amount required under Ranch Agreement] each accident for bodily injury and property damage, and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned, and Worker’s Compensation with statutory limits. Not more often than once per year and upon not less than sixty (60) days prior written notice, Owner Designee may require Grantee to increase the insurance limit set forth above or to provide other forms of insurance, as commercially reasonable in light of the activities of Grantee and its employees, agents, and invitees on the Easement Property, provided that such increase or other forms of insurance is available upon commercially reasonable terms.

(b) Grantor’s Responsibility. Grantor shall obtain and maintain a policy of commercial general liability insurance insuring against bodily injury and property damage with respect to the activities on the Easement Property of Grantor and Grantor’s employees, agents,

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and invitees. The policy, which may be in the form of an umbrella policy covering other activities or properties where Grantor is involved, shall be written as primary insurance, have an initial combined limit of coverage not less than $             [Insert amount required under Ranch Agreement], which shall be adjusted from time to time thereafter as commercially reasonable, and shall name Grantee as an additional insured. In addition, Grantor shall obtain and maintain a policy of comprehensive automobile liability insurance with a policy limit of not less than $             [Insert amount required under Ranch Agreement] each accident for bodily injury and property damage, and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned, and Worker’s Compensation with statutory limits.

(c) Evidence of Insurance. Promptly following the recordation of this Conservation Easement, and no less than fifteen (15) days prior to the expiration of any required coverage, Grantee and Grantor shall each deliver to the other Party a certified copy of its insurance policy or policies or a certificate issued by the insurance company (in a form reasonably satisfactory to the other Party) evidencing compliance with the insurance requirements under this Section 10.

(d) No Limitation. The insurance requirements in this Section 10 shall not in any way limit, in either scope or amount, the indemnity obligations separately owed by Grantor and Grantee under this Conservation Easement, or the liability of either Party for a breach of its obligations or for loss or damage for which a Party is responsible hereunder.

11. Costs and Liabilities.

(a) In General. Except to the extent otherwise stated in this Conservation Easement or to the extent of any Public Access, Conservation Activity or any acts by Grantee, or any of the other Grantee Indemnified Parties, pursuant to Section 3 or the RWMP, (i) Grantor retains all responsibilities and shall bear all costs and liabilities of any kind related to the ownership, operation, upkeep, and maintenance of the Easement Property; and (ii) Grantor agrees that Grantee shall have no duty or responsibility for the operation, upkeep or maintenance of the Easement Property, the monitoring of hazardous conditions thereon, or the protection of Grantor, the public or any third parties (except for members of the Public or third parties that are permitted access in connection with any Public Access or Conservation Activity) from risks relating to conditions on the Easement Property. Notwithstanding the foregoing provisions of this Section 11(a), Grantee shall be responsible, and shall bear all costs and liabilities of any kind related to Public Access or to the Conservation Activities, including, but not limited to, the incremental upkeep of the Easement Property due to Public Access or the Conservation Activities; provided, however, nothing in this Section shall be construed as limiting Grantor’s obligations to comply with the applicable BMPs; and provided further that Grantee shall not be responsible for costs and liabilities to the extent resulting from Grantor’s negligence if Grantor actively undertakes any Conservation Activity on Grantee’s behalf. Grantor shall be solely responsible for obtaining any applicable governmental permits and approvals for any activity or use permitted by this Conservation Easement that is undertaken by Grantor, and any activity or use shall be undertaken in accordance with all Applicable Laws. Grantee shall be solely responsible for obtaining any applicable governmental permits and approvals for any activity or

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use permitted by this Conservation Easement that is undertaken by Grantee, and any activity or use shall be undertaken in accordance with all Applicable Laws.

(b) Taxes. Grantor shall pay before delinquency all Taxes, and shall furnish Grantee with satisfactory evidence of payment upon request. If any such Taxes are levied against Grantor or the Easement Property (or if the assessed value thereof is increased) as a result of any activities of Grantee on the Easement Property, including, but not limited to, any Public Access or Conservation Activity, then Grantee shall, upon demand, repay to Grantor the amount so paid. Nothing in this Section 11 shall be interpreted to obligate Grantor, and Grantee shall remain responsible, to pay any Taxes owed by Grantee as a result of a voluntary or involuntary transfer of Grantee’s interests under this Conservation Easement.

12. Indemnifications.

(a) By Grantor. Grantor shall hold harmless, protect, defend (with counsel reasonably approved by Grantee) and indemnify the Grantee Indemnified Parties from and against any and all Claims arising from or in any way connected with: (i) any violation by Grantor of any Applicable Law in connection with this Conservation Easement or the Easement Property; or (ii) except to the extent of the negligence or willful misconduct of any of the Grantee Indemnified Parties, any injury to or the death of any person, or physical damage to any property, resulting from any act, omission, condition, or other matter related to or occurring on or about the Easement Property; provided, however, that Grantor’s obligations under this Section 12(a)(ii) shall not apply to the extent that any Claim results from or is in any way connected with the following except to the extent of the gross negligence or willful misconduct of any of the Grantor Indemnified Parties: (A) any entry upon the Easement Property by any of the Grantee Indemnified Parties or any person permitted access to the Easement Property in connection with any Public Access or Conservation Activity or pursuant to Sections 3 or 20, (B) any Public Access or Conservation Activity, or (C) any act, omission, condition, or other matter related to or occurring on or about the Easement Property in connection with any Grantee Indemnified Party’s activities pursuant to Section 3 or the RWMP.

(b) By Grantee. Grantee shall hold harmless, protect, defend (with counsel reasonably approved by Grantor) and indemnify the Grantor Indemnified Parties from and against any and all Claims arising from or in any way connected with: (i) any violation by Grantee of any Applicable Law in connection with this Conservation Easement or the Easement Property; or (ii) any injury to or the death of any person, or physical damage to any property, resulting from or in any way connected with (A) any entry upon the Easement Property by any of the Grantee Indemnified Parties or any person permitted access to the Easement Property in connection with any Public Access or Conservation Activity, (B) any Public Access or Conservation Activity, or (C) any act, omission, condition, or other matter related to or occurring on or about the Easement Property in connection with Grantee’s activities pursuant to Section 3 or the RWMP; or (iii) any Hazardous Materials generated, treated, stored, used, released, disposed of, deposited or abandoned in, on, under or from the Easement Property by any Grantee Indemnified Party or by any person permitted access to the Easement Property pursuant to Sections 3 or 20 or in connection with any Public Access or Conservation Activity, or any exacerbation of an existing condition related to Hazardous Materials or underground storage tanks in, on, under or from the Easement Property by any Grantee Indemnified Party or any

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person permitted access to the Easement Property pursuant to Sections 3 or 20 or in connection with any Public Access or Conservation Activity; provided, however, that Grantee’s obligations under Section 12(b)(ii) and (iii) shall not apply to the extent that any Claim results from the gross negligence or willful misconduct of any of the Grantor Indemnified Parties.

(c) Hazardous Materials Liability. Without limiting the obligations of Grantor under Section 12(a), Grantor hereby releases and agrees to indemnify, protect and hold harmless the Grantee Indemnified Parties from and against any and all Claims arising from or connected with any Hazardous Materials or underground storage tanks present, alleged to be present, or otherwise associated with the Easement Property at any time, except any Hazardous Materials generated, treated, stored, used, released, disposed of, deposited or abandoned on the Easement Property (including by migration from adjacent property) by any Grantee Indemnified Party or by any person granted access to the Easement Property pursuant to Section 3 or 20 or in connection with any Public Access or Conservation Activity, and except to the extent that any Grantee Indemnified Party or any person granted access to the Easement Property pursuant to Section 3 or 20 or in connection with any Public Access or Conservation Activity exacerbates any existing condition related to Hazardous Materials or underground storage tanks in, on, under or from the Easement Property. This release and indemnification includes, but is not limited to, Claims for (i) injury to or death of any person or physical damage to any property; and (ii) the violation or alleged violation of, or other failure to comply with, any Environmental Laws by Grantor; provided, however that this release and indemnification shall not apply to the extent that any Claim results from or is in any way connected with the following except to the extent of Grantor’s gross negligence or willful misconduct: (A) any entry upon the Easement Property by any of the Grantee Indemnified Parties or any person permitted access to the Easement Property in connection with any Public Access or Conservation Activity or pursuant to Sections 3 or 20, (B) any Public Access or Conservation Activity, or (C) any act, omission, condition, or other matter related to or occurring on or about the Easement Property in connection with any Grantee Indemnified Party’s activities pursuant to Section 3 or the RWMP. If any action or proceeding is brought against any of the Grantee Indemnified Parties by reason of any such indemnified Claim, Grantor shall, at the election of and upon written notice from Grantee, defend such action or proceeding by counsel reasonably acceptable to the Grantee Indemnified Party.

(d) No Owner or Operator Liability. The Parties do not intend this Conservation Easement to be, and this Conservation Easement shall not be, construed such that it creates in or gives to Grantee any of the following solely as the result of being a passive holder of this Conservation Easement:

(1) The obligations or liability of an “owner” or “operator” or “arranger,” as those terms are defined and used in Environmental Laws, including, but not limited to, CERCLA;

(2) The obligations or liabilities of a person described in 42 U.S.C. Section 9607(a)(3) or (4);

(3) The obligations of a responsible person under any applicable Environmental Laws;

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(4) The right to investigate and remediate any Hazardous Materials associated with the Easement Property; or

(5) Any control over Grantor’s ability to investigate, remove, remediate or otherwise clean up any Hazardous Materials associated with the Easement Property.

This provision, however, shall not relieve Grantee from any obligations or liabilities for any of the foregoing to the extent that such obligations or liabilities arise as a result of or in connection with any activities of Grantee or the Grantee Indemnified Parties on or about the Easement Property.

13. Transfer of Easement.

(a) Voluntary Transfer.

(1) In the event that Grantee desires to assign its interest under this Conservation Easement, Grantee shall provide Owner Designee and the Third Party Beneficiary with written notice of such desire. Owner Designee and the Third Party Beneficiary shall each have the right to approve or disapprove, in its sole discretion, any proposed voluntary assignment of Grantee’s interest under this Conservation Easement and the proposed transferee. Owner Designee, Grantee and the Third Party Beneficiary intend that, in the selection of any transferee entity, preference be given to a qualified private nonprofit organization with the requisite experience in holding and monitoring conservation easements on properties similar to the Easement Property and preserving and protecting the Conservation Values. If Owner Designee and the Third Party Beneficiary approve of the proposed voluntary assignment, then the assignee shall be an entity selected by Owner Designee and the Third Party Beneficiary that is (a) qualified to hold a conservation easement under Section 815.3 of the California Civil Code; and (b) determined by Owner Designee and the Third Party Beneficiary, each in its sole discretion, to be: (i) experienced in holding and monitoring conservation easements on properties similar to the Easement Property; (ii) willing and financially able to assume all of the responsibilities imposed on Grantee under this Conservation Easement; and (iii) otherwise qualified to be a transferee of this Conservation Easement. Owner Designee and the Third Party Beneficiary shall have one hundred twenty (120) days to designate an assignee that Owner Designee and the Third Party Beneficiary reasonably determine meets such criteria. The one hundred twenty (120) day time period may be extended, and shall be extended so long as Owner Designee and the Third Party Beneficiary are taking reasonable steps to select an assignee. [For Purchased Conservation Easements, include any limitations on use of Grantee’s interest in the Conservation Easement as security for debt required by public funders.]

(2) If Owner Designee and the Third Party Beneficiary each approve a voluntary assignment pursuant to Section 13(a)(1), but are unable to agree on a designated assignee, then the assignee shall be The Nature Conservancy, provided that The Nature Conservancy is (a) qualified to hold a conservation easement under Section 815.3 of the California Civil Code; and (b) determined by Owner Designee and the Third Party Beneficiary, each in its sole discretion, to be: (i) experienced in holding and monitoring conservation easements on properties similar to the Easement Property; (ii) willing and financially able to assume all of the responsibilities imposed on Grantee under this Conservation Easement; and

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(iii) otherwise qualified to be a transferee of this Conservation Easement. If the foregoing criteria are not met, then Owner Designee and the Third Party Beneficiary shall be deemed to disapprove Grantee’s voluntary assignment of its interest under this Conservation Easement. If, however, Grantee ceases to exist or no longer qualifies to hold the Conservation Easement under applicable state law, then Owner Designee and the Third Party Beneficiary shall proceed in accordance with the provisions of Section 13(b).

(3) Notwithstanding anything in this Section 13(a) to the contrary, (i) this Conservation Easement shall not be transferred by Grantee to any governmental entity or public agency without the consent of Owner Designee, which consent shall be in Owner Designee’s sole and absolute discretion [for Purchased Conservation Easements, include remedial provisions regarding transfer of Grantee’s interest in the Conservation Easement to a successor easement holder for breach of funding requirements], and (ii) if the original named Grantee hereunder is not the Tejon Ranch Conservancy, and the Tejon Ranch Conservancy is then in existence and meets the criteria listed in Section 13(a)(2)(a)-(b), Grantee’s title and interest under this Conservation Easement shall be transferred to the Tejon Ranch Conservancy.

(b) Involuntary Transfer. Notwithstanding any provision of this Conservation Easement to the contrary, in the event the existence of the Tejon Ranch Conservancy, or any successor holding the rights of the Tejon Ranch Conservancy pursuant to this Conservation Easement, is terminated for any reason, title to all interest in this Conservation Easement will immediately vest in The Nature Conservancy. If, however, The Nature Conservancy is no longer in existence, or, in the reasonable determination of Owner Designee and the Third Party Beneficiary, (i) not then qualified to hold a conservation easement under Section 815.3 of the California Civil Code; (ii) no longer experienced in holding and monitoring conservation easements on properties similar to the Easement Property; or (iii) not willing and financially able to assume all of the responsibilities imposed on Grantee under this Conservation Easement, then Owner Designee and the Third Party Beneficiary shall petition a court of competent jurisdiction to transfer this Conservation Easement to an organization that meets the criteria listed in Section 13(a)(2)(a)-(b) and that is a nonprofit organization that has qualified for exempt status under Code Section 501(c)(3) and is not a private foundation under Code Section 509. Grantor, Grantee, Owner Designee and the Third Party Beneficiary intend that, in the selection of a transferee entity as set forth above, preference be given to a qualified private nonprofit organization with the requisite experience in holding and monitoring conservation easements on properties similar to the Easement Property and preserving and protecting the Conservation Values. Notwithstanding the foregoing, if the original named Grantee hereunder is not the Tejon Ranch Conservancy, and the Tejon Ranch Conservancy is then in existence and meets the criteria listed in Section 13(a)(2)(a)-(b), Grantee’s title and interest under this Conservation Easement shall vest in the Tejon Ranch Conservancy.

(c) No Merger. It is the intent of Grantor and Grantee that, if Grantee ever acquires fee title to all or a portion of the Easement Property, such fee title shall not merge (whether by operation of law or otherwise) with any of the rights granted by this Conservation Easement, and the Conservation Easement shall remain in full force and effect as to all portions of the Easement Property. Consistent with the foregoing, should Grantee acquire fee title to all or a portion of the Easement Property, Grantee shall assign this Conservation Easement to another entity pursuant to Section 13(a); provided, that if the Tejon Ranch Conservancy is

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Grantee and acquires fee title to all or a portion of the Easement Property, the assignment of this Conservation Easement to another entity shall provide that all of Grantee’s rights set forth in Section 7 (Grantee Activities) and Section 8 (Public Access) shall remain with the Tejon Ranch Conservancy and not the assignee for as long as the Tejon Ranch Conservancy remains the fee owner of the Easement Property or a portion thereof.

14. Transfer of Easement Property.

(a) Reference; Notice. Nothing contained in this Conservation Easement shall prohibit Grantor from separately selling, transferring or subdividing any portion of the Easement Property, separate from the balance of the Easement Property. Grantor covenants and agrees to reference this Conservation Easement and the RWMP in any deed or other legal instrument by which Grantor divests itself of any interest in all or any portion of the Easement Property, including, but not limited to, a leasehold interest or other New Contract subject to this Conservation Easement. Grantor further agrees to give written notice to Grantee of any transfer of a fee interest in any portion of the Easement Property. The failure of Grantor to perform any act provided in this Section 14 shall not impair the validity of any deed or other legal instrument by which Grantor divests itself of any interest in all or any portion of the Easement Property, impair the validity of this Conservation Easement nor limit the enforceability of this Conservation Easement in any way, and any transferee of title to all or any portion of the Easement Property shall take title subject to the terms of this Conservation Easement. Any successor in interest of Grantor, by acceptance of a deed, lease or other document purporting to convey an interest in the Easement Property, shall be deemed to have consented to, reaffirmed and agreed to be bound by and benefit from all of the terms, covenants, restrictions and conditions of this Conservation Easement to the extent applicable to the subject property and the interest obtained.

(b) Subdivision and Sale of Easement Property.

(1) The act of subdividing or transferring into separate ownership(s) all or any portion of the Easement Property (including creation and transfer of the transferred property as a separate legal lot, and any further subdivision or transfer thereof) does not create any new rights in the fee owner or the Grantee, or expand the scope of any rights in either the fee owner or the Grantee, to use the subdivided and/or transferred portions of the Easement Property (including, but not limited to, any rights to build new structures and improvements or expand existing structures, and any rights of access) beyond the intensity that would be permitted thereon under the Conservation Easement in the absence of the subdivision or transfer. The Parties further acknowledge that the Adaptive Management Standard recognizes that continued economic use of the Conserved Lands, as a whole, will be respected, but does not recognize any separate ownerships within those areas.

(2) Grantor covenants to include recitals in any deed or other legal instrument conveying an interest in the Easement Property or any portion thereof to a third party substantially consistent with the following: (a) except retained development rights reserved to Grantor in the Conservation Easement, the transferred property comes with no development rights, including but not limited to the right to construct dwelling units on the transferred property, (b) the transferred property is subject to significant use restrictions and to additional

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requirements pursuant to the Ranch-Wide Management Plan, including, but not limited to, the right of Grantee to carry out Conservation Activities, permit Public Access, and establish Best Management Practices, all as set forth in the Conservation Easement, (c) the Adaptive Management Standard, established pursuant to the Conservation Easement, recognizes that continued economic use of the Conserved Lands (which, as defined in the Conservation Easement, includes areas in addition to the Easement Property), as a whole, will be respected, but does not require recognition of continued economic use of any separate ownerships within those areas, (d) the effect of Conservation Activities and Best Management Practices required pursuant to the Conservation Easement may result in disproportionate restrictions on or may effectively preclude some, and potentially even all, uses of the transferred property (if less than all of the Conserved Lands), or portions thereof, that are otherwise generally permitted on the Easement Property consistent with the Conservation Easement, and (e) the act of subdividing or transferring into separate ownership(s) all or any portion of the Easement Property (including creation and transfer of the transferred property as a separate legal lot, and any further subdivision or transfer thereof) does not create any new rights in the fee owner or the Grantee, or expand the scope of any rights in either the fee owner or the Grantee, to use the subdivided and/or transferred portions of the Easement Property (including, but not limited to, any rights to build new structures and improvements or expand existing structures, and any rights of access) beyond the intensity that would be permitted thereon under the Conservation Easement in the absence of the subdivision or transfer. Prior to or at the time of any such transfer, Grantor shall obtain from any such third party purchaser a written instrument signed by such purchaser wherein such purchaser acknowledges the foregoing recitals.

(c) Transfer Fees. Grantor recognizes that Grantee will incur direct and indirect costs for monitoring and administration of this Conservation Easement. Rather than charging such costs to Grantor, and in addition to any fees Grantee may receive under the Ranch Agreement, Grantor and Grantee agree that concurrently with each sale or transfer of the fee interest in all or any part of the Easement Property (other than Excluded Transfers, as defined below), Grantor and its successors in interest shall pay to Grantee, or its successor, as holder of this Conservation Easement, a fee (“Transfer Fee”) equal to one-half of one percent (0.5%) of the purchase price. If the consideration for the transfer is not limited to payment of a purchase price, then the foregoing percentage shall be paid based upon the greater of the amount of monetary consideration actually paid (if any) and the fair market value of the applicable portion of the Easement Property (as encumbered by this Conservation Easement, but without reference to any mortgage, deed of trust or similar encumbrance on the Property) at the time of the transfer. For purposes hereof, there shall be no Transfer Fee payable upon an Excluded Transfer. Within five (5) business days after the close of escrow for any transfer of the Easement Property, the transferor shall, in addition to giving the notice of transfer to Grantee, either (i) pay the Transfer Fee to Grantee and concurrently deliver to Grantee a true and correct copy of the transferor’s closing statement, or (ii) deliver to Grantee the transferor’s closing statement together with a declaration executed by the transferor setting forth the facts which qualify the transfer as an Excluded Transfer. In the event that the transferor shall transfer the Property without payment of a Transfer Fee, both the transferor and its successor in interest shall become jointly and severally liable therefor, and Grantee shall have the right to bring suit to recover the Transfer Fee, interest thereon at the rate of the lesser of eight percent (8%) per annum or the maximum rate permitted by law from the date due until the date paid plus its costs of suit, including reasonable attorneys’ fees.

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(d) Transfer of Mineral Rights. Grantor shall not grant, transfer or otherwise convey any surface rights to extract any minerals, oil, gas or hydrocarbons, except within the Designated Mining Areas and the Designated Oil and Gas Areas. Nothing in this Conservation Easement shall prohibit or limit Grantor’s right to extract minerals, oil, gas and hydrocarbons from any portion of the Easement Property through the surface of the Designated Mining Areas and the Designated Oil and Gas Areas, provided that such extraction does not cause material damage to the surface of the Easement Property (including groundwater), or the structures thereon, outside of the Designated Mining Areas and the Designated Oil and Gas Areas.

15. Effect of Easement: Runs with the Land. The Parties acknowledge that this Conservation Easement is an easement in gross, and that, pursuant to the terms of Sections 815 et seq. of the California Civil Code: (i) the Easement Property is declared to be open and natural land, and may not be converted or directed to any uses prohibited under this Conservation Easement; (ii) the Conservation Easement shall run with and burden the title to the Easement Property in perpetuity, and shall bind Grantor and all of the agents, devisees, administrators, employees, representatives, lessees, and assigns of Grantor, including all future owners, tenants, and occupants of the Easement Property to all the terms and conditions of this Conservation Easement, for the benefit of Grantee and the successors and assigns of Grantee; and (iii) the Conservation Easement shall confine the use of the Easement Property to such activities as are consistent with the terms of this Conservation Easement and the Conservation Purpose. Grantor agrees that any transfer by Grantor of any interest in the Easement Property shall be in accordance with the terms of Section 14 of this Conservation Easement.

16. Extinguishment of Development Rights. Grantor hereby grants to Grantee all development rights, except retained development rights reserved to Grantor herein, that are now or hereafter allocated to, implied, reserved or inherent in the Easement Property, and Grantor and Grantee agree that such development rights are terminated and extinguished. The Easement Property may not be used for the purpose of transferring development rights or calculating permissible development or lot yield of any other property.

17. Termination.

(a) Voluntary Termination Prohibited. Pursuant to Section 15, this Conservation Easement shall run with the land and burden title to the Easement Property in perpetuity. In making this Conservation Easement, Grantor has considered the possibility that uses prohibited by the terms of this Conservation Easement may become more economically valuable than permitted uses and that neighboring properties may in the future be put entirely to such prohibited uses. It is the intent of both Grantor and Grantee that any such changes shall not be deemed to be circumstances justifying the termination, extinguishment or modification of this Conservation Easement. In addition, the inability of Grantor, or Grantor’s heirs, successors, or assigns, to conduct or implement any or all of the uses permitted under the terms of this Conservation Easement, or the unprofitability of doing so, shall not impair the validity of this Conservation Easement or be considered grounds for the termination, extinguishment or modification of same; provided, however, that the foregoing shall not prohibit Grantor, or Grantor’s heirs, successors, or assigns from seeking any available remedy under Section 9 if it is

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unable to conduct or implement any or all of the uses permitted under the terms of this Conservation Easement as a result of any violation of this Conservation Easement by Grantee.

(b) Judicial Extinguishment. This Conservation Easement may not be extinguished unless circumstances arise in the future that make it impossible to achieve the Conservation Purpose, and, in any event such extinguishment may be accomplished only by appropriate judicial proceedings. No such extinguishment shall affect the value of Grantee’s interest in the Easement Property, and if the Easement Property, or any interest therein, is sold, exchanged, or taken after such extinguishment, Grantee shall be entitled to receive its pro-rata share of the proceeds of such sale, exchange or taking. The amount of the compensation to which Grantee shall be entitled from any sale, exchange, or taking of all or any portion of the Easement Property subsequent to such extinguishment shall be based on the respective fair market values of the interests of Grantee and Grantor extinguished as determined in the judicial extinguishment proceedings, and Grantee shall use any proceeds received in a manner consistent with the conservation objectives exemplified by this Conservation Easement.

(c) Condemnation. If all or part of the Easement Property is taken by the exercise of the power of eminent domain by public, corporate, or other authority so as to abrogate the restrictions imposed by this Conservation Easement, Grantor and Grantee shall each have the right to separately initiate or join in appropriate actions at the time of such taking to recover the full value of its respective interest in the subject portion of the Easement Property involved in the taking and all incidental or direct damages resulting from the taking, it being expressly agreed that the Conservation Easement constitutes a compensable property right, and the proceeds shall be divided based on the respective values of the interests of Grantor and Grantee, as determined in any such action. Grantor and Grantee shall each pay their respective costs and expenses in connection with any such action.

18. Written Notices. Any notice, demand, request, consent, approval, or communication that a Party desires or is required to give to another Party (including, for purposes of this Section 18, the Third Party Beneficiary and Owner Designee) shall be in writing and be served personally or sent by recognized overnight courier that guarantees next-day delivery or by first class, certified mail, postage fully prepaid and return receipt requested, addressed as follows:

To Grantor:	Tejon Ranchcorp P.O. Box 1000 Lebec, CA 93243 Fax: (661) 248-3100 Attn: General Counsel

Overnight mail address:	4436 Lebec Road Lebec, CA 93243 Attn: General Counsel

To Grantee:	___________________ ___________________ ___________________

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To Third Party Beneficiary:	___________________ ___________________ ___________________

To Owner Designee:	___________________ ___________________ ___________________

or to such other address as a Party shall designate by written notice to the others. Notice shall be deemed effective upon actual receipt by any of the addressees designated above for such Party in the case of personal delivery or delivery by overnight courier or, in the case of delivery by first class, certified mail, upon the first to occur of: (a) actual receipt by any of the addressees designated above for such Party; or (b) within five (5) days after a certified letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail.

19. Amendment. This Conservation Easement may be amended by Grantor and Grantee only by a written agreement signed by both Parties. In addition, if the amendment significantly adversely affects the Conservation Purpose or Grantee’s rights or obligations hereunder, the express approval of the Third-Party Beneficiary to such amendment shall be required, which approval shall not be unreasonably withheld, conditioned or delayed. [For Purchased Conservation Easements, include any approval right for funding entity required by public funders.] Any such amendment shall be consistent with the Conservation Purpose of this Conservation Easement, the Ranch Agreement, the RWMP, and California law governing conservation easements, and shall not affect its perpetual duration. Any such amendment shall be recorded in the official records of Kern and Los Angeles Counties, State of California.

20. Third Party Beneficiary.

(a) Third Party Beneficiary; Right of Enforcement. As and to the extent set forth in this Section 20, the Third Party Beneficiary shall be a third party beneficiary to this Conservation Easement. In addition to the rights expressly granted to the Third Party Beneficiary elsewhere in this Conservation Easement, the Third Party Beneficiary shall have the right provided in Section 9(g) to enforce the terms, covenants, conditions, and restrictions of this Conservation Easement to the extent and in the manner permitted by such Section.

(b) Right of Inspection. In addition, the Third Party Beneficiary shall have the right, not more than once per year and for no more than thirty (30) days per year, to enter onto the Easement Property in accordance with the procedure set forth in Section 7(a) in order to monitor and inspect compliance with the terms, conditions, restrictions and covenants of this Conservation Easement.

21. Existing Contracts. Grantor shall use good faith efforts to cause the BMPs to apply to uses that are authorized by an Existing Contract to the maximum extent permitted by the terms of the applicable Existing Contract; provided, however, that the Parties agree that good

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faith efforts shall not include, and Grantor shall not be required to bring, an action against any party or terminate any Existing Contract.

22. Owner Designee. Where the consent, approval or other determination is required from Owner Designee under this Conservation Easement, such consent, approval or other determination by Owner Designee shall be binding upon Grantor and the Easement Property. In no event shall Owner Designee have any liability to Grantor in connection with any such consent, approval or other determination that is made in good faith by Owner Designee. Owner Designee shall keep Grantor reasonably informed of its activities pursuant to this Conservation Easement.

23. Additional Instruments. Subject to Grantor’s prior written approval, which shall not be unreasonably withheld, Grantee may record or file from time to time any and all notices or instruments that may be required to ensure the perpetual enforceability of this Conservation Easement, including (but not limited to) re-recording this Conservation Easement, or a copy thereof, for such purpose. Grantor agrees to execute, acknowledge, and/or deliver (as applicable) any and all such notices or instruments upon request from Grantee to do so.

24. General Provisions.

(a) Interpretation. This Conservation Easement shall be construed so as to qualify as a conservation easement under Section 815 et seq. of the California Civil Code. The provisions of this Conservation Easement shall be liberally construed to effectuate the Conservation Purpose, notwithstanding economic or other hardship or changes in circumstances or conditions. Any and all recitals in this Conservation Easement are accurate and shall constitute an integral part of this Conservation Easement, and this Conservation Easement shall be construed in light of those recitals. Any and all exhibits, schedules, and addenda attached to and referred to in this Conservation Easement are hereby incorporated into this Conservation Easement as fully as if set out in their entirety herein. If any provision in this Conservation Easement is found to be ambiguous, an interpretation consistent with the Conservation Purpose that would render the provision valid shall be favored over any interpretation that would render it invalid. The Parties acknowledge that each Party and its counsel have had the opportunity to review and revise this Conservation Easement and that no rule of construction that ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Conservation Easement. In the event of any conflict between the provisions of this Conservation Easement and the provisions of any use and zoning restrictions of the State or local government, the more restrictive provisions shall control.

(b) Controlling Law. The interpretation and performance of this Conservation Easement shall be governed by the laws of the State of California, disregarding the conflicts of law principles of such state.

(c) Venue. Subject to Section 24(d), venue for any action arising out of this Conservation Easement, including any dispute resolution procedure to enforce this Conservation Easement, shall be in the Superior Court for the county in which the Easement Property, or the majority thereof, is located.

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(d) Judicial Reference. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Conservation Easement or related to the Easement Property will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions in which a Party seeks an injunction pursuant to Section 9(c), any action, proceeding or counterclaim brought on any matters arising out of or in any way connected with this Conservation Easement or the Easement Property, and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 - 645.1, inclusive (the “Referee Sections”). The venue of the proceedings shall be as set forth in Section 24(c). Within ten (10) days after receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 24(d), the parties to such dispute shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such ten (10) day period, then any party may thereafter file a motion for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, or, if no such retired judge is available, the referee shall be a neutral and impartial lawyer with substantial experience in the relevant matters to be determined. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all available remedies, subject to the limitations of this Conservation Easement. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 24(d). In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section 24(d) shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.

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(e) Captions. The captions in this instrument have been inserted solely for convenience of reference and are not a part of this instrument and shall have no effect upon its construction or interpretation.

(f) Severability. If a court of competent jurisdiction voids or invalidates on its face any provision of this Conservation Easement, such action shall not affect the remainder of this Conservation Easement. If a court of competent jurisdiction voids or invalidates the application of any provision of this Conservation Easement to a person or circumstance, such action shall not affect the application of the provision to other persons or circumstances.

(g) Entire Agreement. This instrument, together with the attached exhibits and schedules, sets forth the entire agreement of the Parties with respect to the Conservation Easement and supersedes all prior discussions, negotiations, understandings, or agreements relating to the Conservation Easement. No alteration or variation of this instrument shall be valid or binding unless contained in an amendment in accordance with Section 19.

(h) Successors. The covenants, terms, conditions, and restrictions of this Conservation Easement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective personal representatives, heirs, successors, and assigns and shall constitute a servitude running in perpetuity with the Easement Property.

(i) No Forfeiture. Nothing contained herein will result in a forfeiture or reversion of Grantor’s fee title in any respect.

(j) Termination of Rights and Obligations. A Party’s rights and obligations under this Conservation Easement terminate upon transfer of the Party’s interest in the Conservation Easement or Easement Property, except that liability for acts or omissions occurring prior to transfer shall survive transfer.

(k) Counterparts. This Conservation Easement may be signed in one or more counterparts, all of which shall constitute one and the same instrument.

(l) Authority. Each of the persons signing this Conservation Easement on behalf of a Party hereby represents that he or she has the requisite authority to bind the Party on whose behalf he or she is signing this Conservation Easement, and that all requisite approvals of such Party, its [Board of Directors], shareholders, members, general partners, or others have been obtained.

(m) Terms.

(1) The terms “Grantor” and “Grantee,” wherever used in this Conservation Easement, and any pronouns used in place thereof, shall mean and include, respectively: (i) the named Grantor and the personal representatives, heirs, devisees, and assigns of such named Grantor, and all other successors of such Grantor, as their interests may appear; and (ii) the named Grantee and the personal representatives, heirs, devisees, and assigns of such named Grantee, and all other successors of such Grantee, as their interests may appear. If the Easement Property is owned by more than one fee owner, the term “Grantor” includes each such owner; provided, however, that where this Conservation Easement provides that an approval or

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determination is to be made by Grantor with respect to any Conservation Activity located on, or any requested access to, any portion of the Easement Property, such approval or determination shall be made only by the owner(s) of such property.

(2) All statutory references in this Conservation Easement shall mean and include the applicable statute, as amended from time to time, or, if such statute is repealed and replaced, any successor statute.

(n) Exhibits. The following exhibits are attached to and are incorporated into this Conservation Easement:

Exhibit A:	Legal Description of Easement Property
Exhibit B:	Map of Easement Property
Exhibit C:	Map of Tejon Ranch
Exhibit D:	Map of Designated Use Areas
Exhibit E:	Map of Development Areas
Exhibit F:	Map of Disturbance Areas
Exhibit F-1	Map of Disturbance Area A
Exhibit F-2	Map of Disturbance Area B
Exhibit F-3	Map of Disturbance Area C
Exhibit F-4	Map of Disturbance Area D
Exhibit F-5	Map of Disturbance Area E
Exhibit F-6	Map of Disturbance Area F
Exhibit F-7	Map of Disturbance Area G
Exhibit F-8	Map of Disturbance Area H
Exhibit G:	Access Procedure Agreement

[Signatures follow on next page.]

Exhibit N - Page 46

IN WITNESS WHEREOF, the Parties have executed this Conservation Easement as of the Agreement Date.

GRANTOR:	GRANTEE:

TEJON RANCHCORP, a California corporation	TEJON RANCH CONSERVANCY, a California nonprofit public benefit corporation [Or Alternate Easement Holder]

BY:	BY:

NAME:	NAME:

TITLE:	TITLE:

DATE:	DATE:

Exhibit N - Page 47

State of California                       )

County of                                      )

On                                                                       before me, (here insert name and title of the officer), personally appeared                                         , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument. I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                                                                   (Seal)

State of California                       )

County of                                      )

On                                                                               before me, (here insert name and title of the officer), personally appeared                                              , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument. I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                                                                   (Seal)

Exhibit N - Page 48

EXHIBIT A

Legal Description of Easement Property

[To be attached at the time of execution. If the Easement Property is located in both Kern and Los Angeles Counties, include portion within Kern County on

Exhibit A-1 and portion within Los Angeles County on Exhibit A-2]

Exhibit N - Page 49

EXHIBIT B

Map of Easement Property

[To be attached at the time of execution]

Exhibit N - Page 50

EXHIBIT C

Map of Tejon Ranch

[To be attached at the time of execution]

Exhibit N - Page 51

EXHIBIT D

Map of Designated Use Areas

[To be attached at the time of execution]

Exhibit N - Page 52

EXHIBIT E

Map of Development Areas

[To be attached at the time of execution]

Exhibit N - Page 53

EXHIBIT F

Map of Disturbance Areas

[To be attached at the time of execution]

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EXHIBIT G

Access Procedure Agreement

[To be attached at time of execution. The Access Procedure Agreement is intended to document the Parties’ agreement, as of the Agreement Date, regarding specific policies and procedures that would permit Grantee to access the Easement Property for routine inspection and monitoring activities consistent with operational, safety and similar considerations upon not more than 48 hours prior written notice.]

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EXHIBIT O

Appraisal Instructions

BASIC SPECIFICATIONS FOR APPRAISAL

GENERAL SPECIFICATIONS

Scope of Service. The appraiser shall furnish all materials, supplies, tools, equipment, personnel, and travel and shall complete all requirements of this contract including performance of the professional services listed herein.

The project consists of one (1) self–contained appraisal report and              copies for each separate parcel of real property described in Attachment 1 attached hereto (each, a “Parcel” and collectively, the “Property”). The report for each Parcel shall provide an estimate of market value of such Parcel for the purpose of conveying development rights over each Parcel through the recordation of a conservation easement over such Parcel, or subject to agreement of the applicable parties, by conveyance of a fee interest in the Property, and shall conform to the most recent edition of the Uniform Standards of Professional Appraisal Practice (“The Standards”) published by the Appraisal Standards Board of The Appraisal Foundation. The appraiser is expected to be familiar with The Standards.

Appraisal Date. The date of the value estimate shall be [to be inserted as mutually agreed upon after the exercise of appraisal process].

Appraisal Report. The appraiser shall make a field inspection of the Property and shall make such investigations and studies as are necessary to derive sound conclusions and to prepare the appraisal report.

Definition of Terms. Unless specifically defined herein or in The Standards, definitions of all terms are the same as those found in the most recent edition of The Dictionary of Real Estate Appraisal (published by the Appraisal Institute).

TECHNICAL SPECIFICATIONS

Format. The report shall be typewritten on bond paper sized 8 1/2 by 11 inches with all parts of the report legible and shall be bound with a durable cover. The face of the report shall be labeled to identify the Property, appraiser’s name and address, and the date of the appraisal. All pages of the report, including the exhibits, shall be numbered.

Contents. Following is a suggested format. Although it is not required that the appraiser strictly adhere to it, all items must be addressed if applicable.

PART I – INTRODUCTION

1.	Title Page.

Exhibit O – Page 1

2.	Letter of Transmittal.

3.	Table of Contents.

4.	Appraiser’s Certification. The appraisal must include a certification similar to that included in The Standards and must include the appraiser’s name, address, identifying number, and the appraiser’s qualifications, such as background, experience, education, and membership, if any, in professional appraiser associations.

5.	Summary of Salient Facts and Conclusions.

6.	Photographs of Subject. Provide original color photographs or high quality color copies of photographs of the Property. Photographs may be a separate exhibit in the addenda or included with the narrative description of the Property and/or comparable sales. Show the following information with each photograph:

6.1	Identify the photographed scene. Indicate direction of view, vantage point, and other pertinent information. A map may be used to show some of this information.

6.2	The name of the photographer.

6.3	The date the photograph was taken.

7.	Statement of Assumptions and Limiting Conditions. Note the following:

If the appraisal has been made subject to any encumbrances against the real property, such as easements, that shall be stated. It is unacceptable to state that the real property has been appraised as if free and clear of all encumbrances, except as stated in the body of the report; the encumbrances must be identified in this section of the report.

Assumptions and limiting conditions that are speculative in nature are inappropriate. Do not include limiting conditions that significantly restrict the application of the appraisal.

8.	Scope of the Appraisal. This section shall fully describe the extent of investigation and analysis. The scope of work should be consistent with the intended use of the appraisal. The scope should include a discussion of any specific appraisal challenges such as (i) property size, (ii) existing long-term leases, (iii) oil field impediments, and (iv) access rights.

9.	Purpose of the Appraisal. Estimation of market value of (i) interests to be transferred pursuant to a conservation easement, or (ii) subject to agreement by the applicable parties, a fee interest in the Property. Note the following:

Exhibit O – Page 2

A description of the property rights appraised is to be included under factual data rather than in the purpose section.

10.	Intended Use. The intended use of the appraisal is to determine the market value of (i) interests to be transferred pursuant to a conservation easement, or (ii) subject to agreement by the applicable parties, a fee interest in the Property.

Part II – FACTUAL DATA

11.	Real Property Interest.

11.1	Legal Description. Note the following: The Property is not legally defined as a separate parcel from adjacent land; therefore the description of the Property attached as Attachment 1 includes a combination of a map, assessor parcel number and narrative description.

11.2	Property Rights. The property rights to be appraised are:

(a)	Fee simple before grant of conservation easement, (a) subject to all existing third-party rights, as described in Attachment 2 and (b) exclusive of those specific Additional Reservations as specified in Attachment 2 attached hereto, and (c) including the Additional Interests to be Included in Valuation as specified in Attachment 2 (collectively, the “Specific Property Rights”).

(b)	Fee simple title after grant of conservation easement, taking into consideration all restrictions imposed in the conservation easement against landowner’s use of the Property and rights granted to the easement holder in the conservation easement, and also taking into account the Specific Property Rights. The restrictions and permissions and the conservation values of the conservation easement are summarized in the form of conservation easement attached as Attachment 3 (“Conservation Easement Form”).

(c)	Residual value of conservation easement for each Parcel, calculated as the difference between subpart (a) and subpart (b) above.

11.3	Area, City and Regional Data. The use of boilerplate demographic and economic data is unnecessary and undesirable. Report only those data that directly impact the market analysis.

(a)	Area Map. Include a small-scale map showing the general location of the Property. It can be placed here or in the addenda.

(b)	Regional Map. Show the Property on a regional large-scale map. The map may be placed here or in the addenda.

11.4	Property Data. Include the following:

(a)	Site Description. Dimensions, size, shape, vegetative cover, soil types, topography, elevations, wetlands, flood plains, view, timber, water rights, effect of

Exhibit O – Page 3

encumbrances, livestock forage, access, road frontage, utilities, location, or other characteristics that may affect value. A statement must be made concerning the existence or nonexistence of mineral deposits having a commercial value.

(b)	Improvements. Improvements (excluding personal property).

(c)	Sales History. The appraiser shall report all sales, transfers or exchanges of the Property within the most recent five year period.

(d)	Zoning and other land-use restrictions. The appraiser shall identify, in addition to zoning, all other land-use and environmental regulations, outstanding rights, and reservations that have an impact on the highest and best use and value of the Property.

(e)	Appraised Property Map or Plat. If provided by TRC, show the dimensions and topography of the Property in detail on a large-scale topographic map, at least 1 inch to the mile. The map may be placed here or in the addenda. For purposes of this appraisal, the appraiser may use any appropriate map previously prepared by or for and made available by the client to satisfy mapping needs.

Part III – DATA ANALYSES AND CONCLUSIONS

12.	Real Property Valuation.

12.1	The transaction shall include the conveyance of conservation easements in substantially the same form as the Conservation Easement Form in Attachment 3, or subject to the agreement of the applicable parties, may include the sale of a fee interest in the Property. The valuation of the Property must be based on an analysis of the highest and best use of the Property. The highest and best use conclusion must be clearly supported by market evidence. Sale or exchange to the United States, the State of California, or another public or nongovernmental nonprofit entity may not be an acceptable highest and best use without adjustment that takes into consideration any bargain sale or non-cash component of such transaction. The use to which the government will put the property after it has been acquired is, as a general rule, rarely the highest and best use, and often these properties will be conveyed through bargain sale transactions.

12.2	If the highest and best use is for assemblage, describe and explain the relationship of the appraised Property to the property to which it would be joined. If speculation or investment is the highest and best use of the Property, describe and explain its interim and most probable ultimate use.

12.3

Market value cannot be predicated upon potential uses that are speculative and conjectural. The appraiser’s opinion of a reasonable probability of a zoning change must have a factual foundation. The appraisal report shall include a description of the investigation undertaken to determine the probability of rezoning. The investigation shall include thorough research of the use(s) and zoning of properties situated similarly to the subject

Exhibit O – Page 4

Property within the area covered by the zoning authority. The stated rezoning conclusion shall be supported by facts surfaced in the research. The Property cannot be valued as if it were already rezoned for a different use. The Property must be valued only in light of the probability of obtaining a zoning change.

13.	Methods of Valuation.

13.1	Value Estimate by the Sales Comparison Approach.

(a)	If there is a substantial record of similar conservation transactions, the market value of interests to be conveyed should be defined based on the Sales Comparison Approach. Arms-length transactions, comparable to the land under appraisement, reasonably current, are the best evidence of market value. The United States federal courts recognize the sales comparison approach as being normally the best evidence of market value.

(b)	Include a sales adjustment chart summarizing the quantitative adjustments (if supportable by market data) and qualitative adjustments and showing the final adjusted sale prices and how the sales compare with the Property.

(c)	The documentation of each comparable sale shall include, as appropriate:

•	Parties to the transaction

•	Date of transaction

•	Confirmation of the transaction with buyer, seller, broker, or other person having knowledge of the price, terms, and conditions of sale

•	Buyer motivation

•	Location

•	Size

•	Legal description, if available

•	Property rights conveyed

•	Consideration

•	Financing terms

•	Sale conditions, such as arms-length or distressed

Exhibit O – Page 5

•	Improvements

•	Physical description (topography, vegetative cover, water influence, and other characteristics)

•	Non-realty items, if applicable

•	Zoning

•	Current use

•	Topographic map

•	Photographs which are practical and meaningful considering size and characteristics of property

(d)	Include a list of the sales considered, but not actually used, in the addenda. Cite pertinent facts such as date, size, buyer and seller, price, terms, location, and explain why each sale was not used.

13.2	Value Estimate by the Before and After Approach.

(a)	If there is not a substantial record of similar conservation transactions, the market value of the interests to be conveyed is generally equal to the difference between the market value of the Property before the transaction (using highest-and-best-use analysis) and the market value of the interests retained by the transferor after the transaction (the “before-and-after valuation method”), utilizing the sales comparison approach for the Property as the preferred method, but also addressing the cost approach, and income capitalization approach described in Sections 13.3 and 13.4 below.

(b)

If the before-and-after valuation method is used, the market value of the Property before the transaction must take into account not only the current use of the Property, but also an objective assessment of how immediate or remote the likelihood is that the Property, absent restriction, would in fact be developed, as well as any effect from zoning, conservation, or historic preservation laws that already restrict the Property’s potential highest and best use. The market value assessment must also take into account the effect of the retained limited development. The appraisal of the Property’s before and after values must also take into account the effect of the restrictions that will result in a reduction of the potential market value represented by highest and best use but will, nevertheless, permit uses of the Property that will increase its market value above that represented by the Property’s current use. The value of a conservation easement should not be reduced by

Exhibit O – Page 6

reason of the existence of any restrictions on the transfer of such conservation easement which is designed solely to ensure that the conservation easement will be dedicated perpetually to conservation purposes.

13.3	Value Estimate by the Cost Approach. If practical, estimate the value of the land as though vacant and available for its highest and best use. Estimating land value by the use of confirmed sales of comparable, or nearly comparable, lands having like optimum uses is the preferred method.

13.4	The Income Capitalization Approach. The income capitalization approach uses mathematical procedures (discounted cash-flow analysis) to analyze a property’s capacity to generate benefits (usually monetary) and convert these benefits into an indication of present value. All data shall be market-supported.

14.	Correlation and Final Conclusion of Market Value. The appraiser must avoid making a summation appraisal. The appraiser is responsible for the final opinion of value even if it relies upon estimates developed by others (e.g., timber cruisers, mineral appraisers, cost estimators).

Part IV – EXHIBITS AND ADDENDA

Follow The Standards’ guidance for exhibits and addenda. Include those items which are applicable to the appraisal problem but are not included in the body of the report, including but not limited to maps, comparable sales data, legal description, title information, photographs, references and qualification information on the appraiser.

Exhibit O – Page 7

ATTACHMENT 1

MAP AND DESCRIPTION OF PROPERTY TO BE APPRAISED

[to be attached]

Exhibit O – Page 8

ATTACHMENT 2

SPECIFIC PROPERTY/RIGHTS AND EXISTING THIRD-PARTY RIGHTS

A.	Existing Encumbrances per Preliminary Title Report

B.	Additional Reservations From Interests To Be Valued:

1.	Rent under existing leases;

2.	All mineral rights, including surface access rights. It is transferor’s policy to require that its mineral lessee or operator negotiate in good faith directly and reach an accommodation agreement with the surface owner for reasonably sized and spaced surface access locations which will not unreasonably interfere with the surface owner’s present and future use of the Property. Transferor shall give notice to any mineral lessee or operator of this policy in its mineral lease, and will require that the mineral lessee or operator so negotiate directly with the surface owner; and

3.	All water rights, except for surface and ground water rights appurtenant to the Property.

C.	Additional Interests To Be Included In Fee Valuation:

1.	Access rights as reasonably required for the highest and best use of the Property; and

2.	Surface and groundwater rights appurtenant to the Property.

Exhibit O – Page 9

ATTACHMENT 3

FORM CONSERVATION EASEMENT

[to be attached]

Exhibit O – Page 10

EXHIBIT P

Qualified Appraisers

Brad Adams, MAI

Property Advisory Consultants, Inc.

Rob Caringella, MAI

Jones, Roach & Caringella, Inc.

Rich Donahue, MAI

Integra Realty Resources

Thomas W. Erickson, MAI

TW Erickson & Associates

Michael Frauenthal

Michael Frauenthal and Associates

James W. Garrett, MAI

J.W. Garrett & Associates

James Hammock, MAI

Hammock, Arnold and Smith Company

Fran Mason, MAI

Mason & Mason

Kioren Moss, MAI

Moss and Associates

Todd Murphy, MAI

Schenberger, Taylor, McCormick & Jecker

Wayne Prescott, MAI

The Schmidt-Prescott Group

Stephen D. Roach, MAI

Jones, Roach & Caringella, Inc.

Dennis Smith, MAI

Smith and Associates, Inc.

Mike Waldron, MAI

Waldron & Associates

Exhibit P – Page 1

EXHIBIT Q-1

Required Measures for Centennial

Centennial

Natural Resource Protection and “Smart Design” Program

The Centennial development footprint is shown on Exhibit J-1. The following programs will be included in the Centennial Initial Entitlement application:

Carbon Footprint

A. The project design will incorporate an efficient, compact land use pattern with residential densities clustered around several commercial cores to promote walkability. In addition, the following measures will be utilized to minimize the project’s carbon footprint:

1. Implement an on-site shuttle-bus transit system to connect residents to jobs, schools and shopping within the community.

2. Promote alternative fuels for transit system if available.

3. Reserve at least two locations with adequate pedestrian, bicycle, and parking facilities for off-site transit connection service.

4. Make sure that all residents can readily access transit by creating paths, accessways, or other land plan techniques to reduce walking distances between homes, employment, commercial and transit stops, and provide transit access within 1/4 miles of most homes.

B. Site Planning and Design:

1. Construct a multi-purpose internal trail system that includes off-road bikeways, within the street right-of-way (paseos) and within a greenway system.

2. Construct Class II bike lanes within pavement sections that are large enough to accommodate an NEV system.

3. Include passive solar design techniques into Design Guidelines for all commercial and residential structures.

4. Where a photovoltaic system is practical, provide purchaser of a new home with the option to install a photovoltaic solar system as part of their house.

5. Provide information to Los Angeles County and request the County’s support for a public financing methodology that will allow Centennial homeowners to finance the additional costs of photovoltaic systems over time, rather than by a one-time payment and if agreeable to Los Angeles County, work with County staff to implement such a program.

Exhibit Q-1 – Page 1

C. Energy Use – Use the Master Developer Design Review process to assure that energy efficiency in residential and commercial buildings is at least 25% better than current Title 24 through requirements such as:

1. High performance glazing

2. Energy Star compliant systems and appliances

3. Radiant heat roof barriers

4. Insulation on all pipes

5. Programmable thermostats

6. Fluorescent bulbs

7. Solar access

8. Sealed ducts

9. Zero use of CFC refrigerants in commercial buildings

10. Provide extensive list of builder options/BMPs through Green Program to achieve energy reduction

D. Resource Conservation:

1. Establish and operate a community waste recycling program including education and outreach, recycled waste pickup and drop-off services.

2. Require construction contractors, builders and custom lot owners to recycle a minimum of 50% construction waste by weight.

3. Require 70 % of resort and residential pools and spas to have an active solar heating component.

4. Establish an ongoing educational outreach program for original and subsequent purchasers, informing them of the natural resource issues within the Centennial Project, and on the larger Tejon Ranch. Work with the Tejon Ranch Conservancy and conservation organizations like the Mountain Lion Foundation, The Nature Conservancy, Endangered Habitats League, the Sierra Club, the Audubon Society, and the Natural Resources Defense Council to prepare, periodically review, and produce materials used in the educational program.

Water Supply

The following measures will be used to reduce Centennial’s water demands:

Exhibit Q-1 – Page 2

1. Implement measures to reduce water demand to:

a. At least 25% less water use than the average water use of existing residential structures in the region

b. Low flow water fixtures used throughout all new construction

c. 50% commercial use of recycled water

d. Native, drought-tolerant and/or California friendly plant species shall comprise 75% of plant palette (parks, medians, greenways, etc.)

e. Drip or low volume heads for irrigation systems

f. Hydrozones for plant materials

g. Utilize sensors to reduce over-watering in common areas

h. 100% reclaimed water use for landscaping

i. 20% maximum turf in landscaped commercial areas

j. 45% maximum turf in front yard- residential

2. Incorporate aquifer recharge/water banking/storm water recharge

Water Quality

The water quality program will include compliance with Best Management Practices during project construction, surface water treatment through an extensive system of vegetated swales and infiltration basins. The following measures will be utilized to minimize impacts to water quality:

1. Conserve environmentally sensitive natural areas including existing primary drainages

2. Construct greenways to implement non-traditional “green infrastructure”

3. Minimize impervious surfaces

4. Construct pockets of green space throughout the community to allow for natural percolation of runoff

5. Construct a combination of infiltration basins, bio-retention areas, vegetated swales, filter strips, cartridge media filtration to control peak storm water runoff and discharge rates.

6. Comply with all applicable legal requirements including Best Management Practices for construction area erosion and sediment control.

Exhibit Q-1 – Page 3

Biology

The following measures will be implemented to protect the existing eco-system in Centennial:

1. The Grading plan/development is designed to avoid most significant biological areas and is sensitive to natural topography including geologic hazards, steep slopes and fault zones.

2. The project will set aside approximately 3,450 acres or approximately thirty-six percent (36%) of the project site as Open Space, which includes primary drainages. The development footprint is shown on Exhibit J-1.

3. A mitigation program will restore and/or enhance primary drainages.

4. Limit road crossings over Oso Canyon.

5. The Centennial preserve will conserve existing native trees and shrubs (only eight tenths of 1 percent of existing oak trees will be impacted).

6. Development activities will be limited within existing SEA 58 and SEA 59 to relatively flat area south of SR-138.

7. Restrict the planting of invasive plant species.

8. Native, drought-tolerant and/or California friendly plant species shall comprise 75% of plant palette in all common areas.

9. Require re-vegetation of graded slopes.

10. In conformance with “Dark Sky” principles, the project will limit nighttime lighting requirements and impacts.

11. Limit public trails in undisturbed open space areas

12. Establish Open Space Management Plan that controls access, preservation/restoration, oak tree management, fuel modification and grading activities

Implementation Mechanisms

Utilize conservation easements or deed restrictions to govern mitigation areas. Establish and develop a permanent funding mechanism for a conservancy or land stewardship organization to implement the project’s Resource Management Plan. The Resource Management Plan will include guidelines for:

1. Habitat Management

2. Sensitive Species Management

3. Flood Plain Management

Exhibit Q-1 – Page 4

4. Agricultural/Ranching Activities

5. Cultural Resources Management

6. Wildfire Management

7. Public Access Guidelines

8. Environmental Education

9. Resource Management Plan Implementation

Exhibit Q-1 – Page 5

EXHIBIT Q-2

Required Measures for Tejon Industrial Complex - East

TIC-East is approximately 1100 acres and is approved for approximately 15 million square feet of development, of which approximately 270,000 square feet may be developed for commercial uses, with the remainder permitted as industrial uses. The TIC-East project was approved in November, 2005 (Resolution No. 2005-468, 469, 470 and Ordinance No. G-7308, 7309, 7310, 7311) and is principally governed by its Specific Plan, EIR and Conditions of Approval for TPM 10915 (covering all TIC-East lands).

The following are included as conditions of approval, mitigation measures, or other features of the TIC East project, which include the more stringent set of project approval requirements:

1.	Water Quality

•	The wastewater treatment plant is to be designed and operated in accordance with Title 22 (of the CA Administrative Code).

•	Wastewater effluent is treated to a minimum tertiary level.

•	Waste effluent discharge is treated to satisfy discharge limits for reclaimed water.

•	Cumulative septic/leach field system wastewater generation will not exceed 25,000 GPD.

•	Interim septic/leach field systems are metered to monitor flows.

•	Native and indigenous plants are encouraged to minimize water use requirements.

2.	Air Quality

•	A Voluntary Emissions Reduction Agreement (VERA) with the SJVAQCD stipulating air quality control measures is in effect.

•	Per the VERA, emission levels of Reactive Organic Gases, Carbon Monoxide, Particulate Matter and Sulfur Oxides are controlled for maximum tons/year levels.

•

For (stationary) equipment identified as producing substances subject to National Emission Standards for Hazardous Air Pollutants, those substances (i.e. carcinogenic or toxic air contaminants) must be controlled as required by the air district before an ATC (Authority To Construct) permit can be issued and operation begins.

•	Vehicle emissions shall be reduced through site design that maximizes circulation flow and reduces vehicle stacking.

•	Truck idling is minimized by Idle Air technology, or electrical outlets that provide heating and cooling.

•	Bus stops will be provided for bus service, encouraging reduction in individual vehicle trips and resulting emissions.

•	Provision of preferential parking for carpool vehicles is encouraged.

•	Sidewalks and crosswalks are provided at all streets (along with general pedestrian connectivity throughout project) to encourage pedestrian traffic and offer alternative to vehicle trips.

•	A Dust Control Plan is administered to ensure any disturbed area is properly stabilized to reduce airborne particulate matter.

•	Open space is landscaped or hardscaped to minimize dust.

Exhibit Q-2 – Page 1

3.	Biology/Other Environmental

•	Field surveys are conducted by a biologist 30 days prior to any site disturbance activities to determine presence of and accommodation for any special-status animals.

•	Construction debris and waste is recycled to the greatest extent possible through administration by an on-site recycling coordinator and presence of recycling/separation areas.

•	Lighting glare or spillage into any natural areas is minimized through design features.

•	Noise sensitive uses are protected through siting and building orientation.

•	A Fire Protection Mitigation Program adheres to County guidelines for the protection of buildings and the natural environment from fire.

•	Existing oil wells are properly abandoned and appropriate building setbacks provided.

•

For land formerly used for oil or agricultural production, a Phase II Site Assessment is conducted to ascertain petroleum hydrocarbons and pesticide residue levels and bring to acceptable levels prior to any grading activity/start of construction.

•	In parking areas, paved surfaces are broken up by tree and planting islands.

•	Manufactured slope face erosion is minimized by directing drainage away from slope face.

•	Slopes are stabilized for soil erosion by shrub and groundcover planting.

•	Percolation testing ensures suitable soil conditions for septic/leach field systems.

•	Drainage control devices incorporate natural materials wherever possible

•	Debris basins and water flow reduction devices are utilized to protect for soil erosion.

•	On-site drainage is required to pass through an oil-water separator prior to entering storm drainage system.

•	A Cultural Resources Monitor is present during all grading activities.

4.	Energy

•	Building energy efficiency must exceed Title 24 requirements by 10% prior to building permit issuance.

•	Building surface reflectivity shall be reduced by maximum use percentage levels for reflective building materials (ex. Glass).

•	Light-colored roofing materials will be utilized to reduce heating/cooling needs and will adhere to Energy Star efficiency criteria.

•	Buildings shall utilize solar, low emission water heaters to reduce natural gas consumption and emissions.

•	Plant material is used to shade structures wherever possible, reducing cooling needs.

Exhibit Q-2 – Page 2

EXHIBIT Q-3

Required Measures for Tejon Industrial Complex - West

The TIC-West project was approved in 1997 (Resolutions 97-363, 364, 365) covering certain lands and approval of an EIR (Resolution 2000-088 approved March, 2000) for TPM 10663, covering remaining lands within TIC-West. Also associated with TIC-West is 1,125 acres west and southwest of the project area held under a Section 7 permit from the U.S. Fish and Wildlife Service for mitigation purposes.

Development at TIC-West will comply with regulatory conditions contained within its existing entitlement and approval documentation, listed above. The regulatory conditions include but are not limited to design features, conditions of approval, and mitigation measures related to biology, air quality, public services, aesthetics and transportation. In addition, development will be subject to any future conditions deemed necessary and applicable to the project by a regulatory agency with appropriate jurisdiction.

The 1,125 acres conserved under a Section 7 from the U.S. Fish and Wildlife Service permit for mitigation purposes will be managed in compliance with the goals and terms of the permit by a conservation easement holder, currently The Rangelands Trust.

Exhibit Q-3 – Page 1

EXHIBIT Q-4

Required Measures for TMV

Tejon Mountain Village

Natural Resource Protection and “Smart Design” Program

The Tejon Mountain Village (TMV) development footprint is shown on Exhibit J-4.

The following programs will be included in the TMV application for Initial Entitlements:

Carbon Footprint and Energy Utilization

A. The energy plan for TMV includes: (1) community-wide air quality emission reduction programs; (2) construction related energy efficiency and generation and (3) on-site and or off-site renewable projects. The following measures will be utilized to minimize the project’s carbon footprint:

1. Community-wide Air Quality Emission Reduction Programs

a. Implement TMV’s approved Voluntary Emission Reduction Agreement (VERA).

b. Provide an on-site transit connection with available regional transportation systems.

c. Utilize existing ranch roads to promote non-vehicular mobility within the resort community.

d. Require best alternative fuel technology for resort and community service vehicles.

2. Construction Related Energy Efficiency

a. Create Energy Incentive Programs for builders and custom lot owners that require at least a twenty-five percent (25%) reduction over the energy requirements beyond what is currently required in Title 24.

b. Affirmatively promote the use of alternative fuel technologies for construction vehicles by including this in construction bid specifications and weighing this in selecting construction contractors.

c. Include in the Design Guidelines a requirement that builders and custom homeowners site buildings and plant materials to optimize natural heating, cooling and day lighting.

d. Maintain a centralized information repository for available recycled building materials and require builders and custom lot owners to recycle construction waste.

Exhibit Q-4 – Page 1

e. Require builders and custom lot owners to use low Volatile Organic Compound finishes.

f. Include in the Design Guidelines an affirmative direction to builders and custom lot owners to use recycled building materials such as timber beams, barn siding, used brick, used concrete etc., where practicable.

g. Require all resort and residential pools and spas to have an active solar heating component.

h. Require builders and custom lot owners to include high-speed communication technology for working at home.

3. On-site Renewable Programs

a. Design all community amenity buildings with active solar systems.

b. Provide an “option” for every purchaser of a new home to include photovoltaic solar as part of their house.

c. Provide information to Kern County and request the County’s support for a public financing methodology that will allow TMV homeowners to finance the additional costs of photovoltaic systems over time, rather than by a one-time payment and if agreeable to Kern County, work with County staff to implement such a program.

Water Supply and Conservation

The water and wastewater plans for TMV will utilize a state-of-the-art treatment plant design and incorporate on-site recycling of water and solid wastes. A detailed description of the water supply program is included below:

1. TMV will construct a reclaimed water treatment facility and will use reclaimed water for golf course and community irrigation systems as it becomes available. TMV will also require on-site solar drying of solid wastes and re-use as fertilizers.

2. A Water Wise Program will be implemented within TMV that includes all feasible measures that will reduce water and energy use (e.g., for interior fixtures, require tank-less water heaters and low flow plumbing) and will establish a Maximum Applied Water Allowance (MAWA) budget for each lot or home.

3. Landscape Design Guidelines will be implemented to minimize the use of exterior water by requiring each homeowner to select from landscape materials that are within the Maximum Applied Water Allowance (MAWA) budget that will be assigned to each lot or home. The Design Guidelines will include the following elements:

Exhibit Q-4 – Page 2

a. Plant Material

(1) Homeowners will be required to select plants from the TMV Plant Palette. Like species may be approved by the Homeowner’s Association Design Review Committee (DRC).

(2) The following Homeowner Landscape Guidelines will be required (subject to DRC review and approval):

(a) To the maximum extent practicable, protect and preserve native species and natural vegetation.

(b) Stockpile top soil for use in restoration of native and natural vegetation.

(c) Select water efficient plants.

(d) Select plants from local and regional landscape program plant lists (i.e., California Friendly Landscapes, Lush & Efficient, etc.).

(e) Group plants with similar water needs into distinct hydro-zones (i.e., very low, low, medium, or high water needs, etc.).

(f) Select plants based upon their adaptability to the climatic, geologic, and topographical conditions of the project site.

(g) Use the Sunset Western Climate Zone System which takes into account temperature, humidity, elevation, terrain, latitude, and varying degrees of continental and marine influence on local climate.

(h) Recognize the horticultural attributes of plants (i.e., mature plant size, invasive surface roots, etc.) to minimize damage to property or infrastructure (i.e., buildings, sidewalks, power lines, etc.).

(i) Maximize summer shade and winter solar gain through solar orientation of plant placement.

(j) Address fire safety and prevention consistent with the TMV Fire Management Plan.

(k) Prohibit use of invasive species of plants.

(l) Design turf areas to reduce irrigation runoff and overspray and to improve irrigation efficiency.

(m) Select water efficient turf species.

Exhibit Q-4 – Page 3

b. Water Features

(1) Use re-circulating water for decorative water features.

(2) Include the surface area of a water feature in the MAWA calculation. The evaporation rate for all water features shall be equivalent to the evapotranspiration rate of a high plant water use.

(3) Require use of pool and spa covers.

c. Mulch

(1) A minimum three (3) inch layer of mulch shall be applied on all exposed soil surfaces of planting areas except in turf areas and creeping or rooting groundcovers. In mulched planting areas, require drip irrigation systems.

d. Irrigation

(1) Design facilities and systems so they can use recycled water, as it becomes available, as the source for water features and irrigation water on golf courses, hotels and commercial centers.

(2) Design the irrigation system to match plant type and not exceed the MAWA per home.

(3) Design the irrigation system to prevent runoff, low head drainage, overspray, or other similar conditions where irrigation water flows onto adjacent property, non-irrigated areas, hardscapes, roadways, or structures.

(4) Soil types and infiltration rates shall be a component of irrigation system design.

(5) Design the irrigation system to conform to the hydro-zones of the landscape design plan.

(6) Select sprinkler heads and other emission devices based on what is appropriate for the plant type within that hydro-zone.

(7) Place trees on separate valves from shrubs, groundcovers and turf where feasible.

(8) Require head to head coverage ensuring uniform water application when designing the sprinkler system. Consider the prevailing wind direction and speed in the design of irrigation systems and field adjustment after installation.

(9) Irrigate long, narrow or irregular shaped landscape areas and median islands or strips less than eight (8) feet wide with subsurface irrigation or other low volume irrigation (i.e., surface drip).

Exhibit Q-4 – Page 4

(10) Require state-of-the art controllers, such as weather-based irrigation controllers or other self-adjusting irrigation controllers, on all irrigation systems.

(11) Locate valves as close as possible to the point of connection of the water supply to minimize water loss due to an emergency (i.e., main line break) or repair etc.

(12) Require sensors (i.e., rain, freeze, wind) that suspend irrigation during unfavorable weather conditions on all irrigation systems.

Water Quality

A. TMV’s water quality program will require compliance with Best Management Practices during project construction, surface water treatment through an extensive system of vegetated swales and basins, and landscape source controls. The following measures will be utilized to minimize impacts to water quality:

1. Utilize a combination of bio-retention areas, swales, flow duration control basins, water quality (extended detention) basins and other techniques to control peak storm water runoff and discharge rates.

2. Minimize storm water pollutants of concern by utilization of treatment control mitigation measures and source controls (e.g., proper animal waste management, appropriate disposal of food wastes from restaurants and community education programs on the importance of water quality).

3. To the maximum extent practicable, provide bio-swales for water quality adjacent to roadways and within parking lots.

4. Comply with all applicable legal requirements including Best Management Practices for construction area erosion and sediment control.

5. Develop and implement feasible common area landscape Best Management Practices (e.g., Natural soil amendments, pest and fertilizer controls).

Biology

A. TMV’s land use plan will preserve key features in the natural environment. To that end, the following measures will be utilized to protect the existing eco-system in TMV:

1. Land Planning

a. Preserve approximately 21,350 acres or eighty percent (80%) of the project site as open space lands.

b. Each single family detached residential lot of more than 3 acres will include, on average, a 1.5 acre residential use area (exclusive of driveways), beyond which native vegetation will be managed in its natural state and in which structures will be prohibited.

Exhibit Q-4 – Page 5

c. Preserve the historic ranching activities within the open space lands.

d. Restrict ranch land uses to grazing, environmental education, adaptive open space management, low impact recreation and managed hunting/predation control programs.

e. Utilize extensive resource mapping to identify environmental features and to provide connectivity to adjacent conservation areas as depicted on the Land Plan.

f. To the maximum extent practicable, design development to:

(1) Conserve riparian and wetland areas;

(2) Conserve large blocks of key habitat types, such as oak woodlands and savannah;

(3) Avoid floodplain incursions;

(4) Protect cultural resource sites in place; and

(5) Avoid geologic hazards, steep and unstable slopes and fault zones.

g. Utilize existing vehicular entrances to the project.

h. To the maximum extent practicable, utilize the existing ranch road network for paved roads and/or trails.

i. Maintain visual resources and natural landforms by conserving prominent topographic features.

2. Implementation Mechanisms

a. Utilize conservation easements or deed restrictions to govern ranch lands.

b. Establish and develop a permanent funding mechanism for a conservancy or land stewardship organization to implement the project’s Resource Management Plan. The TMV Resource Management Plan will include guidelines for:

(1) Habitat Management

(2) Sensitive Species Management

(3) Flood Plain Management

(4) Agricultural/Ranching Activities

(5) Cultural Resources Management

(6) Wildfire Management

Exhibit Q-4 – Page 6

(7) Public Access Guidelines

(8) Environmental Education

(9) Resource Management Plan Implementation

c. Limit public access to the ranch lands (residents, resort guests and conservancy-led public tours).

d. Develop and enforce a Fire Protection Plan to protect ranch lands and the resort community.

e. Develop and implement an Oak Tree Management Plan to improve the conservation value of preserved oak woodlands by providing new recruitment resulting in age diversity.

f. Develop and implement an environmental education program for residents and resort guests.

g. Develop and implement dark sky measures as a Project Design Guideline to limit nighttime lighting requirements and impacts.

3. Multi-Species Habitat Conservation Plan

a. If approved by the USFWS, comply with the minimization and conservation measures included within the Tehachapi Uplands Multi-Species Habitat Conservation Plan.

b. TMV is committed to the protection and preservation of the California condor, and will comply with the more stringent, as determined by FWS, of: (1) the condor conservation and mitigation measures that are applicable to TMV and are included in the proposed Multi-Species Habitat Conservation Plan, and (2) mitigation measures documented in a draft technical report dated May 18, 2008 prepared by a scientific review panel of condor experts, which include modifying the TMV land plan from what was originally proposed to Kern County to the plan as depicted in Exhibit J-4 to avoid development on ridgelines that are important to the condor, providing financial support for the FWS condor feeding and Global Positioning System device programs, complying with the lead ammunition ban, and developing and implementing plans to collect microtrash and avoid catastrophic wildfires.

4. Regulatory Permits

a. TMV will comply with future Army Corps (404) Permit, Regional Water Quality Control Board (401) Certification and California Department of Fish and Game (1602) Agreement, avoid, minimize and mitigate impacts to aquatic resources and protected species.

Exhibit Q-4 – Page 7

Natural Resource Education

A. Establish an ongoing educational outreach program for original and subsequent purchasers, informing them of the natural resource issues within the Project, and on the larger Tejon Ranch. Work with the Tejon Ranch Conservancy and conservation organizations such as the Mountain Lion Foundation, The Nature Conservancy, Endangered Habitats League, The Sierra Club, and the Audubon Society, and the Natural Resources Defense Council to prepare, periodically review, and produce materials used in the educational program.

Exhibit Q-4 – Page 8

EXHIBIT R

Resource Agency Letter re Mitigation

May 1, 2008

Mr. Robert A. Stine

President & CEO

Tejon Ranch Company

4436 Lebec Road

Lebec, CA 93243

Dear Mr. Stine:

As you know, representatives of the Tejon Ranch Company (TRC) have had a number of meetings with California Resources Agency staff to discuss TRC’s long-term plans for conservation and development of the 270,000-acre Tejon Ranch (Ranch). TRC has also met with the California Environmental Protection Agency to discuss the outline of TRC’s project plans. Because of the exceptional natural resource values of the Ranch, both of our agencies have been delighted to learn that you have worked with various environmental groups (Resource Groups) to develop a conservation and land use agreement (Ranchwide Agreement) that identifies and designates planned conservation areas (Conserved Areas), planned development areas (Developed Areas) and the permitted activities within those areas. As it has been described to us, the Ranchwide Agreement would foster the orderly conservation and development of the Ranch and provide for the permanent conservation of almost 90 percent of the Ranch. We understand that the Ranchwide Agreement is at a conceptual level at this time, but that you expect to have final agreement with environmental groups sometime in early May.

In connection with the proposed Ranchwide Agreement, we understand that TRC is seeking policy level recognition of this historic accord from State and Federal agencies and departments. The purpose of this letter is to provide that policy recognition exclusively in relation to this planned transaction for the Ranch.

Because of the unique factors involved in this project, this policy recognition is not intended to, and does not, serve as precedent for lands other than those within the Ranch.

To that end, we offer the following policy statements in support of the Ranchwide Agreement:

Exhibit R - Page 1

Mr. Robert A. Stine

May 1, 2008

•

Based on your description of the Ranchwide Agreement, we understand that of the approximately 270,000 acres comprising the Ranch, the Ranchwide Agreement would provide for the permanent preservation of at least 178,000 acres and for the option to preserve an additional 62,000 acres through the purchase of conservation easements, or potentially fee title, for an anticipated total of approximately 240,000 acres, or almost 90 percent of the total Ranch acreage. Because of the many unique factors noted above, including the sheer magnitude of this conservation effort and the significant resource values attributed to this property, and in viewing the 240,000 acres in the Conserved Areas in a holistic manner, we expect that TRC will be allowed to use those Conserved Areas and corresponding natural resource values associated with these Conserved Areas to meet the land conservation and corresponding natural resource mitigation requirements for and the planned development and other activities within the Developed Areas, including the designated planned development projects of Tejon Mountain Village, Centennial and Grapevine, subject to potential limitations for Conserved Areas acquired using public funds as described below.

•

Though actual mitigation requirements for the planned development and other activities within the Developed Areas cannot be known prior to regulatory review, given the large amount and high natural resource values in these Conserved Areas, we do not anticipate that TRC would be required to acquire or use lands outside of Ranch property to satisfy natural resource mitigation requirements. Only after a full evaluation of these lands, and a determination is made that the required mitigation can not be found on the Ranch, would we look outside the Ranch for mitigation.

•

For portions of the Conserved Areas that are permanently preserved by conservation easements, or potentially fee title, acquired using public funds, the use of these lands for mitigation purposes would not be allowed unless the potential mitigation use of these lands is taken into account in the price paid and unless mitigation uses are allowed by applicable laws including those governing the public funding source(s) used to fund the acquisition.

•

In order to provide an integrated and comprehensive approach to the management of lands and resources within the Conserved Areas, we understand that the parties have agreed to create an independent conservancy (Tejon Conservancy) as part of the Ranchwide Agreement. Provided that the Tejon Conservancy meets applicable legal requirements for holding mitigation land and conservation easements and assuming corresponding long-term mitigation monitoring and other mitigation obligations, the Tejon Conservancy could serve as the appropriate and preferred entity to hold conservation easements and/or title to mitigation lands granted by TRC, and to manage those lands, subject to regulatory requirements imposed pursuant to project permitting for the Developed Areas.

Exhibit R - Page 2

Mr. Robert A. Stine

May 1, 2008

•

We appreciate the commitment of TRC and the Resource Groups to work with California State Parks and other stakeholders toward creation of a State Park within the Ranch. A large park, extending from the Mojave Desert, across the Tehachapi Mountains, and into the grasslands of Tejon Valley, would be an extraordinary addition to California’s state park system, providing meaningful public access to the Tehachapi Mountains. The Tejon Conservancy would be a valued partner in planning and supporting this State Park.

This letter is intended to set forth policy statements in support of the Ranchwide Agreement. As specific projects are proposed, TRC and other parties engaged in the planned development or other activities on the Ranch will be required to apply for and obtain all permits, licenses and approvals required under applicable law, including compliance with the California Environmental Quality Act and all other state laws. Final determinations regarding permit and mitigation requirements for those activities will be decided by the appropriate agencies and departments as part of, and in accordance with, those processes.

The policy statements in this letter presume that the terms of the final Ranchwide Agreement are substantially consistent with the above description and will in fact be reached. If, for some reason, TRC and the environmental groups are unable to reach a final agreement, we expect that TRC will notify us. Again, we applaud the Tejon Ranch Company for working to reach such a significant and historic agreement to address the long-term future of Tejon Ranch.

Sincerely,

Mike Chrisman, Secretary for Resources	Linda Adams, Secretary for Environmental Protection

Ruth Coleman, Director California State Park	Tarn Doduc, Chair, State Water Resources Control Board

John Donnelly, Director Wildlife Conservation Board,

Don Koch, Director Department of Fish and Game

Exhibit R - Page 3

FISH AND WILDLIFE SERVICE

California and Nevada Region

2800 Cottage Way, Room W-2606

Sacramento, California 95825-1846

JUN 19, 2008

Mr. Robert A. Stine

President and CEO

Tejon Ranch Company

4436 Lebec Road

Lebec. California 93243

Dear Mr. Stine:

As you know, my staff has met with representatives of the Tejon Ranch Company (TRC) many times over the years to discuss TRC’s long-term plans for conservation and development of the 270,000-acre Tejon Ranch (Ranch). Because of the exceptional natural resource values of the Ranch, we are pleased to learn that you have worked with various environmental groups to develop a conservation and land use agreement (Ranchwide Agreement) that identifies and designates planned conservation areas, planned development areas (development Areas) and the permitted activities within those areas. As it has been described to us, the Ranchwide Agreement could result in the permanent conservation of almost 90% of the Ranch while allowing TRC to continue historical activities and some new development.

We understand that the Ranchwide Agreement would provide for up to 240,000 acres of permanent conservation lands. TRC is dedicating up to 178,000 acres in a phased conservation easement program. You have asked the Service to assist in the development of a strategy that would allow those lands to be used as conservation credits for other TRC actions which may require permitting through our agency. We would be happy to work with TRC to establish such a conservation crediting system. We will work with you to enable that system to interact with or be part of other ongoing conservation planning activities on the Ranch, most notably the two Habitat Conservation Plans which we are cooperatively developing.

In order to provide an integrated and comprehensive approach to the management of lands and resources within the Conserved Areas, we understand that the parties have agreed to create an independent conservancy (the “Tejon Ranch Conservancy”) as part of the Ranchwide Agreement. Provided that the Conservancy meets applicable legal requirements for holding conservation easements and assuming corresponding long-term mitigation monitoring and other mitigation obligations, the Conservancy could serve as the appropriate entity to hold conservation easements and/or title to mitigation lands dedicated or sold by TRC, and to manage those lands, subject to our regulatory requirements imposed pursuant to project permitting for the Developed Areas.

Exhibit R – Page 4

Mr. Robert A. Stine

Because the Ranchwide Agreement will provide for significant conservation of the Nation’s fish and wildlife resources, the Service is committed to assisting the TRC and its partners in implementing the terms of this historic agreement.

We want to give TRC our strongest endorsement of this Ranchwide Conservation effort. This is a historic accord that deserves recognition from both Federal and State agencies. The amount and exceptional natural resource value of land being dedicated by TRC cannot be overstated. The Ranchwidc Agreement also offers major benefits to the natural resource value of the Ranch by planning for comprehensive conservation in advance of the traditional project-specific permitting and mitigation approach. We applaud Tejon Ranch Company for working to reach such a significant and historic agreement to address the long-term future of Tejon Ranch.

Sincerely,

Acting Regional Director

Exhibit R - Page 5

EXHIBIT S

Non-Opposition Letters

[attached]

Exhibit S - Page 1

NATURAL RESOURCES DEFENSE COUNCIL

To Whom It May Concern:	June 17, 2008

This letter is written with reference to the development projects known as Centennial, Grapevine, Tejon Industrial Complex, Tejon Mountain Village and TRC Headquarters (“Projects”} generally depicted on the attached map of the Tejon Ranch.

The Tejon Ranch Land Use and Conservation Agreement (“Agreement”) dated June 17, 2008 achieves major conservation objectives by permanently protecting the vast majority of Tejon Ranch. In light of the benefits to critically important biological resources realized through the Agreement, Natural Resources Defense Council does not oppose the development of the Projects, or any of the Project Approvals, consistent with the terms of the Agreement.

Natural Resources Defense Council.

By:
Name: Joe Reynolds Title: Senior Attorney

Exhibit S - Page 2

To Whom It May Concern:	June 17, 2008

This letter is written with reference to the development projects known as Centennial, Grapevine, Tejon Industrial Complex, Tejon Mountain Village and TRC Headquarters (“Projects”) generally depicted on the attached map of the Tejon Ranch.

The Tejon Ranch Land Use and Conservation Agreement (“Agreement”) dated June 17, 2008 achieves major conservation objectives by permanently protecting the vast majority of Tejon Ranch. In light of the benefits to critically important biological resources realized through the Agreement, the Planning and Conservation League does not oppose the development of the Projects, or any of the Project Approvals, consistent with the terms of the Agreement.

The Planning and Conservation League,

By:
Name: Traci Sheehan
Title: Executive Director

Exhibit S - Page 3

To Whom It May Concern:	June 17, 2008

This letter is written with reference to the development projects known as Centennial, Grapevine, Tejon Industrial Complex, Tejon Mountain Village and TRC Headquarters (“Projects”) generally depicted on the attached map of the Tejon Ranch.

The Tejon Ranch Land Use and Conservation Agreement (“Agreement”) dated June 17, 2008 achieves major conservation objectives by permanently protecting the vast majority of Tejon Ranch. In light of the benefits to critically important biological resources realized through the Agreement, Endangered Habitats League does not oppose the development of the Projects, or any of the Project Approvals, consistent with the terms of the Agreement.

Endangered Habitats League,

By:
Name: Dan Silver
Title: Executive Director

Exhibit S - Page 4

To Whom It May Concern:	June 17, 2008

This letter is written with reference to the development projects known as Centennial, Grapevine, Tejon Industrial Complex, Tejon Mountain Village and TRC Headquarters (“Projects”) generally depicted on the attached map of the Tejon Ranch.

The Tejon Ranch Land Use and Conservation Agreement (“Agreement”) dated June 17, 2008 achieves major conservation objectives by permanently protecting the vast majority of Tejon Ranch. In light of the benefits to critically important biological resources realized through the Agreement, National Audubon Society, Inc. dba Audubon California does not oppose the development of the Projects, or any of the Project Approvals, consistent with the terms of the Agreement,

National Audubon Society, Inc. dba Audubon California,

By:
Name: Graham Chisholm
Title: Deputy State Director & Conservation Director

Exhibit S - Page 5

EXHIBIT T

Form of Conformity Letter

[Resource Group/Conservancy Letterhead]

To Whom It May Concern:

[Resource Group/Conservancy] is a Party to the Tejon Ranch Land Use and Conservation Agreement (“Agreement”) dated June 17, 2008. In accordance with the Agreement, [Resource Group/Conservancy] has reviewed the materials described in the attachment to this letter regarding the [project] (“Project”). This letter is to confirm that to our knowledge, based on review of the materials the Project, is consistent with the terms and conditions of the Agreement and that [Resource Group/Conservancy] does not oppose the Project.

[Resource Group/Conservancy],

By:
Name:
Title:

Exhibit T - Page 1

EXHIBIT U

Joint Public Statement

HISTORIC AGREEMENT TO PROTECT 240,000 ACRES AT TEJON RANCH

Landmark agreement between Tejon Ranch Co., leading environmental groups would preserve prized California landscape without environmental group opposition to planned development

TEJON RANCH, CA (May 08, 2008) Tejon Ranch Co. (NYSE: TRC) and many of the nation’s major environmental organizations, including The Sierra Club, Natural Resources Defense Council, Audubon California, the Planning and Conservation League and the Endangered Habitats League, today announced one of the largest conservation and land use agreements in California history when they unveiled a landmark agreement on the future of the Tejon Ranch. The unprecedented agreement would provide for the permanent protection of 240,000 acres of the historic Ranch — approximately 90 percent of the entire landholding — the location and size of which made it the most sought-after conservation property in the state.

“The success of environmental organizations and Tejon Ranch Co. in reaching this historic agreement to protect a California treasure illustrates something that I have stressed since taking office — we can protect California’s environment at the same time we pump up our economy,” Governor Arnold Schwarzenegger said.

“The Tejon Ranch is one the most environmentally remarkable collections of ecosystems in California,” said Senator Barbara Boxer (D-CA). “I want to commend ranch owners and the environmental community participants for working hard to ensure that future generations get the opportunity to experience this wonderful gift.”

The 270,000-acre Tejon Ranch, the largest contiguous private landholding in the state, is an invaluable piece of California’s natural heritage and a hotspot of biological diversity at the confluence of four major ecological regions — the Sierra Nevada, Mojave Desert, Coastal Range and San Joaquin Valley. The area protected under this agreement is eight times the size of San Francisco, and in Southern California, would stretch from Santa Monica to Seal Beach, from Burbank to Brea. With landscapes ranging from native grasslands to Joshua tree woodlands to oak and fir forests, the Ranch contains critical foraging habitat for the California condor and is home to over two-dozen other rare plant and animal species. (High resolution photos, maps and video B-roll are available for viewing and downloading at: http://www.tejonpreserve.com )

“The previous ban on lead ammunition, the pullback of development from four of the five principal foraging ridges and the protection of the vast expanse of the ranch’s backcountry are important steps forward in the condor’s recovery,” said Graham Chisholm, director of conservation for Audubon California.

The Tejon Ranch Conservation and Land Use Agreement is designed to:

1. Ensure permanent protection of unfragmented expanses of open space and natural habitat throughout the Ranch,

Exhibit U - Page 1

2. Provide an option for environmental partners to acquire additional lands otherwise suitable for future development,

3. Allow Tejon Ranch Co. to proceed with entitlement and development of its planned communities of Centennial and Tejon Mountain Village and its development project at the base of the Grapevine without opposition from the signatory environmental organizations, and

4. Establish and fund a conservancy to develop and implement a Ranch-wide management plan to restore and enhance the conserved land.

“Our vision has always been to preserve California’s legacy and provide for California’s future, and this agreement does exactly that,” said Robert A. Stine, President and CEO of Tejon Ranch Co. “The agreement we’ve reached is good for conservation, good for California and good for the company and its shareholders.”

“This is a once-in-a-lifetime opportunity for conservation of California’s wildlife heritage on a staggering geographic scale,” said Joel Reynolds, Senior Attorney and Director of the Southern California Program of the Natural Resources Defense Council (“NRDC”). “Tejon Ranch is the critical biological connection between the Sierra Nevada and the mountains of Southern and coastal California.”

Bill Corcoran, Senior Regional Representative for the Sierra Club, explained that the Tejon Ranch had long been one of his organization’s highest national conservation priorities. “Getting to today’s agreement was difficult and both sides took considerable risks in staying at the table,” he said. “It has been well worth it to protect the stunning beauty of Tejon Ranch and its critical role as the keystone of Southern California’s natural legacy.”

The agreement was reached after nearly two years of scientific analysis of conservation values on the Ranchlands and extensive talks regarding their future. For the environmental organizations, it conserves forever — undeveloped and unfragmented —the ecological treasures of the Ranch, the largest contiguous private property remaining in California. Through a combination of dedicated conservation easements and designated project open space areas, Tejon Ranch Co. will permanently protect approximately 178,000 acres. Today’s agreement also lays the groundwork for the public to purchase an additional 62,000 acres of Tejon Ranch, resulting in a total of 240,000 acres of conserved land. The partners to the agreement have already approached California leaders for assistance in securing federal, state and private funds needed to accomplish this goal.

Gary Patton, general counsel for the Planning and Conservation League, highlighted the importance of keeping this large, undeveloped landscape intact. “Without this agreement, the individual parcels that now comprise the Tejon Ranch could ultimately be sold separately. That would fragment the property, and its biological and natural resource values would be lost. This agreement will help make sure that an independent conservancy can provide for unified and permanent protection.”

Exhibit U - Page 2

“We commend the Tejon Ranch Company and its partners for taking a comprehensive look at the entire property,” echoed Dan Silver of the Endangered Habitats League. “That is why this agreement came together.”

For Tejon Ranch Co., the agreement guarantees the right to proceed with its existing development plans in three locations on the western edge of the Ranch without opposition by the environmental organizations. “Without a doubt, this agreement is good for the Company and its shareholders,” said Michael H. Winer, Portfolio Manager for Third Avenue Management LLC, the company’s largest shareholder, and member of the Tejon Ranch Co. Board of Directors. “It’s the key to unlocking the value of Tejon Ranch. By removing the potential obstacles that have plagued similar development efforts in California, we’ll be able to move ahead with the entitlement processes on our current development projects in a much more timely fashion.”

The 240,000 acres of conserved lands will be overseen by an independent non-profit conservancy created and funded under the agreement to develop and implement a Ranch-wide management plan in collaboration with the Tejon Ranch Company. The mission of the conservancy, for which funding is guaranteed under the agreement, is “to preserve, enhance and restore the native biodiversity and ecosystem values of Tejon Ranch and the Tehachapi Range for the benefit of California’s future generations.”

“The agreement announced today permanently protects a unique California landscape and the viability of its natural resources,” said Walt Reid, director of conservation and science for the David and Lucile Packard Foundation. “The Packard Foundation, through its partnership with the Resources Legacy Fund, is pleased to support the public agencies and parties in fulfilling this significant agreement by working to ensure that the Conservancy has the financial capacity for the start-up tools it needs to steward and protect this natural treasure.”

Public access to the conserved lands is also a key component of the agreement. The agreement provides an easement of up to 10,000 acres for the realignment of 37 miles of the Pacific Crest Trail through Tejon Ranch, and the environmental organizations and Tejon Ranch Co. have agreed to work with the new conservancy and California State Parks Department toward creation of a State Park within the conserved lands. In addition, the conservancy will develop programs for docent-led tours and other managed public access to conserved lands.

The Tejon Ranch Company was joined in the negotiations by its partner DMB Associates, Inc. of Scottsdale, Arizona. Also participating in the final agreement was Centennial Founders LLC, comprised of Lewis Investment Company, Standard Pacific Corporation and Pardee Homes.

Others directly participating in the negotiating process over the past two years include Sierra Club’s Jim Dodson, Planning and Conservation League’s Terry Watt, DMB Associates’ Eneas Kane, Resource Opportunity Group’s David Myerson, South Coast Wildlands’ Kristeen Penrod, Conservation Biology Institute’s Michael White, Tejon Ranch Company’s Kathy Perkinson and Andrew Daymude and Gary Hunt of California Strategies who acted as senior advisor to Tejon Ranch Company, DMB Associates, Inc. and Centennial.

Exhibit U - Page 3

The following attorneys represented the key parties in the negotiations: Richard Taylor, Bill White and Amy Bricker from Shute, Mihaly & Weinberger LLP represented the environmental organizations and Tejon Ranch Conservancy. Harry O’Brien and Matt Bove from Coblentz, Patch, Duffy & Bass LLP and Jennifer Hernandez from the San Francisco office of Holland+Knight represented the Tejon Ranch Company.

Exhibit U - Page 4

EXHIBIT V

Form of Resource Organization Breach Letter

[Resource Group/Conservancy Letterhead]

To Whom It May Concern:

This letter is intended to be incorporated into the official record of proceedings relative to your agency’s consideration of the [project] (“Project”). [Resource Group/Conservancy] is a Party to the Tejon Ranch Land Use and Conservation Agreement (“Agreement”) dated June 17, 2008. The Agreement achieves major conservation objectives by permanently protecting the vast majority of Tejon Ranch.

On [date] your agency received [describe breaching comments/testimony/etc.] (“Comments”) with a statement that the Comments were made on behalf of [Resource Group/Conservancy]. This letter is to inform you that [Resource Group/Conservancy] hereby disavows the Comments. In addition, by this letter, [Resource Group/Conservancy] requests that the Comments be withdrawn from the record of proceedings for the Project. Finally we wish to confirm that in light of the benefits to critically important biological resources realized through the Agreement, [Resource Group/Conservancy] does not oppose the development of the [project].

[Resource Group/Conservancy],

By:
Name:
Title:

Exhibit V - Page 1

EXHIBIT W

Form of Reimbursement Request from Escrow Holder

Date:

Escrow Holder

Street Address

City, State, Zip

Re:	Reimbursement for Authorized Conservancy Expenses from Escrow No. pursuant to Tejon Ranch Conservation and Land Use Agreement dated effective June 17, 2008 (the “Agreement”).

Dear Escrow Holder:

Pursuant to the terms and conditions of the Agreement, the Resource Organization Designee, TRC and the Tejon Ranch Conservancy agree that             dollars ($            ) is to be paid from Escrow No.             to the Tejon Ranch Conservancy on or before ten (10) business days from the date of this request.

The transfer of funds to the Tejon Ranch Conservancy should be made pursuant to the wiring instructions attached hereto.

TEJON RANCH CO., a Delaware corporation	RESOURCE ORGANIZATION DESIGNEE

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

TEJON RANCH CONSERVANCY, a
California nonprofit corporation

By:

Name:

Title:

Date:

Exhibit W - Page 1

EXHIBIT X

Form of Release of Funds from Escrow Holder

Date:

Escrow Holder

Street Address

City, State, Zip

Re:	Final Release of Funds from Escrow No. pursuant to Tejon Ranch Conservation and Land Use Agreement dated effective June 17, 2008 (the “Agreement”).

Dear Escrow Holder:

Pursuant to the terms and conditions of the Agreement, the Resource Organization Designee, TRC and the Tejon Ranch Conservancy agree that the balance of funds in Escrow No.             , including any accrued interest, shall be paid to the Tejon Ranch Conservancy on or before ten (10) business days from the date of this request.

The transfer of funds to the Tejon Ranch Conservancy should be made pursuant to the wiring instructions attached hereto.

TEJON RANCH CO., a Delaware corporation	RESOURCE ORGANIZATION DESIGNEE

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

TEJON RANCH CONSERVANCY, a
California nonprofit corporation

By:

Name:

Title:

Date:

Exhibit X - Page 1

EXHIBIT Y

WCB Conservation Easement Policies

Wildlife Conservation Board

Policies Governing

Grant Agreements and Conservation Easements

Article I. IMPLEMENTATION AND REVIEW OF POLICIES

It is the policy of the Wildlife Conservation Board that:

The Wildlife Conservation Board (WCB) shall establish and regularly review policies to ensure public confidence and accountability in grant agreements and conservation easements purchased with grant funds approved by the WCB. Exceptions to these policies are to be approved by the WCB.

Adopted: 08/17/06.

Article II. GRANT AGREEMENTS

It is the policy of the Wildlife Conservation Board that:

Staff shall develop standard grant agreements designed to allocate fiscal resources and facilitate the completion of projects. Grant agreements shall be consistent with the policies established by the WCB and clearly state the purposes of the conservation effort. The defined purposes must, at a minimum, articulate and be consistent with the purposes and requirements of the funding source(s) used to pay for the conservation effort and identify the resources and conservation values to be protected. The defined purposes of the grant must also be included in the appropriate conveyance documents (deed or conservation easement).

Adopted: 08/17/06.

Article III. RETENTION OF DOCUMENTS

It is the policy of the Wildlife Conservation Board that:

Approved appraisals, conformed copies of recorded conveyance documents, title reports and title policies, baseline conditions reports, transaction documents, management plans, and monitoring reports, as applicable, shall be provided to the WCB and retained in the WCB offices.

Adopted: 08/17/06.

Exhibit Y - Page 1

Article IV. BASELINE CONDITIONS REPORT

It is the policy of the Wildlife Conservation Board that:

Prior to the close of escrow for the acquisition of a conservation easement purchased with funds approved by the WCB, WCB shall have approved documentation providing detailed information on the condition of the property to be protected. The documentation (Baseline Conditions Report) shall be tailored to the purposes of the grant and the specific conservation values to be protected by the conservation easement. Descriptions of the condition of the property and conservation values should be sufficiently detailed to allow for meaningful future comparisons.

The Baseline Conditions Report must be completed, signed, and certified by the landowner(s) and the grantee by the close of escrow. The certification must confirm that the Baseline Conditions Report is a current and accurate description and representation of the property, the health of its resources and conservation values as of the closing.

The Baseline Conditions Report shall provide a narrative that characterizes the overall general condition of the conservation values protected by the conservation easement. For purposes of baseline documentation, the report must provide descriptions that are clearly defined and sufficiently detailed to allow for meaningful future comparisons and must: (a) describe and document the features and characteristics of the property in relation to the purposes, conservation values, and terms of the conservation easement at the time the conservation easement is granted; (b) describe and document the conservation values and resources to be protected by the conservation easement; (c) contain all information necessary for the grantee to administer, monitor and enforce the conservation easement; and (d) include a copy of the recorded conservation easement. The grant agreement shall include minimum requirements for the content of a Baseline Conditions Report.

Adopted: 08/17/06.

Exhibit Y - Page 2

Article V. MONITORING GRANTS AND CONSERVATION EASEMENTS

It is the policy of the Wildlife Conservation Board that:

I. Compliance monitoring shall assess compliance with the terms of the conservation easement and grant agreement and note any changes to the property as compared to the Baseline Conditions Report and the prior monitoring report.

II. Prior to the close of escrow for the acquisition of a conservation easement purchased with funds approved by the WCB, WCB shall have approved an individualized monitoring protocol for the property to be protected. Using the Baseline Conditions Report as a benchmark, the monitoring protocol should be adaptive and address the purposes, frequency, timing and methods of monitoring the property to be carried out by the grant recipient (grantee). The monitoring protocol is the framework that will guide the preparation for and implementation of the grantee’s monitoring of the conservation easement.

III. The monitoring protocol must be tailored to address the purposes, terms and conditions of the conservation easement and the purposes of grant. The grant agreement shall include minimum requirements for a monitoring protocol and describe a process for amending the protocol as necessary, over time.

IV. All grant agreements shall require the grantee to monitor land protected with a conservation easement purchased with funds allocated by the WCB. The grantee shall monitor the property at least annually to assess compliance with the terms and conditions of the conservation easement, as well as whether the purposes of the conservation easement and the grant agreement are being met. The grantee shall provide a written report of its monitoring activities and the results of such monitoring to the WCB in accordance with the approved monitoring protocol. The monitoring report shall document and describe the monitoring activities in a manner that demonstrates the monitoring was conducted in accordance with the monitoring protocol approved by the WCB.

V. At the request of the WCB, not less than once, in any period of three calendar years, the grantee shall arrange for the WCB to access the protected property to assess compliance with the terms, covenants and conditions of the grant agreement. To the extent possible, such visits will be scheduled at the time of the grantee’s annual monitoring visit.

Adopted: 08/17/06

Exhibit Y - Page 3

Article VI. EASEMENT TRANSFERS AND EXTINGUISHMENT

It is the policy of the Wildlife Conservation Board that:

I. The grant agreement shall contain language that requires WCB to approve the transfer of any conservation easement.

II. The landowner and the easement holder cannot voluntarily extinguish the conservation easement. Conservation easements whether in whole or in part, can only be extinguished through appropriate legal proceedings (e.g., eminent domain).

Adopted: 08/17/06.

Article VII. DEFAULT AND REMEDIES

It is the policy of the Wildlife Conservation Board that:

Grant agreements are to include remedies, which the WCB may exercise if any essential term or condition of the agreement is violated. Remedies must include, but are not to be limited to, the right to seek specific performance of the grant agreement and the right to require the Grantee to transfer its interest in the conservation easement to the state or a qualified third party, as the WCB may elect.

Adopted: 08/17/06.

Exhibit Y - Page 4

EXHIBIT Z

Conservation Fee Escrow Procedures

[to be inserted]

Exhibit Z - Page 1